As filed with the Securities and Exchange Commission on December 19, 2002
Registration No. 333-101606

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GENSTAR THERAPEUTICS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	3845	33-0687976
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10865 Altman Row
San Diego, CA 92121
(858) 450-5949
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert E. Sobol, MD
Chief Executive Officer
GenStar Therapeutics Corporation
10865 Altman Row
San Diego, CA 92121
(858) 450-5949
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:    Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS

Dear Stockholder:

You are cordially invited to attend a meeting of stockholders relating to the combination of GenStar Therapeutics Corporation and Vascular Genetics Inc. The meeting will also serve as the annual meeting of GenStar stockholders.

At the GenStar annual meeting, stockholders will be asked to approve the issuance of GenStar common stock pursuant to the Agreement and Plan of Reorganization, dated as of September 12, 2002 and as amended on November 26, 2002, among GenStar, Genesis Acquisition Corporation, a wholly owned subsidiary of GenStar, and Vascular Genetics, under which Genesis Acquisition Corporation will be merged with and into Vascular Genetics, with Vascular Genetics surviving the merger and becoming a wholly owned subsidiary of GenStar. GenStar stockholders will also vote on other matters as set forth on the enclosed notice of annual meeting of GenStar stockholders. The date, time and place for the meeting are as follows:

February 4, 2003 at 11:00 a.m.

GenStar Therapeutics Corporation
10030 Barnes Canyon Road
San Diego, CA 92121

If the merger is completed, the outstanding shares of Vascular Genetics capital stock and the outstanding options and warrants to purchase Vascular Genetics capital stock will be exchanged for shares of GenStar common stock and options or warrants to purchase GenStar common stock. The actual number of shares of GenStar common stock and options or warrants to purchase shares of GenStar common stock to be issued in exchange for the outstanding capital stock, options and warrants of Vascular Genetics will be determined immediately prior to the merger using a formula set forth in the merger agreement and described in this proxy statement/prospectus.

The shares of GenStar common stock, and the options and warrants to purchase GenStar common stock, to be issued in connection with the merger will represent approximately 50% of the outstanding common stock of the combined company after the merger, assuming exercise of all outstanding options and warrants to purchase common stock of the combined company and the conversion of all outstanding preferred stock into common stock, excluding the conversion of GenStar’s Series C preferred stock.

If the merger is completed, the combined company will be named “CorAutus Genetics, Inc.”

GenStar common stock is traded on the American Stock Exchange under the trading symbol “GNT” and, if the merger is completed, the combined company will continue to be traded on the AMEX under the trading symbol “CAQ.” The closing price of GenStar common stock on December 18, 2002 was $0.33 per share.

After careful consideration, the board of directors of GenStar has approved the issuance of shares of GenStar common stock in the merger and recommends its stockholders to vote “FOR” the issuance of GenStar common stock in the merger as described in the attached materials. BEFORE VOTING, YOU SHOULD CAREFULLY REVIEW ALL THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IN PARTICULAR, YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER “ RISK FACTORS” BEGINNING ON PAGE 20.

Your vote is very important.    Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting regardless of the number of shares you own. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We strongly support the merger of GenStar and Vascular Genetics and enthusiastically recommend that you vote in favor of the proposals presented to you for your approval.

By Order of the Board of Directors of GENSTAR THERAPEUTICS CORPORATION

/s/ ROBERT E. SOBOL, M.D.
Robert E. Sobol, M.D. Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of this transaction or the securities to be issued or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 19, 2002 and was first mailed to GenStar stockholders on or about December 27, 2002.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

GENSTAR THERAPEUTICS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 4, 2003 AT 11:00 A.M.

To the Stockholders of GenStar Therapeutics Corporation:

Notice is hereby given that the annual meeting of stockholders of GenStar Therapeutics Corporation will be held at its facility at 10030 Barnes Canyon Road, San Diego, California 92121 on February 4, 2003 at 11:00 a.m., Pacific time, for the following purposes:

1.
To approve the issuance of GenStar common stock pursuant to the Agreement and Plan of Reorganization, dated as of September 12, 2002 and as amended on November 26, 2002, among GenStar, Genesis Acquisition Corporation, a wholly owned subsidiary of GenStar, and Vascular Genetics Inc., under which Genesis Acquisition Corporation will be merged with and into Vascular Genetics, with Vascular Genetics surviving the merger and becoming a wholly owned subsidiary of GenStar.

2.	To approve the amendment and restatement of GenStar’s certificate of incorporation that will become effective immediately prior to the closing of the merger. The amendment and restatement will:

•	change GenStar’s name to CorAutus Genetics, Inc.; and

•	increase the authorized number of shares of capital stock to 105,000,000, of which 100,000,000 shares will be designated as common stock.

3.
To approve a series of nine amendments to GenStar’s certificate of incorporation to effect a reverse stock split of GenStar’s common stock in a ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9 or 1-for-10, the final ratio to be chosen by the sole discretion of GenStar’s board of directors.

4.
To approve the amendment and restatement of GenStar’s Certificate of Designation of Preferences and Rights of Series A Preferred Stock that will become effective immediately prior to the closing of the merger. The amendment and restatement will, among other things, modify the conversion rights of the Series A preferred stock and clarify the conversion ratio of the Series A preferred stock.

5.
To approve the amendment and restatement of GenStar’s Certificate of Designation of Preferences and Rights of Series B Preferred Stock that will become effective immediately prior to the closing of the merger. The amendment and restatement will, among other things, amend the conversion rights of the Series B preferred stock and clarify the conversion ratio of the Series B preferred stock.

6.
To approve the amendment and restatement of GenStar’s Certificate of Designation of Preferences and Rights of Series C Preferred Stock that will become effective immediately prior to the closing of the merger. The amendment and restatement will, among other things, amend the conversion rights of the Series C preferred stock and clarify the Series C preferred stock conversion price.

7.
To elect five (5) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

8.
To elect an additional five (5) directors to serve as of the completion of the merger and the resignation of one of the directors elected in Proposal 7, such that the board of the combined company will consist of a total of nine (9) directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

9.	To approve the adoption of GenStar’s 2002 Stock Plan.

10.
To approve the waiver of the termination provision of all outstanding warrants to purchase GenStar common stock so that such warrants will not terminate upon the completion of the merger between Genesis Acquisition Corporation and Vascular Genetics.

11.	To ratify the appointment of Ernst & Young LLP as GenStar’s independent auditors for the fiscal year ending December 31, 2002.

12.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the annual meeting.

Only GenStar stockholders of record at the close of business on December 16, 2002, the record date, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the annual meeting.

GenStar’s board of directors has unanimously determined that the proposed merger is fair to, and in the best interests of, GenStar and its stockholders. GenStar’s board of directors unanimously approved the merger agreement and the issuance of GenStar common stock in the merger and recommends that you vote FOR the approval of the issuance of shares of GenStar common stock in the merger and FOR the other proposals enumerated above. The proposals are discussed in more detail in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting.

All GenStar stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting. Your vote is important regardless of the number of shares you own.

By Order of the Board of Directors of GENSTAR THERAPEUTICS CORPORATION

/s/ ROBERT E. SOBOL, M.D.
Robert E. Sobol, M.D. Chief Executive Officer

San Diego, California
December 19, 2002

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ANNEX A1	—	Agreement and Plan of Reorganization, dated September 12, 2002
ANNEX A2	—	Amendment to the Agreement and Plan of Reorganization, dated November 26, 2002
ANNEX B	—	Opinion of Duff & Phelps, Financial Advisor to GenStar
ANNEX C	—	Section 262 of the Delaware General Corporation Law—Appraisal Rights
ANNEX D	—	Second Amended and Restated Certificate of Incorporation of GenStar
ANNEX E	—	Form of Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split
ANNEX F	—	Amended and Restated Certificate of Designation for the Series A Preferred Stock of GenStar
ANNEX G	—	Amended and Restated Certificate of Designation for the Series B Preferred Stock of GenStar
ANNEX H	—	Amended and Restated Certificate of Designation for the Series C Preferred Stock of GenStar

QUESTIONS AND ANSWERS FOR GENSTAR AND VASCULAR GENETICS STOCKHOLDERS

Q:	What is the merger?

A:
The merger will combine the operations of GenStar and Vascular Genetics. Upon completion of the merger, Vascular Genetics will become a wholly owned subsidiary of GenStar, GenStar will change its name to CorAutus Genetics, Inc. and GenStar’s common stock will continue trading on AMEX under the symbol “CAQ.” In connection with the merger, the stockholders of Vascular Genetics will, subject to the exercise of appraisal rights, become stockholders of GenStar.

Immediately following the completion of the merger, the current stockholders of Vascular Genetics will own approximately 50% of the common stock of the combined company and the current stockholders of GenStar will own approximately 50% of the common stock of the combined company, assuming the exercise of all outstanding options and warrants to purchase common stock of the combined company and the conversion of all outstanding preferred stock into common stock, excluding the conversion of GenStar’s Series C preferred stock.

If the merger had been completed on December 16, 2002 and assuming that no options or warrants are exercised after the merger and GenStar’s Series A and Series C preferred stock are not converted into shares of common stock of the combined company, the current stockholders of GenStar will own approximately 43% of the outstanding common stock of the combined company and the current stockholders of Vascular Genetics will own approximately 57% of the outstanding common stock of the combined company.

Q:	What will Vascular Genetics stockholders receive in the merger?

A:
Vascular Genetics stockholders are entitled to receive shares of GenStar common stock in exchange for their shares of Vascular Genetics common stock and preferred stock in the merger. Subject to the exercise of appraisal rights and the indemnity obligations described in this proxy statement/prospectus, the total number of shares of GenStar common stock, and the options and warrants to purchase GenStar common stock, to be issued in connection with the merger will be equal to the aggregate issued and outstanding shares of GenStar common stock five days before the merger, assuming the exercise of all outstanding options and warrants to purchase GenStar common stock and the conversion of all outstanding preferred stock into common stock, excluding the conversion of GenStar’s Series C preferred stock, plus 500,000 additional shares.

The exact number of shares of GenStar common stock to be issued for each share of Vascular Genetics stock in connection with the merger is based on exchange ratios that are determined in accordance with the merger agreement. These exchange ratios are based on the capital structure of GenStar five days prior to the effective time of the merger and the capital structure of Vascular Genetics immediately prior to the effective time of the merger.

If the merger had been completed on December 16, 2002, Vascular Genetics common stockholders would have received approximately 1.39 shares of GenStar common stock in exchange for each share of Vascular Genetics common stock and holders of Vascular Genetics Series B preferred stock would have received approximately 2.41 shares of GenStar common stock in exchange for each share of Series B preferred stock. In connection with the merger, all shares of Vascular Genetics Series A and Series C preferred stock will be converted into Vascular Genetics common stock at their respective conversion ratios immediately prior to the closing of the merger and will receive the same consideration in the merger as the current common stockholders of Vascular Genetics. No fractional shares will be issued in connection with the merger. The number of shares of GenStar common stock to be received by each Vascular Genetics stockholder in connection with the merger will be rounded down to the nearest whole share.

Options to purchase shares of Vascular Genetics common stock will become options to purchase shares of GenStar common stock. Warrants to purchase shares of Vascular Genetics capital stock will, if not exercised prior to the merger, become warrants to purchase shares of GenStar common stock.

Q:	Will GenStar stockholders receive any shares as a result of the merger?

A:
No. GenStar stockholders will continue to hold the GenStar shares they currently own, except that the GenStar Series B preferred stock will be automatically converted into GenStar common stock in connection with the merger.

Q:	What GenStar stockholder vote is required to approve the merger?

A:
Approval of the issuance of GenStar common stock in the merger requires the approval of the holders of a majority of the shares of common stock of GenStar present or represented by proxy at the annual meeting. As of December 16, 2002, holders of approximately 18% of outstanding shares of GenStar common stock have agreed, by way of stockholder agreements, to approve the issuance of GenStar common stock in the merger. As of December 16, 2002, directors and officers of GenStar collectively beneficially owned approximately 9% of the voting power of GenStar.

Q:	What Vascular Genetics stockholder vote is required to approve the merger?

A:
Approval and adoption of the merger agreement and approval of the merger by the Vascular Genetics stockholders requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of Vascular Genetics and a majority of the outstanding shares of common stock and preferred stock of Vascular Genetics, voting together as a single class on an as converted to common stock basis. In the event Vascular Genetics stockholders will hold less than 50% of the voting power of GenStar immediately after the closing of the merger, the approval and adoption of the merger agreement and approval of the merger also requires the affirmative vote of the holders of a majority of the Vascular Genetics Series A and Series B preferred stock, voting together as a group, and a majority of the Vascular Genetics Series B preferred stock voting separately. However, it is expected that Vascular Genetics stockholders will hold at least 50% of the voting power of GenStar immediately after the closing of the merger; therefore, no such separate votes are expected to be required.

Based on shares outstanding on December 16, 2002, Vascular Genetics stockholders who collectively hold approximately 87% of the outstanding common stock of Vascular Genetics and 69% of the outstanding common stock and preferred stock, taken together as a single class on an as converted to common stock basis, have agreed to vote all of their shares in favor of approval and adoption of the merger agreement and approval of the merger. Directors and officers of Vascular Genetics collectively beneficially owned approximately 41% of the voting power of Vascular Genetics as of December 16, 2002.

Q:	Will Vascular Genetics stockholders receive all of the shares now?

A:
No. A portion of the shares of GenStar common stock otherwise issuable to securityholders of Vascular Genetics will be deposited in an escrow fund until at least September 12, 2004 to serve as security for indemnification of GenStar and its officers, directors and affiliates against certain losses. The number of shares deposited in escrow will be equal to ten percent of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger.

Shares placed in escrow that are not needed to satisfy indemnification claims made by September 12, 2004 will be distributed to the former Vascular Genetics stockholders after deductions for escrow expenses. For a description of the losses that may result in an indemnification claim by GenStar, see the section entitled “The Merger Agreement—Indemnification of GenStar and Escrow Fund” on page 81.

In addition, GenStar has agreed to reserve and hold in treasury an additional number of shares of GenStar common stock equal to 10% of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger, until at least September 12, 2004. These reserved shares will serve as security for the indemnification of the stockholders of Vascular Genetics against certain losses. For a description of the losses that may result in an indemnification claim by

Vascular Genetics stockholders, see the section entitled “The Merger Agreement—Indemnification of Vascular Genetics and the GenStar Indemnification Fund” on page 83.

Q:	Does the board of directors of GenStar recommend that its stockholders vote in favor of the issuance of GenStar shares in the merger?

A:
Yes. After careful consideration, GenStar’s board of directors determined that the merger, including the issuance of GenStar shares in the merger, is fair to, and in the best interests of, GenStar and its stockholders. GenStar’s board of directors recommends that GenStar stockholders vote FOR the issuance of GenStar common stock in connection with the merger.

For a description of the factors considered by the GenStar board of directors in making its determination, see the section entitled “The Merger—GenStar’s Reasons for the Merger” on page 49.

Q:	Does the board of directors of Vascular Genetics recommend its stockholders voting in favor of the merger and the merger agreement?

A:
Yes. After careful consideration, Vascular Genetics’s board of directors determined that the merger is advisable and in the best interests of Vascular Genetics and its stockholders. Vascular Genetics’s board of directors recommends that Vascular Genetics stockholders vote FOR approval and adoption of the merger agreement and approval of the merger.

For a description of the factors considered by the Vascular Genetics board of directors in making its determination, see the section entitled “The Merger—Vascular Genetics’s Reasons for the Merger” on page 59.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 20.

Q:	What do I need to do now?

A:
GenStar urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information” on page 202. If you are a GenStar stockholder, you should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card. If you are a Vascular Genetics stockholder, you should review the Notice of the Special Meeting that is being mailed to you separately by Vascular Genetics.

Q:	How do I vote?

A:
If you are a GenStar stockholder, you should complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the annual meeting. Vascular Genetics is not asking its stockholders to submit a proxy in this proxy statement/prospectus, but Vascular Genetics stockholders are encouraged to attend the special meeting of Vascular Genetics stockholders to be held on February 4, 2003 at the offices of GenStar Therapeutics Corporation at 10030 Barnes Canyon Road, San Diego, California 92121 to vote their shares in person. Notice of the Special Meeting for Vascular Genetics is being mailed to Vascular Genetics’s stockholders separately.

Q:	What happens if I do not vote?

A:
If you are a GenStar stockholder and you do not submit a proxy card or vote at the annual meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the proposal to approve the issuance of shares of GenStar common stock in connection with the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the annual meeting.

Q:	If my broker holds my GenStar shares in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q:	Should Vascular Genetics stockholders send in their Vascular Genetics stock certificates now?

A:	No. If the merger is completed, GenStar will send Vascular Genetics stockholders written instructions for exchanging their Vascular Genetics stock certificates for GenStar stock certificates.

Q:	What do I do if I want to change my vote?

A:
If you are a GenStar stockholder and want to change your vote, send the secretary of GenStar a later-dated, signed proxy card to arrive before the meeting or attend the meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary before the meeting. If you have instructed your broker to vote your shares, you must follow your broker’s directions in order to change those instructions. If you have signed a stockholder agreement, you may not revoke your proxy.

Q:	When is the merger expected to be completed?

A:	GenStar and Vascular Genetics are working to complete the merger as quickly as possible. GenStar and Vascular Genetics hope to complete the merger during the first calendar quarter of 2003.

For a description of the conditions to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” on page 74.

Q:	Will Vascular Genetics stockholders recognize a taxable gain or loss for U.S. federal income tax purposes as a result of the merger?

A:
GenStar and Vascular Genetics expect that Vascular Genetics stockholders will not recognize gain or loss for United States federal income tax purposes in the exchange of their Vascular Genetics stock for GenStar stock in the merger. However, you are urged to consult your own tax advisor to determine your particular tax consequences.

For a more complete description of the tax consequences of the merger, see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” on page 68.

Q:	Am I entitled to appraisal rights?

A:	GenStar stockholders are not entitled to appraisal rights in connection with the merger.

Vascular Genetics stockholders may be entitled to appraisal rights under certain circumstances. See “The Merger—Appraisal Rights of Vascular Genetics Stockholders” on page 70 for more information.

Q:	Whom should I contact with questions?

A:	GenStar stockholders should call or write the following person with any questions about the merger:

Robert E. Sobol, MD
Chief Executive Officer
GenStar Therapeutics Corporation
10865 Altman Row
San Diego, CA 92121
(858) 450-5949

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the documents accompanying this proxy statement/prospectus, including the merger agreement and amendment to the merger agreement, which are attached as Annex A1 and A2, respectively, and the opinion of Duff & Phelps, LLC, which is attached as Annex B. GenStar is soliciting proxies for its annual meeting and is asking its stockholders to consider and vote upon all of the proposals described in this proxy statement/prospectus. Vascular Genetics is not soliciting proxies or consents from its stockholders in this proxy statement/prospectus, but has asked GenStar to provide this proxy statement/prospectus to its stockholders to provide them with information about the proposed merger between GenStar and Vascular Genetics.

The Companies

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, CA 92121
(858) 450-5949

GenStar Therapeutics is a biopharmaceutical company developing innovative gene therapy products for the treatment of serious medical disorders. GenStar’s research and development efforts, utilizing advanced gene delivery technologies, have focused to date on hemophilia, cancer and vaccines and will, following the completion of the merger with Vascular Genetics, concentrate on Vascular Genetics’s later stage cardiovascular VEGF-2 product. GenStar has research agreements with Baxter Healthcare Corporation and Centocor, a Johnson & Johnson company. GenStar’s hemophilia, prostate cancer and HIV/AIDS product development programs are supported, in part, by grants from the National Cancer Institute and the National Institutes of Health. GenStar was incorporated in 1995 and is headquartered in San Diego, CA.

Vascular Genetics Inc.
430 Tenth Street, NW
Suite S-204
Atlanta, GA 30318
(404) 526-6200

Vascular Genetics is an emerging, privately held gene therapy company focused on the development and commercialization of gene therapy agents administered for the treatment of severe vascular and cardiovascular disease. Vascular Genetics was founded in 1997 to commercialize therapeutic angiogenesis, the process for the formation or growth of new blood vessels, utilizing a gene known as vascular endothelial growth factor 2 or VEGF-2. Vascular Genetics’s use of the VEGF-2 gene is licensed from Human Genome Sciences, Inc. Some pre-clinical laboratory studies have shown that the VEGF-2 gene may promote the growth of new blood vessels in ischemic, or oxygen deprived, heart and peripheral vascular tissue. Vascular Genetics is currently developing and testing a product candidate using the VEGF-2 gene for the treatment of coronary artery disease and peripheral artery disease. The catheter delivery of Vascular Genetics’s product candidate has completed a Phase I clinical trial utilizing a surgical procedure and a Phase I/II clinical trial employing a percutaneous catheter delivery for the treatment of coronary artery disease. Vascular Genetics’s product candidate has also completed an early Phase I clinical trial for the treatment of peripheral artery disease.

Summary of the Merger

If the merger is completed, Genesis Acquisition Corporation, a newly formed wholly owned subsidiary of GenStar, will merge with and into Vascular Genetics, with Vascular Genetics thereby becoming a wholly owned subsidiary of GenStar, and Vascular Genetics stockholders will become stockholders of GenStar.

Subject to the exercise of appraisal rights and the indemnity obligations described in this proxy statement/prospectus, the total number of shares of GenStar common stock, and the options and warrants to purchase GenStar common stock, to be issued in connection with the merger will be equal to the aggregate issued and outstanding shares of GenStar common stock five days before the merger, assuming the exercise of all outstanding options and warrants to purchase GenStar common stock and the conversion of all outstanding preferred stock into common stock, excluding the conversion of GenStar’s Series C preferred stock, plus 500,000 additional shares. If the merger had been completed on December 16, 2002 the total number of shares of GenStar common stock, and the options and warrants to purchase GenStar common stock, to be issued in connection with the merger would have been approximately 38,942,044 shares.

The GenStar common stock, and the options and warrants to purchase GenStar common stock, to be issued in connection with the merger will represent approximately 50% of the outstanding common stock of the combined company after the merger, assuming exercise of all outstanding options and warrants to purchase common stock of the combined company and the conversion of all outstanding preferred stock, but excluding the conversion of GenStar’s Series C preferred stock. The number of shares of GenStar common stock to be issued upon the conversion of GenStar’s Series C preferred stock is based on future milestones and cannot be determined as of the date of this proxy statement/prospectus or the anticipated completion of the merger. Because the merger was structured as a merger of equals, the total shares issuable to Vascular Genetics stockholders includes an additional 500,000 shares in lieu of shares attributable to the conversion of the GenStar Series C preferred stock.

The exact number of shares of GenStar common stock to be issued for each share of Vascular Genetics’s stock in connection with the merger is based on exchange ratios that are determined in accordance with the merger agreement. These exchange ratios are based on the capital structure of GenStar five days prior to the effective time of the merger and the capital structure of Vascular Genetics immediately prior to the effective time of the merger. If the merger had been completed on December 16, 2002, Vascular Genetics common stockholders would have received approximately 1.39 shares of GenStar common stock in exchange for each share of Vascular Genetics common stock and holders of Vascular Genetics Series B preferred stock would have received approximately 2.41 shares of GenStar common stock in exchange for each share of Series B preferred stock. In connection with the merger, all shares of Vascular Genetics Series A and Series C preferred stock will be converted into Vascular Genetics common stock at the applicable conversion ratios. No fractional shares will be issued in the merger. The number of shares of GenStar common stock received by each Vascular Genetics stockholder will be rounded down to the nearest whole share.

If the merger is completed, GenStar will assume all outstanding options and warrants to purchase Vascular Genetics capital stock. Each option or warrant to purchase Vascular Genetics capital stock outstanding immediately prior to the effective time of the merger will become exercisable for the number of shares of GenStar common stock that would have been issued to the holder of such option or warrant had the option or warrant been exercised immediately prior to the merger, with the exercise price adjusted appropriately. The other terms of the assumed options and warrants will remain the same.

The merger agreement and the amendment to the merger agreement are attached to this proxy statement/prospectus as Annex A1 and A2, respectively. You are encouraged to read them carefully.

Opinion of GenStar’s Financial Advisor (see page 51)

In connection with the proposed merger, GenStar’s financial advisor, Duff & Phelps, LLC, delivered a written opinion to GenStar’s board of directors as to whether the terms of the proposed transaction are fair to the holders of the GenStar common stock from a financial point of view. The full text of the written opinion of the financial advisor is attached to this proxy statement/prospectus as Annex B and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Duff & Phelps’s opinion does not constitute a recommendation to any stockholder as to how to vote with respect to any matter relating to the proposed merger.

Overview of the Merger Agreement

Conditions to Completion of the Merger (see page 74)

GenStar’s and Vascular Genetics’s respective obligations to complete the merger are subject to several conditions, including the following:

•	GenStar stockholders must approve the issuance of GenStar common stock in the merger and the name change to CorAutus Genetics, Inc.;

•	Vascular Genetics stockholders must approve the merger agreement and the merger;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger can be in effect;

•	the shares of GenStar common stock issuable to the Vascular Genetics stockholders in the merger must be authorized for listing on the AMEX;

•
each of GenStar and Vascular Genetics must have adequate liability coverage under its respective insurance policies and fidelity bonds to cover any potential liability to GenStar, Vascular Genetics or any of their respective directors or officers, in any potential or threatened legal action or similar proceeding;

•
the other party’s representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time, except for such inaccuracies which have neither had nor reasonably would be expected to amount to a material adverse change to the party;

•	the other party must have performed or complied with all of the agreements and covenants required by the merger agreement to be performed by it at or before completion of the merger; and

•
any pending or threatened action initiated by or against a party or any of its subsidiaries, directors or officers must have reached final adjudication or settlement, or adequate provision must have been made by the party, to the satisfaction of the other party, that the party and its directors and officers will be protected against any potential liabilities in any such pending action.

Vascular Genetics’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of a number of additional conditions, including the following:

•	there can not have occurred any material adverse change in the business or financial condition, when taken as a whole, of GenStar since June 30, 2002;

•
the average trading price for shares of GenStar common stock, as reported on AMEX, for the 15 day period ending on the third day prior to the closing date of the merger must be equal to or greater than $0.30 per share;

•	all shares of GenStar’s Series B preferred stock must have been converted into shares of GenStar common stock;

•	the certificate of designations setting forth the rights and preferences of GenStar’s Series A preferred stock must have been amended as described in this proxy statement/prospectus;

•	Vascular Genetics’s four nominees and one independent nominee must have been elected by GenStar’s stockholders as five of the nine directors of the combined company;

•	GenStar must have amended its bylaws to authorize nine (9) directors; and

•	GenStar stockholders must have approved the 2002 Stock Plan.

GenStar’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain additional conditions, including the following:

•	there cannot have occurred any material adverse change in the business or financial condition of Vascular Genetics since July 31, 2002; and

•
holders of more than 10% of the outstanding shares of Vascular Genetics capital stock must not have exercised, nor can they have any continued right to exercise, appraisal rights under Delaware law with respect to their shares by virtue of the merger.

If either GenStar or Vascular Genetics waives any conditions, GenStar will consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its stockholders is appropriate.

Termination of the Merger Agreement (see page 81)

The merger agreement may be terminated at any time prior to completion of the merger under certain circumstances, including:

•	by mutual written agreement of GenStar and Vascular Genetics;

•	by either party if the merger is not completed before April 15, 2003, subject to certain exceptions;

•	by either party if a court order is in effect, or any statute, rule, regulation or order is enacted, prohibiting the merger or making it illegal;

•	by either party if a material adverse change to the other party has occurred;

•
by GenStar if there is any governmental action taken prohibiting GenStar’s ownership or operation of any portion of the business of Vascular Genetics or compelling either GenStar or Vascular Genetics to dispose of or hold separate any portion of its business or assets as a result of the merger; and

•
by either Vascular Genetics or GenStar, if the other party is in breach of any representation, warranty, covenant or other agreement contained in the merger agreement, subject to a right to cure the breach.

“No Solicitation” Provision (see page 76)

The merger agreement contains detailed provisions prohibiting GenStar and Vascular Genetics from seeking a competing acquisition transaction. These “no solicitation” provisions prohibit GenStar and Vascular Genetics, as well as their officers, directors, employees, subsidiaries and representatives, from taking any action to solicit a competing acquisition proposal.

Escrow Fund for Indemnification of GenStar (see page 81)

Upon completion of the merger, 10% of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger, will be deposited in an escrow fund upon the closing of the merger and will remain in escrow until at least September 12, 2004 to serve as security for indemnification of GenStar and its officers, directors and affiliates against losses resulting from:

•	any inaccuracy or breach of a representation or warranty of Vascular Genetics in the merger agreement;

•	any failure by Vascular Genetics to perform or comply with any of its covenants contained in the merger agreement; or

•
any action initiated by or against Vascular Genetics or any of its directors and officers relating to any matter that is alleged to have occurred on or prior to the completion of the merger, including the pending litigation filed in the Superior Court in the State of Massachusetts against Vascular Genetics relating to the death of a patient enrolled in clinical trials conducted in 1999.

Shares held in escrow that are not needed to satisfy indemnification claims made by September 12, 2004 will be distributed to the former Vascular Genetics stockholders, after certain deductions for escrow expenses.

Reserved Shares for Indemnification of Vascular Genetics (see page 83)

GenStar has agreed to reserve and hold in treasury an additional number of shares of GenStar common stock equal to 10% of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger, until at least September 12, 2004. These reserved shares will serve as security for the indemnification of the stockholders of Vascular Genetics against losses resulting from:

•	any inaccuracy or breach of a representation or warranty of GenStar in the merger agreement;

•	any failure by GenStar to perform or comply with any of its covenants contained in the merger agreement;

•
any action initiated by or against GenStar or any of its respective subsidiaries, directors and officers relating to any matter that is alleged to have occurred on or prior to the completion of the merger, subject to certain exceptions; or

•
any litigation, claim or investigation against GenStar or any of its officers, directors or employees relating to any alleged violation of the Securities Act of 1933 or Securities Exchange Act of 1934 or state or common law securities fraud, which violation is alleged to have occurred on or prior to the completion of the merger.

The shares of GenStar common stock comprising the indemnification fund will remain in the treasury account of GenStar and will be issued to the Vascular Genetics stockholders only in the event that the distribution of these shares is required to indemnify or otherwise compensate the Vascular Genetics stockholders as provided in the merger agreement.

Directors and Officers of GenStar Following the Merger

Following the merger, the board of directors of the combined company will consist of nine members, who will initially be Victor W. Schmitt, Ivor Royston, M.D., Paul D. Quadros and Robert E. Sobol, M.D., who are currently members of GenStar’s board of directors; Richard E. Otto, John R. Larson and Daniel Pharand, who are currently members of the Vascular Genetics board of directors; James C. Gilstrap, who is currently a stockholder of Vascular Genetics; and Eric N. Falkenberg, or such other person who is independent and jointly nominated by GenStar and Vascular Genetics. Paul D. Quadros will remain as Chairman of the board of directors of the combined company.

Richard E. Otto, Vascular Genetics’s Chief Executive Officer, will be Chief Executive Officer of the combined company. Robert E. Sobol, GenStar’s Chief Executive Officer, will be President of the combined company. Robert T. Atwood, Chief Financial Officer of Vascular Genetics, will be Interim Chief Financial Officer of the combined company.

Interests of Certain Persons in the Merger (see page 61)

When considering the recommendations of GenStar’s board of directors and Vascular Genetics’s board of directors, you should be aware that some of the directors, executive officers and affiliates of each company have interests in the merger that are different from, or are in addition to, yours.

In considering the fairness of the merger to each of the GenStar and Vascular Genetics stockholders, GenStar’s board of directors and Vascular Genetics’s board of directors took into account these interests.

Risks (see page 20)

In evaluating the merger agreement, the merger or the issuance of GenStar common stock in connection with the merger, you should carefully read this proxy statement/prospectus in its entirety and especially consider the factors discussed in the section entitled “Risk Factors” on page 20.

Ability to Sell GenStar Stock (see page 73)

All shares of GenStar common stock received by Vascular Genetics stockholders in connection with the merger will be freely transferable unless you:

•	signed a stockholder agreement restricting transfer of your shares; or

•
are considered an affiliate of Vascular Genetics at the time the merger is submitted to the Vascular Genetics stockholders for vote or consent, in which case your shares may be sold only pursuant to Rule 145 of the Securities Act of 1933 or pursuant to a registration statement or another valid exemption from the registration requirements of the Securities Act of 1933.

Unexercised options to purchase shares of Vascular Genetics common stock will become options to purchase shares of GenStar common stock. GenStar has agreed to file a registration statement on Form S-8 for the shares of GenStar common stock issuable with respect to options under the Vascular Genetics stock option plan. Upon the effectiveness of such registration statement on Form S-8, the common stock underlying the options will be freely transferable, subject to the two qualifications noted above.

Unexercised warrants to purchase shares of Vascular Genetics capital stock will become warrants to purchase shares of GenStar common stock, but will not be registered under the Securities Act of 1933. The common stock issuable with respect to the warrants will be restricted securities, and as such, may be sold only pursuant to Rule 144 of the Securities Act of 1933 or pursuant to a registration statement or another valid exemption from the registration requirements of the Securities Act of 1933.

Regulatory Approval (see page 73)

GenStar is not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part and compliance with applicable corporate laws of Delaware.

Appraisal Rights (see page 70)

The holders of Vascular Genetics stock may be entitled to appraisal rights under the requirements of Section 262 of the Delaware General Corporation Law. One of these requirements includes not voting in favor of the merger.

The holders of GenStar stock will not be entitled to appraisal or dissenter rights in connection with the merger.

Market Price Information (see page 18)

Shares of GenStar common stock are listed on the AMEX. On September 12, 2002, the last full trading day prior to the public announcement of the proposed merger, GenStar’s common stock closed at $0.59 per share. On December 18, 2002, the last full trading day prior to the date of this proxy statement/prospectus, GenStar’s common stock closed at $0.33 per share. There is no public market for shares of Vascular Genetics’s common stock. GenStar urges you to obtain current market quotations.

Accounting Treatment (see page 70)

The acquisition will be accounted for as a purchase of assets by GenStar for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the purchase, the results of operations of Vascular Genetics will be included in the consolidated financial statements of GenStar. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to the Emerging Issues Task Force’s Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business,” Vascular Genetics does not meet the criteria necessary to qualify as a business. Therefore, GenStar’s acquisition of Vascular Genetics does not qualify as a business combination under Statement of Financial Accounting Standards No. 141, “Business Combinations,” and no goodwill will result from the recording of the transaction. Identified intangible assets with finite lives will be amortized over those lives. The combined company will be required to review long-lived assets on at least an annual basis; to the extent the value of the long-lived assets are impaired, the combined company would be required to record the impairment charge.

Comparison of Stockholder Rights (see page 189)

The rights of Vascular Genetics stockholders as stockholders of GenStar after the merger will be governed by GenStar’s certificate of incorporation and bylaws. Those rights differ from the rights of Vascular Genetics stockholders under Vascular Genetics’s certificate of incorporation and bylaws and from the rights of certain Vascular Genetics stockholders under Vascular Genetics’s Third Amended and Restated Shareholders’ Agreement, dated February 28, 2001.

Recent Developments of Vascular Genetics (see page 43)

Since September 30, 2002, which is the latest date of Vascular Genetics’s financial data, Vascular Genetics has completed the following corporate transactions:

•
A recapitalization of Vascular Genetics involving three of its major related party creditors, pursuant to which each of these creditors either made contributions to capital or wrote-off 70% of the indebtedness owed to each of them by Vascular Genetics and converted the remaining indebtedness into common stock at a price of $1.50 per share.

•	A sale of $1,248,633 of convertible debt instruments through a private placement to some of Vascular Genetics’s existing stockholders and several other accredited investors. All principal and accrued interest of these debt instruments will be converted into shares of Vascular Genetics common stock immediately prior to the completion of the merger with GenStar, if the merger is completed before November 25, 2003.

•
A debt financing in which Vascular Genetics borrowed $480,000 through loans from several existing stockholders and other parties. In connection with the loans, Vascular Genetics issued warrants to purchase 96,000 shares of Vascular Genetics common stock at an exercise price of $0.01 per share. Irrespective of whether the merger occurs, the loans will be repaid, together with accrued interest, by Vascular Genetics on or before May 15, 2003. However, if the merger occurs, Vascular Genetics may receive the funds to make such repayment from equity contributions or other transactions with GenStar. Also, if the merger occurs, the warrants will be automatically exercised for Vascular Genetics common stock.

The terms of these corporate transactions are described in more detail under the section “Recent Developments of Vascular Genetics” beginning on page 43.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data, summary unaudited pro forma combined financial data, comparative per share data and market price and dividend data for GenStar and Vascular Genetics.

Selected Historical Consolidated Financial Data of GenStar

The following is selected historical consolidated financial data of GenStar Therapeutics Corporation. The consolidated financial data as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been derived from the audited consolidated financial statements of GenStar, which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP’s report on the consolidated financial statements for the year ended December 31, 2001, which appears elsewhere in this proxy statement/prospectus, includes an explanatory paragraph which describes an uncertainty about GenStar’s ability to continue as a going concern. The consolidated financial data as of December 31, 1999, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998 have been derived from audited consolidated financial statements of GenStar which are not included in this proxy statement/prospectus.

The financial data as of September 30, 2002 and for the nine-months periods ended September 30, 2002 and 2001 have been derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on a basis consistent with GenStar’s audited consolidated financial statements and, in the opinion of GenStar’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of GenStar’s results of operations and financial positions as of and for those periods.

The data should be read in conjunction with “GenStar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,					Nine Months Ended September 30,		Period from July 1, 1991 (inception) to September 30, 2002
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$194	$192	$118	$162	$301	$162	$863	$2,285
Costs and expenses:
Cost of sales	—	—	—	—	—	—	—	822
Research and development	346	1,916	2,711	6,414	8,624	6,688	7,017	30,201
General and administrative	151	487	817	2,374	3,539	2,504	2,394	10,470
Write-off of acquired in-process technology	—	5,455	—	1,655	—	—	—	7,110

Total costs and expenses	497	7,858	3,528	10,443	12,163	9,192	9,411	48,603

Loss from operations	(303)	(7,666)	(3,410)	(10,281)	(11,862)	(9,030)	(8,548)	(46,318)
Other income (expense), net	—	—	(72)	(12)	(1)	(2)	54	33
Interest expense	—	(306)	(360)	(230)	(459)	(364)	(350)	(1,705)
Interest income	4	10	24	913	1,227	859	513	2,705

Net loss	$(299)	$(7,962)	$(3,818)	$(9,610)	$(11,095)	$(8,537)	$(8,331)	$(45,285)

Basic and diluted net loss per share	$(0.04)	$(1.00)	$(0.35)	$(0.46)	$(0.48)	$(0.37)	$(0.35)

Weighted average shares outstanding	7,311	7,997	10,763	21,006	23,108	22,932	23,807

	December 31,					September 30, 2002
	1997	1998	1999	2000	2001
	(in thousands)
Balance Sheet Data:
Working capital (deficit)	$6	$(1,274)	$448	$20,343	$15,379	$5,921
Total assets	78	1,098	1,827	24,444	21,102	13,420
Long-term debt, net of current portion	—	1,274	1,970	2,585	695	661
Stockholders’ equity (deficit)	9	(1,934)	(905)	20,183	17,785	9,691

Supplemental Historical Financial Data of GenStar

The following supplemental financial information should be read in conjunction with GenStar’s consolidated financial statements and the related notes thereto included in this proxy statement/prospectus, as well as the section entitled “GenStar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus. The information regarding the quarters within the fiscal years ended December 31, 2001 and 2000 and the fiscal quarters ended September 30, 2002, June 30, 2002 and March 31, 2002, respectively, has been derived from GenStar’s unaudited financial statements, which are not included herein, and, in the opinion of the management of GenStar, reflects all adjustments necessary for a fair presentation of the financial condition at such dates and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

Fiscal Quarters Ending September 30, 2002, June 30, 2002 and March 31, 2002

	Three Months Ended
	September 30	June 30	March 31
	(in thousands, except per share data)
Revenues	$423	$172	$268
Operating loss	(2,637)	(3,042)	(2,869)
Net loss	(2,689)	(2,914)	(2,728)
Basic and diluted net income per share applicable to common stockholders	$(0.11)	$(0.12)	$(0.11)
Weighted average shares used in per share calculation, basic and diluted	23,898,949	23,777,073	23,744,101

Fiscal Year Ended December 31, 2001

	Three Months Ended
	December 31	September 30	June 30	March 31
	(in thousands, except per share data)
Revenues	$139	$90	$40	$32
Operating loss	(2,832)	(3,115)	(3,172)	(2,743)
Net loss	(2,558)	(2,978)	(2,990)	(2,569)
Basic and diluted net income per share applicable to common stockholders	$(0.11)	$(0.13)	$(0.13)	$(0.11)
Weighted average shares used in per share calculation, basic and diluted	23,634,834	23,176,047	22,871,491	22,747,278

Fiscal Year Ended December 31, 2000

	Three Months Ended
	December 31	September 30	June 30	March 31
	(in thousands, except per share data)
Net revenues and gross profit	$49	$40	$40	$33
Operating loss	(2,851)	(2,443)	(3,701)	(1,286)
Net loss	(2,954)	(2,098)	(3,413)	(1,145)
Basic and diluted net loss per share applicable to common stockholders	$(0.13)	$(0.09)	$(0.16)	$(0.07)
Weighted average shares used in per share calculation, basic and diluted	22,654,981	22,475,760	21,609,347	17,192,777

Selected Historical Financial Data of Vascular Genetics

The following is selected historical financial data of Vascular Genetics. The financial data as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been derived from the audited financial statements of the Vascular Genetics financial statements, included elsewhere in this proxy statement/prospectus. The financial data as of December 31, 1999, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998 have been derived from audited financial statements of Vascular Genetics that are not included in this proxy statement/prospectus.

The financial data as of September 30, 2002 and for the nine-months periods ended September 30, 2002 and 2001 have been derived from unaudited financial statements. The unaudited financial statements have been prepared on a basis consistent with Vascular Genetics’s audited financial statements and, to Vascular Genetics’s knowledge, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of Vascular Genetics’s results of operations and financial positions as of and for those periods. The data should be read in conjunction with “Vascular Genetics’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, related notes and other financial information included in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,					Nine Months Ended September 30,		Period from October 31, 1997 (inception) to September 30, 2002
	1997	1998	1999	2000	2001	2001	2002
	(in thousands except per share data)
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$—	$—	$—	$—
Costs and expenses:
Research and development	—	5,074	13,619	8,022	2,759	2,231	516	29,990
General and administrative	14	453	1,276	1,721	550	343	1,648	5,662
Impairment loss	—	—	—	6,782	—	—	—	6,782

Total costs and expenses	14	5,527	14,895	16,525	3,309	2,574	2,164	42,434

Loss from operations	(14)	(5,527)	(14,895)	(16,525)	(3,309)	(2,574)	(2,164)	(42,434)
Other income	—	100	—	—	—	—	—	100
Interest income (expense), net	—	(20)	45	(30)	(761)	(544)	(427)	(1,193)

Net loss before extraordinary gain	(14)	(5,447)	(14,850)	(16,555)	(4,070)	(3,118)	(2,591)	(43,527)
Extraordinary gain—modification of payables	—	—	—	—	—	—	279	279

Net loss	$(14)	$(5,447)	$(14,850)	$(16,555)	$(4,070)	$(3,118)	$(2,312)	$(43,248)

Basic and diluted net loss per share	$(0.01)	$(0.77)	$(2.13)	$(2.32)	$(0.52)	$(0.40)	$(0.29)

Weighted average shares outstanding	1,167	7,119	6,975	7,137	7,777	7,737	7,897

	December 31,					September 30, 2002
	1997	1998	1999	2000	2001
	(in thousands)
Balance Sheet Data:
Working capital (deficit)	$194	$43	$(5,129)	$(13,856)	$(15,068)	$(747)
Total assets	231	81	2,022	29	281	277
Long-term debt, net of current portion	218	4,570	3,538	4,750	3,600	18,445
Stockholders’ deficit	(4)	(4,511)	(8,655)	(18,584)	(18,651)	(19,172)

Selected Unaudited Pro Forma Condensed Combined Financial Data of
GenStar and Vascular Genetics

The tables below set forth the selected unaudited pro forma condensed combined financial data after giving effect to the merger as a purchase of the net assets of Vascular Genetics by GenStar through the purchase of outstanding capital stock using the purchase method of accounting pursuant to the Emerging Issues Task Force’s Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business,” and Statement of Financial Accounting Standards No. 141, “Business Combinations.”

The selected unaudited pro forma condensed combined statement of operations data are presented as if the acquisition had occurred on January 1, 2001. Both GenStar and Vascular Genetics have a fiscal year ended December 31. Accordingly, the selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2001 combines GenStar’s and Vascular Genetics’s fiscal year then ended. The selected unaudited interim pro forma condensed combined statement of operations data for the nine months ended September 30, 2002 combines GenStar’s and Vascular Genetics’s historical unaudited operating results for the nine months then ended.

The selected unaudited pro forma condensed combined balance sheet data is presented to give effect to the acquisition of Vascular Genetics as if it occurred on September 30, 2002 and combines GenStar’s and Vascular Genetics’s balance sheets as of that date.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of GenStar that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of GenStar.

This selected unaudited pro forma condensed combined financial data should be read in conjunction with the separate selected historical consolidated financial data of GenStar and Vascular Genetics contained elsewhere in this proxy statement/prospectus, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/prospectus, and the separate historical consolidated financial statements and accompanying notes of GenStar and Vascular Genetics incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 202 of this proxy statement/prospectus.

Selected Unaudited Pro Forma Condensed Combined Financial Data

	Year Ended December 31, 2001	Nine Months Ended September 30, 2002
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$301,000	$863,000
Net loss	$(15,270,000)	$(10,362,000)
Basic and diluted loss per common share	$(0.25)	$(0.17)
Number of shares used in computing basic and diluted net loss per common share	60,301,523	61,000,638

As of September 30, 2002
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$9,587,000
Working capital	$5,788,000
Total assets	$14,806,000
Long-term liabilities, excluding current portion	$1,946,000
Total stockholders’ equity	$8,490,000

Comparative Historical and Pro Forma Per Share Data

The following table presents comparative historical per share data regarding the net loss and book value per share of each of GenStar and Vascular Genetics, unaudited combined pro forma per share data of GenStar and Vascular Genetics as a combined company after giving effect to the merger of the assets of Vascular Genetics by GenStar assuming the transaction had been completed on January 1, 2001, and the Vascular Genetics equivalent pro forma per share data. The following data for GenStar and Vascular Genetics assumes, based on a hypothetical closing date of December 16, 2002, that 1.39 shares of GenStar common stock will be issued in exchange for each share of Vascular Genetics common stock in connection with the merger, the assumption of Vascular Genetics options and warrants based upon the same exchange ratio and that 2.41 shares of GenStar common stock will be issued in exchange for each share of Vascular Genetics Series B preferred stock. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data contained elsewhere in this proxy statement/prospectus, and the separate historical consolidated financial statements and accompanying notes of each of GenStar and Vascular Genetics included in this proxy statement/prospectus. No cash dividends have ever been declared or paid with respect to GenStar common stock or Vascular Genetics common stock. The unaudited combined pro forma per share data is presented for informational purposes only and is not necessarily an indication of the consolidated results of operations or financial condition that would have been achieved had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of GenStar.

	GenStar		Vascular Genetics
	Historical	Pro Forma	Historical	Equivalent Pro Forma(1)
Basic and diluted net loss per share:
Nine months ended September 30, 2002	$(0.35)	$(0.17)	$(0.29)	$(0.24)
Year ended December 31, 2001	$(0.48)	$(0.25)	$(0.52)	$(0.35)
Book value per share as of (2):
September 30, 2002	$0.40	$0.14	$(2.18)	$0.20

(1)
Equivalent pro forma per share data is computed by multiplying GenStar pro forma per share data by an exchange ratio of 1.39, the approximate exchange ratio if the merger had been completed on December 16, 2002.

(2)
Historical book value per share is computed by dividing stockholders’ equity by the number of shares of GenStar or Vascular Genetics common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of GenStar common stock outstanding at the end of each period.

Market Price and Dividend Information

GenStar Common Stock

GenStar common stock has been traded on the American Stock Exchange under the symbol “GNT” since April 18, 2000. From February 10, 1998 to April 17, 2000, GenStar common stock was traded in the over-the-counter market under the symbol “UROG.” The following table sets forth, for the periods indicated, the high and low sales prices per share of GenStar common stock as reported on the American Stock Exchange.

	GenStar
	High	Low
Fiscal year ending December 31, 2002
Fourth Quarter (through December 18, 2002)	$0.61	$0.30
Third Quarter	$0.75	$0.25
Second Quarter	$1.10	$0.36
First Quarter	$2.44	$1.00
Fiscal year ended December 31, 2001
Fourth Quarter	$3.49	$2.11
Third Quarter	$7.89	$1.90
Second Quarter	$8.35	$3.55
First Quarter	$9.75	$2.75
Fiscal year ended December 31, 2000
Fourth Quarter	$13.31	$7.00
Third Quarter	$11.00	$6.18
Second Quarter	$8.13	$3.63
First Quarter	$19.00	$0.66

Vascular Genetics Capital Stock

There is no established trading market for Vascular Genetics capital stock.

Recent Share Prices of GenStar

The following table sets forth the closing price per share of GenStar common stock as reported on the American Stock Exchange on:

•	September 12, 2002, the last full trading day prior to the public announcement of the proposed merger; and

•	December 16, 2002, the latest practicable date prior to the date of this proxy statement/prospectus.

The following table also sets forth the equivalent prices per share of Vascular Genetics common stock and Series B preferred stock. In connection with the merger, all shares of Vascular Genetics Series A and Series C preferred stock will be converted into Vascular Genetics common stock immediately before the completion of the merger. The equivalent price per share of Vascular Genetics common stock is equal to the closing price of a share of GenStar common stock on the applicable date multiplied by 1.39, the number of shares of GenStar common stock to be issued in the merger in exchange for each share of Vascular Genetics common stock, assuming the merger had been completed on December 16, 2002. The equivalent price per share of Vascular Genetics Series B preferred stock is equal to the closing price of a share of GenStar common stock on the applicable date multiplied by 2.41, the number of shares of GenStar common stock to be issued in the merger in exchange for each share of Vascular Genetics Series B preferred stock, assuming the merger had been completed on December 16, 2002. The equivalent per share prices reflect the market value of GenStar common stock that Vascular Genetics stockholders would receive for each share of Vascular Genetics common stock or Series B preferred stock, as applicable, if the merger were completed on December 16, 2002 assuming the market price of GenStar’s common stock on the specified date. Because the market price of GenStar common stock may increase or decrease before the merger is completed, Vascular Genetics stockholders are urged to obtain current market quotations. Changes to the capital structure of GenStar or Vascular Genetics prior to the effective time of the merger will change the exchange ratio.

Vascular Genetics Common Stock

Date	GenStar Common Stock	Vascular Genetics Common Stock Exchange Ratio	Equivalent Price Per Share of Vascular Genetics Common Stock
September 12, 2002	$0.59	1.39	$0.82
December 16, 2002	$0.33	1.39	$0.46

Vascular Genetics Series B Preferred Stock

Date	GenStar Common Stock	Vascular Genetics Series B Preferred Stock Exchange Ratio	Equivalent Price Per Share of Vascular Genetics Series B Preferred Stock
September 12, 2002	$0.59	2.41	$1.42
December 16, 2002	$0.33	2.41	$0.80

Following the merger, GenStar common stock will continue to be listed on the American Stock Exchange under the trading symbol “CAQ.”

Holders

As of December 16, 2002, the latest practicable date prior to the date of this proxy statement/prospectus, there were approximately 625 holders of GenStar common stock, based on the number of record holders.

As of December 16, 2002, the latest practicable date prior to the date of this proxy statement/prospectus, there were approximately 41 holders of Vascular Genetics common stock and 93 holders of Vascular Genetics capital stock, based on the number of record holders.

Dividend Data

GenStar and Vascular Genetics have never paid cash dividends on their respective shares of capital stock. The GenStar board of directors currently intends to retain any earnings for use in its business and has no present intention to pay cash dividends in the foreseeable future.

RISK FACTORS

Following the merger, GenStar and Vascular Genetics will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding how to vote your shares.

Risks Related to the Merger

As GenStar’s share price changes, so does the value of the consideration to be received in the merger by the Vascular Genetics stockholders.

The exact number of shares of GenStar common stock to be issued to each Vascular Genetics stockholder in connection with the merger is based on exchange ratios that are determined in accordance with the merger agreement and based on the capital structure of GenStar five days prior to the effective time of the merger and the capital structure of Vascular Genetics immediately prior to the effective time of the merger, as more fully described under the heading “The Merger—Merger Consideration” on page 65.

Except for changes to the exchange ratios resulting from the conversion feature of Vascular Genetics’s convertible debentures, the exchange ratios will not change with fluctuations in the market price of GenStar’s common stock. As a result, any reduction in GenStar’s stock price will result in Vascular Genetics stockholders receiving less value in the merger at closing. Conversely, any increase in GenStar’s stock price will result in Vascular Genetics stockholders receiving greater value in the merger at closing.

Because the specific dollar value of GenStar common stock that Vascular Genetics stockholders will receive upon completion of the merger will depend on the market value of GenStar common stock at that time, Vascular Genetics stockholders will not know the exact value of GenStar common stock to be issued in the merger at the time of the annual and special meetings of stockholders. We urge Vascular Genetics stockholders to obtain recent market quotations for GenStar common stock.

The number of shares of GenStar common stock received by Vascular Genetics stockholders will be subject to certain adjustments.

Changes to the capital structure of GenStar or Vascular Genetics prior to the effective time of the merger will change the exchange ratios and the number of shares received by Vascular Genetics stockholders. The following factors will have the described effect on the exchange ratios of the number of shares of GenStar common stock to be issued for each share of Vascular Genetics capital stock:

•	issuances of additional shares of capital stock, options to purchase capital stock or warrants to purchase capital stock of GenStar prior to completion of the merger will increase the exchange ratios;

•
issuances of additional shares of capital stock, options to purchase capital stock or warrants to purchase capital stock of Vascular Genetics prior to completion of the merger will decrease the exchange ratios;

•	the cancellation or expiration of GenStar options and warrants will decrease the exchange ratios; and

•	the cancellation or expiration of Vascular Genetics options and warrants will increase the exchange ratios.

In addition, due to the conversion feature of Vascular Genetics’s outstanding convertible debentures, as the market price of GenStar’s common stock decreases, the number of shares of Vascular Genetics common stock to be issued to the holders of the convertible debentures immediately prior to the completion of the merger increases. The increase in the number of Vascular Genetics common stock outstanding immediately prior to the completion of the merger will result in a decrease in the exchange ratios.

GenStar and Vascular Genetics may not realize the benefits they expect from the merger.

The integration of GenStar and Vascular Genetics will be complex, time consuming and expensive and may disrupt GenStar’s and Vascular Genetics’s businesses. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

•	obtaining financing for working capital needs;

•	integrating the operations and technologies of the two companies;

•	efficient utilization of cash and controlling the expenses of the combined company;

•	establishing and maintaining an effective manufacturing capability for the combined company’s product candidates;

•	retaining and assimilating key personnel of each company;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies and information systems.

The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the potential strain on the combined company’s financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

•	the impairment of relationships with employees and suppliers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

•	potential unknown liabilities associated with the merger and the combined operations.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of GenStar and Vascular Genetics, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of GenStar’s common stock.

Third parties may terminate or alter existing contracts with GenStar or Vascular Genetics that are an integral part of the planned business of the combined company.

Each of GenStar and Vascular Genetics has contracts with suppliers, licensors and other business partners. Certain of these contracts require GenStar or Vascular Genetics to obtain consent from these other parties in connection with the merger. If their consent cannot be obtained on favorable terms, the combined company may suffer a loss of rights to facilities or intellectual property that are material to the business of the combined company.

Some of GenStar’s and Vascular Genetics’s officers and directors have conflicts of interest that may have influenced them to recommend to the GenStar stockholders and Vascular Genetics stockholders that they vote in favor of the merger and to enter into agreements to vote in favor of the merger.

Certain officers and directors of GenStar and Vascular Genetics participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, retention and employment agreements, severance arrangements, the amendment of warrant termination provisions, the amendment of certain agreements with Baxter Healthcare Corporation, continued indemnification, the potential ability to sell an increased number of shares of the combined company, and recent stock purchases and option grants. These interests, among others, may influence the officers and directors of GenStar and Vascular Genetics to support or approve the merger. For a discussion, see “The Merger—Interests of Certain Directors, Officers and Affiliates” on page 61. GenStar and Vascular Genetics stockholders should consider whether these interests may have influenced these officers and directors to vote in favor of the merger and related transactions and to recommend that GenStar and Vascular Genetics stockholders vote in favor of the merger and related transactions.

The market price of GenStar common stock may decline as a result of the merger.

The market price of GenStar common stock may decline as a result of the merger for a number of reasons including if:

•	the integration of GenStar and Vascular Genetics is unsuccessful;

•	GenStar does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on GenStar’s financial results is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on GenStar’s net operating results from the merger.

Competition for highly-skilled biotechnology personnel is intense, and the merger could cause GenStar or Vascular Genetics to lose key personnel, which could materially affect the respective company’s business and require the companies to incur substantial costs to recruit replacements for lost personnel.

As a result of the merger, current and prospective GenStar and Vascular Genetics employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect the ability of GenStar and Vascular Genetics to attract and retain key management and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the business of GenStar and Vascular Genetics, and require the companies to incur substantial costs to recruit replacements for lost personnel.

During the pendency of the merger, GenStar and Vascular Genetics may not be able to enter into a favorable or advantageous merger or business combination with another party because of restrictions in the merger agreement.

Covenants in the merger agreement may impede the ability of GenStar or Vascular Genetics to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, until the merger is completed, subject to defined exceptions, each party is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Such a transaction could be favorable or advantageous to the respective party’s stockholders.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of GenStar’s common stock following the merger.

If the benefits of the merger are not achieved, the combined company’s financial results, including earnings per share, could be adversely affected. In accordance with United States generally accepted accounting principles, the combined company will account for the merger as a purchase of net assets pursuant to the

Emerging Issues Task Force’s Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business,” and Statement of Financial Accounting Standards No. 141, “Business Combinations.” The combined company will allocate the total estimated purchase price to Vascular Genetics’s net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as in-process research and development. The portion of the estimated purchase price allocated to in-process research and development, which is expected to be approximately $25.7 million, will be expensed by the combined company in the quarter in which the merger is completed. In addition, the combined company will be required to review long-lived assets on at least an annual basis, and to the extent the value of intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets.

GenStar and Vascular Genetics stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, GenStar and Vascular Genetics stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. It is anticipated that, immediately following the completion of the merger, GenStar stockholders prior to the merger and former Vascular Genetics stockholders will each hold approximately 50% of the common stock of the combined company, assuming the exercise of all outstanding options and warrants to purchase common stock of the combined company and the conversion of preferred stock, but excluding the conversion of GenStar’s Series C preferred stock. GenStar and Vascular Genetics stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

Failure to complete the merger could negatively impact GenStar’s stock price and Vascular Genetics or GenStar’s future operations.

If the merger is not completed for any reason, GenStar and Vascular Genetics may be subject to a number of material risks, including the fact that costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed. In addition, the price of GenStar common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed. GenStar and Vascular Genetics anticipate adjusting their respective operations and incurring costs to accommodate the merger and the combined company. As a result of these changes and expenses, the failure to complete the merger could negatively impact each party’s business, operations and financial condition.

Furthermore, Vascular Genetics’s or GenStar’s strategic partners and suppliers may, in response to a negative announcement regarding the merger, delay or defer decisions concerning either company. Any delay or deferral of those decisions by strategic partners or suppliers could have a material adverse effect on the applicable company’s operations, regardless of whether the merger is ultimately completed.

Because the lack of a public market for the Vascular Genetics capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of Vascular Genetics may receive consideration in the merger that is below fair market value.

The capital stock of Vascular Genetics is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Vascular Genetics’s capital stock. Since the percentage of GenStar equity to be received by Vascular Genetics stockholders was determined based on negotiations between the parties, it is possible that the Vascular Genetics stockholders will receive consideration in the merger that is below the fair market value of the capital stock they currently hold.

Risks Related to GenStar That May Affect the Combined Company

GenStar’s independent auditors have included in their report an explanatory paragraph describing conditions that raise substantial doubt about GenStar’s ability to continue as a “going concern.”

GenStar’s consolidated financial statements have been prepared on the assumption that it will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The independent auditors’ report on GenStar’s consolidated financial statements as of and for the year ended December 31, 2001, included in this proxy statement/prospectus, includes an explanatory paragraph which states that GenStar has reported an accumulated deficit of $33,229,000 at December 31, 2001 and incurred recurring net losses. These conditions raise substantial doubt about GenStar’s ability to continue as a going concern. Investors in GenStar’s securities should review carefully the report of the independent auditors in this proxy statement/prospectus. As of September 30, 2002, GenStar had cash, cash equivalents and short-term investments totaling $7.6 million. GenStar expects its losses and negative cash flow to continue, which will require it to obtain additional capital or pursue other strategic alternatives. It is uncertain whether GenStar will be able to obtain additional capital or on acceptable terms, or at all. Further, if future financing requirements are satisfied through the issuance of equity or debt securities, investors may experience significant dilution in terms of their percentage interest in GenStar. GenStar believes its cash, cash equivalents and short-term investments will be sufficient to satisfy its cash requirements only through June 2003. In the event that GenStar is unable to successfully obtain additional capital to fund its working capital needs, GenStar may be unable to continue as a going concern.

If GenStar is unable to maintain its listing on the AMEX, it would have a material adverse affect on the business of the combined company, and the liquidity of GenStar’s common stock would be seriously limited.

The closing bid price per share of GenStar common stock has fallen below $1.00 on the American Stock Exchange, or AMEX. While the AMEX listing requirements do not specify a minimum stock price, the AMEX will normally consider suspending dealings in, or delisting, a security that sells for a substantial period of time at a low price per share if the issuer fails to effect a reverse stock split of such shares. If the per share closing bid price of GenStar common stock remains low for a substantial period of time and GenStar fails to effect a reverse stock split within a reasonable time after the AMEX deems such action to be appropriate, GenStar common stock may be de-listed from the AMEX, which could reduce the liquidity of GenStar common stock, further decrease the market price of GenStar common stock and negatively impact the combined company’s ability to obtain additional capital. Additionally, AMEX may consider, among other things, the amount of stockholders’ equity, amount of public float, nature of business, financial integrity and future outlook of a company in considering whether to de-list a company.

GenStar has received a preliminary assessment from the staff of the AMEX that the proposed merger with Vascular Genetics would not constitute a “Reverse Merger” under Section 341 of the AMEX’s listing standards. Accordingly, GenStar is not required to satisfy the requirements for initial inclusion on the AMEX in order for GenStar’s common stock to remain listed on the AMEX following the completion of the merger. Currently, GenStar would not satisfy these requirements. In the event that the AMEX changes its preliminary assessment and GenStar is required to satisfy the requirements for initial inclusion on the AMEX, GenStar is not likely to meet these requirements upon completion of the merger. In this situation, GenStar anticipates that the AMEX will notify GenStar that the GenStar common stock will be delisted from the AMEX promptly following the completion of the merger. GenStar would have an opportunity to appeal this determination and would intend to do so. However, there can be no assurance that an appeal would be successful and allow GenStar to remain listed. Any of the foregoing may materially adversely impact GenStar’s stock price, as well as its liquidity and the ability of the combined company’s stockholders to purchase and sell shares of GenStar common stock in an orderly manner, or at all. Furthermore, a delisting of GenStar could damage the combined company’s general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on the combined company’s business, financial condition and operating results.

It is a condition to the completion of the merger that GenStar’s common stock remain listed on the AMEX.

GenStar will need substantial additional funding which, if not available, will have a material adverse effect upon its business and the combined company.

As of September 30, 2002, GenStar had cash, cash equivalents and short-term investments totaling $7.6 million. GenStar’s operations to date have consumed substantial amounts of cash and have generated insignificant revenues. The negative cash flow from operations is expected to continue and to accelerate for at least the next five years. The development of GenStar’s proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring its products to market and to establish manufacturing and marketing capabilities. GenStar’s future capital requirements will depend on many factors, including:

•	the time and cost involved in obtaining regulatory approvals;

•	the progress of preclinical and clinical testing;

•	its ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements;

•	the progress of its research and development programs;

•	competing technological and market developments; and

•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

GenStar believes it will have sufficient cash, cash equivalents and short-term investments to fund its current and planned operations only through June 2003. However, no guarantee can be made that GenStar will not need additional funding prior to this time. The combined company will need to raise substantial additional capital to fund its operations. It intends to seek additional funding through debt or equity financing, selling assets, or entering into strategic relationships, and there can be no assurance that it will be able to perform any of the foregoing on favorable terms, or at all. GenStar does not have any commitments or arrangements assuring it of any additional funds in the future, and there can be no assurance that it will be able to obtain additional capital on acceptable terms, or at all. Failure to successfully address ongoing liquidity requirements will have a material adverse effect upon the business of the combined company. In the event that GenStar is unable to obtain additional capital, it will be required to take actions that will harm its business and its ability to achieve cash flow in the future. To the extent GenStar raises additional cash by issuing equity securities, existing stockholders of GenStar will be diluted. If additional funds are raised through the issuance of debt securities, these securities are likely to have rights, preferences and privileges senior to its common stock and preferred stock.

It is difficult or impossible to predict GenStar’s future results of operation.

Since its inception, GenStar has focused on the development of gene therapy products for hemophilia, prostate cancer and HIV/AIDS, and it plans to concentrate on the later stage cardiovascular VEGF-2 product candidate following the completion of the merger with Vascular Genetics. To date, GenStar has not commercially launched a gene therapy product or entered into any out-licensing or other collaborative arrangements with a third party and has therefore realized only minimal revenues. Due to GenStar’s operating history, it is difficult or impossible to predict the future results of its operations. Investors must consider GenStar’s business, industry and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in evolving and competitive markets such as the market for gene therapy products. The pending merger will further complicate predictions about the short-term and long-term results of GenStar.

GenStar has a history of losses and may not be able to generate sufficient net revenue in the future to achieve or sustain profitability.

GenStar has incurred significant losses since inception and expects that it will experience net losses and negative cash flow for at least the next five years. As of September 30, 2002, GenStar had an accumulated deficit of approximately $41.6 million. For the year ended December 31, 2001, GenStar generated net revenue of approximately $301,000, and GenStar expects its net revenue to be unpredictable in the near future. GenStar expects to continue to incur substantial operating losses and to experience substantial negative cash flow from operations as it continues the research, development and pre-clinical and clinical trials of its gene therapy products. Accordingly, GenStar cannot assure you that it will ever generate sufficient net revenue to achieve or sustain profitability.

GenStar is in the early stage of product development. Its technology requires additional research and development, clinical testing and regulatory clearances prior to marketing its potential products. If any of its potential products are delayed or fail, its business may not succeed.

GenStar’s products are in the early stages of development. They will require significant additional research and development, clinical testing and regulatory clearances. GenStar currently does not sell any products and does not expect to have any products commercially available for at least five years, if at all. Its proposed products are subject to the risks of failure inherent in the development of gene therapy products based on innovative technologies.

As a result, GenStar is not able to predict whether its research and development activities will result in any commercially viable products or applications. In its industry, the majority of potential products fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercialized successfully.

GenStar has only treated one patient in its Phase I safety study for its hemophilia program, and it may have difficulty enrolling additional patients. GenStar’s further development efforts may not be successful.

In June 2001, GenStar commenced a Phase I Hemophilia safety study with the treatment of the first patient with the MAX-AD FVIII product. Hemophilia is a bleeding disorder that results from a deficiency of the normal blood clotting protein Factor VIII. The MAX-AD FVIII product is designed to deliver the normal gene for Factor VIII to the liver where its expression results in an increased blood level of Factor VIII. Following MAX-AD FVIII administration, the first patient demonstrated an increase in Factor VIII clotting factor levels that was sustained for seven months at approximately the 1% level. Factor VIII levels less than 1% result in a very severe bleeding condition while levels above 1% result in a more moderate condition. Following the treatment, inflammatory reactions against MAX-AD FVIII resulted in several transient abnormalities in laboratory tests that measure liver and blood function. While some of these abnormalities were severe, the test values returned to normal shortly thereafter, and were not considered clinically serious. Nevertheless, the clinical trial was temporarily placed on hold by the U.S. Food and Drug Administration, or FDA, during which time additional patients could not be entered into the study. After discussions with the FDA, the study protocol was taken off hold and was amended to reduce the dosage for subsequent patients. The number of patients eligible for enrollment in the study is small, and GenStar has not been successful in enrolling another patient in its Phase I safety study for its hemophilia program and may never be successful in enrolling the necessary patients to complete its Phase I study.

While GenStar believes in the promise of the MAX-AD vector system for the treatment of hemophilia, the combined company will be concentrating its resources on product development for Vascular Genetics’s current VEGF-2 cardiovascular disease product candidate. In December 2002, GenStar entered into a services agreement with Vascular Genetics whereby GenStar will provide certain process development, manufacturing and quality services relating to the production of VEGF-2 clinical materials. The VEGF-2 gene therapy product candidates are described in detail in the “Vascular Genetics’s Business” section of this proxy statement/prospectus. While GenStar continues to believe in the potential of MAX-AD FVIII as a novel therapy for the treatment of hemophilia, GenStar believes that the most appropriate strategy at this time is to focus the combined company’s available resources on the VEGF-2 cardiovascular product candidate that has progressed to later stage clinical development.

GenStar will continue development efforts to further improve MAX-AD FVIII formulations to increase the levels of Factor VIII production supported by grants from the National Institutes of Health. However, GenStar cannot guarantee that sufficient resources will be available or that GenStar will be successful in improving MAX-AD FVIII formulations.

GenStar has limited manufacturing, marketing and clinical trial experience, which may impair the sale of its proposed products.

GenStar cannot guarantee that it will be able to develop manufacturing or marketing capabilities successfully, either on its own or through third parties. To date, GenStar has engaged only in the development of pharmaceutical technology and products and small-scale manufacturing, and it has more limited experience in larger-scale manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. GenStar has only limited experience in conducting clinical trials and other later-stage phases of the regulatory approval process. GenStar is not certain that it will engage successfully in any of these activities for any of the proposed products it attempts to commercialize.

GenStar’s business is changing, and its business prospects may suffer if it is not able to effectively manage the growth of its operations, retain employees and successfully integrate new personnel.

GenStar currently plans to focus the combined company’s operations on the development of VEGF-2 cardiovascular disease products. Additionally, while it currently has a manufacturing facility to produce material for clinical trials, the establishment of a large-scale commercial manufacturing facility will require substantial additional funds and personnel. Operating such a facility will require GenStar to comply with extensive regulations. This growth may strain its management and operations. GenStar’s ability to manage such growth depends on the ability of its officers and key employees to:

•	broaden and strengthen its management team and to attract, hire and retain skilled employees;

•	implement and improve its operational, management information and financial control systems;

•	expand, train and manage its employee base; and

•	develop additional expertise among existing management personnel.

GenStar’s success depends on future collaborations with others, which may be difficult to obtain, and its revenues may depend on the efforts of third parties.

GenStar’s strategy for the development, clinical testing, manufacturing and commercialization of its proposed products includes entering into various collaborations with corporate partners, licensors, licensees and others. GenStar has entered into a distribution agreement with Baxter Healthcare Corporation under which Baxter has the exclusive right to market, sell and distribute the MAX-AD FVIII product. Therefore, any revenues GenStar may receive from the MAX-AD FVIII product, if and when ready for marketing, are dependent on the efforts of Baxter. To the extent that GenStar enters into additional co-promotion, distribution or other licensing arrangements, any revenues it receives will depend on the efforts of the other parties in these arrangements.

GenStar may not be able to negotiate these collaborative arrangements on acceptable terms, if at all. Even if it enters into these collaborative arrangements, the arrangements may not be successful. If GenStar is unable to establish these arrangements, GenStar will need to raise additional capital to undertake these activities at its own expense. In addition, GenStar may encounter significant delays in introducing its proposed products into some markets or find that the development, manufacture or sale of its proposed products in these markets is adversely affected by the absence of these collaborative agreements.

GenStar is a development stage company with a limited operating history; it expects continued losses and may never become profitable.

GenStar is a development stage company, and it has not yet generated significant revenues. From its inception in July 1991 to September 30, 2002, GenStar has incurred cumulative losses of approximately

$45.3 million, including a net loss of $8.3 million for the first nine months of 2002, almost all of which consisted of research and development and general and administrative expenses. GenStar expects its losses to increase in the future as it begins clinical trials and increases research and development activities. GenStar may never achieve significant revenues or become profitable.

Even if GenStar eventually generates significant revenues from sales, it expects to incur significant operating losses over the next several years. GenStar’s ability to become profitable and to achieve long-term success will depend on:

•	the time and expense necessary to develop its proposed products;

•	whether and how quickly it can obtain regulatory approvals for proposed products; and

•	its success in bringing these products to market.

Clinical trials are designed to test the safety and efficacy of GenStar’s potential products in human subjects. Successful clinical trials depend on the complexity of the potential product and the rate of patient enrollment. If the clinical trials are not successful, GenStar will incur additional expense and/or its potential products may not be approved for sale.

Extensive and costly clinical testing will be necessary to assess the safety and efficacy of GenStar’s potential products. The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the nature of the clinical trial protocols;

•	the existence of competing protocols;

•	size of the patient population;

•	proximity of patients to clinical sites; and

•	eligibility criteria for the study.

If the merger is completed, GenStar’s next clinical trial is expected to be for Vascular Genetics’s product candidate for the treatment of symptoms of cardiovascular disease that are resistant, or refractory, to conventional treatments. There are other companies conducting clinical trials in patients with cardiovascular disease. As a result, GenStar must compete with them for clinical sites, physicians and patients who fulfill the requirements for participation in clinical trials. Delays in patient enrollment will increase costs and delay the introduction of its potential products, thereby harming its business and financial condition.

Even if GenStar successfully enrolls subjects in its clinical trials, it cannot guarantee they will respond to its products. If GenStar does not comply with the U.S. Food and Drug Administration regulations applicable to clinical trials, its trials could be delayed, suspended or canceled, or the FDA might not accept the results of its trials. The potential for adverse results exists with any clinical trial. The FDA may suspend clinical trials at any time if it concludes that the patients participating in the trials are being exposed to unacceptable health risks. Further, GenStar cannot assure you that human clinical testing will show any current or future product candidate to be safe and effective or assure you that, if approved, such products would be accepted or successful in the marketplace.

GenStar faces intense competition and must cope with rapid technological change, which may adversely affect its earnings and financial condition and/or render its potential products obsolete.

GenStar is engaged in gene transfer research, which is a rapidly changing field. Existing products and therapies to treat cardiovascular disease, hemophilia, cancer and infectious disease will compete directly with the products that it is seeking to develop and market. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is expected to increase. Most of these companies have significantly greater financial resources and expertise than GenStar does in the following areas:

•	research and development;

•	manufacturing;

•	preclinical and clinical testing;

•	obtaining regulatory approvals; and

•	marketing.

GenStar also faces significant competition from smaller companies, particularly those companies that have collaborative arrangements with larger pharmaceutical companies. Many of these competitors have significant products approved or in development and operate large, well-funded research and development programs.

Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. These companies and institutions also compete with GenStar in recruiting and retaining highly qualified scientific and management personnel.

In addition, GenStar’s competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization and market penetration than it will. Additionally, technologies developed by GenStar’s competitors may render its potential products uneconomical or obsolete, and GenStar may not be successful in marketing its potential products against competitors.

GenStar needs to comply with significant government regulation to obtain product approvals and to market products after approvals. Compliance with government regulation can be a costly and time-consuming process, with no assurance of ultimate approval. If these approvals are not obtained, GenStar will not be able to sell its potential products.

Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of proposed products and ongoing research and development activities. The U.S. Food and Drug Administration, the U.S. National Institutes of Health and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. Additionally, the requirements in foreign countries vary widely from country to country. These requirements make it difficult to estimate when GenStar’s potential products will be commercially available, if at all.

GenStar’s potential products will require substantial clinical trials and FDA review as new drugs. GenStar cannot predict with certainty when it might submit, if at all, any of its proposed products currently under development for regulatory review. Once GenStar submits a product for review, it cannot guarantee that FDA or other regulatory approvals will be granted on a timely basis, if at all.

If GenStar is delayed or fails to obtain required approvals, its business and results of operations would be damaged. If GenStar fails to comply with regulatory requirements, either prior to approval or in marketing its products after approval, it could be subject to regulatory or judicial enforcement actions. These actions could result in:

•	product recalls or seizures;

•	injunctions;

•	civil penalties;

•	criminal prosecution;

•	refusal to approve new products and withdrawal of existing approvals; and

•	enhanced exposure to product liabilities.

Inability to protect GenStar’s intellectual property could allow competitors to exploit its proprietary products and technologies.

GenStar actively pursues patent protection for its proprietary product candidates and technologies. However, GenStar’s patents may not protect it against its competitors. GenStar may be required to file suit to protect its patents, and it cannot be certain that it will have the financial resources necessary to pursue such litigation or otherwise protect its patent rights.

GenStar also relies on trade secret protection for its unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent information or gain access to its trade secrets.

GenStar has a policy requiring that its employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship must be kept confidential except in specified circumstances. However, these agreements may not successfully protect its trade secrets or other proprietary information.

Any failure by GenStar to adequately protect its intellectual property rights could result in its competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue.

If necessary licenses of third party technology are not available to GenStar or are very expensive, GenStar may not be able to develop new products or product enhancements, which would seriously impair GenStar’s ability to compete effectively.

From time to time GenStar may be required to license technology from third parties to develop new products or product enhancements. These third-party licenses may be unavailable to GenStar on commercially reasonable terms, if at all. GenStar’s inability to obtain necessary third-party licenses may force it to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm the competitiveness of GenStar’s proposed products and which would result in a material and adverse effect on its business, financial condition and results of operations.

Intellectual property disputes are common in GenStar’s industry and are costly regardless of the outcome.

Others could assert claims against GenStar based on their patents, patent applications and other intellectual property rights. Claims could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of one or more of GenStar’s proposed products. If any of these actions are successful, in addition to any potential liability for damages, GenStar could be required to obtain a license in order to continue to develop, test, manufacture or market the product at issue. It is possible that any license required would not be made available on acceptable terms, if at all. There has been, and GenStar believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If GenStar becomes involved in any litigation, a substantial portion of its financial and personnel resources could be consumed, regardless of the outcome of litigation.

Competition for highly-skilled personnel is intense, and the success of GenStar’s business depends on its ability to attract and retain key personnel.

GenStar’s future success, if any, depends to a significant degree upon the continued service of key technical and senior management personnel, the loss of whose services might significantly delay its product development and commercialization efforts.

GenStar will need substantial additional expertise in the areas of manufacturing and marketing, among others, in order to achieve its business objectives. Competition for qualified personnel is intense, and the loss of key personnel or the inability to attract and retain the additional skilled personnel required for the expansion of its business could materially adversely affect GenStar’s business, financial condition and results of operations.

The pricing of GenStar’s future products may depend on third-party payers, whose reimbursement and/or cost control policies may limit the revenues from its products.

In both domestic and foreign markets, sales of GenStar’s future products, if any, will depend, in part, on the extent to which third-party payers, including government agencies such as Medicare, managed care providers and private health insurers, will reimburse users for the costs of its products and any related treatments. If those who buy GenStar’s products are not adequately reimbursed, they may forego or reduce use.

Third-party payers are engaged in ongoing efforts to reduce the costs of pharmaceutical products. In the United States, an increasing emphasis on managed care and consolidation of hospital purchasing has and is expected to continue to place pressure on pharmaceutical prices and may reduce the prices GenStar can charge for its potential products. In many major foreign markets, pricing approval is required before sales can commence, and prices are often set by governmental authorities. These price controls are subject to change at unpredictable times. Market acceptance of GenStar’s potential products will be severely curtailed if adequate coverage and reimbursement levels are not provided by governmental authorities and private third-party payers.

GenStar faces the risk of product liability claims, which could affect its earnings and financial condition.

GenStar’s business exposes it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability results from harm to patients using GenStar’s potential products that were either not communicated as a potential side-effect or were more extreme than communicated. GenStar requires all patients enrolled in the clinical trials to sign consents, which explain the risks involved with participating in the trial. The consents, however, provide only a limited level of protection, and product liability insurance will be required. GenStar may not be able to obtain and maintain product liability insurance for all of its clinical trials. GenStar may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Accidents related to hazardous materials used in GenStar’s research and development efforts could subject it to significant liability.

GenStar’s research and development efforts involve the controlled use of radioactive and hazardous materials and biological hazardous materials, such as isopropyl alcohol, ethanol, bromides and viruses. Although GenStar believes that its safety procedures for handling and disposing of these materials complies with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, GenStar could be held liable for any damages that result, and any liability could exceed its financial resources.

GenStar’s business could be shut down or severely impacted if a natural disaster or other unforeseen catastrophe occurs.

GenStar’s business and operations will depend on the extent to which its facilities and products are protected against damage from fire, earthquakes, power loss, and similar events. Despite precautions taken by GenStar, a natural disaster or other unanticipated problem could, among other things, hinder its research and development efforts, delay the shipment of its future products and affect its ability to receive and fulfill orders. For example, because the pre-clinical testing of GenStar’s proposed products are largely performed in one location in California, any fire or other disaster at this location would have a material adverse effect on its business, results of operations and financial condition. While GenStar believes that its insurance policy is comparable to those of similar companies in its industry, it does not cover all natural disasters, in particular, earthquakes or floods.

Risks Related to Vascular Genetics That May Affect the Combined Company

If Vascular Genetics loses its right to use the VEGF-2 technology, it may have to curtail or cease operations.

Vascular Genetics was founded to develop and commercialize products using the VEGF-2 gene for the treatment of vascular disease. Vascular Genetics’s use of the VEGF-2 gene is licensed from Human Genome Sciences, Inc. Vascular Genetics must meet certain milestones to maintain this license. If this license is terminated or Vascular Genetics otherwise loses its right to use the VEGF-2 technology, it may have to curtail or cease operations.

Vascular Genetics is a development stage company with a history of no revenues and net losses. Vascular Genetics expects continued net losses for the foreseeable future and may never generate revenues or become profitable.

Vascular Genetics is considered a development stage company because it has not yet generated revenues from sales. From its inception in October 1997 to September 30, 2002, Vascular Genetics incurred cumulative losses of approximately $43.2 million, including a net loss of $2.3 million for the first nine months of 2002. Almost all of Vascular Genetics’s expenses have consisted of research, development and clinical expenses and general, administrative and legal expenses. Vascular Genetics expects to spend significant additional amounts to fund its research and development activities and its clinical trials. As a result, Vascular Genetics expects its losses to increase for a number of years.

Vascular Genetics does not expect to generate revenues from sales for the next several years, if at all. Even if Vascular Genetics eventually generates significant revenues from sales, Vascular Genetics expects to incur significant net losses for the foreseeable future. Vascular Genetics’s ability to generate revenues and become profitable will depend on its ability, alone or with collaborators, to timely, efficiently and successfully complete the development of its proposed products, conduct pre-clinical and clinical tests, obtain necessary regulatory approvals, and manufacture and market its proposed products. Even if Vascular Genetics does achieve profitability, it cannot predict the level of such profitability.

Vascular Genetics will need substantial additional funding for its continued and future operations. If Vascular Genetics cannot obtain such funding, Vascular Genetics may have to curtail or cease its operations.

The development of Vascular Genetics’s proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research, pre-clinical and clinical testing necessary to obtain regulatory approvals and bring its proposed products to market. Vascular Genetics’s future capital requirements will depend on many factors, including:

•	the progress of its research and development programs;

•	the progress, scope and results of pre-clinical and clinical testing;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of manufacturing for its proposed products;

•	competing technological and market developments; and

•	its ability to establish and maintain collaborative and other arrangements with third parties, such as licensing and manufacturing agreements, and the cost of such arrangements.

Although Vascular Genetics has recently completed a bridge financing to continue operations until the expected completion of the merger, Vascular Genetics’s existing capital resources are insufficient to enable it to maintain its current and planned operations. Vascular Genetics needs to raise substantial additional capital to fund its operations. Vascular Genetics intends to seek this additional funding either through collaborative arrangements or through public or private equity or debt financings. If Vascular Genetics raises additional funds by issuing equity securities, the new securities may dilute the interest of existing stockholders. Vascular Genetics cannot be certain that additional financing will be available on acceptable terms, or at all. If adequate funds are not available on acceptable terms, Vascular Genetics may be required to surrender its rights to some technologies or product opportunities, delay its clinical trials, or curtail or cease its operations.

Vascular Genetics has incomplete historical corporate records.

Vascular Genetics has operated as a virtual company and may have incomplete historical corporate records, such as missing minutes from past board meetings and missing documentation relating to its capitalization. Vascular Genetics is not aware of any issues or concerns relating to its incomplete corporate records. However, there can be no assurance that the capitalization information for Vascular Genetics contained in this proxy statement/prospectus is accurate. In addition, Vascular Genetics may have unknown liabilities as a result of its incomplete historical records.

Vascular Genetics’s proposed products require additional research, development, testing and regulatory approvals prior to marketing. If any of Vascular Genetics’s proposed products are delayed or fail, Vascular Genetics’s financial condition may be negatively affected, and Vascular Genetics may have to curtail or cease its operations.

Vascular Genetics is in the early stage of product development. Vascular Genetics currently does not sell any products and does not expect to have any products commercially available for several years, if at all. Vascular Genetics currently has only two proposed product applications that have entered clinical trials. These clinical trials are not complete, and Vascular Genetics has not yet developed any other proposed products and may never develop any other products. Vascular Genetics’s proposed products require additional research and development, clinical testing and regulatory clearances prior to marketing.

There are many reasons that Vascular Genetics’s proposed products may fail or not advance beyond early-stage testing, including the possibility that:

•	its proposed products may be ineffective, unsafe or associated with unacceptable side effects;

•	its proposed products may fail to receive necessary regulatory approvals or otherwise fail to meet applicable regulatory standards;

•	its proposed products may be too expensive to develop, manufacture or market;

•	physicians, patients, third-party payers or the medical community in general may not accept or use Vascular Genetics’s proposed products;

•	its collaborators may withdraw support for or otherwise impair the development and commercialization of its proposed products;

•	other parties may hold or acquire proprietary rights that could prevent Vascular Genetics or its collaborators from developing or marketing its proposed products; or

•	others may develop equivalent or superior products.

In addition, Vascular Genetics’s proposed products are subject to the risks of failure inherent in the development of gene therapy products based on innovative technologies. As a result, Vascular Genetics is not able to predict whether its research, development and testing activities will result in any commercially viable products or applications. The FDA has not approved any gene therapy products and no gene therapy products are on the market, although several gene therapy products are undergoing clinical trials. If Vascular Genetics’s proposed products are delayed or it fails to successfully develop and commercialize its proposed products, its financial condition may be negatively affected, and it may have to curtail or cease its operations.

Vascular Genetics may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect Vascular Genetics’s ability to develop and commercialize its proposed products.

Vascular Genetics’s strategy for the development, testing, manufacturing and commercialization of its proposed products relies on establishing and maintaining collaborations with corporate partners, licensors and other third parties. At present, Vascular Genetics has licenses from Human Genome Sciences, Inc. and Vical Incorporated relating to the use and delivery of its VEGF-2 product candidates for the treatment of vascular disease. Vascular Genetics is also currently renegotiating a collaboration agreement with Biosense Webster, Inc. relating to the catheter-based delivery of the VEGF-2 material. Vascular Genetics may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize its proposed products. Even if Vascular Genetics is able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect Vascular Genetics’s business prospects, financial condition or ability to develop and commercialize its proposed products.

Vascular Genetics expects to continue to rely on third party collaborators to perform a number of activities relating to the development and commercialization of its proposed products, including the manufacturing of product materials, the funding and conduct of clinical trials, obtaining regulatory approvals, and marketing and distribution of any successfully developed products. If Vascular Genetics is unable to maintain or expand such collaborative arrangements, it could negatively affect its operations. To the extent that Vascular Genetics instead undertakes any of these activities itself, its expenses will increase.

Vascular Genetics has undertaken its clinical and regulatory activity through a contract research organization. The agreement between Vascular Genetics and that contract research organization has terminated. Vascular Genetics may experience difficulty in transitioning the clinical and regulatory activities from its former contract research organization to newly hired staff or consultants, which may result in unexpected costs or time delays.

In addition, Vascular Genetics’s success depends on the performance of its collaborators of their responsibilities under these arrangements. Some collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to Vascular Genetics.

If Vascular Genetics’s right to use the VEGF-2 technology and other intellectual property it licenses from third parties is terminated or affected, Vascular Genetics’s financial condition, operations or ability to develop and commercialize its proposed products may be harmed.

Vascular Genetics substantially relies on licenses to use certain technologies that are material to its operations. For example, Vascular Genetics licenses patents, patent applications and other intellectual property from Human Genome Sciences for the use of the VEGF-2 technology in its proposed products for vascular and cardiovascular disease. Vascular Genetics has also obtained a license from Vical Incorporated to use certain patents and patent applications relating to gene therapy delivery methods in connection with the use of VEGF-2 for gene therapy. Vascular Genetics does not own the patents, patent applications and other intellectual property rights that underlie these licenses. Vascular Genetics relies upon its licensors to properly prosecute and enforce the patents, file patent applications and prevent infringement of those patents and patent applications.

While the licenses from Human Genome Sciences and Vical provide Vascular Genetics with exclusive rights in specified fields, the scope of Vascular Genetics’s rights under these and other licenses may be subject to dispute by its licensors or third parties. In addition, Vascular Genetics’s rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to its licensors abiding by the terms of those licenses and not terminating them. Either of these licenses may be terminated by the licensor if Vascular Genetics is in breach of a term or condition of the license.

In addition, the license agreements with Human Genome Science and Vical contain certain milestones that Vascular Genetics must meet in order to maintain these licenses. The milestones in the license from Human Genome Sciences have been modified and extended effective at the closing of the merger with GenStar, if it occurs. However, there is no assurance that Vascular Genetics can meet the milestones in either license or that it can obtain an additional extension of the milestones from Human Genome Sciences. Vascular Genetics’s licensors may terminate these licenses if the combined company fails to meet the applicable milestones following the merger. If Human Genome Sciences or Vical elects to terminate its license to Vascular Genetics, Vascular Genetics’s business and financial condition will be adversely affected, and Vascular Genetics may have to curtail or cease operations. Further, if Human Genome Sciences terminates the license to use the VEGF-2 technology for failure to meet the applicable milestones after the merger, Vascular Genetics must grant Human Genome Sciences a license to all data and information generated by Vascular Genetics under the license agreement.

Vascular Genetics relies on third parties to manufacture its proposed products. There can be no guarantee that Vascular Genetics can find a manufacturer or obtain sufficient quantities of its proposed products on acceptable terms, which may delay or impair its ability to develop, test and commercialize such products.

Vascular Genetics’s business strategy relies on third parties to manufacture and produce its proposed products in accordance with good manufacturing practices established by the FDA. These third party manufacturers are subject to extensive government regulation and must receive FDA approval before they can produce clinical material or commercial product. Vascular Genetics’s proposed products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than Vascular Genetics’s proposed products. These third parties may also not deliver sufficient quantities of Vascular Genetics’s proposed products, manufacture its proposed products in accordance with specifications, or comply with applicable government regulations.

In its prior clinical trials, Vascular Genetics product materials were produced by a third party collaborator. The manufacturing agreement with that collaborator has been terminated, and there are very few contract manufacturers who currently have the capability to produce Vascular Genetics’s proposed products. Vascular Genetics has no manufacturing facilities and is currently unable to produce its proposed products. In December 2002, Vascular Genetics entered into a services agreement with GenStar whereby GenStar will provide certain process development, manufacturing and quality services relating to the production of the proposed products. There can be no assurance that GenStar or any other third party will be able to successfully produce the proposed products on acceptable terms, or on a timely basis.

Vascular Genetics has no manufacturing facilities and is currently unable to produce its proposed products. If Vascular Genetics elects to develop its own manufacturing facilities, it may require significant financial and other resources and will be subject to extensive regulation. Vascular Genetics’s efforts may not be successful.

Vascular Genetics must have sufficient quantities of its product materials to conduct its clinical trials, if and when such trials are permitted to proceed by the FDA, and commercialize its future products. Vascular Genetics has not confirmed that its existing inventory of product material is still usable in its clinical trials. If Vascular Genetics is unable to obtain sufficient quantities of its product material on acceptable terms or at reasonable prices, it may be required to delay the clinical testing and commercialization of such products.

Vascular Genetics’s licenses and collaboration agreements may restrict Vascular Genetics’s ability to develop, test and commercialize its proposed products.

Vascular Genetics’s strategy for the development, testing, manufacturing and commercialization of its proposed products relies on establishing and maintaining collaborations with corporate partners, licensors and other third parties. These arrangements may contain provisions that will restrict Vascular Genetics’s ability to develop, test and commercialize its proposed products.

For example, Vascular Genetics currently has a collaboration agreement with Biosense Webster, Inc., a Johnson & Johnson company. The agreement, which Vascular Genetics is attempting to renegotiate, prohibits Vascular Genetics from using or testing any device used for the intramyocardial delivery of its VEGF-2 product candidates in pre-clinical and clinical trials except for the Biosense Webster injection system. The agreement does not extend to the commercialization of Vascular Genetics’s products following regulatory approval. However, the parties are required to discuss such joint commercialization in good faith.

Vascular Genetics is subject to significant government regulation with respect to its proposed products. Compliance with government regulation can be a costly and time-consuming process, with no assurance of ultimate regulatory approval. If these approvals are not obtained, Vascular Genetics will not be able to sell its proposed products.

Vascular Genetics and its collaborators are subject to extensive and rigorous government regulation in the United States and abroad. The FDA, the U.S. National Institutes of Health and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures and other costly and time consuming compliance procedures. These requirements vary widely from country to country and make it difficult to estimate when Vascular Genetics’s potential products will be commercially available, if at all. In addition, gene therapies such as those being developed by Vascular Genetics are relatively new and are only beginning to be tested in humans. Regulatory authorities may require Vascular Genetics or its collaborators to demonstrate that its products are improved treatments relative to other therapies or may significantly modify the requirements governing gene therapies, which could result in regulatory delays or rejections. If Vascular Genetics is delayed or fails to obtain required approvals for its proposed products, Vascular Genetics’s operations and financial condition would be damaged. Vascular Genetics may not sell its products without applicable regulatory approvals.

Vascular Genetics has submitted a draft protocol to the FDA for the next phase of clinical trials for its coronary artery disease product candidate, but such protocol may require revisions before Vascular Genetics is permitted by the FDA to proceed with its clinical trials. Vascular Genetics has not yet prepared a protocol for the next phase of clinical trials for its peripheral artery disease product candidate. Vascular Genetics cannot go forward with clinical trials until the FDA permits the trials to proceed.

Numerous regulations in the United States and abroad also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of Vascular Genetics’s proposed products. Compliance with these regulatory requirements is time consuming and expensive. If Vascular Genetics fails to comply with regulatory requirements, either prior to approval or in marketing its products after approval, Vascular Genetics could be subject to regulatory or judicial enforcement actions. These actions could result in withdrawal of existing approvals, product recalls, injunctions, civil penalties, criminal prosecution, and enhanced exposure to product liabilities.

Vascular Genetics cannot assure you that any of its proposed products will prove safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive regulatory approval. Vascular Genetics will need to conduct significant research, pre-clinical testing and clinical trials before it can file product approval applications with the FDA and similar regulatory authorities in other countries. Pre-clinical testing and clinical trials are long, expensive and uncertain processes. Vascular Genetics may spend several years completing its testing for any particular product candidate, and failure can occur at any stage.

Even if Vascular Genetics achieves positive results in early clinical trials, these results do not necessarily predict final results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving positive results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause the FDA or Vascular Genetics to terminate a clinical trial or require that Vascular Genetics repeat a clinical trial.

Vascular Genetics may experience delays in its clinical trials that could adversely affect its financial results and its commercial prospects.

Vascular Genetics does not know whether planned clinical trials will begin on time or whether it will complete any of its clinical trials on schedule or at all. Vascular Genetics may not be able to find acceptable patients or may experience delays in enrolling patients for its clinical trials. The FDA or Vascular Genetics may suspend Vascular Genetics’s clinical trials at any time if either believes that Vascular Genetics is exposing the subjects participating in these trials to unacceptable health risks. The FDA or institutional review boards at the medical institutions and healthcare facilities where Vascular Genetics sponsors clinical trials may suspend any trial indefinitely if they find deficiencies in the conduct of these trials. Vascular Genetics’s clinical trials were previously suspended by the FDA after the death in 1999 of a patient undergoing a viral-based gene therapy at the University of Pennsylvania, and this clinical hold was not lifted by the FDA until October 2001. The FDA and institutional review boards may also require large numbers of test subjects, and the FDA may require that Vascular Genetics repeat a clinical trial.

Product development costs to Vascular Genetics and its collaborators will increase if Vascular Genetics has delays in testing or approvals or if it needs to perform more or larger clinical trials than planned. Vascular Genetics typically relies on third party clinical investigators at medical institutions and healthcare facilities to conduct its clinical trials, and, as a result, Vascular Genetics may face additional delaying factors outside its control. Significant delays may adversely affect Vascular Genetics’s financial results and the commercial prospects for its proposed products, and delay Vascular Genetics’s ability to become profitable.

Vascular Genetics’s collaborators may control aspects of its clinical trials that could result in delays and other obstacles in the commercialization of its proposed products.

Vascular Genetics may be dependent on third party collaborators to design and conduct its clinical trials. Vascular Genetics’s collaborative partners may also have or acquire rights to control aspects of its product development and clinical programs. As a result, Vascular Genetics may not be able to conduct these programs in the manner or on the time schedule it currently contemplates. In addition, if any of these collaborative partners withdraw support for Vascular Genetics’s programs or proposed products or otherwise impair their development, Vascular Genetics’s business could be negatively affected.

Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may adversely affect Vascular Genetics’s ability to conduct its business or obtain regulatory approvals for its proposed products.

Ethical, social and legal concerns about gene therapy and genetic research could result in additional regulations restricting or prohibiting the products and processes Vascular Genetics may use. More restrictive government regulations or negative public opinion may have a negative effect on Vascular Genetics’s business or financial condition and may delay or impair Vascular Genetics’s development and commercialization of its proposed products.

Vascular Genetics uses hazardous and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Vascular Genetics’s and its collaborators’ processes involve the controlled storage, use and disposal of hazardous and biological materials and waste products. Vascular Genetics and its suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if Vascular Genetics and these collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, Vascular Genetics could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of its insurance and exceed its financial resources. Vascular Genetics may not be able to maintain insurance on acceptable terms, or at all. Vascular Genetics may incur significant costs to comply with current or future environmental laws and regulations.

Vascular Genetics faces intense competition and must cope with rapid technological change, which may adversely affect its financial condition and/or its ability to successfully commercialize its proposed products.

Vascular Genetics’s competitors and potential competitors include large pharmaceutical and medical device companies and more established biotechnology companies. These companies have significantly greater financial and other resources and greater expertise than Vascular Genetics in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant products approved or in development and operate large, well-funded research and development programs. Vascular Genetics’s potential competitors also include academic institutions, governmental agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing.

Vascular Genetics is engaged in gene therapy, which is a rapidly changing field. Existing products and therapies to treat vascular and cardiovascular disease, including drugs and surgical procedures, will compete directly with the products that Vascular Genetics is seeking to develop and market. In addition, Vascular Genetics’s competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization and market penetration than Vascular Genetics. As these competitors develop their technologies, they may develop proprietary positions that prevent Vascular Genetics from successfully commercializing its future products. Additionally, technologies developed by Vascular Genetics’s competitors may render its potential products uneconomical or obsolete, and Vascular Genetics may not be successful in marketing its potential products against competitors.

If Vascular Genetics is unable to attract and retain key personnel and advisors, it may adversely affect Vascular Genetics’s ability to obtain financing, pursue collaborations or develop its proposed products.

Vascular Genetics is a small company with two executive officers, Richard E. Otto and Robert T. Atwood, and no other full-time employees. Vascular Genetics is highly dependent on its executive officers. The loss of either of these executive officers could impede Vascular Genetics’s ability to obtain financing, pursue collaborations or develop its proposed products. Vascular Genetics currently has employment agreements with both of its executive officers, which will terminate in January 2004. However, each employment agreement provides that employment may be terminated by action of the board of directors at its discretion for any reason, or by the executive upon 60 days’ written notice to Vascular Genetics.

Vascular Genetics’s future success also depends on its ability to attract, retain and motivate highly qualified management and scientific and regulatory personnel and advisors. To pursue its business strategy, Vascular Genetics will need to hire or otherwise engage qualified scientific personnel and managers, including personnel with expertise in clinical trials, government regulation and manufacturing. Competition for qualified personnel is intense among companies, academic institutions and other organizations. If Vascular Genetics is unable to attract and retain key personnel and advisors, it may negatively affect Vascular Genetics’s ability to successfully develop, test and commercialize its proposed products.

If Vascular Genetics is unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, it will not be able to commercialize its proposed products.

Vascular Genetics currently has no sales, marketing or distribution capabilities. Therefore, in order to commercialize its future products, if and when such products have been approved and are ready for marketing,

Vascular Genetics must either develop its own sales, marketing and distribution capabilities or collaborate with third parties to perform these functions.

Vascular Genetics has no experience in developing, training or managing a sales force and will incur substantial additional expenses if it elects to market its future products directly. Developing a marketing and sales force is also time consuming and could delay launch of Vascular Genetics’s future products. In addition, Vascular Genetics will compete with many companies that currently have extensive and well-funded marketing and sales operations. Vascular Genetics’s marketing and sales efforts may be unable to compete successfully against these companies.

To the extent Vascular Genetics seeks to collaborate with third parties for the sale, marketing and distribution of its future products, Vascular Genetics may not be able to find collaborators, enter into collaboration agreements on favorable terms or enter into collaborations that will be commercially successful. In addition, any collaborator might, at its discretion, limit the amount of resources and time it devotes to marketing Vascular Genetics’s products or terminate its agreement with Vascular Genetics at any time and for any reason regardless of the terms of the agreement.

Changes and reforms in the health care system or reimbursement policies may adversely affect the sale of Vascular Genetics’s future products or Vascular Genetics’s ability to obtain an adequate level of reimbursement or acceptable prices for its future products.

Vascular Genetics currently has no products approved for marketing. Vascular Genetics’s ability to earn sufficient returns on its future products, if and when such products are approved and ready for marketing, will depend in part on the extent to which reimbursement for its products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other third-party payers. If Vascular Genetics fails to obtain appropriate reimbursement, it could prevent Vascular Genetics from successfully commercializing its future products.

There have been and continue to be efforts by governmental and third-party payers to contain or reduce the costs of health care through various means, including limiting coverage and the level of reimbursement. Vascular Genetics expects that there will continue to be a number of legislative proposals to implement government controls and other reforms to limit coverage and reimbursement. The announcement of these proposals or reforms could impair Vascular Genetics’s ability to raise capital. The adoption of these proposals or reforms could impair Vascular Genetics’s operations and financial condition.

Additionally, third-party payers, including Medicare, are increasingly challenging the price of medical products and services and are limiting the reimbursement levels offered to consumers for these medical products and services. If purchasers or users of Vascular Genetics’s future products are not able to obtain adequate reimbursement from third-party payers for the cost of using these products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including gene therapy treatments, and whether adequate third-party coverage will be available.

If Vascular Genetics’s proposed products are not effectively protected by valid issued patents or if Vascular Genetics is not otherwise able to protect its proprietary information, it could harm Vascular Genetics’s business.

The success of Vascular Genetics’s operations will depend in part on its ability and that of its licensors to:

•	obtain patent protection for Vascular Genetics’s methods of gene therapy, therapeutic genes and/or gene-delivery methods both in the U.S. and in other countries with substantial markets;

•	defend patents once obtained;

•	maintain trade secrets and operate without infringing upon the patents and proprietary rights of others; and

•	obtain appropriate licenses to patents or proprietary rights held by others with respect to Vascular Genetics’s technology, both in the U.S. and in other countries with substantial markets.

If Vascular Genetics is not able to maintain adequate patent protection for its proposed products, it may be unable to prevent its competitors from using its technology or technology that it licenses.

The patent positions of gene therapy technologies such as those being developed by Vascular Genetics and its collaborators involve complex legal and factual uncertainties. As a result, Vascular Genetics cannot be certain that it or its collaborators will be able to obtain adequate patent protection for its potential products.

Vascular Genetics does not know whether its licensors’ pending patent applications will result in the issuance of patents. In addition, issued patents may be subjected to proceedings limiting their scope, may be held invalid or unenforceable, or may otherwise provide insufficient proprietary protection or commercial advantage. Changes in, or different interpretations of, patent laws in the U.S. and other countries may also adversely affect the scope of Vascular Genetics’s patent protection and its competitive situation.

Due to the significant time lag between the filing of patent applications and the publication of such patents, Vascular Genetics cannot be certain that its licensors were the first to file the patent applications it licenses. In addition, a number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to Vascular Genetics’s operations. Some of these technologies, applications or patents may conflict with Vascular Genetics’s or its licensors’ technologies or patent applications. A conflict could limit the scope of the patents, if any, that Vascular Genetics or its licensors may be able to obtain or result in denial of Vascular Genetics’s or its licensors’ patent applications. If patents that cover Vascular Genetics’s activities are issued to other companies, Vascular Genetics may not be able to develop or obtain alternative technology.

Vascular Genetics may be subject to costly claims, and, if it is unsuccessful in resolving conflicts regarding patent rights, it may be prevented from developing or commercializing its products.

Numerous patent applications and patents related to Vascular Genetics’s operations could result in third party claims against Vascular Genetics or its licensors. There has been, and will likely continue to be, substantial litigation regarding patent and other intellectual property rights in the biotechnology industry. As the biotechnology industry expands and more patents are issued, the risk increases that Vascular Genetics’s processes and potential products may give rise to claims that they infringe on the patents of others. Others could bring legal actions against Vascular Genetics claiming damages and seeking to stop clinical testing, manufacturing and marketing of the affected product or use of the affected process. Litigation may be necessary to enforce Vascular Genetics’s or its licensors’ proprietary rights or to determine the enforceability, scope and validity of proprietary rights of others. If Vascular Genetics becomes involved in litigation, it could be costly and divert its efforts and resources. In addition, if any of Vascular Genetics’s competitors file patent applications in the U.S. claiming technology also invented by Vascular Genetics or its licensors, Vascular Genetics may need to participate in interference proceedings held by the U.S. Patent and Trademark Office to determine priority of invention and the right to a patent for the technology. Like litigation, interference proceedings can be lengthy and often result in substantial costs and diversion of resources.

As more potentially competing patent applications are filed, and as more patents are actually issued, both in the field of gene therapy and with respect to component methods or compositions that Vascular Genetics may employ in its techniques, the risk increases that Vascular Genetics or its licensors may be subjected to litigation or other proceedings that claim damages or seek to stop Vascular Genetics’s product development or commercialization efforts. Even if such patent applications or patents are ultimately proven to be invalid, unenforceable or non-infringed, such proceedings are generally expensive and time consuming and could consume a significant portion of Vascular Genetics’s resources and substantially impair its product development efforts.

If there were an adverse outcome of any litigation or interference proceeding, Vascular Genetics could have potential liability for significant damages. In addition, it could be required to obtain a license to continue to make or market the affected product or use the affected process. Costs of a license may be substantial and could include ongoing royalties. Vascular Genetics may not be able to obtain such a license on acceptable terms, or at all.

Vascular Genetics may not have adequate protection for its unpatented proprietary information, which could adversely affect its competitive position.

Vascular Genetics relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Vascular Genetics’s trade secrets or disclose its technology. To protect its trade secrets, Vascular Genetics may enter into confidentiality agreements with employees, consultants and collaborators. However, these agreements may not provide meaningful protection of Vascular Genetics’s trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. Likewise, Vascular Genetics’s trade secrets or know-how may become known through other means or be independently discovered by its competitors. Any of these events could prevent Vascular Genetics from developing or commercializing its proposed products.

Vascular Genetics faces the risk of product liability claims, which could adversely affect its business and financial condition.

Vascular Genetics’s operations will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of gene therapy products. Failure to obtain sufficient product liability insurance or otherwise protect against product liability claims could prevent or delay the commercialization of Vascular Genetics’s proposed products or negatively affect its financial condition. Regardless of the merit or eventual outcome, product liability claims may result in withdrawal of proposed products from clinical trials, costs of litigation, substantial monetary awards to plaintiffs and decreased demand for products.

Product liability may result from harm to patients using Vascular Genetics’s proposed products that was either not communicated as a potential side-effect or was more extreme than communicated. Vascular Genetics will require all patients enrolled in its clinical trials to sign consents, which explain the risks involved with participating in the trial. The consents, however, provide only a limited level of protection, and product liability insurance will be required. Vascular Genetics may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Vascular Genetics is a defendant in a pending wrongful death action. An unfavorable settlement or judgment in this action could harm Vascular Genetics’s business and financial condition.

Vascular Genetics has been named as a defendant in a complaint filed in the Superior Court of Suffolk County in the State of Massachusetts alleging wrongful death and product liability claims in connection with the death of a patient enrolled in Vascular Genetics’s clinical trials at St. Elizabeth’s Medical Center of Boston. The complaint alleges, in part, that the deceased patient should have been excluded from Vascular Genetics’s clinical trials because his condition was treatable by conventional revascularization procedures and that the deceased patient did not receive sufficient disclosure of risks and an alleged financial conflict of interest to provide an informed consent to treatment. Vascular Genetics has recently filed an answer in response to the complaint denying liability and the principal allegations of the complaint. The litigation is currently in its initial stages.

Although Vascular Genetics denies liability and believes that its current insurance coverage is adequate to cover any potential liabilities in connection with such litigation, no assurances can be given as to the outcome of this action. An unfavorable settlement or decision in this action could negatively affect Vascular Genetics’s operations and financial condition. Any liability resulting from this action may exceed Vascular Genetics’s financial resources.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to GenStar’s and Vascular Genetics’s financial condition, results of operations and businesses and the expected impact of the proposed merger with Vascular Genetics on GenStar’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many of the important factors that will determine these results and values are beyond GenStar’s and Vascular Genetics’s ability to control or predict. GenStar and Vascular Genetics stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, GenStar and Vascular Genetics do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus.

RECENT DEVELOPMENTS OF VASCULAR GENETICS

Vascular Genetics’s Recapitalization

In the fourth quarter of 2002, Vascular Genetics consummated Recapitalization Agreements with each of its major related party creditors, Human Genome Sciences, Inc., Cato Holding Company and St. Elizabeth’s Medical Center of Boston, Inc. Pursuant to the Recapitalization Agreements, each of these creditors either made contributions to capital or wrote-off 70% of the indebtedness owed to it by Vascular Genetics. The remaining 30% of such indebtedness was then exchanged for Vascular Genetics common stock at a rate of $1.50 per share. This transaction is referred to as the “recapitalization.” As a result of the recapitalization, a total of $18,381,567 of indebtedness owed by Vascular Genetics was reduced by 70% then converted into a total of 3,676,312 shares of Vascular Genetics common stock as follows:

•
a total of $8,175,234 in debt to Human Genome Sciences was reduced by 70% to $2,452,571 by a contribution of capital, and the remaining debt was then exchanged for 1,635,046 shares of Vascular Genetics common stock;

•
a total of $7,001,088 in debt to Cato Holding Company was reduced by 70% to $2,100,326 as a write-off, and the remaining debt was then exchanged for 1,400,217 shares of Vascular Genetics common stock; and

•
a total of $3,205,245 in debt to St. Elizabeth’s Medical Center of Boston was reduced by 70% to $961,573 by a contribution of capital, and the remaining debt was then exchanged for 641,049 shares of Vascular Genetics Common Stock.

As part of the Recapitalization Agreement with St. Elizabeth’s Medical Center of Boston, Vascular Genetics agreed to cooperate in good faith for a period of five years to provide St. Elizabeth’s Medical Center the opportunity to be a primary clinical site in any future clinical investigation sponsored by Vascular Genetics for any investigational new drug other than VEGF-2.

In connection with the recapitalization, Vascular Genetics and Human Genome Sciences amended the Amended and Restated License Agreement, dated February 28, 2001, under which Vascular Genetics licenses the VEGF-2 technology from Human Genome Sciences. The amendment modified the milestones that Vascular Genetics must satisfy to maintain its license to the VEGF-2 technology. If the merger with GenStar does not occur, the milestones will not be satisfied, and Vascular Genetics must seek an extension of these milestones. However, effective upon the merger with GenStar, if it occurs, the milestones are modified as follows:

•
Vascular Genetics must initiate a Phase IIb or Phase III clinical trial within three months of validating that it has VEGF-2 material acceptable for such clinical trial, but in no event later than June 30, 2004;

•	Vascular Genetics must have an official end of Phase II meeting with the U.S. Food and Drug Administration, or FDA, no later than September 30, 2005;

•
if both a Phase IIb and Phase III clinical trial are required by the FDA, Vascular Genetics must initiate the Phase III clinical trial no later than six months after the end of Phase II meeting, but no later than March 31, 2006; and

•	Vascular Genetics must file a biological license application with the FDA for at least one licensed product no later than December 31, 2009.

As partial consideration for these extensions, Vascular Genetics gave up its right to license two additional Human Genome Sciences genes, effective upon the closing of the merger. In addition, the amendment provides that if the merger with GenStar is completed and Human Genome Sciences terminates the license for failure of the combined company to meet any milestone, the combined company must grant Human Genome Sciences an exclusive license to all data and information generated by it under the agreement to develop, use and sell products based on that data and information.

Also in connection with the recapitalization, Vascular Genetics entered into a Settlement Agreement with Cato Holding Company and its subsidiary Cato Research Ltd. Pursuant to this Settlement Agreement, Cato Research Ltd. transferred to Vascular Genetics certain clinical and regulatory records and other materials that it had previously generated or maintained as the contract research organization for Vascular Genetics’s prior clinical trials. This transfer included notifying the FDA that Vascular Genetics is the holder of a drug master file relating to Vascular Genetics’s prior clinical trials. In exchange for this transfer, Vascular Genetics paid $85,000 to Cato Research Ltd. The parties further agreed that, after June 30, 2002, no other obligations existed between the parties except for those created by work orders signed by the Chief Executive Officer or Chief Financial Officer of Vascular Genetics. Cato Research Ltd. released any and all liens, ownership, or other proprietary rights it may have had to Vascular Genetics’s materials. Each party agreed to release and hold harmless the other party for any cause of action except for those actions arising out of:

•	a breach of the Settlement Agreement or Recapitalization Agreement;

•	indemnification, contribution, cross-claim for actions filed by third parties;

•	any obligation under the Preferred Provider Service Agreement that by the terms thereof were intended to survive the Preferred Provider Service Agreement; and

•	any obligations Cato Holding Company has as a stockholder of Vascular Genetics.

Additionally, Vascular Genetics agreed to indemnify Cato Research Ltd. and its staff for any costs incurred as a result of the lawsuit relating to the death of a patient enrolled in clinical trials conducted in 1999 unless it is ultimately determined that Cato Research Ltd. and/or its staff was the proximate cause of any injuries sustained by the plaintiff. Cato Research has agreed to settle its role in this lawsuit for $50,000, and Vascular Genetics has agreed to reimburse Cato Research for this amount. In addition, Cato Research has requested reimbursement for its legal expenses in the litigation, and Vascular Genetics is currently determining the amount of such expense. For more information about the lawsuit, see “Vascular Genetics’s Business—Legal Proceedings.”

Vascular Genetics’s Sale of Convertible Debentures

In November 2002, Vascular Genetics completed the sale of $1,248,633 of convertible debt instruments through a private placement to some of its existing stockholders and several other accredited investors. These debt instruments accrue interest at the rate of 6% per year. The total principal and accrued interest of these debt instruments will be converted into shares of Vascular Genetics common stock on the earlier of (a) November 25, 2003 or (b) immediately before the closing of any merger or similar transaction in which outstanding shares of Vascular Genetics capital stock are exchanged for securities issued, or caused to be issued, by another corporation. For example, the debt instruments would be converted into shares of Vascular Genetics common stock immediately before the completion of the merger with GenStar, if the merger is completed before November 25, 2003.

The principal amount of these debt instruments plus accrued interest will convert into the number of shares of Vascular Genetics common stock determined by dividing the principal amount of the debt instruments plus accrued interest by a specified conversion price. This conversion price depends on whether Vascular Genetics completes the merger with GenStar, or completes a similar transaction with another corporation, prior to November 25, 2003.

If Vascular Genetics completes any merger or other form of corporate reorganization with GenStar or another corporation in which outstanding shares of Vascular Genetics capital stock are exchanged for securities issued, or caused to be issued, by another corporation, the conversion price will be partially based on the value of the securities to be issued in the merger. If the securities to be issued are traded on the NYSE, NASDAQ or AMEX, the conversion price will be the product of (a) the average per share closing price of such securities for the five business days preceding the fifth business day preceding the closing of such merger or other form of corporate reorganization, (b) 0.7 and (c) the ratio equal to the number of shares of such securities to be issued for each share of Vascular Genetics common stock. For example, if the merger with GenStar would have been completed on December 16, 2002, the $1,248,633 in principal of the convertible debentures, excluding interest, would have been converted into approximately 3,398,778 shares of Vascular Genetics common stock.

If the securities to be issued in the merger or other form of corporate reorganization are not traded on the NYSE, NASDAQ or AMEX, the conversion price will be the product of (a) the fair market value per share of such securities, as determined by an independent appraiser selected by Vascular Genetics using commercially reasonable methods, within twenty days preceding the closing of such merger or other form of corporate reorganization, (b) 0.7 and (c) the ratio equal to the number of shares of such securities to be issued for each share of Vascular Genetics common stock.

If Vascular Genetics does not complete any merger or other form of corporate reorganization with another corporation prior to November 25, 2003, the conversion price will be $0.40. For example, $100,000 of principal and accrued interest would convert into 250,000 shares of Vascular Genetics common stock.

The conversion of the debt instruments into Vascular Genetics common stock prior to the proposed merger with GenStar will decrease the exchange ratio that represents the number of shares of GenStar common stock to be issued for each share of Vascular Genetics stock in the merger. The amount of this decrease will depend on the number of shares of Vascular Genetics common stock issued upon conversion of the debt instruments, which will itself depend on the trading price of GenStar common stock before the conversion. A lower trading price of GenStar common stock will result in additional shares of Vascular Genetics common stock issued upon conversion of the debentures and, therefore, a lower exchange ratio.

Vascular Genetics’s Loan Financing

In addition to its sale of convertible debentures, Vascular Genetics completed a debt financing in November 2002 in which it borrowed $480,000 through loans from several existing stockholders and other parties. These loans accrue interest at the prime interest rate plus 2%. The total principal and accrued interest of these loans must be repaid by May 15, 2003. In connection with the loans, Vascular Genetics issued warrants to purchase 96,000 shares of Vascular Genetics common stock at an exercise price of $0.01 per share. If the closing of the merger occurs, Vascular Genetics will repay the loans as they come due; however, Vascular Genetics may obtain funds for such purpose from GenStar either as an equity contribution or other transaction. The warrants provide that they will automatically be exercised for Vascular Genetics common stock prior to the completion of the merger.

THE MERGER

This section of the proxy statement/prospectus describes the proposed merger. While GenStar believes that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the merger and the merger agreement.

Background of the Merger and Related Agreements

The terms and conditions of the merger agreement and the merger are the result of arm’s-length negotiations between representatives of GenStar and Vascular Genetics. The following is a summary of the background of these negotiations.

On an ongoing basis, the board of directors of GenStar evaluates strategic issues facing the company. In October 2001, Paul D. Quadros, Chairman of the board of GenStar, together with Dr. Robert E. Sobol, the Chief Executive Officer, and the other members of its board of directors reviewed and discussed strategic issues with respect to identifying and exploring additional applications of GenStar’s gene therapy technology in combination with later stage products under development by other companies. The review included scenarios in which GenStar would pursue an independent growth strategy, as well as options to pursue a business combination or strategic partnership with a range of companies in various sectors of the industry.

Due to the market size, it was determined that cardiovascular disease might represent an opportunity to leverage GenStar’s assets with one or more available industry technologies. GenStar’s management identified companies that had focused their research and development efforts on cardiovascular disease, including Vascular Genetics.

GenStar and Vascular Genetics had previously discussed a merger. In 1998, Dr. Sobol had met with Dr. Allen Cato, then President and Chief Executive Officer of Vascular Genetics, to discuss possible synergies that could be realized by combining the two companies. At that time, Dr. Cato indicated that Vascular Genetics wanted to pursue its strategic initiatives independently and that it was not interested in advancing the discussions. However, it was agreed that the two companies would keep in contact with each other to consider a potential future business relationship.

Periodic communications between GenStar and Vascular Genetics occurred during the ensuing years, where each company was apprised of the progress of the other. As a result of such communications, GenStar management was aware of the development progress and clinical results of Vascular Genetics’s angiogenesis VEGF-2 gene therapy projects.

In late 2001, the board of directors of GenStar directed management to contact Vascular Genetics again to determine if there was renewed interest in exploring a merger or strategic partnership with GenStar.

In January 2002, GenStar’s management re-initiated contact with Vascular Genetics. In late January, after executing appropriate confidentiality agreements, Dr. Sobol met with Richard E. Otto, the new President and Chief Executive Officer of Vascular Genetics, to assess GenStar’s laboratory and manufacturing capabilities as they related to the needs of Vascular Genetics’s gene therapy projects. GenStar management expressed interest in Vascular Genetics’s research and development projects and indicated interest in working with Vascular Genetics to satisfy its laboratory and manufacturing needs.

On April 8, 2002, Mr. Otto visited GenStar in San Diego, California for a presentation relating to GenStar’s manufacturing capabilities specific to Vascular Genetics’s needs and to tour GenStar’s manufacturing facility. Following the presentation, Mr. Otto, Dr. Sobol and Mr. Quadros met to discuss a possible merger or strategic partnership, including the possibility of a merger between GenStar and Vascular Genetics.

On May 20, 2002, Mr. Quadros, Dr. Sobol and Mr. Otto met in Dallas, Texas to further discuss a possible merger. This discussion was followed by a telephone discussion between Dr. Sobol and Mr. Otto on June 3, 2002, at which time the parties agreed to initiate discussion of key terms and conditions of the proposed transaction.

In late May 2002, GenStar retained Wilson Sonsini Goodrich & Rosati, P.C., or WSGR, as its legal counsel in connection with the proposed transaction. In June 2002, GenStar retained Duff & Phelps, LLC, as financial advisor to the board of directors of GenStar to analyze whether the terms of the proposed transaction were fair from a financial point of view to GenStar common stockholders.

On June 14, 2002, Mr. Otto presented the possibility of a merger with GenStar to Vascular Genetics’s board of directors. Mr. Otto outlined the prior discussions with GenStar and some of the potential advantages of a transaction between Vascular Genetics and GenStar. Vascular Genetics’s board of directors decided that it should explore the possibility of a merger with GenStar and directed Mr. Otto to negotiate the terms of a letter of intent with GenStar.

Mr. Otto and Robert T. Atwood, Vascular Genetics’s Chief Financial Officer, spent several days during the week of July 8, 2002 at the GenStar facility negotiating the key terms and conditions of the merger with Dr. Sobol and Mr. Quadros. On July 11, 2002, Mr. Otto gave a presentation on Vascular Genetics and the proposed combined company to GenStar’s board of directors.

On July 15, 2002, Dr. Sobol and Mr. Quadros gave a presentation to the GenStar board of directors on the terms of a proposed non-binding letter of intent with Vascular Genetics to negotiate a definitive merger agreement. At the meeting, GenStar’s board of directors approved the letter of intent.

On July 17, 2002, Mr. Otto presented to Vascular Genetics’s board of directors the status of his negotiations with GenStar and the terms of a proposed non-binding letter of intent with GenStar to negotiate a definitive merger agreement. At the meeting, Vascular Genetics’s board approved the letter of intent.

Following Vascular Genetics’s board meeting on July 17, 2002, GenStar and Vascular Genetics executed the non-binding letter of intent and entered into an exclusivity period providing each company with the opportunity to perform financial and technical due diligence and negotiate a definitive merger agreement. The letter of intent contemplated a merger whereby GenStar would issue new shares of its common stock in exchange for all of Vascular Genetics’s outstanding capital stock. The maximum number of shares of GenStar common stock to be issued in the merger would be equal to the aggregate issued and outstanding shares of common stock of GenStar on a fully-diluted basis. As such, upon completion of the merger, the stockholders of Vascular Genetics would hold approximately 50% of the common stock of the combined company on a fully-diluted basis.

During the week of July 29, 2002, Mr. Otto, Mr. Atwood and Ms. Nina Sewell, consultant to Vascular Genetics, visited GenStar’s headquarters in San Diego, California to further the merger discussions and to tour and inspect GenStar’s manufacturing facility.

On August 8, 2002, Mr. Quadros, Mr. Otto and Mr. Atwood met with Victor W. Schmitt, a member of GenStar’s board of directors, in Chicago, Illinois to further the discussion of key terms and conditions of the proposed transaction.

On August 11, 2002, the board of directors of GenStar met telephonically with representatives of GenStar management, WSGR, and Duff & Phelps, and reviewed and discussed the proposed transaction. At the meeting, Dr. Sobol presented a detailed analysis on the status of Vascular Genetics’s clinical and regulatory activities, intellectual property, license agreements and corporate governance matters. WSGR gave a presentation to the board of directors on the terms of the merger agreement and the merger, and reviewed the board of directors’ fiduciary duties. In addition, representatives from Duff & Phelps reviewed the financial aspects of the proposed transaction. The board of directors directed Dr. Sobol to continue to work with WSGR to resolve any open issues with Vascular Genetics and, upon resolution of the open issues, to reconvene the board to review the proposed merger agreement and reconsider the proposed transaction.

On August 13, 2002, Vascular Genetics’s board of directors met with Vascular Genetics management and its outside counsel, McKenna Long & Aldridge LLP, or MLA, to review and discuss the proposed transaction. At the meeting, Mr. Otto, Mr. Atwood and MLA presented the status of the negotiations with GenStar, an early draft of a definitive merger agreement, and a summary of legal and financial due diligence regarding GenStar. Mr. Otto then presented a summary of the significant issues to be resolved in the definitive merger agreement. At the end of the meeting, Vascular Genetics’s board of directors authorized its management to continue discussions with GenStar for a definitive merger agreement.

On August 15, 2002, GenStar and Vascular Genetics agreed to extend the exclusivity period until August 31, 2002.

During the period between August 13, 2002 through September 13, 2002, GenStar and Vascular Genetics continued to negotiate the terms of a definitive merger agreement.

On August 16, 2002, the board of directors of GenStar held a meeting at which it received from management an update on the negotiations.

Mr. Otto spent the week of August 26, 2002 at GenStar’s offices to perform additional due diligence and to discuss remaining terms and conditions of the proposed transaction with Dr. Sobol and Mr. Quadros.

On August 27, 2002, August 29, 2002, August 30, 2002 and September 1, 2002, the board of directors of GenStar met to review and discuss certain terms and conditions of the proposed transaction.

Mr. Otto and Mr. Atwood visited GenStar again during the week of September 9, 2002 to meet with Dr. Sobol and Mr. Quadros to finalize all remaining issues regarding the terms and conditions of the proposed transaction.

On September 9, 2002, the board of directors of GenStar met telephonically with representatives of GenStar’s management, WSGR and Duff & Phelps, to once more consider the proposed transaction. At the meeting, WSGR updated the board of directors on the terms of the merger agreement and the merger and again reviewed the board of directors’ fiduciary duties. At this time, the board of directors received an opinion from Duff & Phelps that, based upon certain assumptions and qualifications, the consideration to be issued to Vascular Genetics stockholders in the proposed transaction was fair, from a financial point of view, to the common stockholders of the GenStar. Following additional discussion of the terms of the proposed acquisition, the board of directors of GenStar resolved, among other things:

•	that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the holders of the GenStar stockholders;

•	to approve and authorize the merger agreement and the transactions contemplated thereby; and

•	to recommend that the stockholders of GenStar approve the issuance of shares of GenStar common stock to stockholders and other security holders of Vascular Genetics.

Following the meeting, GenStar contacted Vascular Genetics to inform it that the GenStar board of directors had approved the proposed transaction.

On September 11, 2002, Vascular Genetics’s board of directors met with its management and MLA to consider the proposed transaction with GenStar. Vascular Genetics’s board was presented the updated terms of the definitive merger agreement and updated due diligence findings regarding GenStar. Following additional discussion among the board members, management and outside counsel, Vascular Genetics’s board of directors approved the definitive merger agreement and the merger with GenStar and resolved to declare its advisability to Vascular Genetics stockholders.

On the morning of September 13, 2002, GenStar, Vascular Genetics and Genesis Acquisition Corporation, a wholly owned subsidiary of GenStar, entered into the definitive merger agreement. In addition, certain GenStar stockholders and Vascular Genetics stockholders entered into voting agreements to vote in favor of the merger and the transactions contemplated thereby.

The parties issued a joint press release announcing the signing of the definitive merger agreement on September 13, 2002.

GenStar’s Reasons for the Merger

In its evaluation of the merger, GenStar’s board of directors reviewed and evaluated several factors, including, but not limited to, the following:

•
the judgment, advice and analysis of GenStar’s senior management with respect to the potential strategic, financial and operational benefits of the merger, based in part on the operational, technical, financial, accounting and legal due diligence investigations performed with respect to Vascular Genetics;

•
the opportunity to capitalize on the complementary strengths of GenStar and Vascular Genetics to accelerate the development of a later stage genetic therapy for cardiovascular disease, as well as other therapies targeting important, unmet needs in major pharmaceutical market sectors;

•
the potential synergies that could be realized in the merger by combining the later stage development products of Vascular Genetics with GenStar’s clinical laboratory, manufacturing facilities and personnel for the possible commercial production of the combined company’s biopharmaceuticals;

•	historical information concerning GenStar’s and Vascular Genetics’s respective operations, financial performance and condition, funding ability, technology, management and competitive position;

•	presentations by the Vascular Genetics management team to the senior management of GenStar and its board of directors;

•
current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of GenStar, and the historical fundraising experience of Vascular Genetics;

•	the opinion of GenStar’s financial advisor, Duff & Phelps, that the terms of the proposed transaction are fair, from a financial point of view, to the common stockholders of GenStar;

•
that the development of VEGF-2 applications to treat critical ischemic diseases of the heart and peripheral vascular systems could position the combined company as a competitor in the cardiovascular therapeutics market;

•	that the merger could greatly accelerate GenStar’s clinical activities, as the VEGF-2 application has already achieved significant milestones;

•	that the combined company would have a portfolio of gene-based therapies;

•
that the combined company would be able to continue established relationships with key corporate partners, including Human Genome Sciences, Inc., Baxter Healthcare Corporation and Johnson & Johnson, in order to enhance product development;

•	that the combined company may be better able to obtain additional financing than would GenStar if GenStar remained an independent entity, as the combined company would offer an experienced management team, manufacturing facilities, a later stage clinical development product with significant market potential, and other gene therapy products under development; and

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

The GenStar board of directors has determined that the merger and the terms of the merger agreement are fair to, and in the best interests of, the stockholders of GenStar. Accordingly, the GenStar board of directors recommends that the GenStar stockholders approve the issuance of GenStar common stock in the merger. In reaching its determination, the board of directors of GenStar considered, among other things, a number of the potential benefits of the merger, including the following:

•	the merger would provide GenStar stockholders the opportunity to participate in the potential growth of the combined company after the merger;

•
the combined company could benefit from the potential synergies created by combining the later stage development products of Vascular Genetics with GenStar’s clinical laboratory, manufacturing facilities and personnel as well as potential cost reductions created by eliminating redundant expenses of the companies;

•
the range of options available to the combined company to access private and public equity markets for additional capital in the future would likely be greater than the options available to GenStar alone; and

•
the competence of the Vascular Genetics management team, which would participate in the management of the combined company and could increase the likelihood that the long-term goals of combined company would be realized.

The GenStar board of directors also identified and considered a number of potentially negative factors concerning the merger, including the following:

•	the risk that the potential benefits sought in the merger might not be fully realized, or realized at all, under certain circumstances;

•
the possibility that the merger might not be completed in a timely manner or at all, the negative effects of which would be compounded by the reorganization of the company’s operations in anticipation of the integration of GenStar and Vascular Genetics following the completion of the merger;

•
the substantial charges expected to be incurred, primarily in late in 2002 and early in 2003, in connection with the merger, including the costs of integrating the operations of GenStar and Vascular Genetics and transaction fees and expenses arising from the merger;

•	the risk that despite the efforts of management of the combined company, key technical personnel might not remain employed by the combined company;

•	the risks related to Vascular Genetics’s operations and how they would affect the operations of the combined company;

•	the risk that Vascular Genetics will need additional interim funding to fund its operations until the completion of the merger (which was subsequently obtained); and

•	the other risks described in the section entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus.

The GenStar board of directors concluded that, on balance, the potential benefits of the merger to GenStar and its stockholders outweighed the potentially negative factors associated with the merger.

This discussion of the information and factors considered by the GenStar board of directors in formulating its recommendation to the GenStar stockholders is not intended to be exhaustive, but is believed to include all of the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, the board of directors did not reach a specific conclusion on any single factor considered, or any aspect of any particular factor, but rather it conducted an overall analysis of these factors. Individual members of the board of directors may have given different weight to different factors.

Recommendation of GenStar’s Board of Directors

After careful consideration, the GenStar board of directors has approved the merger agreement, the merger and the issuance of GenStar common stock in the merger and has determined that the merger and the issuance of GenStar common stock in the merger are fair to, and in the best interests of, the stockholders of GenStar. At the meeting where these actions were taken, a quorum was present and all directors present voted unanimously in favor of the merger and the issuance of GenStar common stock in the merger and for the resolution declaring that the merger and the issuance of GenStar common stock in the merger are fair to, and in the best interest of, the stockholders of GenStar.

The GenStar board of directors recommends that GenStar stockholders vote for approval of the issuance of GenStar common stock in the merger.

In considering the recommendation of the GenStar board of directors with respect to the issuance of GenStar common stock in the merger, GenStar stockholders should be aware that certain directors and executive officers of GenStar may have interests in the merger that are different from, or are in addition to, the interests of GenStar stockholders. See “The Merger—Interests of Certain Directors, Officers and Affiliates” beginning on page 61.

GenStar has obtained from certain GenStar stockholders their agreement to vote their shares of common stock in favor of the issuance of the shares of GenStar common stock in the merger. As of December 16, 2002, holders of approximately 18% of outstanding shares of GenStar common stock are obligated to vote in favor of the issuance of shares of GenStar common stock in the merger.

GenStar’s board of directors has, after careful consideration, determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, GenStar and its stockholders. The GenStar board of directors unanimously recommends that GenStar stockholders vote FOR approval of the issuance of GenStar common stock in connection with the merger.

Opinion of GenStar’s Financial Advisor

Under the terms of an engagement letter dated June 23, 2002, GenStar retained Duff & Phelps to provide financial advisory services to GenStar and a financial fairness opinion to GenStar’s board of directors. Duff & Phelps rendered a written opinion to GenStar’s board of directors to the effect that, as of September 12, 2002, the terms of the proposed merger were fair to the holders of the common stock of GenStar from a financial point of view. Duff & Phelps’s opinion is attached to this proxy statement/prospectus as Annex B. GenStar stockholders are encouraged to read this opinion in its entirety.

The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Duff & Phelps. In order to better understand the financial analyses performed by Duff & Phelps, the text below should be read together with the written opinion of Duff & Phelps delivered to the board of directors of GenStar on September 12, 2002. The Duff & Phelps opinion is based on the totality of the various analyses that it performed, and no particular portion of the analysis has any merit standing alone.

While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the GenStar board of directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to a partial analysis or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed, and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters many of which are beyond the control of GenStar, Vascular Genetics or Duff & Phelps. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of GenStar common stock may be traded at any future time.

GenStar’s engagement letter with Duff & Phelps provides that, for its services, Duff & Phelps is entitled to receive $125,000 due and payable as follows: $62,500 in cash upon execution of the engagement letter and the remaining $62,500 in cash upon delivery of the opinion, whether or not the opinion is favorable. GenStar has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to GenStar. The terms of the fee arrangement with Duff & Phelps, which GenStar and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between GenStar and Duff & Phelps, and the GenStar board of directors was aware of these fee arrangements.

Duff & Phelps was retained based on Duff & Phelps’s experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, corporate planning, and other purposes. Previously, Duff & Phelps had not provided financial advisory services to GenStar or Vascular Genetics.

In connection with its fairness opinion, Duff & Phelps made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. With regards to its analysis of the proposed merger, among other things, Duff & Phelps performed the following due diligence:

•	reviewed the Agreement and Plan of Reorganization dated September 12, 2002;

•	reviewed the final term sheet dated July 17, 2002;

•	reviewed certain financial information regarding GenStar and Vascular Genetics prepared by GenStar management;

•	reviewed the Recapitalization Agreement dated September 5, 2002 between Vascular Genetics and Human Genome Sciences, Inc.;

•	reviewed the Recapitalization Agreement dated September 6, 2002 between Vascular Genetics, Cato Holding Company and Cato Research Ltd.;

•	reviewed the Recapitalization Agreement dated August 22, 2002 between Vascular Genetics and St. Elizabeth’s Medical Center of Boston, Inc.;

•	reviewed the First Amendment to the HGS Agreement to be entered into between Vascular Genetics and HGS in accordance with the terms of the HGS Recapitalization Agreement; and

•	reviewed the First Amendment to the Amended and Restated License Agreement to be entered into between Vascular Genetics and HGS in accordance with the terms of the HGS Recapitalization Agreement.

With regards to its analysis of GenStar, among other things, Duff & Phelps performed the following due diligence:

•	conducted meetings with members of senior management of GenStar at their corporate headquarters in San Diego, California;

•
reviewed GenStar’s financial statements and SEC filings, including the annual report on Form 10-KSB for the year ended December 31, 2001, the quarterly report on Form 10-Q for the three months ended March 31, 2002, the quarterly report on Form 10-Q for the six months ended June 30, 2002, and unaudited internally prepared financial statements for the eight months ended August 30, 2002;

•	reviewed certain other financial information regarding GenStar prepared by GenStar management;

•	analyzed the historical trading price and trading volume of GenStar’s common stock;

•	reviewed various development, collaboration, distribution, royalty, licensing and other agreements between GenStar and third parties; and

•	reviewed other operating and financial information provided by GenStar management.

With regards to its analysis of Vascular Genetics, among other things, Duff & Phelps performed the following due diligence:

•	conducted meetings with members of senior management of Vascular Genetics;

•	reviewed various licensing agreements between Vascular Genetics and third parties;

•
reviewed audited financial statements for Vascular Genetics for fiscal years ended December 31, 2000 and 2001, audited financial statements which were in unissued draft form for fiscal years 1998 and 1999, and unaudited interim financial statements for the seven months ended July 31, 2002;

•	reviewed the article published in the publication, Circulation, dated April 2002, regarding the results of the Phase I/II trial of the VEGF-2 gene;

•	observed a presentation by Vascular Genetics management team prepared for potential investors; and

•	reviewed other operating and financial information provided by Vascular Genetics management.

Duff & Phelps’s fairness opinion is based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they can be evaluated by Duff & Phelps, as of September 12, 2002. Events occurring after September 12, 2002 could materially affect the assumptions used in preparing its fairness opinion.

In connection with its fairness opinion, with GenStar’s permission and without any independent verification, Duff & Phelps assumed that all information reviewed by it with respect to GenStar, Vascular Genetics and the merger, whether supplied by GenStar, Vascular Genetics or its advisors, or obtained by Duff & Phelps from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of GenStar or Vascular Genetics and was not furnished with such valuation or appraisal. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness opinion.

Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its fairness conclusions as of September 12, 2002. Although developments following the date of the Duff & Phelps opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise, or reaffirm its opinion. The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Duff & Phelps opinion is limited to the fairness of the terms of the proposed merger, to the GenStar common stockholders, from a financial point of view, as of September 12, 2002.

Analysis by GenStar’s Financial Advisor

Fair Market Value Analysis.    Duff & Phelps’s fairness analysis involved first determining the probable range of fair market value of the GenStar common stock on a pre-transaction, stand-alone basis, and then analyzing these values relative to the probable range of fair market value of the merged companies’ common stock assuming the consummation of the proposed merger.

The probable range of fair market value of the GenStar common stock on a pre-transaction, stand-alone basis was determined based on:

•	a fundamental valuation analysis of the company assuming no transaction,

•	a hypothetical liquidation analysis, and

•	GenStar common stock’s current and historical trading prices.

The probable range of fair market value of the GenStar common stock assuming the consummation of the Proposed Transaction was based on a fundamental valuation analysis of the merged companies, including synergies, on a fully diluted basis.

Selective Qualitative Factors Regarding GenStar.    All of GenStar’s products are in early stage development. This poses a significant risk to the company due to the fact that it is very difficult for early stage biotechnology companies to raise capital in the current market. As of the date of the Duff & Phelps opinion, GenStar had approximately $8.5 million in cash. Without new capital, GenStar would run out of cash by the middle of fiscal 2003. GenStar has a seasoned management team and approximately 50 employees. GenStar’s operations include 44,000 square feet of manufacturing facilities and two clean rooms.

Selective Qualitative Factors Regarding Vascular Genetics.    Vascular Genetics is a virtual company with a skeletal management team consisting entirely of newly hired personnel and a minimal amount of available cash. Vascular Genetics holds the exclusive worldwide licensing rights for VEGF-2 gene therapy for vascular disease applications from Human Genome Sciences, Inc. GenStar and Vascular Genetics management believe that the VEGF-2 gene appears to be safe and have activity in the treatment of cardiovascular disease. Vascular Genetics has completed a Phase I/II clinical trial and has submitted a draft protocol for a Phase II and possible Phase II/III clinical trial for its cardio vascular disease therapy. Vascular Genetics does not appear to have the resources, including management, facilities, or capital, to bring the VEGF-2 therapy to market.

Selective Qualitative Factors Regarding the Merged Company, Post-Transaction.    The merged company, post-transaction, offers a seasoned management team, manufacturing facilities with two clean rooms, a clinical stage II to III development product with significant market potential, and several other gene therapy products under development. Based on GenStar and Vascular Genetics management’s preliminary discussions with capital sources, there appears to be a significantly higher level of interest in providing capital to the merged companies than to either company on a stand-alone basis. Access to future capital is critical to the viability of the merged companies, as the current cash level of approximately $8.5 million is estimated to fund less than one year of operations of the merged companies.

The merged companies, post-transaction, will continue to face significant risks, including a relatively small amount of cash available to fund operations, no significant revenues projected in the near to medium-term future, and a weak market for raising capital. However, the merged companies appear to offer a higher probability of attracting capital to fund operations and greater upside potential to the GenStar common stockholder with the addition of the VEGF-2 therapy products.

Analysis of GenStar Common Stock on a Stand-Alone Basis.    To determine the probable range of fair market value of the GenStar common stock on a pre-transaction, stand-alone basis, Duff & Phelps performed a discounted cash flow analysis and a comparable public company analysis, performed a hypothetical liquidation analysis, and analyzed the current and historical trading prices of GenStar’s common stock.

Discounted Cash Flow Analysis of GenStar.    Duff & Phelps performed a discounted cash flow analysis of GenStar based on projections developed by Duff & Phelps, using management’s estimates regarding:

•	the life cycle of GenStar’s products in development,

•	the market potential for each product,

•	the estimated market penetration rates,

•	the timing of development phases,

•	the costs associated with each development phase, and

•	the corporate overhead allocation for each product.

These assumptions were verified by independent industry statistics, where available. The assumptions also incorporate royalty and milestone payments and revenue sharing with manufacturing and marketing partners.

Duff & Phelps determined the present value of the total cash flows generated by each product, including appropriate allocations for corporate overhead, over the product life cycle. The total cash flows for each product were then adjusted by the probability of success for each development phase based on the statistics provided by the Pharmaceutical Manufacturing and Research Association. The risk-adjusted cash flows were discounted to the present value using discount rates ranging from 20% to 25%. The implied discount rates, excluding the risk adjustment factor resulting from the probability analysis, ranged from approximately 40% to 45%, in line with current venture capital required rates of return.

The discounted cash flow analysis resulted in indications for GenStar’s total enterprise value ranging from $4.6 million to $17.5 million. After deducting from such enterprise value the value of notes payable in the amount of $378,000 and the value of options ranging from $500,000 to $2.1 million and warrants ranging from $300,000 to $1.2 million, results in a value of total common equity of $3.4 million to $13.8 million. Dividing by 32,280,726 fully diluted shares outstanding results in indications of common stock value per share for GenStar of $0.11 to $0.43.

Comparative Public Company Analysis.    As part of its analysis, Duff and Phelps performed an analysis of comparable publicly traded companies. Duff & Phelps identified a representative group of 25 publicly traded, early-stage, biotechnology companies with similar investment characteristics to GenStar. Duff & Phelps then determined the total enterprise value of each of the comparable public companies (calculated as common stock price times shares outstanding, plus preferred stock, plus debt and minority interest). Duff & Phelps researched each company to determine:

•	the number of products under development,

•	the phase of development for each product, and

•	the cash balance on the most recent balance sheet.

The comparable public companies were then analyzed as a ratio of total enterprise value relative to the number of products under development, and the cash balances.

The enterprise value of the comparable public companies ranged from $6.1 million to $840.8 million, with a median of $78.8 million. This compared to the indicated enterprise value of GenStar resulting from the discounted cash flow analysis of $4.6 million to $17.5 million. The total number of products currently in development from the pre-clinical phase through phase III development for the comparable public companies, excluding the products in the research and development phase, ranged from 1 to 15 products, with a median of 8 products. This compared to two products for GenStar.

The ratio of enterprise value to total number of products for the comparable public companies ranged from 0.9 to 127.5, with a median of 10.4. This compared to the ratio 2.3 to 8.8 for GenStar. The ratio of enterprise value to cash balances for the comparable public companies ranged from 0.8 to 168.4, with a median of 1.9. This compared to the ratio of 0.5 to 2.1 for GenStar. These implied ratios for GenStar appear reasonable based on the ranges implied for the comparable public companies and the risk factors specific to GenStar outlined above. Therefore, the comparable public company analysis supports the indicated range of total enterprise value for GenStar on a pre-transaction, stand-alone basis, derived in the discounted cash flow analysis.

Hypothetical Liquidation Analysis.    The hypothetical liquidation analysis provides an indication of common stockholder value based on an analysis that assumes that, in the event of a liquidation, the assets of GenStar are sold in an orderly basis, the liabilities are paid off, and the net proceeds are distributed to the company’s common stockholders. To perform this analysis, Duff & Phelps was provided with estimates by GenStar management. This analysis included determining:

•	the estimated value of GenStar’s assets and liabilities,

•	the estimated projected net cash flow of GenStar from the date of the last financial statements provided to Duff & Phelps until December 31, 2002, the assumed date of liquidation, and

•	an appropriate discount rate that incorporates the risk of the common stockholders receiving the net distributions.

In general, the hypothetical liquidation analysis assumes that GenStar would complete its liquidation of assets by December 31, 2002. This assumes that the MAX-AD, Dual-AD, and LENTI-HIV technologies are sold for $10.5 to $21 million and property plant and equipment are sold for approximately $2.1 million. This is added to cash and short-term investments of $8.5 million and recoverable restricted cash of approximately $200,000, resulting in total assets ranging from $21.4 million to $31.9 million.

This total is then reduced by the sum of: (i) all existing liabilities, including GenStar’s capital lease obligations and the liquidation preference of series A, B, and C preferred shares, (ii) interim net cash outflows associated with the operations of GenStar between August 31, 2002, the date of the most current financial statements made available to Duff & Phelps, and December 31, 2002, the date of distribution. Duff & Phelps estimated that the cash available for distribution to common stockholders, as of December 31, 2002, would range between $362,000 and $10.9 million, or $0.02 to $0.44 per share based on 23.9 million GenStar common shares issued and outstanding. Based on a 25% discount rate that reflects the risk to the common stockholder of achieving the cash flow distributions, the net present value ranges from $0.01 per share to $0.41 per share.

GenStar Historical Trading Prices.    Between September 11, 2001 and September 11, 2002, GenStar’s common shares traded at stock prices ranging from $0.25 to $3.75 per share. GenStar’s closing prices over the 30-day period prior to September 12, 2002 ranged from $0.45 to 0.63, with an average closing price of $0.55 per share. GenStar’s common stock price closed at $0.60 per share on September 11, 2002.

Analysis of GenStar Common Stock Post-Transaction.    To determine the probable range of fair market value of the GenStar common stock on a post-transaction, fully diluted basis, Duff & Phelps performed a discounted cash flow analysis and a comparable public company analysis.

Discounted Cash Flow Analysis of Merged Companies.    Duff & Phelps performed a discounted cash flow analysis of the merged companies based on projections developed by Duff & Phelps, using GenStar management estimates regarding:

•	the life cycle of GenStar and Vascular Genetics’s products in development,

•	the market potential for each product,

•	the estimated market penetration rates,

•	the timing of development phases,

•	the costs associated with each development phase, and

•	the corporate overhead allocation for each product.

These assumptions were verified by independent industry statistics where available. The assumptions also incorporate royalty and milestone payments and revenue sharing with manufacturing and marketing partners.

Duff & Phelps determined the present value of the total cash flows generated by each product, including appropriate allocations for corporate overhead, over the product life cycle. The total cash flows for each product were then adjusted by the probability of success for each development phase based on the statistics provided by the Pharmaceutical Manufacturing and Research Association. The risk-adjusted cash flows were discounted to the present value using discount rates ranging from 20% to 25%. The implied discount rates, excluding the risk adjustment factor by using a probability analysis, ranged from approximately 40% to 45%, in line with current venture capital required rates of return.

The discounted cash flow analysis resulted in indications for the merged companies a total enterprise value ranging from $34.1 million to $76.2 million. Deducting from such enterprise value the value of notes payable in the amount of $378,000, Vascular Genetics permitted indebtedness of $463,000, and the value of options ranging from $2 million to $4.5 million and warrants ranging from $1.1 million to $2.6 million, results in a value of total common equity of $30.2 million to $68.3 million. Dividing by 71,958,580 fully diluted shares outstanding results in indications of common stock value per share for GenStar of $0.42 to $0.95.

Comparative Public Company Analysis.    As part of its analysis, Duff and Phelps performed an analysis of comparable publicly traded companies. Duff & Phelps identified a representative group of 25 publicly traded, early-stage, biotechnology companies with similar investment characteristics to GenStar. Duff & Phelps then determined the total enterprise value of each of the comparable public companies (calculated as common stock price times shares outstanding, plus preferred stock, plus debt and minority interest). Duff & Phelps researched each company to determine:

•	the number of products under development,

•	the phase of development for each product, and

•	the cash balance on the most recent balance sheet.

The comparable public companies were then analyzed as a ratio of total enterprise value relative to the number of products under development, and the cash balances.

The enterprise value of the comparable public companies ranged from $6.1 million to $840.8 million, with a median of $78.8 million. This compared to the indicated enterprise value of the merged company resulting from the discounted cash flow analysis of $34.1 million to $76.2 million. The total number of products currently in development from the pre-clinical phase through phase III development for the comparable public companies, excluding the products in the research and development phase, ranged from 1 to 15 products, with a median of 8 products. This compared to four products for the merged company, post transaction.

The ratio of enterprise value to total number of products for the comparable public companies ranged from 0.9 to 127.5 with a median of 10.4. This compared to the ratio 8.5 to 19.1 for the merged company post transaction. The ratio of enterprise value to cash balances for the comparable public companies ranged from 0.8 to 168.4, with a median of 1.9. This compared to the ratio of 4.0 to 9.0 for the merged company, post transaction. These implied ratios for merged companies appear reasonable based on the ranges implied for the comparable public companies and the risk factors specific to GenStar and Vascular Genetics outlined above. Therefore, the comparable public company analysis supports the indicated range of total enterprise value for the merged companies on a post-transaction basis derived in the discounted cash flow analysis.

Summary Analysis.    Duff & Phelps’s indicated range of fair market value of the GenStar common stock, pre-transaction, stand-alone, on a fully diluted basis is as follows:

• Fundamental valuation analysis	$0.11–0.43

• Hypothetical liquation analysis	$0.01–0.41

• Range of latest 30-day closing prices	$0.45–0.63

Duff & Phelps’s indicated range of fair market value of the GenStar common stock on a post-transaction, fully diluted basis is as follows:

• Fundamental valuation analysis	$0.42–0.95

Based on the foregoing analysis, Duff & Phelps concluded that the terms of the proposed merger are fair to the holders of the common stock of GenStar from a financial point of view as of the date of its fairness opinion.

In its review and analysis, and in arriving at its opinion, Duff & Phelps assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the managements of GenStar and Vascular Genetics) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Duff & Phelps relied upon the assurances of the managements of GenStar and Vascular Genetics that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Duff & Phelps did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of GenStar or Vascular Genetics, nor was it furnished with any such evaluations or appraisals.

No company or transaction used in the above analyses is identical to GenStar, Vascular Genetics or the proposed merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

In performing its analyses, Duff & Phelps made numerous assumptions with respect to GenStar and Vascular Genetics’s performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps developed projections of future performance for GenStar and Vascular Genetics based on discussions with management of GenStar and Vascular Genetics and industry research. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps’s opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for GenStar or the effect of any other business combination in which GenStar might engage.

Duff & Phelps’s opinion to the board of directors of GenStar was one of many factors taken into consideration by the board of directors of GenStar in making its determination to approve the merger.

Vascular Genetics’s Reasons for the Merger

The board of directors of Vascular Genetics has carefully considered the advisability of the merger between Vascular Genetics and GenStar and believes that the terms of the merger are advisable and fair to the stockholders of Vascular Genetics. Vascular Genetics’s board of directors has approved and adopted the merger agreement between GenStar and Vascular Genetics and approved the merger with GenStar. The board of directors of Vascular Genetics recommends that the stockholders of Vascular Genetics vote for the approval and adoption of the merger agreement between GenStar and Vascular Genetics and the approval of the merger with GenStar.

In approving the merger agreement and the merger with GenStar, and in recommending that Vascular Genetics’s stockholders approve the merger agreement and merger with GenStar, the board of directors of Vascular Genetics reviewed the company’s due diligence investigation of GenStar, consulted with Vascular Genetics’s management, as well as its financial and legal advisors, and considered the potential benefits of the merger with GenStar as well as the risks associated with the GenStar merger. The material business, financial and other factors considered by the board of directors of Vascular Genetics are discussed below. Due to the number and wide variety of factors considered in connection with the evaluation of the merger with GenStar, Vascular Genetics’s board of directors did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the material factors considered in reaching its determination. Vascular Genetics’s board of directors viewed its position and recommendation as being based on the totality of the information and factors considered by it. In addition, individual members of Vascular Genetics’s board of directors may have given different weight to different information and factors.

GenStar’s portfolio of gene therapy patents, patent applications and product candidates.    Vascular Genetics’s board of directors considered that the combined company would have a stronger, more diversified and more valuable portfolio of gene therapy patents, patent applications, licenses and product candidates. Vascular Genetics does not currently own any patents or patent applications, but licenses certain patents and patent applications from third parties relating to gene therapy for the treatment of vascular disease. GenStar has filed a series of patent applications and holds licenses for patents and patent applications relating to gene therapy for the treatment of hemophilia, prostate cancer, HIV and other diseases. The combination with GenStar would provide

Vascular Genetics with a patent portfolio for the development of gene therapy product candidates in several additional markets, which the Vascular Genetics board of directors believed would increase stockholder value.

GenStar’s manufacturing and research assets and facilities.    Vascular Genetics’s board of directors considered GenStar’s manufacturing and research assets, facilities and capabilities. Vascular Genetics does not own or lease any manufacturing or research facilities and has relied upon third parties for the manufacturing of its clinical materials and the conduct of its clinical and regulatory activities. The combination with GenStar would provide Vascular Genetics with manufacturing and research assets and capabilities to assist Vascular Genetics in executing its business strategy for the development, testing and commercialization of its product candidates.

Enhanced personnel capabilities and strengths.    Vascular Genetics’s board of directors considered that the merger with GenStar would strengthen Vascular Genetics’s personnel by providing additional scientific and manufacturing expertise. Vascular Genetics currently relies upon consultants and other third parties for its scientific and manufacturing activities. The combination with GenStar would allow Vascular Genetics establish a strong team of personnel with additional scientific and manufacturing capabilities.

The financial terms of the merger with GenStar.    Vascular Genetics’s board of directors also considered the historical, current and projected financial condition and results of operations of Vascular Genetics without giving effect to the merger with GenStar and determined that Vascular Genetics was facing significant cash restraints resulting in difficulty in continuing Vascular Genetics’s clinical and regulatory activities. Vascular Genetics’s board of directors also considered the current financial condition of GenStar and that the cash held by GenStar could be used for undertaking the next phase of clinical trials for the VEGF-2 product for cardiovascular disease.

Increased liquidity for Vascular Genetics’s stockholders.    Vascular Genetics’s board of directors considered the fact that the merger with GenStar will provide liquidity to Vascular Genetics’s stockholders, subject to certain restrictions, in the form of GenStar common stock that is listed on the American Stock Exchange.

Effect of the merger on the VEGF-2 license.    Vascular Genetics’s board of directors considered the effect of the merger with GenStar on Vascular Genetics’s license agreement with Human Genome Sciences. The license agreement contains certain milestones that must be satisfied for Vascular Genetics to retain its license to use the VEGF-2 technology in the treatment of vascular disease. Human Genome Sciences has agreed to modify and extend the milestones upon the completion of the merger with GenStar in a manner that Vascular Genetics’s board of directors believes is beneficial to the stockholders of Vascular Genetics.

Inherent Risks and Negative Factors.    The board of directors of Vascular Genetics has also considered a variety of inherent risks and potentially negative factors in its deliberations concerning the merger with GenStar. In particular, the board of directors of Vascular Genetics considered, among other things, the consequent loss of Vascular Genetics’s independence, the possibility that the purported benefits considered may not materialize, and the other risks described under the section entitled “Risk Factors” beginning on page 20. In the view of the board of directors of Vascular Genetics, these considerations did not outweigh, individually or collectively, the advantages to Vascular Genetics of its merger with GenStar.

The board of directors of Vascular Genetics has not obtained a fairness opinion with respect to the merger with GenStar. Vascular Genetics has no right to terminate the merger agreement with GenStar based on its obtaining or not obtaining a fairness opinion.

After careful consideration of all the factors set forth above, the Vascular Genetics board of directors determined that the proposed merger is advisable and fair to Vascular Genetics and its stockholders. The Vascular Genetics board of directors recommends that Vascular Genetics stockholders vote FOR approval and adoption of the merger agreement and approval of the merger.

Interests of Certain Directors, Officers and Affiliates

When considering the recommendation of the board of directors of both companies, you should be aware that certain GenStar and Vascular Genetics directors and officers have interests in the merger that are different from, or are in addition to, the GenStar and Vascular Genetics stockholders. The companies’ boards of directors were aware of these potential conflicts and considered them in connection with approving the merger, the merger agreement, amendment to the merger agreement and, in the case of GenStar’s board, the issuance of GenStar common stock in connection with the merger.

Capital Stock Ownership

As of December 16, 2002, the executive officers and directors of Vascular Genetics and their affiliates beneficially owned an aggregate of 6,549,782 shares, or 41%, of outstanding Vascular Genetics common stock, which will be treated in the merger in the same manner as shares of Vascular Genetics common stock held by other stockholders of Vascular Genetics.

Directorships

Following the merger, the board of directors of the combined company will consist of nine members including the following persons: (i) Paul D. Quadros, Ivor Royston, M.D., Victor W. Schmitt and Robert E. Sobol, M.D., who are currently members of GenStar’s board of directors, (ii) John R. Larson, Richard E. Otto, Daniel Pharand, who are currently members of Vascular Genetics’s board of directors and (iii) James C. Gilstrap, who is currently a stockholder of Vascular Genetics. Paul D. Quadros will be the Chairman of the board of directors of the combined company.

Employment Arrangements

After the closing of the merger, Robert E. Sobol, Chief Executive Officer of GenStar, Richard E. Otto, Chief Executive Officer of Vascular Genetics, and Robert T. Atwood, Chief Financial Officer of Vascular Genetics, will enter into employment agreements to serve as President, Chief Executive Officer and Interim Chief Financial Officer, respectively, of the combined company. GenStar has also offered to enter into an employment agreement with Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, after the closing of the merger. The terms of these employment agreements will be determined by the board of directors and the Compensation Committee of the combined company and must be reasonably satisfactory to such officers.

Severance Arrangements

GenStar and Paul D. Quadros, the Chairman of the board of directors and current Chief Financial Officer of GenStar, amended Mr. Quadros’s consulting and employment agreement in connection with the merger agreement. Under the amendment, Mr. Quadros will serve as executive Chairman of GenStar until the later of the effective time of the merger or December 31, 2002. After that date, he will serve as a non-executive Chairman, present at GenStar only for board meetings, when directed by the board, or when invited by the management of GenStar. Mr. Quadros will remain an employee of GenStar and will continue to receive his current full base salary, full benefits and vesting of options until the later of December 31, 2003 or the one-year anniversary of the effective time of the merger. Mr. Quadros will not receive any severance package in connection with termination of his employment other than the assurance of employment through the later of December 31, 2003 or the one-year anniversary after of the effective time of the merger. All other severance payments or benefits have been waived. Mr. Quadros will receive, as Chairman of the board of directors, a compensation package as may be determined by the Compensation Committee of the board of directors of the combined company after the effective time of the merger. Mr. Quadros will be entitled to cash bonuses for fiscal years 2001 and 2002 if and when they are paid to other employees of GenStar.

In connection with the merger, GenStar has offered to pay Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, severance compensation in the event that GenStar terminates her employment, other than for cause, in an amount equal to three (3) months of her current base salary.

In November 2002, GenStar reduced its research and administrative staff to conserve resources. The research and administrative staff was reduced by approximately thirty percent, which included three former executive officers. As part of the severance arrangements, one of the three executive officers is entitled to accelerated vesting of options to purchase in the aggregate 20,000 shares of common stock. Two of the three executive officers have been offered consulting agreements, one terminating on December 31, 2002 and the other terminating upon the completion of the merger, for the limited engagement of completing certain operational tasks. Under the consulting agreements, the executive officers are entitled to compensation if certain performance goals are achieved. The compensation may include the acceleration of vesting of options to purchase a maximum amount of 62,812 shares of common stock.

Retention Payments

In connection with the merger, GenStar has offered to pay or grant Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, (a) $10,000 in cash, to be paid in five consecutive monthly installments of $2,000 each; (b) an additional $15,000 in cash, to be paid upon the completion of two milestones, which include the consummation of GenStar’s merger with Vascular Genetics and the successful completion of the manufacturing of the VEGF-2 product for the next clinical trials (the “Milestones”); and (c) an option to purchase 75,000 shares of GenStar common stock at an exercise price equal to the fair market value of GenStar’s common stock at the time of grant, with vesting acceleration upon the completion of both Milestones.

Change-In-Control Payments

Pursuant to an employment agreement between Vascular Genetics and Richard E. Otto, Chief Executive Officer of Vascular Genetics, if there is a change of control of Vascular Genetics, Mr. Otto may be entitled to a percentage of the gross consideration received by stockholders of Vascular Genetics based on a schedule set forth in his employment agreement. Mr. Otto receives no payment if the total of gross shareholder receipts is $25 million or less, 1% from $25 million to $50 million, 2% from $50 million to $100 million, 3% from $100 million to $150 million, 4% from $150 million to $200 million and 5% above $200 million. No payments are expected to be made to Mr. Otto under this clause in connection with the merger. Following the merger and until Mr. Otto enters into a new employment agreement with the combined company, in the event that Mr. Otto is terminated for any reason other than (i) the expiration of the employment period on January 6, 2004, (ii) for cause or (iii) a voluntary termination, Mr. Otto will receive three months’ salary in a lump sum cash payment.

Acceleration of Options

There will be no acceleration of vesting under any outstanding option agreements to purchase common stock of GenStar as a result of the merger. In connection with severance arrangements for a reduction in GenStar’s research and administrative staff in November 2002, the vesting of options held by former executive officers will be accelerated. See “The Merger—Interests of Certain Directors, Officers and Affiliates—Severance Arrangements” on page 61 for a discussion of these option vesting accelerations.

The Vascular Genetics Stock Option Plan permits the Vascular Genetics board of directors to accelerate the vesting of outstanding options at any time in its discretion, including, without limitation, in the event of a change of control. The Vascular Genetics board of directors does not currently intend to accelerate the vesting of any options.

Richard E. Otto has been granted an option to purchase 150,000 shares of Vascular Genetics common stock at an exercise price of $1.50 per share and an option to purchase 200,000 shares of Vascular Genetics common stock at an exercise price of $0.34 per share, which options fully vest only on completion of the merger.

Robert T. Atwood has been granted an option to purchase 64,900 shares of Vascular Genetics common stock at an exercise price of $1.50 per share and an option to purchase 200,000 shares of Vascular Genetics common stock at an exercise price of $0.34 per share, which options fully vest only on completion of the merger.

Agreements with Baxter Healthcare Corporation

In connection with the merger agreement, GenStar and Baxter Healthcare Corporation entered into agreements amending the Investor Rights Agreement, dated July 8, 1998, and the Asset Purchase Agreement, dated February 28, 1998. In addition, in connection with the merger, Baxter Healthcare Corporation and GenStar have agreed that the rights and preferences of Series A, Series B and Series C preferred stock, of which Baxter Healthcare Corporation is the sole holder, will be amended, subject to obtaining GenStar stockholder approval, in the manner described in this proxy statement/prospectus. Due to its ownership of GenStar stock, Baxter Healthcare Corporation is an affiliate of GenStar, and Victor W. Schmitt, an employee of Baxter Healthcare Corporation, is on the board of directors of GenStar. For a description of these amendments, see “Agreements Related to the Merger—Baxter Healthcare Corporation Agreements” beginning on page 85 and “Matters Being Submitted to a Vote of GenStar Stockholders—Proposal Nos. 4 through 6” beginning on page 100.

Waiver to Termination Provision of GenStar Warrants

Warrants to purchase 2,672,435 shares of GenStar common stock are outstanding as of the date of this proxy statement/prospectus having exercise prices ranging from $.05 to $2.35. Each of these GenStar warrants provides that the warrant terminates immediately prior to the completion of any transaction that results in the transfer of more than 50% of the outstanding voting power of GenStar. It is expected that the security holders of GenStar will hold approximately 50% of the outstanding common stock of the combined company following the merger, assuming the exercise of outstanding options and warrants of the combined company and conversion of all outstanding preferred stock into common stock, excluding GenStar’s Series C preferred stock. However, due to the outstanding options, warrants and preferred stock of GenStar, more than 50% of the voting power of the combined company will be held by Vascular Genetics stockholders immediately following the merger. As a result, unless amended, the warrants will terminate upon the completion of the merger.

At the time of issuing the warrants, it was not the intention of GenStar or the warrant holders that the warrants would terminate upon completion of a transaction involving the “merger of equals” such as the merger with Vascular Genetics. As such, in order to prevent the termination of the warrants in connection with the merger, GenStar is seeking the affirmative vote of the majority in voting power of the shares of GenStar common stock voting at the GenStar annual meeting, either in person or represented by proxy, to approve the waiver of the termination provision of each GenStar warrant such that each warrant will survive the completion of the merger. The terms of the warrants will not otherwise be modified. For additional information on this proposal, see “Additional Matters Being Submitted to a Vote of GenStar Stockholders—Proposal No. 10  Waiver of Termination Provision of GenStar Warrants” on page 115.

The following table sets forth the GenStar executive officers, directors and beneficial owners of more than 5% of GenStar common stock who own GenStar warrants that, subject to disinterested stockholder approval, will be waived:

Name	Position	Number of Shares of Common Stock	Exercise Price	Expiration Date
Peter F. Bernardoni(1)	Director	125,000	$0.74	July 8, 2005
Ivor Royston, M.D.	Director	25,000	$0.74	July 8, 2005
Peter F. Bernardoni(1)	Director	166,667	$0.30	April 28, 2006
Ivor Royston, M.D.	Director	83,333	$0.30	April 28, 2006
Carin D. Sandvik	Chief Accounting Officer and Corporate Secretary	16,667	$0.30	April 28, 2006
Aries Select, Ltd.(2)	5% stockholder	374,703	$0.75	January 21, 2005
Aries Select I LLC(2)	5% stockholder	170,045	$0.75	January 21, 2005
Aries Select II LLC(2)	5% stockholder	26,446	$0.75	January 21, 2005
Lindsay A. Rosenwald(2)	5% stockholder	33,112	$0.75	January 21, 2005
Victor W. Schmitt	Director	16,556	$0.75	January 21, 2005
All officers, directors and 5% stockholders	—	1,037,529	—	—

(1)
These warrants are held by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding, Inc. and Technology Funding Ltd., of which Mr. Bernardoni is an officer and a partner, are the managing general partners of Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding and Mr. Bernardoni are entitled to exercise voting and investment power with respect to all shares owned by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., and therefore are deemed to be beneficial owners of these shares.

(2)
Paramount Capital Asset Management, Inc. (“PCAM”) is the general partner of the parent entity of each of the Aries Select I LLC, Aries Select II LLC funds and serves as investment manager of Aries Select, Ltd. Dr. Lindsay A. Rosenwald is the chairman and sole stockholder of PCAM. As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of GenStar owned by Aries Select I LLC, Aries Select II LLC and Aries Select, LTD under Rule 13d-3 of the Securities Act of 1934. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, except to the extent of its pecuniary interest therein.

Waiver of Change of Control Benefits

Certain of GenStar’s executive officers participate in GenStar’s Supplemental Retirement Income Plan. Under the terms of this plan, the merger would trigger change of control benefits. The plan provides change of control benefits that include accelerated vesting of plan participant accounts and payout of account balances within five days of the change of control. In connection with the merger, GenStar anticipates obtaining waivers of the change of control benefits from the plan participants in return for the advantages conferred on participants by the merger and to avoid an immediately taxable distribution of deferred compensation benefits. It is a condition to closing the merger that such waivers of change of control benefits must be obtained.

Indemnification and Insurance

The combined company will indemnify each present and former officer and director of the companies against liabilities arising out of such person’s services as an officer or director and the transactions contemplated by the merger agreement, Vascular Genetics and GenStar will maintain directors’ and officers’ liability insurance to cover any such liabilities of its officers and directors occurring prior to the completion of the merger.

GenStar has entered into agreements indemnifying its executive officers and directors that contain provisions that may require GenStar to, among other things, indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors, other than liabilities that directors and officers may not be relieved of under Delaware corporation law, and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, GenStar’s certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by Delaware law; GenStar’s bylaws provide for the indemnification of the company’s directors, officers and agents; and GenStar has in place directors’ and officers’ liability insurance. GenStar anticipates maintaining such provisions and protections against liability that cover its existing directors and officers for their acts and omissions occurring prior to the completion of the merger.

Vascular Genetics’s certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by Delaware law and its bylaws provide for the indemnification of the company’s directors, officers and agents. Vascular Genetics’s certificate of incorporation provides that its directors shall not be found personally liable for any action unless such action involves:

•	a breach of duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•	activities described in Section 174 of the Delaware General Corporations Law; or

•	any transaction for which a director derived improper benefit.

Additionally, Vascular Genetics’s bylaws provide that Vascular Genetics will indemnify its directors and officers to the fullest extent permitted by Delaware law against:

•
reasonable expenses, actually and necessarily incurred by him in connection with any threatened, pending or completed action, suit or proceeding seeking to hold him liable by reason of his acting in such capacity; and

•	reasonable payments made by him in satisfaction of any judgment, decree, fine or penalty for which he may have become liable in any such action.

Vascular Genetics will advance funds for defending such action so long as the director or officer agrees to repay such amount unless it is determined he is entitled to be indemnified. Notwithstanding the foregoing, Vascular Genetics has agreed to indemnify its directors and officers against liability if the director or officer acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interest of Vascular Genetics.

Transfers under Rule 144

The issuance of GenStar common stock in connection with the merger will increase the number of shares of outstanding GenStar common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and affiliates of Vascular Genetics. This increase in the number of shares of outstanding GenStar common stock may help facilitate broader transfers of shares by affiliates.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including necessary GenStar and Vascular Genetics stockholder approval. The merger will become effective upon the filing of the certificate of merger with the State of Delaware. We expect the merger to occur in the first calendar quarter of 2003. However, because the merger is subject to customary conditions to closing, we cannot predict the exact timing.

Merger Consideration

If the merger is completed, each share of Vascular Genetics common stock, other than any dissenting shares, will be cancelled and extinguished and automatically converted into the right to receive a number of shares of

GenStar common stock equal to the “common stock exchange ratio,” which is determined in accordance with the provisions of the merger agreement. The common stock exchange ratio is calculated by dividing:

(i)
the total number of outstanding securities of GenStar as of the date that is five days prior to the closing of the merger, determined on an as-converted to common stock basis, including all outstanding options and warrants to purchase GenStar common stock that will survive the merger, plus an additional 500,000 shares of common stock, which are added in lieu of including GenStar’s outstanding Series C preferred stock in the calculation to the total number of outstanding GenStar securities, by

(ii)
the total number of outstanding securities of Vascular Genetics as of immediately prior to the effective time of the merger, determined on an as-converted to common stock basis, including all outstanding options and warrants to purchase Vascular Genetics capital stock that will survive the merger.

All shares of Vascular Genetics Series A and Series C preferred stock will be converted into Vascular Genetics common stock at the conversion ratios applicable to such shares immediately prior to the merger in accordance with the terms of Vascular Genetics’s amended and restated certificate of incorporation. In addition, all of Vascular Genetics’s convertible debentures will be converted into Vascular Genetics common stock immediately prior to the merger in accordance with the conversion feature of the convertible debenture.

If the merger is completed, each share of Vascular Genetics Series B preferred stock, other than any dissenting shares and shares of Vascular Genetics held by GenStar, will be cancelled and extinguished and automatically converted into the right to receive a number of shares of GenStar common stock equal to the “Series B preferred stock exchange ratio,” which is determined in accordance with the provisions of the merger agreement. The Series B preferred stock exchange ratio is calculated by multiplying the common stock exchange ratio by the number of shares of Vascular Genetics common stock into which each share of Vascular Genetics Series B preferred stock is convertible at the effective time of the merger.

If the merger had been completed on December 16, 2002, Vascular Genetics common stockholders would have received approximately 1.39 shares of GenStar common stock in exchange for each share of Vascular Genetics common stock, and holders of Vascular Genetics Series B preferred stock would have received approximately 2.41 shares of GenStar common stock in exchange for each share of Series B preferred stock.

It is anticipated that the shares of GenStar common stock, and the options and warrants to purchase GenStar common stock, to be issued in connection with the merger will represent approximately 50% of the outstanding common stock of the combined company after the merger, assuming exercise of all outstanding options and warrants to purchase common stock of the combined company and the conversion of all outstanding preferred stock, but excluding the conversion of Series C preferred. If the merger had been completed on December 16, 2002 and assuming that no options or warrants are exercised after the merger and GenStar’s Series A and Series C preferred stock are not converted into shares of common stock of the combined company, the current stockholders of GenStar would own approximately 43% of the outstanding common stock of the combined company and the current stockholders of Vascular Genetics would own approximately 57% of the outstanding common stock of the combined company.

Treatment of Vascular Genetics Stock Options and Warrants

Upon completion of the merger, each outstanding option to purchase Vascular Genetics common stock will be converted into an option to purchase the number of shares of GenStar common stock equal to the number of shares of Vascular Genetics common stock subject to such option multiplied by the common stock exchange ratio, at a per share exercise price equal to the per share exercise price of such option divided by the common stock exchange ratio. The new exercise price will be rounded up to the next whole cent.

Upon completion of the merger, outstanding warrants to purchase Vascular Genetics capital stock will be assumed by GenStar, except that each warrant will become exercisable for the number of shares of GenStar common stock that would have been issued to the holder of such warrant had the warrant been exercised immediately prior to the merger with the exercise price appropriately adjusted.

GenStar has agreed to file a registration statement on Form S-8 for the shares of GenStar common stock issuable with respect to options under the Vascular Genetics stock option plan. Upon the effectiveness of such registration statement on Form S-8, the common stock underlying the options will be freely transferable unless you are a stockholder who signed a stockholder agreement restricting transfer of your shares or are considered an affiliate of Vascular Genetics at the time the merger is submitted to the Vascular Genetics stockholders for vote or consent, in which case your shares may be sold only pursuant to Rule 144 of the Securities Act of 1933 or pursuant to a registration statement or another valid exemption from the registration requirements of the Securities Act of 1933.

Warrants to purchase shares of Vascular Genetics capital stock will become warrants to purchase shares of GenStar common stock, but will not be registered under the Securities Act of 1933. The common stock issuable with respect to the warrants will be restricted securities, and as such, may be sold only pursuant to Rule 144 of the Securities Act of 1933 or pursuant to a registration statement or another valid exemption from the registration requirements of the Securities Act of 1933.

GenStar and Vascular Genetics have also agreed that all agreements or plans relating to options, warrants, restricted stock and other securities of GenStar and Vascular Genetics which contain general change of control provisions that will result in the acceleration of vesting or repurchase rights in connection with the merger will be modified to eliminate such provisions, subject to certain exceptions.

Fractional Shares

No fractional shares, or options or warrants for fractional shares, will be issued in the merger. Instead of any fractional share, the total number of shares of GenStar common stock received by each Vascular Genetics stockholder will be rounded down to the nearest whole number of shares. Each option or warrant assumed by GenStar in the merger will, after the adjustments described above, be rounded down to the nearest whole number of shares of GenStar common stock and the exercise price will be rounded up to the next whole cent.

Exchange of Vascular Genetics Stock Certificates for GenStar Stock Certificates

When the merger is completed, the exchange agent will mail to Vascular Genetics stockholders a letter of transmittal and instructions for use in surrendering their Vascular Genetics stock certificates in exchange for GenStar stock certificates. When a Vascular Genetics stockholder delivers Vascular Genetics stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the stockholder’s Vascular Genetics stock certificates will be canceled and the stockholder will be entitled to receive a GenStar stock certificate representing the number of full shares of GenStar common stock to which the stockholder is entitled under the merger agreement.

Vascular Genetics stockholders should not submit their Vascular Genetics stock certificates for exchange unless and until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

Vascular Genetics stockholders are not entitled to receive any dividends or other distributions on GenStar common stock until the merger is completed and they have surrendered their Vascular Genetics stock certificates in exchange for GenStar stock certificates. If there is any dividend or other distribution on GenStar common stock with a record date after the completion of the merger and a payment date prior to the date that a Vascular Genetics stockholder surrenders Vascular Genetics stock certificates in exchange for GenStar stock certificates, the Vascular Genetics stockholder will receive any such dividend or other distribution with respect to the number of whole shares of GenStar common stock issued to the stockholder promptly after the GenStar shares are issued. If there is any dividend or other distribution on GenStar common stock with a record date after the completion of the merger and a payment date after the date on which a Vascular Genetics stockholder surrenders Vascular Genetics stock certificates in exchange for GenStar stock certificates, the Vascular Genetics stockholder will receive any such dividend or other distribution with respect to the number of whole shares of GenStar common stock issued to the stockholder promptly after the payment date.

GenStar will only issue a GenStar stock certificate in a name other than the name in which a surrendered Vascular Genetics stock certificate is registered if a Vascular Genetics stockholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that such stockholder paid any applicable stock transfer taxes.

Material United States Federal Income Tax Consequences of the Merger

The following summary represents the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to GenStar, and discusses the material United States federal income tax consequences of the merger to Vascular Genetics stockholders. The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

We do not discuss all United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	non-United States persons or entities;

•	financial institutions, mutual funds or insurance companies;

•	stockholders who acquired Vascular Genetics stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders whose shares of Vascular Genetics stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code; or

•	stockholders who hold Vascular Genetics stock as part of an integrated investment, including a “straddle,” comprised of shares of Vascular Genetics stock and one or more other positions.

In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax law. Nor does this discussion address:

•
the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in connection with the recapitalization of Vascular Genetics or transactions in which shares of GenStar common stock are acquired or shares of Vascular Genetics stock are disposed of,

•	the tax consequences of the merger or related transactions to holders of Vascular Genetics promissory notes, options or warrants, or

•	the tax consequences of the receipt of shares of GenStar common stock other than in exchange for shares of Vascular Genetics stock.

Further, this discussion assumes that Vascular Genetics stockholders hold their shares of Vascular Genetics stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code generally, as property held as an investment. Accordingly, we urge you to consult your tax advisors as to the specific tax consequences to you of the merger, including any applicable federal, state, local and foreign tax consequences.

The completion of the merger is conditioned upon the delivery by each of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to GenStar, and McKenna Long & Aldridge LLP, counsel to Vascular Genetics, of its opinion, on the basis of the facts, assumptions, and representations set forth in such opinions, to the effect that the merger will constitute a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Provided that the merger qualifies as a “reorganization”:

•	Vascular Genetics stockholders will not recognize any gain or loss solely upon the receipt of GenStar common stock in exchange for Vascular Genetics stock in the merger;

•
the aggregate tax basis of the GenStar common stock received by a Vascular Genetics stockholder in the merger, including any fractional share of GenStar common stock not actually received, will be equal to the aggregate tax basis of the Vascular Genetics stock surrendered in exchange therefor;

•	the holding period of the GenStar common stock received by a Vascular Genetics stockholder in the merger will include the holding period of the Vascular Genetics stock surrendered in the merger;

•
cash payments received by a Vascular Genetics stockholder for a fractional share of GenStar common stock will be treated as if such fractional share had been issued in the merger and then redeemed by GenStar, and Vascular Genetics stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	GenStar, Genesis Acquisition Corp. and Vascular Genetics will not recognize gain or loss solely as a result of the merger.

Each Vascular Genetics stockholder that receives GenStar common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Vascular Genetics stock surrendered and the fair market value of the GenStar common stock and cash, if any received in the merger, and to retain permanent records of these facts relating to the merger.

Neither GenStar nor Vascular Genetics will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Vascular Genetics stockholders. Neither the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, delivered in connection with the effectiveness of GenStar’s registration statement on Form S-4 (which opinion is attached as Exhibit 8.1) nor the closing tax opinions described above bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

In the event of a successful IRS challenge to the reorganization status of the merger, each of the Vascular Genetics stockholders would generally recognize gain or loss for United States federal income tax purposes upon the receipt of shares of GenStar common stock in exchange for shares of Vascular Genetics stock in the merger. A Vascular Genetics stockholder’s aggregate basis in the GenStar common stock so received would equal its fair market value as of the effective date of the merger, and each Vascular Genetics stockholder’s holding period for such GenStar common stock would begin the day after the merger.

Even if the merger qualifies as a reorganization, a stockholder could be required to recognize income or gain to the extent that consideration received in connection with the merger were considered to be received other than solely in exchange for GenStar stock. For example, in a published ruling, the Internal Revenue Service took the position that where consideration in an otherwise tax-free reorganization was reallocated to a stockholder to secure such stockholder’s vote for the transaction, the additional amount was taxable as ordinary income to such stockholder. Additional gain would also be recognized to the extent that a stockholder were treated as receiving

(directly or indirectly) consideration other than that described above in exchange for such stockholder’s stock. All or a portion of such income or gain may be taxable as ordinary income.

Accounting Treatment

The acquisition will be accounted for as a purchase of assets by GenStar for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the purchase, the results of operations of Vascular Genetics will be included in the consolidated financial statements of GenStar. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to the Emerging Issues Task Force’s Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business,” Vascular Genetics does not meet the criteria necessary to qualify as a business. Therefore, GenStar’s acquisition of Vascular Genetics does not qualify as a business combination under Statement of Financial Accounting Standards No. 141, “Business Combinations,” and no goodwill will result from the recording of the transaction. Identified intangible assets with finite lives will be amortized over those lives. The combined company will be required to review long-lived assets on at least an annual basis; to the extent the value of the long-lived assets are impaired, the combined company would be required to record the impairment charge. One of the intangible assets that will likely be identified is in-process research and development. The value of this intangible asset will be charged to the combined company’s operations in the quarter during which the transaction is completed. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. GenStar will determine the fair value of assets and liabilities and will make appropriate accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement/prospectus, GenStar has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the transaction.

Appraisal Rights of GenStar Stockholders

Holders of GenStar common stock will not have appraisal rights under Delaware law.

Appraisal Rights of Vascular Genetics Stockholders

Appraisal rights are available to dissenting holders of Vascular Genetics capital stock under Delaware law. If the merger is consummated, a holder of record of Vascular Genetics capital stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the “fair value” of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a Vascular Genetics stockholder must:

(1)	continue to hold his or her shares through the time of the transaction;

(2)	strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law; and

(3)	not vote in favor of the transaction.

This proxy statement/prospectus is being sent to all holders of record of Vascular Genetics stock on the record date for the Vascular Genetics stockholders’ meeting and constitutes notice of the appraisal rights available to these holders under Delaware law.

The following summary is not a complete statement of Section 262 of the Delaware General Corporation Law, and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, which is attached to this proxy statement/prospectus as Annex C and hereby incorporated by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus.

Written Demand

A holder of Vascular Genetics stock who elects to exercise appraisal rights under Section 262 of the Delaware General Corporation Law must deliver a written demand for appraisal of its shares of Vascular Genetics capital stock prior to the vote on the merger. Appraisal rights are only available to stockholders who do not vote in favor of the merger; there is no requirement that stockholders must vote against the merger in order to have appraisal rights. A vote against the merger, however, will not satisfy the requirement of a written demand for appraisal. Written demands should be sent to Andrew Surdykowski at McKenna Long & Aldridge LLP, 303 Peachtree Street, NE, Suite 5300, Atlanta, GA 30308. The written demand must:

•	identify the identity of the stockholder of record; and

•	state the stockholder’s intention to demand appraisal of his or her shares.

Only a holder of shares of Vascular Genetics capital stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal.

Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder’s name appears on the holder’s stock certificates representing shares of Vascular Genetics capital stock. If Vascular Genetics stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Vascular Genetics stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, that agent must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. A record holder such as a broker who holds shares of Vascular Genetics stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Vascular Genetics capital stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Vascular Genetics capital stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Vascular Genetics capital stock held in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Vascular Genetics meeting.

After the Merger

Within 10 days after the effective time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each stockholder of Vascular Genetics that satisfied the procedures established by Delaware law.

Within 120 days after the merger, any Vascular Genetics stockholder who has complied with the appraisal procedures is entitled, upon written request, to receive from the surviving corporation a statement:

•
setting forth the total number of shares of Vascular Genetics capital stock not voted in favor of the transaction with respect to which demands for appraisal have been received by Vascular Genetics and

•	the number of holders of those shares.

The statement must be mailed within 10 days after Vascular Genetics has received the written request or within 10 days after the time for delivery of demands for appraisal, whichever is later.

Petition in the Delaware Court of Chancery

Within 120 days after the merger, the surviving corporation or any stockholder who has complied with the appraisal requirements may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Vascular Genetics capital stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving or resulting corporation. If no petition is filed by the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation has no obligation, and has no present intention, to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed under Delaware law. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Vascular Genetics capital stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The fair value of the shares could be more than, the same as, or less than, the value of the merger consideration.

The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the court deems equitable. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Vascular Genetics capital stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

The Court of Chancery may require a dissenting stockholder to submit his or her share certificates to the Register in Chancery for notation of the appraisal proceeding. If a stockholder fails to comply with this order, the court may dismiss the appraisal proceedings as to such stockholder.

Rights of Vascular Genetics Stockholders Demanding Appraisal

Any stockholder who has demanded appraisal for his or her stock in compliance with Delaware law will not, after the transaction, be entitled to:

•	vote the stock subject to appraisal for any purpose or

•
receive payment of dividends or other distributions on the stock subject to appraisal, except for payment of dividends or distributions, if any, payable to stockholders of record at a date prior to the transaction.

Withdrawal of Written Demand for Appraisal

A stockholder may withdraw a demand for appraisal and accept the GenStar common stock as the merger consideration at any time within 60 days after the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery’s deeming the terms to be just. If, after the merger, a holder of Vascular Genetics stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will receive the same consideration specified in the merger agreement.

Merger Agreement Condition Regarding Appraisal Rights

GenStar is not obligated to effect the merger if holders of more than 10% of the outstanding shares of Vascular Genetics capital stock exercise, or have a continuing right to exercise, appraisal rights with respect to their shares by virtue of the merger.

Regulatory Filings and Approvals Required to Complete the Merger

GenStar is not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware. If any governmental approvals or actions are required, GenStar intends to try and obtain them. GenStar cannot assure you, however, that it will be able to obtain any such approvals or actions.

Ability to Sell GenStar Securities to be Issued in the Merger

The shares of GenStar common stock to be issued in the merger will be registered under the Securities Act of 1933. These shares will be freely transferable under the Securities Act, except for shares of GenStar common stock issued to any person who is an affiliate of Vascular Genetics. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Vascular Genetics and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of GenStar common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph (d) of Rule 145 under the Securities Act or any other applicable exemption under the Securities Act.

As a condition to GenStar entering into the merger agreement, certain stockholders of Vascular Genetics entered into stockholder agreements which prevents them from transferring the shares of GenStar common stock they will receive in connection with the merger during the 270-day period following the completion of the merger, subject to certain limited exceptions.

In addition, 10% of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger, will be deposited in an escrow fund until at least September 12, 2004 to serve as security for indemnification of GenStar and its officers, directors and affiliates against certain losses.

Escrowed shares that are not needed to satisfy indemnification claims made prior to September 12, 2004 will be distributed to the former Vascular Genetics stockholders after the payment of certain escrow expenses. For a description of the losses which may result in an indemnification claim by GenStar, see the section entitled “The Merger Agreement—Indemnification of GenStar and Escrow Fund” on page 81.

Unexercised options to purchase shares of Vascular Genetics common stock will become options to purchase shares of GenStar common stock. GenStar has agreed to file a registration statement on Form S-8 for the shares of GenStar common stock issuable with respect to options under the Vascular Genetics stock option plan.

Unexercised warrants to purchase shares of Vascular Genetics capital stock will become warrants to purchase shares of GenStar common stock, but will not be registered under the Securities Act of 1933. The common stock issuable with respect to the warrants will be restricted securities, and as such, may be sold only pursuant to Rule 144 of the Securities Act of 1933 or pursuant to a registration statement or another valid exemption from the registration requirements of the Securities Act of 1933.

Listing on the AMEX of GenStar Common Stock to be Issued in the Merger

It is a condition to the closing of the merger that the shares of GenStar common stock to be issued in the merger be approved for listing on the AMEX, subject to final notice of issuance.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus is a summary of the material terms of the merger agreement, as amended on November 26, 2002. Copies of the merger agreement and the amendment to the merger agreement amendment are attached as Annex A1 and Annex A2, respectively, to this document. This summary does not purport to be complete and may not contain all of the information that is important to you. You should refer to the full text of the merger agreement and the amendment to the merger agreement for details of the merger and the terms and conditions of the merger agreement.

General

The merger agreement provides that Genesis Acquisition Corporation, a wholly owned subsidiary of GenStar, will merge with and into Vascular Genetics. Vascular Genetics will survive the merger as a wholly owned subsidiary of GenStar.

The closing of the merger will occur no later than five business days after the last of the conditions to the merger have been satisfied or waived, or at another time as GenStar and Vascular Genetics agree. As soon as practicable after the closing, GenStar and Vascular Genetics will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of this certificate or at another time as GenStar and Vascular Genetics agree. GenStar currently expects that the closing of the merger will take place in the first calendar quarter of 2003. However, because the merger is subject to stockholder approvals and other customary conditions to closing, GenStar cannot predict exactly when the closing will occur.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the merger agreement and the merger having been approved and adopted by the stockholders of Vascular Genetics;

•	the issuance of GenStar common stock in the merger, and the name change to CorAutus Genetics, Inc. having been approved and adopted by the stockholders of GenStar;

•
the registration statement on Form S-4, of which this proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act of 1933 and not having been the subject of any stop order and no proceedings seeking a stop order having been initiated or threatened and no similar proceeding with respect to the proxy statement having been initiated or threatened in writing by the SEC;

•
no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger being in effect;

•	the shares of GenStar common stock issuable to the Vascular Genetics stockholders in connection with the merger having been authorized for listing on the AMEX subject to notice of issuance;

•
each of GenStar and Vascular Genetics each having adequate liability coverage, to the satisfaction of the other party, under its respective insurance policies and fidelity bonds to cover any potential liability to GenStar, Vascular Genetics, their respective properties or any of their respective directors or officers in any potential or threatened action, suit, proceeding, claim, arbitration or investigation;

•
the representations and warranties of the other party set forth in the merger agreement being true and correct as of the date the merger closes, except for (i) changes contemplated by the merger agreement, (ii) those representations and warranties that address matters only as of a particular date and (iii) breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to amount to a material adverse change in the case of Vascular Genetics or have a material adverse effect in the case of GenStar or Genesis Acquisition Corporation;

•
the other party to the merger agreement having performed or complied with all of the agreements and covenants required by the merger agreement to be performed by them at or before completion of the merger;

•	the other party to the merger agreement having furnished satisfactory evidence that it has obtained the consents, approvals and waivers necessary under the merger agreement;

•	GenStar and Vascular Genetics each receiving a legal opinion from the other party’s legal counsel;

•	GenStar and Vascular Genetics each receiving a certificate of good standing from the Secretary of State of the State of Delaware attesting to the other party’s good standing in that state;

•
any pending or threatened action, suit, proceeding, claim, arbitration or investigation initiated by or against the other party or any of its respective subsidiaries, directors and officers (in their capacities as such) having reached final adjudication or settlement, or adequate provision having been made by the other party that it and its directors and officers will be protected against any potential liabilities in any such pending action, suit, proceeding, claim, arbitration or investigation;

•
the other party having good and valid title to, or in the case of leased or licensed properties and assets, valid leasehold interests in or licenses to, all of its intellectual property rights, free and clear of any liens, except as permitted in the merger agreement; and

•	each party receiving an opinion from its own tax counsel that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Each of the conditions listed above is waivable by the party or parties whose obligations to complete the merger are so conditioned.

In addition to the above, Vascular Genetics’s obligation to effect the merger is subject to the satisfaction or waiver of each of the following additional conditions:

•	there not having occurred any material adverse change in the business or financial condition, when taken as a whole, of GenStar since June 30, 2002;

•
the average trading price for shares of GenStar common stock, as reported on AMEX, for the 15 day period ending on the third day prior to the closing date of the merger being equal to or greater than $0.30;

•	all shares of GenStar’s Series B preferred stock having been converted into GenStar common stock;

•
the Certificate of Designations setting forth the rights and preferences of GenStar’s Series A preferred stock having been amended to allow GenStar to convert GenStar’s Series A preferred stock into GenStar common stock;

•
GenStar having amended its Investor Rights Agreement with Baxter Healthcare Corporation so that, among other things, GenStar is not obligated to accept any subscription for its Series C preferred stock or to issue any additional shares of its Series C preferred stock;

•	Vascular Genetics’s four nominees and one independent nominee must have been elected by GenStar’s stockholders as five of the nine directors of the combined company;

•	GenStar having amended its bylaws to authorize at least nine (9) directors;

•	GenStar’s stockholders having approved the 2002 Stock Plan; and

•
all eligible participants in the Supplemental Retirement Income Plan having waived any payments they may be entitled to under the terms of the Supplemental Retirement Income Plan as a result of the merger agreement, the merger and the transactions contemplated thereby.

In addition to the above, the obligations of GenStar and Genesis Acquisition Corporation to effect the merger are subject to the satisfaction or waiver of each of the following additional closing conditions:

•	there not having occurred any material adverse change in Vascular Genetics since July 31, 2002;

•	all warrants, other than the assumed warrants, having been exercised for Vascular Genetics common stock or otherwise terminated;

•
holders of more than 10% of the outstanding shares of Vascular Genetics capital stock not having exercised, or having any continuing right to exercise, appraisal rights under applicable law with respect to their shares by virtue of the merger;

•
Vascular Genetics having consummated the transactions contemplated in the recapitalization agreements in order to effect the recapitalization discussed in the section entitled “Recent Developments of Vascular Genetics—Vascular Genetics’s Recapitalization” on page 43;

•
Vascular Genetics having terminated the following agreements: (a) the Second Amended and Restated Registration Rights Agreement dated February 28, 2001; (b) the Second Amended and Restated Subordination Agreement dated February 18, 2001; (c) the Third Amended and Restated Shareholders’ Agreement dated February 28, 2001; (d) the Restricted Stock Purchase Agreement with Todd Keiller dated November 17, 1997; and (e) the Restricted Stock Purchase Agreement with Jeffrey Isner dated November 17, 1997; and

•	each of the parties identified by Vascular Genetics as being an affiliate of Vascular Genetics having delivered to GenStar an executed affiliate agreement, each of which is in full force and effect.

The merger agreement provides that “material adverse change” means a material adverse change in the business or financial condition, when taken as a whole, of the applicable party. The merger agreement also provides that “material adverse effect” means a material adverse effect on the condition, properties, assets, liabilities, business, operations and results of operations, taken as a whole, of the applicable party.

No Solicitation

In the merger agreement, each of GenStar and Vascular Genetics has agreed that GenStar and Vascular Genetics and their respective subsidiaries will not, nor will either company authorize or permit any of the officers, directors, stockholders, agents, representatives or affiliates and representatives of it or its subsidiaries to, directly or indirectly:

•
solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of it or any of its respective subsidiaries, any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries;

•
provide information with respect to it to any person relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of it or its subsidiaries, any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries;

•	enter into an agreement with any person providing for the acquisition of it, any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries; or

•
make or authorize any statement, recommendation or solicitation in support of any possible acquisition of it or any of its subsidiaries, any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries by any person.

In the event that GenStar or Vascular Genetics receives an offer, proposal or request of the type discussed above, it has agreed to immediately notify the other party and provide information as to the identity of the offeror and the specific terms of such offer or proposal, and such other information related thereto as the other party may reasonably request.

Meetings of Stockholders

GenStar is obligated under the merger agreement to hold and convene a meeting of stockholders for purposes of considering the issuance of shares of GenStar common stock in connection with the merger, the name change and the election of directors. This obligation is not affected by an acquisition proposal with respect to GenStar or a change in GenStar’s board of directors’ recommendation.

Vascular Genetics is obligated under the merger agreement to hold and convene a meeting of stockholders for purposes of considering the approval of the merger agreement and the merger. This obligation is not affected by an acquisition proposal with respect to Vascular Genetics or a change in Vascular Genetics’s board of directors’ recommendation.

Covenants; Conduct of Business Pending the Merger

Both GenStar and Vascular Genetics agreed that they will conduct their business in the ordinary course in substantially the same manner as heretofore conducted and to take certain other agreed upon actions.

Each of GenStar and Vascular Genetics also agreed that it would conduct its business in compliance with specific restrictions relating to:

•	transferring intellectual property rights;

•	manufacturing, marketing, distribution, or similar rights to its products;

•	amending, modifying or violating certain contracts;

•	commencing litigation;

•	declaring or paying dividends or other distributions;

•	issuing securities;

•	modifying its articles of incorporation or bylaws;

•	acquiring assets or equity securities of other entities;

•	selling, leasing, licensing or otherwise disposing of assets;

•	incurring indebtedness;

•	paying severance to directors, officers, employees or consultants;

•	employment and employee benefits, including hiring or termination of employees or contract workers;

•	revaluing assets;

•	taking actions affecting the tax characterization of the merger;

•	paying or settling in excess of $25,000 in any one case or $100,000 in the aggregate any liabilities or obligations;

•	making tax elections, accounting methods regarding taxes, settlement of claims relating to taxes, or waiving limitation periods applicable to any claim or assessment in respect of taxes;

•	entering into strategic alliances, joint ventures, collaborations, joint developments or joint marketing arrangements;

•	paying obligations as they become due;

•	waiving any rights in excess of $25,000 in any one case or $100,000 in the aggregate;

•	canceling, amending or renewing insurance policies;

•	altering interests in any entity in which it may hold an interest;

•	amending any agreement relating to the indemnification of directors and officers; and

•	taking action that would prevent it from performing the above agreements.

Representations and Warranties

The merger agreement contains customary representations and warranties of GenStar and Vascular Genetics relating to, among other things:

•	corporate organization and qualification to do business;

•	capitalization and subsidiaries;

•	authorization, due execution and delivery of the merger agreement and related agreements;

•	effect of the merger on obligations of each company and under applicable laws;

•	regulatory approvals required to complete the merger;

•	permits required to conduct business and compliance with those permits;

•	financial statements and undisclosed liabilities;

•	changes in business;

•	taxes;

•	restrictions on the conduct of business;

•	title to properties owned and leased;

•	intellectual property used, owned and/or sold;

•	material contracts and insurance;

•	interested party transactions;

•	litigation and compliance with applicable laws;

•	compliance with applicable environmental laws and certain regulatory matters;

•	lack of brokers and finders’ fees in connection with the merger;

•	employee benefits and related matters;

•	information supplied for disclosure to stockholders;

•	the clinical, pre-clinical, safety and other studies and test conducted; and

•	indebtedness.

The representations, warranties and covenants of each of GenStar and Vascular Genetics will survive the merger for two years following the date of the merger agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Other Agreements

Each of GenStar and Vascular Genetics has agreed to:

•	take all action necessary to call a meeting of its respective stockholders;

•
provide that, absent a material adverse change in the other party, the board of directors of each party will recommend that its stockholders vote in favor of the merger and approve the merger agreement;

•	use commercially reasonable efforts to cause the registration statement on Form S-4 to become effective;

•	afford the other party and its accountants, counsel and other representatives reasonable access to certain of the party’s business information;

•	keep confidential information of the other party, except in limited circumstances;

•	minimize third party expenses;

•	not make disclosure of the subject matter of the merger agreement without approval by the other party;

•	obtain necessary consents, waivers and approvals from third parties and to effect all necessary registrations and filings;

•	use reasonable efforts to ensure that its representations and warranties remain true and correct in all respects;

•	promptly take, or cause to be taken, all actions and do all things necessary, proper or advisable under applicable laws and regulations to complete the merger;

•	remove any injunctions or other impediments or delays (legal or otherwise) in order to consummate and make effective the transactions contemplated by the merger agreement;

•
provide the other party notice of any event (or non-occurrence of an event) that is likely to cause its representations or warranties to be untrue and any failure to comply with or satisfy any covenant, condition or agreement under the merger agreement;

•	execute or deliver any additional instruments or perform any other acts that are necessary to complete the merger;

•
notify the other party of any proceeding initiated by certain of Vascular Genetics’s stockholders against GenStar or Vascular Genetics, or any of their respective subsidiaries, directors or officers (in their capacity as such), relating to the merger agreement, the merger, the other transactions contemplated by the merger agreement or actions taken by Vascular Genetics in contemplation of the merger and permit the other party to participate in the defense of the action;

•	amend or remove all necessary agreements of Vascular Genetics to eliminate accelerated vesting or repurchase rights thereunder;

•	take any action that will result in the merger failing to qualify as a tax-exempt reorganization; and

•	use their best efforts to minimize any material tax liability that may accrue to either party from actions or inactions before the merger closes.

GenStar and Vascular Genetics further agreed that:

•	GenStar will recommend to its stockholders that GenStar’s certificate of incorporation be amended to change GenStar’s name to “CorAutus Genetics, Inc.”;

•	GenStar will provide benefits to the employees of Vascular Genetics that are substantially equal to those provided to similarly situated employees of GenStar;

•
Vascular Genetics will terminate its employee benefit plans, including group severance, separation and salary continuation plans and any 401(k) plans, on the day immediately preceding the closing of the merger;

•	Vascular Genetics will use its reasonable efforts to deliver affiliate agreements to GenStar, or cause them to be delivered;

•	GenStar will authorize the shares to be issued in the merger for listing on the American Stock Exchange;

•
GenStar will assume all outstanding options to acquire Vascular Genetics common stock and file a registration statement on Form S-8 with respect to such assumed options promptly after the closing of the merger;

•
Vascular Genetics will obtain stockholder agreements from certain of its stockholders whereby such stockholders agree to vote in favor of the merger and to refrain from selling the GenStar common stock to be received by them in the merger for 270 days following the closing of the merger;

•	GenStar will receive representations and other disclosures from certain stockholders of Vascular Genetics;

•	upon completion of the merger, GenStar’s Chief Executive Officer will be Richard E. Otto, its President will be Robert E. Sobol and its Interim Chief Financial Officer will be Robert T. Atwood;

•
upon completion of the merger, GenStar’s board of directors will consist of nine directors and the nominees for members of the board of directors will be Victor W. Schmidt, Ivor Royston, M.D., Paul Quadros, Robert E. Sobol, Richard E. Otto, John R. Larson, Daniel Pharand, James Gilstrap and Eric N. Falkenberg, or such other person who is independent and jointly nominated by GenStar and Vascular Genetics;

•
upon completion of the merger, a representative of Human Genome Sciences, Inc. will be permitted to act as a non-voting observer at all meetings of GenStar’s board of directors as long as Human Genome Sciences, Inc. holds at least five percent of GenStar’s fully diluted capital stock;

•	all outstanding warrants for Vascular Genetics capital stock that are not assumed will terminate unexercised immediately prior to the closing of the merger;

•	GenStar will use commercially reasonable efforts to cause its outstanding shares of Series B preferred stock to be converted into shares of GenStar common stock prior to the closing of the merger;

•
Vascular Genetics will use commercially reasonable efforts to cause the conversion of all shares of its Series A and C preferred stock into Vascular Genetics’s common stock in accordance with its certificate of incorporation prior to the closing of the merger;

•
GenStar will use commercially reasonable efforts to amend its Investor Rights Agreement with Baxter Healthcare Corporation so that, among other things, GenStar is not obligated to issue or accept subscription for any shares of Series C preferred stock; and

•
GenStar will use commercially reasonable efforts to cause all eligible participants in its Supplemental Retirement Income Plan to waive any payments they may be entitled to under the terms of that plan as a result of the merger agreement, the merger or related transactions.

Vascular Genetics Recapitalization

Vascular Genetics agreed to use commercially reasonable efforts to satisfy the conditions to closing, and to consummate all of the contemplated transactions, in the following agreements:

•	Recapitalization Agreement, dated as of September 5, 2002, by and between Vascular Genetics and Human Genome Sciences, Inc.;

•	Recapitalization Agreement, dated as of September 6, 2002, by and between Vascular Genetics and Cato Holding Company and Cato Research Ltd.; and

•	Recapitalization Agreement, dated as of August 22, 2002, by and between Vascular Genetics and St. Elizabeth’s Medical Center of Boston, Inc.

These recapitalization agreements are discussed in the section entitled “Recent Developments of Vascular Genetics—Vascular Genetics’s Recapitalization” on page 43. The transactions contemplated in the recapitalization agreements were consummated in October 2002.

Termination

The merger agreement may be terminated at any time before the completion of the merger whether before or after stockholder approvals have been obtained:

•	by mutual written consent of GenStar and Vascular Genetics;

•
by GenStar or Vascular Genetics, if the merger is not completed before April 15, 2002, except that this right of termination is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date;

•
by GenStar or Vascular Genetics, if there is a final order of any federal or state court in effect preventing consummation of the merger, or there is any statute, rule, regulation or order enacted, promulgated or issued that would make the merger illegal;

•	by GenStar or Vascular Genetics if a material adverse change to the other party has occurred;

•
by GenStar if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued by any governmental entity, which would prohibit GenStar’s or Vascular Genetics’s ownership or operation of any portion of Vascular Genetics’s business or compel GenStar or Vascular Genetics to dispose of or hold separate all or any portion of their business or assets as a result of the merger;

•
by GenStar if it is not in material breach of its obligations under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Vascular Genetics and such breach has not been cured within twenty (20) business days after written notice to Vascular Genetics (however, no cure period is required for a breach which by its nature cannot be cured); and

•
by Vascular Genetics if it is not in material breach of its obligations under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of GenStar or Genesis Acquisition Corporation and such breach has not been cured within twenty (20) business days after written notice to GenStar (however, no cure period is required for a breach which by its nature cannot be cured).

Extension, Waiver and Amendment of the Merger Agreement

GenStar and Vascular Genetics amended the merger agreement on November 26, 2002. GenStar and Vascular Genetics may further amend the merger agreement before completion of the merger by mutual written consent.

Either GenStar or Vascular Genetics may, to the extent legally allowed and in a writing signed by both parties, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement, prior to completion of the merger.

Indemnification of GenStar and Escrow Fund

Ten percent of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger, will be deposited in an escrow fund upon the closing of the merger and will remain in such fund until at least September 12, 2004 to serve as security for indemnification of GenStar and its officers, directors and affiliates against losses resulting from:

•	any inaccuracy or breach of a representation or warranty of Vascular Genetics in the merger agreement;

•	any failure by Vascular Genetics to perform or comply with any of its covenants contained in the merger agreement; or

•
any action, suit, proceeding, claim, arbitration or investigation initiated by or against Vascular Genetics or any of its directors and officers relating to any matter whatsoever that is alleged to have occurred on or prior to the completion of the merger, including the pending litigation filed in the Superior Court in the State of Massachusetts against Vascular Genetics relating to the death of a patient enrolled in clinical trials conducted in 1999.

Notwithstanding the foregoing, any losses relating to any action, suit, proceeding or claim initiated by certain Vascular Genetics stockholders against GenStar or Vascular Genetics, or any of their respective subsidiaries, directors or officers (in their capacities as such) relating to the merger agreement, the merger, the other transactions contemplated therein or actions taken by Vascular Genetics in contemplation of the merger (including any such action, suit, proceeding or claim relating to the perfection of appraisal rights under Section 262 of the Delaware General Corporation Law) are not subject to indemnification from the escrow fund.

GenStar may not receive any shares from the escrow fund unless and until it suffers losses exceeding $100,000, which is the threshold amount. Once the threshold amount is equaled or exceeded, GenStar may recover from the escrow fund the total of its losses, excluding the first $100,000, which is a deductible, except for losses relating to breaches of representations and warranties in the merger agreement relating to the capital structure or tax and other returns and reports of Vascular Genetics, which are not subject to the deductible or the threshold amount.

In the event of a claim by GenStar for indemnification, the number of shares to be delivered to GenStar from the escrow fund to resolve the claim will be based on the value of the GenStar common stock at the time of resolution of the claim. The GenStar common stock will be valued using the five-day average of the closing prices on the AMEX or other principal securities exchange where such shares are then traded.

A securityholder agent, Century Capital Associates LLC, a Delaware limited liability company, will be appointed as agent and attorney-in-fact for each of the stockholders of Vascular Genetics to take all necessary actions on behalf of such stockholders with respect to the escrow fund. The securityholder agent will be paid an annual fee of $10,000 as compensation for services totaling 50 hours or less, which will initially be paid by GenStar but will be later reimbursed from the escrow fund, and will be paid an additional $250 per hour from the escrow fund for each hour worked in excess of 50 hours. The securityholder agent will be indemnified from the escrow fund for all losses, liabilities or expenses incurred in connection with its duties.

The escrow agent will administer the escrow fund in accordance with the terms of the merger agreement and escrow agreement. GenStar will pay all fees of the escrow agent and indemnify the escrow agent for all losses, liabilities or expenses incurred in connection with its duties.

On September 12, 2004, any shares of GenStar common stock remaining in the escrow fund not needed to satisfy claims made prior to such date will, after reimbursement of the securityholder agent and GenStar for fees and expenses incurred by the securityholder agent, be delivered to the Vascular Genetics stockholders.

GenStar and Vascular Genetics agree to attempt to resolve any objection to an escrow claim through good faith negotiation. In the event that such negotiation fails, either GenStar or Vascular Genetics can demand arbitration of the matter in accordance with the arbitration provisions of the merger agreement. The decision of the arbitrators as to the validity and amount of any claim will be binding and conclusive upon the parties, and may be entered in any court having appropriate jurisdiction. If the securityholder agent is deemed to be the non-prevailing party to any such arbitration, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including attorneys’ fees and costs (the “Arbitration Costs”) incurred by the parties shall be paid out of the escrow fund prior to payment of any loss; provided, however, that such Arbitration Costs may not exceed the greater of (i) $230,000, or (ii) 20% of the aggregate number of shares initially placed in the escrow fund, which value shall not exceed $600,000 in the aggregate for all such reimbursements. If GenStar is deemed to be the non-prevailing party to any arbitration, it shall pay the Arbitration Costs.

The provisions related to the escrow fund in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled “Escrow Arrangements.”

Indemnification of Vascular Genetics and the GenStar Indemnification Fund

A number of shares of GenStar common stock equal to 10% of the total number of shares of GenStar common stock to be issued in the merger, including shares of GenStar common stock that will be subject to Vascular Genetics options and warrants that are being assumed by GenStar in connection with the merger, will be held in the treasury of GenStar for a period of two years from closing of the merger to serve as security for indemnification of the stockholders of Vascular Genetics against losses resulting from:

•	any inaccuracy or breach of a representation or warranty of GenStar in the merger agreement;

•	any failure by GenStar to perform or comply with any of its covenants contained in the merger agreement;

•
any action, suit, proceeding, claim, arbitration or investigation initiated by or against GenStar or any of its respective subsidiaries, directors and officers (in their capacity as such) relating to any matter whatsoever that is alleged to have occurred (irrespective of when asserted) on or prior to the completion of the merger; provided, however, losses relating to any action, suit, proceeding or claim initiated by certain stockholders of Vascular Genetics against GenStar or Vascular Genetics, or any of their respective subsidiaries, directors or officers (in their capacity as such) relating to any Transaction Proceeding will not be subject to indemnification from the GenStar indemnification fund; or

•
any litigation, claim or investigation against GenStar or any of its officers, directors or employees relating to any alleged violation of the Securities Act of 1933 or Securities Exchange Act of 1934 or state or common law securities fraud, which violation is alleged to have occurred, irrespective of when asserted, on or prior to the completion of the merger.

The shares of GenStar common stock comprising the indemnification fund will remain in the treasury account of GenStar and will become beneficially owned by the Vascular Genetics stockholders only in the event that the distribution of such shares is required to indemnify or otherwise compensate such stockholders as provided in the merger agreement. The shares of GenStar common stock in the indemnification fund are included in the shares registered in this proxy statement/prospectus, and GenStar is obligated to take all reasonable actions to ensure that any shares distributed to Vascular Genetics stockholders will be freely tradable immediately if and when such shares are distributed.

Vascular Genetics stockholders may not receive any shares from the indemnification fund unless and until they suffer losses exceeding $100,000, which is the threshold amount. Once the threshold amount is equaled or exceeded, the Vascular Genetics stockholders may recover from the indemnification fund the total of their losses, excluding the first $100,000, which is a deductible, except for losses relating to breaches of representations and warranties in the merger agreement relating to the capital structure or tax and other returns and reports of GenStar, which are not subject to the deductible or the threshold amount.

In the event of a claim by the stockholders of Vascular Genetics, the number of shares to be issued to such stockholders from the indemnification fund to resolve the claim shall be based on the value of the GenStar common stock at the time of resolution of the claim. The GenStar common stock will be valued using the five-day average of the closing prices on the AMEX or other principal securities exchange where such shares are then traded.

The provisions related to the indemnification fund in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled “Parent Indemnification for Certain Losses.”

AGREEMENTS RELATED TO THE MERGER

Stockholder Agreements

As a condition to GenStar’s entering into the merger agreement, the Vascular Genetics stockholders indicated below entered into a stockholder agreement with GenStar pursuant to which, among other things, these stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of Vascular Genetics common stock in favor of the approval and adoption of the merger agreement and approval of the merger and against any other alternative transaction that may frustrate the completion of the merger.

The Vascular Genetics stockholders that entered into the stockholder agreement with GenStar are Cato Holding Company, Human Genome Sciences, Inc., Societe Innovatech Du Grande Montreal, St. Elizabeth’s Medical Center of Boston, Inc., Richard E. Otto, Robert T. Atwood, John R. Larson, Allen Cato, Craig Rosen, Richard Schatz and Lynda Sutton. As of December 16, 2002, these stockholders collectively owned approximately 87% of the outstanding common stock of Vascular Genetics and 69% of the outstanding common stock and preferred stock of Vascular Genetics, taken together. All of these stockholders are executive officers, directors, principal stockholders or entities controlled by such persons of Vascular Genetics.

As a condition to Vascular Genetics’s entering into the merger agreement, the GenStar stockholders indicated below entered into a stockholder agreement with Vascular Genetics pursuant to which, among other things, these stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of GenStar common stock in favor of the approval and adoption of the merger agreement and approval of the merger and against any other alternative transaction that may frustrate the completion of the merger.

The GenStar stockholders that entered into the stockholder agreement with Vascular Genetics are Baxter Healthcare Corporation, Peter F. Bernardoni, Yawen L. Chiang, Connie J. Kohne, Creighton Lawhead, Paul D. Quadros, William C. Raschke, Ivor Royston, Carin D. Sandvik, Victor W. Schmitt, Robert E. Sobol, and Technology Funding. As of December 16, 2002, these stockholders collectively owned approximately 18% of the outstanding common stock of GenStar. All of these stockholders are past or present executive officers, directors, principal stockholders or entities controlled by such persons of GenStar.

Under these stockholder agreements, the stockholders also agreed not to transfer GenStar capital stock and options or Vascular Genetics capital stock and options owned, controlled or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the termination of the merger agreement or the completion of the merger; provided transfers may be made to entities specified in the stockholder agreements and who agree in writing to be bound by the terms and provisions of the applicable stockholder agreement. The stockholders are also prevented from transferring the shares of GenStar common stock they hold, including the shares they will receive in connection with the merger, during the 270-day period following completion of the merger, subject to limited exceptions. The stockholder agreement entered into with GenStar stockholders further prohibits their exercise of any stock option or warrant to purchase GenStar common stock. The stockholders also agreed not to solicit, initiate, encourage the submission of any proposal from any person relating to any alternative transaction, or otherwise facilitate or encourage any alternative transaction.

In connection with its November 2002 reduction of research and administrative staff, GenStar and Vascular Genetics amended the stockholder agreements with the three executive officers of GenStar affected by the reduction. The amendments reduce the lock-up period for these three executive officers from 270 days to 90 days.

Affiliate Agreements

GenStar will be entitled to place appropriate legends on the certificates evidencing any GenStar common stock to be received by affiliates of Vascular Genetics and to issue stop transfer instructions to the transfer agent for the GenStar common stock held by them. These persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933 on shares of GenStar common stock to be received by them in the merger. Vascular Genetics has agreed to use reasonable efforts to cause its affiliates to execute affiliate agreements prior to the completion of the merger in order to document this understanding.

Employment Agreements

Richard E. Otto, Robert E. Sobol and Robert T. Atwood will be appointed the Chief Executive Officer, President and Interim Chief Financial Officer, respectively, of the combined company after the merger. Following the closing of the merger, each of Messrs. Otto, Sobol, and Atwood, will enter into employment agreements with GenStar on terms to be determined by the board of directors and the Compensation Committee of the combined company and must be reasonably satisfactory to each of such parties. GenStar has also offered to enter into an employment agreement with Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, after the closing of the merger.

Severance Agreement

In connection with the merger, GenStar and Paul D. Quadros have amended Mr. Quadros’s consulting and employment agreement. For a description of this amendment, see “The Merger—Interests of Certain Directors, Officers and Affiliates” on page 61.

In connection with the merger, GenStar has offered to pay Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, severance compensation in the event that GenStar terminates her employment, other than for cause, in an amount equal to three (3) months of her current base salary.

Retention Agreement

In connection with the merger, GenStar has offered to pay or grant Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, (a) $10,000 in cash, to be paid in five consecutive monthly installments of $2,000 each; (b) an additional $15,000 in cash, to be paid upon the completion of two milestones, which include the consummation of GenStar’s merger with Vascular Genetics and the successful completion of the manufacturing of the VEGF-2 product for the next clinical trials (the “Milestones”); and (c) an option to purchase 75,000 shares of GenStar common stock at an exercise price equal to the fair market value of GenStar’s common stock at the time of grant, with vesting acceleration upon the completion of both Milestones.

Baxter Healthcare Corporation Agreements

Vascular Genetics’s obligation to complete the merger is conditioned upon certain amendments relating to Baxter Healthcare Corporation’s relationship with GenStar. Specifically, the Investor Rights Agreement, dated July 8, 1998, between GenStar and Baxter Healthcare Corporation must be amended to provide that GenStar is not obligated to accept any subscription for Series C preferred stock or issue any additional shares of Series C preferred stock. In addition, all shares of Series B preferred stock, of which Baxter Healthcare Corporation is the sole holder, must be converted into GenStar common stock as a result of the merger, and the Series A preferred stock, of which Baxter Healthcare Corporation is also the sole holder, must be amended to allow GenStar, in its sole discretion, to convert the Series A preferred stock into common stock.

More specifically, Baxter Healthcare Corporation and GenStar have made or intend to make the following changes to agreements entered into between the companies and to the rights and preferences of preferred stock solely held by Baxter Healthcare Corporation in order to permit GenStar to satisfy the conditions to the merger relating to Baxter Healthcare Corporation’s relationship with GenStar:

•
Amended the Investor Rights Agreement to, subject to completion of the merger, (i) eliminate the obligation of GenStar to sell Series C preferred stock upon the achievement of certain performance milestones by giving GenStar the option make such sales; (ii) eliminate pre-emptive rights held by

Baxter Healthcare Corporation to purchase a portion of any new issuance of securities by GenStar; (iii) eliminate the requirement of supermajority board approval for recapitalizations, reorganizations, liquidations, dissolutions or any similar transactions; and (iv) make other non-substantive revisions;

•
Amended the Asset Purchase Agreement dated February 28, 1998 between GenStar and Baxter Healthcare Corporation such that, subject to completion of the merger, GenStar will be required to assign and transfer to Baxter Healthcare Corporation all of GenStar’s right, title and interest in certain intellectual property originally acquired from Baxter Healthcare Corporation in the event that GenStar voluntarily liquidates or becomes subject to a bankruptcy or insolvency proceeding;

•
Amend and restate GenStar’s Certificate of Designation of Preferences and Rights of Series A Preferred Stock, effective prior to the completion of the merger, to: (i) modify the conversion rights of the Series A preferred stock so that GenStar can elect to cause the conversion of all of the shares of Series A preferred stock; (ii) clarify that each share of the Series A preferred stock converts into 1,000 shares of common stock; and (iii) make certain other non-substantive revisions. See “Matters Being Submitted to a Vote of GenStar Stockholders—Proposal No. 4—Approval of the Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock” on page 100;

•
Amend and restate GenStar’s Certificate of Designation of Preferences and Rights of Series B Preferred Stock, effective prior to the completion of the merger, to: (i) amend the conversion rights of the Series B preferred stock to provide that (a) the shares of Series B preferred stock are convertible at the option of the holder at any time and (b) the shares of Series B preferred stock will be automatically converted into common stock immediately prior to the closing of the merger; (ii) clarify that the conversion price of the Series B preferred stock is fixed at $6.41 such that each share of Series B preferred stock is convertible into 156.01 shares of common stock; and (iii) make certain other non-substantive revisions. See “Matters Being Submitted to a Vote of GenStar Stockholders—Proposal No. 5—Approval of the Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock” on page 102; and

•
Amend and restate GenStar’s Certificate of Designation of Preferences and Rights of Series C Preferred Stock, effective prior to the completion of the merger, to: (i) amend the conversion rights of the Series C preferred stock so that the Series C preferred stock is convertible at the option of the holder on the earlier of (a) the achievement by GenStar of a product development milestone and (b) the close of business on June 13, 2010; (ii) clarify that the conversion price of the Series C preferred stock will be set as 110% of the fair market value of the GenStar common stock on the date that the Series C preferred stock becomes convertible into common stock; and (iii) make certain other non-substantive revisions. See “Matters Being Submitted to a Vote of GenStar Stockholders—Proposal No. 6—Approval of the Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock” on page 103.

Vascular Genetics Recapitalization Agreements

In the fourth quarter of 2002, Vascular Genetics consummated Recapitalization Agreements with each of its major related party creditors, Human Genome Sciences, Inc., Cato Holding Company and St. Elizabeth’s Medical Center of Boston, Inc. The consummation of these Recapitalization Agreements, which are discussed in the section entitled “Recent Developments of Vascular Genetics—Vascular Genetics’s Recapitalization” beginning on page 43, was a condition to the closing of the merger agreement.

Services Agreement

In December 2002, GenStar and Vascular Genetics entered into a services agreement whereby Vascular Genetics will pay GenStar for providing certain process development, manufacturing and quality services relating to the production of VEGF-2 clinical materials, including the purchase of equipment that is necessary for such production. GenStar and Vascular Genetics must mutually agree to the services provided and the terms regarding the services.

ANNUAL MEETING OF GENSTAR STOCKHOLDERS

General

GenStar is furnishing this proxy statement/prospectus to holders of GenStar capital stock in connection with the solicitation of proxies by the GenStar board of directors for use at the annual meeting of stockholders to be held on February 4, 2003 and at any adjournment, postponement or continuation thereof. This proxy statement/prospectus is first being furnished to stockholders of GenStar on or about December 27, 2002.

Date, Time and Place

The annual meeting of GenStar stockholders will be held on February 4, 2003 at 11:00 a.m., local time, at GenStar’s offices at 10030 Barnes Canyon Road, San Diego, California 92121.

Purpose of the GenStar Annual Meeting

The annual meeting is being held so that GenStar stockholders may consider and vote upon the following proposals:

1.
To approve the issuance of GenStar common stock pursuant to the Agreement and Plan of Reorganization, dated as of September 12, 2002 and as amended on November 26, 2002, among GenStar, Genesis Acquisition Corporation, a wholly owned subsidiary of GenStar, and Vascular Genetics Inc. under which Genesis Acquisition Corporation will be merged with and into Vascular Genetics, with Vascular Genetics surviving the merger and becoming a wholly owned subsidiary of GenStar.

2.	To approve the amendment and restatement of GenStar’s certificate of incorporation that will become effective immediately prior to the closing of the merger. The amendment and restatement will:

•	change GenStar’s name to CorAutus Genetics, Inc.; and

•	increase the authorized number of shares of capital stock to 105,000,000, of which 100,000,000 shares will be designated as common stock.

3.
To approve a series of nine amendments to GenStar’s certificate of incorporation to effect a reverse stock split of GenStar’s common stock in a ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9 or 1-for-10, the final ratio to be chosen by the sole discretion of GenStar’s board of directors.

4.
To approve the amendment and restatement of GenStar’s Certificate of Designation of Preferences and Rights of Series A Preferred Stock that will become effective immediately prior to the completion of the merger. The amendment and restatement will:

•	modify the conversion rights of the Series A preferred stock so that GenStar can elect to cause the conversion of all of the shares of Series A preferred stock;

•	clarify that each share of the Series A preferred stock converts into 1,000 shares of common stock; and

•	make certain other non-substantive revisions included in the Amended and Restated Certificate of Designation included as Annex F.

If this proposal is approved by the GenStar stockholders but the merger is not consummated, approval of this proposal will be deemed approval of the clarification to the Series A preferred stock conversion ratio and the non-substantive changes included in the Amended and Restated Certificate of Designation included as Annex F.

5.
To approve the amendment and restatement of GenStar’s Certificate of Designation of Preferences and Rights of Series B Preferred Stock that will become effective immediately prior to the completion of the merger. The amendment and restatement will:

•
amend the conversion rights of the Series B preferred stock to provide that the shares of Series B preferred stock will be automatically converted into common stock immediately prior to the closing of the merger;

•	clarify that the conversion price of the Series B preferred stock is fixed at $6.41 such that each share of Series B preferred stock is convertible into 156.01 shares of common stock; and

•	make certain other non-substantive revisions included in the Amended and Restated Certificate of Designation included as Annex G.

If this proposal is approved by the GenStar stockholders but the merger is not consummated, approval of this proposal will be deemed approval of the clarification to the Series B preferred stock conversion price and the non-substantive changes included in the Amended and Restated Certificate of Designation included as Annex G.

6.
To approve the amendment and restatement of GenStar’s Certificate of Designation of Preferences and Rights of Series C Preferred Stock that will become effective immediately prior to the completion of the merger. The amendment and restatement will:

•
amend the conversion rights of the Series C preferred stock so that the Series C preferred stock is convertible at the option of the holder on the earlier of (i) the achievement by GenStar of a product development milestone and (ii) the close of business on June 13, 2010;

•
clarify that the conversion price of the Series C preferred stock will be set as 110% of the fair market value of the GenStar common stock on the date that the Series C preferred stock becomes convertible into common stock; and

•	make certain other non-substantive revisions included in the Amended and Restated Certificate of Designation included as Annex H.

If this proposal is approved by the GenStar stockholders but the merger is not consummated, approval of this proposal will be deemed approval of the clarification to the Series C preferred stock conversion price and the non-substantive changes included in the Amended and Restated Certificate of Designation included as Annex H.

7.
To elect five (5) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

8.
To elect an additional five (5) directors to serve as of the completion of the merger and the resignation of one of the directors elected in Proposal 7, such that the board of the combined company will consist of a total of nine (9) directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal.

9.	To approve the adoption of GenStar’s 2002 Stock Plan.

10.
To approve the waiver of the termination provision of all outstanding warrants to purchase GenStar common stock so that such warrants will not terminate upon the completion of the merger between Genesis Acquisition Corporation and Vascular Genetics.

11.	To ratify the appointment of Ernst & Young LLP as GenStar’s independent auditors for the fiscal year ending December 31, 2002.

12.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the annual meeting.

Record Date

GenStar’s board of directors has fixed the close of business on December 16, 2002 as the record date for the annual meeting. Only holders of record of GenStar stock at the close of business on the record date are entitled to notice of and to vote at the meeting.

Quorum and Vote Required

As of the close of business on December 16, 2002, there were 24,020,584 shares of GenStar common stock outstanding and entitled to vote. A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the GenStar annual meeting if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. If you do not submit your proxy card or vote at the annual meeting your shares will not be counted as present for the purpose of determining a quorum. If a quorum is not present at the GenStar annual meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and “broker non-votes” count as being present to establish a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have instructions from the beneficial owner of the shares.

A description of the vote required to approve each proposal being submitted to a vote of GenStar stockholders is included with the description of each proposal beginning on page 91. For proposals requiring the approval of a majority of the outstanding shares of GenStar common stock, a failure to submit your proxy card or vote at the annual meeting, or an abstention, vote withheld or “broker non-vote” for such proposals, will have the same effect as a vote against the approval of such proposals. For proposals requiring the approval of a majority of the shares of GenStar common stock represented in person or by proxy entitled to vote at the annual meeting, a failure to submit your proxy card or vote at the annual meeting and “broker non-votes” will have no effect on the outcome of such proposals, however, abstentions or votes withheld for such proposals will have the same effect as a vote against approval of such proposals.

Voting of Proxies

GenStar requests that its stockholders complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to GenStar. For nondiscretionary matters, brokers holding GenStar common stock in “street name” may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that GenStar receives prior to the vote at the annual meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the matters being submitted to a vote of GenStar stockholders.

Other than the matters described under “Matters Being Submitted to a Vote of GenStar Stockholders” beginning on page 91, GenStar’s board of directors does not currently intend to bring any other business before the annual meeting other than as provided for in the Notice of Annual Meeting and, so far as GenStar’s board of directors knows, no other matters are to be brought before the annual meeting. If other business properly comes before the annual meeting, the proxies will vote in accordance with the judgment of the proxy holders.

Revocation of Proxies

Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of GenStar a signed notice of revocation or a later-dated signed proxy, or by attending the annual meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the annual meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares must follow their broker’s directions in order to change those instructions. You may also attend your annual meeting in person instead of submitting a proxy.

Solicitation of Proxies

GenStar will bear the costs of solicitation of proxies from its stockholders, including assembly, printing and mailing of this proxy statement/prospectus and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of GenStar common stock beneficially owned by others to forward to such beneficial owners. GenStar may reimburse persons representing beneficial owners of GenStar common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of GenStar in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of GenStar for such services. GenStar may hire a proxy solicitation firm to assist in the distribution and solicitation of proxies. If GenStar hires a proxy solicitor, GenStar expects to pay $12,500 for those services.

Directors, officers and certain stockholders of GenStar who collectively hold approximately 18% of the outstanding common stock on December 16, 2002 have entered into agreements to vote their shares in favor of approving the issuance of GenStar common stock in connection with the merger.

MATTERS BEING SUBMITTED TO A VOTE OF GENSTAR STOCKHOLDERS

PROPOSAL NO. 1
THE ISSUANCE OF SHARES IN THE MERGER

At the annual meeting of GenStar stockholders, and any adjournment or postponement thereof, GenStar stockholders will be asked to consider and vote upon a proposal to approve the issuance of common stock in the merger pursuant to an Agreement and Plan of Reorganization, dated as of September 12, 2002 and as amended on November 26, 2002, by and among GenStar, Genesis Acquisition Corporation and Vascular Genetics. Please refer to the sections entitled “The Merger” and “The Merger Agreement” for a detailed description of the terms of the merger.

Required Vote

Approval of the issuance of GenStar common stock in the merger will require the affirmative vote of the majority in voting power of the shares of GenStar common stock voting on the proposal at the GenStar annual meeting, either in person or represented by proxy.

GENSTAR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ISSUANCE OF GENSTAR COMMON STOCK IN THE MERGER

PROPOSAL NO. 2
APPROVAL OF GENSTAR’S SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Overview

GenStar’s Restated Certificate of Incorporation currently authorizes the issuance of 55,000,000 shares of stock, consisting of 50,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, having a par value $0.001 per share. Of the 5,000,000 shares of authorized preferred stock, 40,000 shares are designated as Series A preferred stock, 13,000 shares are designated as Series B preferred stock and 17,000 shares are designated as Series C preferred stock.

On November 21, 2002, GenStar’s board of directors adopted a Second Amended and Restated Certificate of Incorporation, subject to stockholder approval, which will become effective immediately prior to the closing of the merger. This new certificate of incorporation will:

•	Change GenStar’s name to “CorAutus Genetics, Inc.”; and

•	Increase the authorized number of shares of capital stock to 105,000,000, of which 100,000,000 shares will be designated as common stock.

Name Change

If approved by GenStar’s stockholders and filed with the Secretary of State of the State of Delaware, the Second Amended and Restated Certificate of Incorporation will effect a change to GenStar’s name from “GenStar Therapeutics Corporation” to “CorAutus Genetics, Inc.”

The Second Amended and Restated Certificate of Incorporation is included as Annex D to this proxy statement/prospectus.

Changes to Authorized Stock

Purpose of changes to authorized stock

GenStar’s board of directors believes that it is in GenStar’s best interest to increase the number of shares of common stock that it is authorized to issue in order to give GenStar the number of shares required to effect the merger between Genesis Acquisition Corporation and Vascular Genetics. GenStar’s board of directors also believes that the availability of additional authorized shares will provide it with the flexibility to issue securities for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, to acquire other companies and to grant warrants. No additional action or authorization by GenStar’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the GenStar’s common stock is then listed or quoted.

Dilutive effect of potential new stock issuances.

GenStar’s stockholders do not have preemptive rights with respect to its common stock. Should GenStar’s board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of common stock by GenStar could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

Anti-takeover effect of increase in authorized common stock.

The proposed increase in the authorized number of shares of GenStar common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of GenStar, it may be possible for GenStar to seek to impede the attempt by issuing shares of its common stock, which could dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of GenStar. Therefore, the increase in authorized shares may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging unsolicited takeover attempts, the increase may limit the opportunity for GenStar’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting GenStar’s current management, including its board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the GenStar’s business. However, GenStar’s board of directors is not aware of any attempt to take control of GenStar and has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Required Vote

The affirmative vote of the majority in voting power of GenStar’s outstanding common stock entitled to vote as of the record date is necessary for approval of the Second Amended and Restated Certificate of Incorporation.

GENSTAR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3
APPROVAL OF AMENDMENTS TO GENSTAR’S RESTATED CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

GenStar’s board of directors has considered, deemed advisable, adopted a resolution approving and recommends to the stockholders of GenStar for their approval a series of proposed amendments to GenStar’s certificate of incorporation, as amended by the other proposals in this proxy statement/prospectus, if approved by GenStar stockholders, to authorize the board to effect a reverse stock split for the purpose of increasing the per share market price of GenStar’s common stock in order to maintain its listing on the AMEX, to encourage investor interest in GenStar and to promote greater liquidity for GenStar’s stockholders. Under the proposed amendments, each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of common stock would be combined, converted and changed into one share of common stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined at the discretion of the board, pursuant to Section 242(c) of the Delaware General Corporation Law, following the annual meeting.

If approved by the stockholders, the board would have discretion until September 30, 2003 to implement a reverse stock split in any of the following ratios: 1:2, 1:3, 1:4, 1:5, 1:6, 1:7, 1:8, 1:9 and 1:10. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of GenStar and its stockholders. The actual timing for implementation of the reverse stock split would be determined by the board based upon its evaluation as to when such action would be most advantageous to GenStar and its stockholders. Furthermore, notwithstanding stockholder approval, the board would also have the discretion not to implement a reverse stock split. If the board were not to implement a reverse stock split by September 30, 2003, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the board were to elect to implement a reverse stock split, the board will set the exchange ratio within the range approved by the stockholders. The board would base such a determination upon the then current trading price of the common stock and the advice of GenStar’s financial advisors, among other considerations.

The form of the amendment to the certificate of incorporation that would be filed with the Secretary of State of the State of Delaware to effect reverse stock split is set forth in Annex E to this proxy statement/prospectus; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board deems necessary and advisable to effect the reverse stock split. If the stockholders approve this proposal and following such approval the board determines that a reverse stock split is in the best interest of GenStar and its stockholders, GenStar’s certificate of incorporation, as amended by the other proposals in this proxy statement/prospectus, if approved by GenStar stockholders, would be amended accordingly.

Purpose of the Reverse Stock Split

The board of directors recommends a reverse stock split for the following reasons:

•	The board believes that a reverse stock split is the most effective means of increasing the per share market price of GenStar’s common stock in order to maintain its listing on the AMEX.

•	The board believes that a higher per share market price of GenStar common stock could encourage investor interest in GenStar and promote greater liquidity for GenStar’s stockholders.

AMEX Listing.    While the AMEX listing requirements do not specify a minimum stock price, the AMEX will normally consider suspending dealings in, or de-listing, a security when the security sells for a substantial period of time at a low price per share and the issuer fails to effect a reverse stock split of such shares within a reasonable time after being notified by the AMEX that it deems such action to be appropriate. If the per share closing bid price of GenStar common stock remains low for a substantial period of time and GenStar fails to effect a reverse stock split within a reasonable time after the AMEX deems such action to be appropriate, GenStar common stock may be de-listed from the AMEX, which could reduce the liquidity of GenStar common stock, further decrease the market price of GenStar common stock and negatively impact the combined company’s ability to obtain additional capital. GenStar has not received any communication from the AMEX concerning its share price or the effect of its share price on GenStar’s continued listing. During the period from December 18, 2001 to December 18, 2002, the closing sales price per share of the GenStar’s common stock ranged from a high of $2.81 to a low of $0.25. The closing sales price on December 18, 2002 was $0.33.

Increased Investor Interest.    GenStar’s board of directors also believes that an increase in the per share price of the common stock could encourage increased investor interest in GenStar and possibly promote greater liquidity for GenStar’s stockholders. The board believes that the current low per share price of the common stock, which the board believes is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of the common stock. The board believes there are several reasons for this effect. First, many institutional investors look upon stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase the common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stock to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage for low-priced stocks.

Possibility that a Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

Stockholders should note that the effect of a reverse stock split upon the market price for GenStar’s common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the common stock after a reverse stock split will be 2 to 10 times, as applicable, the prices for shares of the common stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of the common stock immediately after a reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, a reverse stock split may not achieve the desired results that have been outlined above. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that a reverse stock split will not adversely impact the market price of the common stock or, alternatively, that the market price following a reverse stock split will either exceed or remain in excess of the current market price.

While GenStar expects a reverse stock split to be sufficient to dissuade the AMEX from delisting its common stock, it is possible that, even if a reverse stock split results in a sufficiently high bid price for the common stock, GenStar may not be able to continue to satisfy the additional guidelines for continued listing of its common stock on the AMEX. The AMEX may remove GenStar from listing when, in the opinion of the AMEX:

•	the financial condition and/or operating results of GenStar appear to be unsatisfactory;

•	it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the AMEX inadvisable;

•	GenStar has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company;

•	GenStar has failed to comply with its listing agreements with the AMEX; or

•	any other event shall occur or any condition shall exist which makes further dealings on the AMEX unwarranted.

GenStar believes that it satisfies all of these other maintenance guidelines as of the mailing date of these proxy materials. However, there can be no assurance that GenStar will be successful in continuing to meet all requisite maintenance guidelines.

If a reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following a reverse stock split may be required to pay higher transaction costs if they sell their shares in GenStar.

GenStar believes that the reverse stock split may result in greater liquidity for GenStar’s stockholders. However, it is also possible that the reduced number of shares outstanding could negatively affect the liquidity of GenStar’s common stock.

Board Discretion to Implement a Reverse Stock Split

If this proposal is approved by the stockholders of GenStar at the annual meeting, a reverse stock split will be effected, if at all, only upon a determination by the board that a reverse stock split (with an exchange ratio determined by the board as described above) is in the best interests of GenStar and its stockholders. Such determination shall be based upon the advice of GenStar’s financial advisors and certain other factors, including considerations as to continued listing on the AMEX, existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval of this proposal by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any reverse stock splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the board fails to implement any of the reverse stock splits by September 30, 2003, further stockholder approval would be required prior to implementing any reverse stock split.

Effect of a Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

A reserve stock split will have the effect of significantly increasing the authorized but unissued shares of GenStar common stock. For example, based on the 24,020,584 shares of common stock outstanding on December 16, 2002, and the 100,000,000 shares of common stock that are authorized under the proposed Second Amended and Restated Certificate of Incorporation, a one-for-ten reverse stock split would have the effect of increasing the number of authorized but unissued shares of common stock from 75,979,416 to 97,597,941. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although the board is not proposing a reverse stock split for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of GenStar’s certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of GenStar through a transaction opposed by the board. The par value of GenStar’s common stock and preferred stock would remain at $0.001 per share following the effective time of a reverse stock split, while the number of shares of common stock issued and outstanding would be reduced.

Effect of a Reverse Stock Split on the Outstanding Shares of Preferred Stock

A reverse stock split would reduce the number of shares of common stock issuable upon conversion of GenStar’s outstanding preferred stock in proportion to the exchange ratio implemented by the GenStar board of directors.

Effect of a Reverse Stock Split on Stock Options and Warrants

A reverse stock split would reduce the number of shares of common stock available for issuance under GenStar’s 2002 Stock Plan and the 1995 Directors Option Plan in proportion to the exchange ratio of the reverse stock split implemented by the GenStar board of directors. GenStar also has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

If this proposal is approved at the annual meeting and the board of directors elects to proceed with a reverse stock split in one of the approved ratios, the reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the amendment to the certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the reverse stock split ratio determined by the board within the limits set forth in this proposal.

Exchange of Stock Certificates

The reduction in the number of GenStar’s outstanding shares as a result of the reverse stock split will occur automatically on the date that the amendment to the certificate of incorporation effectuating the reverse stock split is filed with the Secretary of State of the State of Delaware without any action on the part of GenStar’s stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of common stock will receive from GenStar’s exchange agent for the reverse stock split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and delivered to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders should not send their stock certificates until they receive a transmittal letter.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by GenStar after the effective date of the reverse stock split until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisal Rights

Under Delaware law, stockholders of GenStar would not be entitled to dissenter’s or appraisal rights with respect to the reverse stock split.

Cash Payment in Lieu of Fractional Shares

Implementation of a reverse stock split will result in some stockholders owning a fractional share of common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of GenStar’s common stock as a consequence of the reverse stock split will, instead, receive from GenStar cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing prices of GenStar’s common stock on the AMEX for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any stockholder owns, in total, fewer than the number of GenStar’s shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. The interest of such stockholders in GenStar would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of GenStar.

Certain Federal Income Tax Considerations

The following discussion describes the material United States federal income tax considerations of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of GenStar’s preferred stock, options or warrants.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to GenStar.    GenStar will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Stockholders Generally.    No gain or loss should be recognized by a stockholder who receives only shares of GenStar’s common stock as a result of the reverse stock split. A stockholder who receives cash in lieu of a fractional share of GenStar’s common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s basis in such fractional share of GenStar’s common stock. For this purpose, a stockholder’s basis in such fractional share of GenStar’s common stock will be determined as if the stockholder actually received such fractional share.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split.    Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of GenStar’s stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in the shares of GenStar’s stock held immediately prior to the reverse stock split.

Required Vote

The affirmative vote of the majority in voting power of GenStar’s outstanding common stock entitled to vote as of the record date is necessary for approval of the amendments to GenStar’s certificate of incorporation, as amended by the other proposals in this proxy statement/prospectus, if approved by GenStar stockholders, to effect a reverse stock split.

GENSTAR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO APPROVE AMENDMENTS TO GENSTAR’S CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

PROPOSAL NO. 4
APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK

GenStar’s Certificate of Designation of Preferences and Rights of Series A Preferred Stock, as currently in effect, permits the holder of Series A preferred stock, at the holder’s option, to convert any or all shares of Series A preferred stock into shares of common stock at anytime.

On November 21, 2002, GenStar’s board of directors approved an Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock, subject to stockholder approval, which will become effective immediately prior to the closing of the merger. The amendment and restatement will:

•	modify the conversion rights of the Series A preferred stock so that GenStar can elect to cause the conversion of all outstanding shares of Series A preferred stock;

•	clarify that each share of Series A preferred stock is convertible into 1,000 shares of common stock; and

•	include certain other non-substantive revisions, which are set forth in the Amended and Restated Certificate of Designation of the Series A Preferred Stock included as Annex F.

All other rights, powers or preferences of the Series A preferred stock would remain unchanged.

The amendment to allow GenStar to convert the Series A preferred stock at its option is a condition to Vascular Genetics’s obligation to consummate the merger. Therefore, GenStar’s board believes that it is in the best interests of GenStar and its stockholders to adopt the Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock in order to effect the merger between Genesis Acquisition Corporation and Vascular Genetics.

If this proposal is approved by the GenStar stockholders but the merger is not consummated, approval of this proposal will be deemed approval of the clarification to the Series A preferred stock conversion ratio and the non-substantive changes included in the Amended and Restated Certificate of Designation included as Annex F. As such, without obtaining any additional stockholder approval, GenStar may amend and restate the Certificate of Designation to effect these changes.

Material U.S. Federal Income Tax Consequences

The following summary discusses the material United States federal income tax consequences of Proposal No. 4, taken together with Proposals No. 5 and 6 (the “GenStar Recapitalization”), to GenStar stockholders. The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

We do not discuss all United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	non-United States persons or entities;

•	financial institutions, mutual funds or insurance companies;

•	stockholders who acquired GenStar stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders whose shares of GenStar stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code; or

•	stockholders who hold GenStar stock as part of an integrated investment, including a “straddle,” comprised of shares of GenStar stock and one or more other positions.

In addition, we do not discuss the tax consequences of the GenStar Recapitalization under foreign, state or local tax law. Nor does this discussion address the tax consequences of transactions effectuated before, after or at the same time as the GenStar Recapitalization, whether or not they are in connection with the GenStar Recapitalization. Further, this discussion assumes that GenStar stockholders hold their shares of GenStar stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held as an investment). Accordingly, we urge you to consult your tax advisors as to the specific tax consequences to you of the GenStar Recapitalization, including any applicable federal, state, local and foreign tax consequences.

The GenStar Recapitalization is intended to qualify as a “reorganization,” with the following results:

•	GenStar stockholders will not recognize any gain or loss solely as a result of the GenStar Recapitalization;

•
the aggregate tax basis of a stockholder’s GenStar stock immediately after the GenStar Recapitalization will be equal to the aggregate tax basis of the GenStar stock immediately before the GenStar Recapitalization;

•	the holding period of a stockholder’s GenStar stock will include the holding period of the GenStar stock before the GenStar Recapitalization; and

•	GenStar will not recognize gain or loss solely as a result of the GenStar Recapitalization.

GenStar will not request a ruling from the Internal Revenue Service or an opinion of tax counsel regarding the tax consequences of the GenStar Recapitalization to GenStar stockholders. The Internal Revenue Service is not precluded from successfully asserting a contrary position as to the U.S. federal income tax consequences of the GenStar Recapitalization. In the event of a successful IRS challenge to the reorganization status of the GenStar Recapitalization, each of the GenStar stockholders would generally recognize gain or loss for United States federal income tax purposes upon the deemed exchange of shares of GenStar stock in the GenStar Recapitalization. A GenStar stockholder’s aggregate basis in the GenStar stock deemed received would equal its fair market value as of the effective date of the GenStar Recapitalization, and each GenStar stockholder’s holding period for such GenStar stock would begin the day after the GenStar Recapitalization.

Even if the GenStar Recapitalization qualifies as a reorganization, a stockholder could be required to recognize income or gain to the extent that consideration received in connection with the GenStar Recapitalization were considered to be received other than solely in the deemed exchange for such stockholder’s GenStar stock. For example, in a published ruling, the Internal Revenue Service took the position that where consideration in an otherwise tax-free reorganization was reallocated to a stockholder to secure such stockholder’s vote for the transaction, the additional amount was taxable as ordinary income to such stockholder. Additional gain would also be recognized to the extent that a stockholder were treated as receiving (directly or indirectly) consideration other than that described above in the deemed exchange for such stockholder’s stock. All or a portion of such income or gain may be taxable as ordinary income.

Required Vote

The affirmative votes of (i) the majority in voting power of the outstanding shares of the Series A preferred stock, as of the record date and voting as a separate class, and (ii) the majority in voting power of GenStar’s outstanding common stock entitled to vote as of the record date, are necessary for approval of the Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock.

GENSTAR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK.

PROPOSAL NO. 5
APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK

Under GenStar’s Certificate of Designation of Preferences and Rights of Series B Preferred Stock, as currently in effect, the Series B preferred stock is currently convertible into common stock at the holder’s option. The conversion price for each share of Series B preferred stock is calculated by dividing the liquidation value of each share of Series B preferred stock, which is set at $1,000, by 110% of the per share fair market value of GenStar’s common stock as of the date the Series B preferred stock became convertible at the option of the holder. Because the Series B preferred stock became convertible into common stock on June 13, 2001, the fair market value was set as of that date, resulting in a conversion price of $6.41.

On November 21, 2002, GenStar’s board of directors approved an Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock, subject to stockholder approval, which will become effective immediately prior to the closing of the merger. The amendment and restatement will:

•
amend the conversion rights of the Series B preferred stock to provide that the shares of Series B preferred stock will be automatically converted into common stock immediately prior to the closing of the merger;

•	clarify that the conversion price of the Series B preferred stock is fixed at $6.41 such that each share of Series B preferred stock is convertible into 156.01 shares of common stock; and

•	include certain other non-substantive revisions, which are set forth in the Amended and Restated Certificate of Designation of the Series B Preferred Stock included as Annex G.

All other rights, powers or preferences of the Series B preferred stock would remain unchanged.

The conversion of the Series B preferred stock into common stock is a condition to Vascular Genetics’s obligation to consummate the merger. Therefore, GenStar’s board believes that it is in the best interests of GenStar and its stockholders to adopt the Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock in order to effect the merger between Genesis Acquisition Corporation and Vascular Genetics.

If this proposal is approved by the GenStar stockholders but the merger is not consummated, approval of this proposal will be deemed approval of the clarification to the Series B preferred stock conversion price and the non-substantive changes included in the Amended and Restated Certificate of Designation included as Annex G. As such, without obtaining any additional stockholder approval, GenStar may amend and restate the Certificate of Designation to effect these changes.

Material U.S. Federal Income Tax Consequences

The material United States federal income tax consequences of Proposal No. 5, taken together with Proposals No. 4 and 6, to GenStar stockholders are described under “Proposal No. 4—Material Federal Income Tax Consequences.”

Required Vote

The affirmative votes of (i) the majority in voting power of the outstanding shares of the Series B preferred stock, as of the record date and voting as a separate class, and (ii) the majority in voting power of GenStar’s outstanding common stock entitled to vote as of the record date, are necessary for approval of the Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock.

GENSTAR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED THE CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK.

PROPOSAL NO. 6
APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF PREFERENCES AND RIGHTS OF SERIES C PREFERRED STOCK

Under GenStar’s Certificate of Designation of Preferences and Rights of Series C Preferred Stock, as currently in effect, the Series C preferred stock converts:

(i)    at the option of the holder of Series C preferred stock upon the first business day following the approval by the United States Food and Drug Administration of GenStar’s right to market, sell or distribute any product using the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans relating to hemophilia A that has been developed under the Developmental Collaboration Agreement between Baxter Healthcare Corporation and GenStar dated July 8, 1998 (referred to below as the Mini-AD Vector Performance Milestone); or

(ii)    automatically seven years after the achievement of one of three performance milestones set forth in the Certificate of Designation of Preferences and Rights of Series C Preferred Stock, provided that the seven year period resets if GenStar achieves one of the remaining performance milestones.

On November 21, 2002, GenStar’s board of directors approved an Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock, subject to stockholder approval, which will become effective immediately prior to the closing of the merger. The amendment and restatement will:

•
amend the conversion rights of the Series C preferred stock to remove the automatic conversion feature so that the Series C preferred stock becomes convertible at the option of the holder on the earlier of (i) the achievement by GenStar of the Mini-AD Vector Performance Milestone and (ii) the close of business on June 13, 2010;

•
clarify that the conversion price of the Series C preferred stock will be set as 110% of the fair market value of the GenStar common stock on the date that the Series C preferred stock becomes convertible into common stock; and

•	make certain other non-substantive revisions included in the Amended and Restated Certificate of Designation of the Series C Preferred Stock included as Annex H.

All other rights, powers or preferences of the Series C preferred stock would remain unchanged.

Baxter Healthcare Corporation has agreed to convert the Series B preferred stock in return, in part, for these amendments to the Certificate of Designation of Preferences and Rights of Series C preferred stock. The conversion of the Series B preferred stock into common stock is a condition to Vascular Genetics’s obligation to consummate the merger. Therefore, GenStar’s board of directors believes that it is in the best interests of GenStar and its stockholders to adopt the Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock in order to effect the conversion of the Series B preferred stock.

If this proposal is approved by the GenStar stockholders but the merger is not consummated, approval of this proposal will be deemed approval of the clarification to the Series C preferred conversion price and the non-substantive changes included in the Amended and Restated Certificate of Designation included as Annex H. As such, without obtaining any additional stockholder approval, GenStar may amend and restate the Certificate of Designation to effect these changes.

Material U.S. Federal Income Tax Consequences

The material United States federal income tax consequences of Proposal No. 6, taken together with Proposals No. 4 and 5, to GenStar stockholders are described under “Proposal No. 4—Federal Income Tax Consequences.”

Required Vote

The affirmative votes of (i) the majority in voting power of the outstanding shares of the Series C preferred stock, as of the record date and voting as a separate class, and (ii) the majority in voting power of GenStar’s outstanding common stock, entitled to vote as of the record date, are necessary for approval of the Amended and Restated Certificate of Designation of Preferences and Rights of Series C preferred stock.

GENSTAR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES C PREFERRED STOCK.

PROPOSAL NO. 7
ELECTION OF DIRECTORS

At the meeting, stockholders will elect a board of five directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to GenStar will be voted for the election of the five nominees set forth below, to the extent such shares are entitled to vote for such nominees, unless the proxy is marked in such a manner as to withhold authority to so vote.

Notwithstanding the election of directors of GenStar at the GenStar annual meeting, if the merger is approved by the stockholders of GenStar and Vascular Genetics and is subsequently consummated, the number of directors comprising the entire board of directors of GenStar immediately after the consummation of the merger will be increased to nine, and the post-merger directors will be four of the five GenStar director nominees named below, with Mr. Bernardoni stepping down as a director, and the five individuals nominated for election by the GenStar stockholders in Proposal No. 8 who are Richard E. Otto, John R. Larson, Daniel Pharand, James C. Gilstrap and Eric N. Falkenberg, or such other person who is independent and jointly nominated by GenStar and Vascular Genetics. Richard E. Otto, John R. Larson and Daniel Pharand are currently directors of Vascular Genetics. See “The Merger Agreement—Other Agreements” and “Proposal No. 8—Election of Additional Directors.”

In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a director.

Directors/Nominees

The names of the nominees, and certain information about them (including their respective terms of service), are set forth below.

Name of Nominee	Age	Principal Occupation	Since
Peter F. Bernardoni	42	Partner, Technology Funding	1995
Paul D. Quadros	55	Chairman of the Board and CFO, GenStar Therapeutics Corporation	1995
Ivor Royston, M.D.	56	Managing Member, Forward Ventures	1995
Victor W. Schmitt	53	President, Venture Management, Baxter Healthcare Corporation	1998
Robert E. Sobol, M.D.	50	President and Chief Executive Officer, GenStar Therapeutics Corporation	1996

There is no family relationship among any of the nominees for director.

Paul D. Quadros has been Chairman of the Board and GenStar’s Chief Financial Officer since August 1998. Prior to that Mr. Quadros had been the President and Chief Executive Officer since April 1997 and prior to that was the Chairman of the Board, Chief Financial Officer and Secretary since GenStar’s formation in June 1995. Mr. Quadros was from January 1985 an officer and from April 1986 a general partner of Technology Funding, a venture capital management organization. From 1986 through 1994, Mr. Quadros was a member of Technology Funding’s Commitments Committee, serving as its chairman from 1987 to 1990. From 1990 to 1994, Mr. Quadros was chairman of Technology Funding’s Medical Investment Committee and was involved in managing Technology Funding’s healthcare portfolio. Mr. Quadros is currently a Managing Partner of Tenex Greenhouse Ventures, LLP, a life science venture capital firm. Mr. Quadros is a co-founder and former Chairman of the Board of Cardiac Science, Inc. (NASDAQ: DFIB). Mr. Quadros also serves as a director of several private companies. Mr. Quadros has a B.A. in Finance from California State University at Fullerton and an M.B.A. from The Anderson School at UCLA.

Robert E. Sobol, M.D. has been GenStar’s Chief Executive Officer since July 1998. Dr. Sobol served as both the President and Chief Executive Officer from July 1998 until May 2000. Prior to that, Dr. Sobol served as the Executive Vice President and Chief Operating Officer from July 1996 to July 1998. He has also served as Director since 1996. Dr. Sobol was previously the Director of Clinical Science at Sidney Kimmel Cancer Center, which is affiliated with Sharp HealthCare, one of the largest healthcare providers in San Diego. Dr. Sobol has developed clinical applications of immuno therapy and gene therapy for the treatment of cancer and is a founder of several successful biotechnology ventures. He was a founder and Vice President of IDEC Pharmaceuticals Corporation, a publicly traded company developing monoclonal antibody based treatments for cancer and autoimmune disorders. He was also a founder of GeneSys Therapeutics, a gene therapy company which merged with publicly traded Somatix Therapy Corporation and subsequently with Cell Genesys Incorporated.

Dr. Sobol led the research team that was the first to treat a brain tumor patient with cytokine gene therapy. He was also the principal investigator for one of the first gene therapy protocols approved for the treatment of colon carcinoma.

Dr. Sobol received a B.A. in Philosophy from Boston University and an M.D. from The Chicago Medical School. He subsequently trained at the University of Southern California Medical Center and at the University of California, San Diego. He has received board certification in Internal Medicine and Medical Oncology.

Peter F. Bernardoni has served as a Director since 1995. Since 1994, Mr. Bernardoni has been a Partner of Technology Funding, a venture investment group. He conducts due diligence and financial analysis of Technology Funding’s investment opportunities, while maintaining responsibility for ongoing oversight over several portfolio companies in the life science and technology fields. Mr. Bernardoni is a member of the board of directors of Endocare, Inc. (NASDAQ: ENDO), VenCore Solutions, Resolution Sciences, Inc., Sanarus Medical, Inc., and Atherotech, Inc. He is also Chairman of Innergy Power Corporation, Inc. In 1988, he joined Technology Funding after several years at IBM as a design engineer and later moved into sales and marketing where his team targeted pharmaceutical and healthcare companies. Mr. Bernardoni has a B.S. from Santa Clara University and a M.S. from Stanford University, both in mechanical engineering.

Ivor Royston, M.D. was the Chairman of the Board from April 1997 until August 1998. Prior to that, he served as President and Chief Executive Officer. He has served as a Director since GenStar’s formation in June 1995.

Dr. Royston is a General Partner of Forward Ventures, a life science venture capital firm. From 1990 until 2000, he was the President and Chief Executive Officer of Sidney Kimmel Cancer Center (formerly the San Diego Regional Cancer Center). From 1977 to 1993, Dr. Royston held various positions in academic medicine at the University of California, San Diego (UCSD) School of Medicine. Dr. Royston also served as Director, Clinical Immunology Program at the UCSD Cancer Center and Chief of Oncology at the San Diego VA Medical Center.

Dr. Royston was a founder and Director of Hybritech, Inc., GeneSys Therapeutics Corporation and IDEC Pharmaceuticals, Inc. He has served on the board of directors of various companies, including Unisyn Technologies, Inc., Medstone International Inc., Sequana Therapeutics, Inc., Corixa, Inc., CombiChem, Inc. IDEC Pharmaceuticals and GenQuest, Inc. He currently is a member of the board of directors of Avalon Pharmaceuticals and is Chairman of the Board of CancerVax, Sagres Discovery and TargeGen Inc. Dr. Royston was appointed by the President of United States to the National Cancer Advisory Board, serving from 1996 to 2002.

Dr. Royston received a B.A. in Human Biology from Johns Hopkins University and an M.D. from the Johns Hopkins School of Medicine. He later trained in internal medicine and oncology at Stanford University and is board certified in both Internal Medicine and Medical Oncology.

Victor W. Schmitt has served as a Director since 1998. He is President, Venture Management, Baxter Healthcare Corporation. He has held this position since 1994 and is responsible for the creation and management of Baxter Healthcare Corporation’s interests in development-stage biotech companies. Prior to his current assignment, he held the operating position of President, Baxter Biotech Europe. He has also served as Vice President, Business Development and Finance for Baxter’s Blood Therapy Group.

Mr. Schmitt joined Baxter from a sixteen-year career with the American Red Cross Blood Services. At the Red Cross Blood Services, Mr. Schmitt held positions in marketing and operations. At the time of his departure, he was Vice President, Blood Services with responsibility for the organization’s national blood services program.

Mr. Schmitt holds a B.S. from the University of Virginia and an M.B.A. from the University of Maryland. He also serves as a director of Acambis plc, Nexell Therapeutics Inc. and TheraCyte, Inc.

Required Vote

Approval of GenStar’s nominees for director requires a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES.

Board Meetings and Committees Pre-Merger

The board of directors held a total of nine meetings during the fiscal year ended December 31, 2001. All of the current directors attended 75% or more of the meetings of the board of directors and committees of the board of directors, if any, upon which such directors served during their term of office.

Audit Committee

The Audit Committee consisted of directors Peter F. Bernardoni, Paul D. Quadros and Victor W. Schmitt until January 2002 at which time Ivor Royston replaced Paul D. Quadros on the Audit Committee. The board of directors has adopted a written charter for the Audit Committee. The principal functions of the Audit Committee are to recommend engagement of GenStar’s independent auditors, to consult with GenStar’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting GenStar’s operating results and to review GenStar’s financial control procedures and personnel. The Audit Committee held two (2) meetings during fiscal year 2001.

Compensation Committee

The Compensation Committee consists of Peter F. Bernardoni, Paul D. Quadros and Victor W. Schmitt. The Compensation Committee reviews compensation and benefits for GenStar’s executives and administers the grant of stock options to executive officers under GenStar’s stock plans. The authority to grant all options, except options that are granted automatically to outside directors under the non-discretionary 1995 Directors Option Plan, has been delegated to the Compensation Committee. The Compensation Committee has sole and exclusive authority to grant stock options to officers and to directors who are also employees or consultants of GenStar. The Compensation Committee held two (2) meetings during fiscal year 2001.

Compensation Committee Interlocks and Insider Participation Pre-Merger

Director Paul D. Quadros is a member of the Compensation Committee and is an officer and employee of the Company.

Director Victor W. Schmitt is President of Baxter Healthcare Corporation’s Venture Management division. See “Related Party Transactions of Pre-Merger Management and 5% Stockholders” for a description of transactions between GenStar and Baxter Healthcare Corporation.

During 2001, no member of the Compensation Committee was an executive officer of another company. During 2001, no executive officer of GenStar served on the compensation committee of another entity or any other committee of the board of directors of another entity performing a similar function of which one of GenStar’s directors is an executive officer.

Compensation of Directors Pre-Merger

Cash Compensation

GenStar does not compensate its directors for their services as such. However, directors are reimbursed for their out-of-pocket expenses in attending board of directors meetings.

1995 Directors Option Plan

Non-employee directors receive stock options under GenStar’s 1995 Directors Option Plan. The 1995 Directors Option Plan was adopted and approved by the stockholders of GenStar in 1995 and amended in 2000 to provide automatic, nondiscretionary grants of options to non-employee directors of GenStar. A total of 550,000 shares of common stock have been reserved for issuance under the 1995 Directors Option Plan. The 1995 Directors Option Plan provides that each non-employee director is automatically granted an option to purchase 45,000 shares of common stock upon his or her initial election or appointment as a non-employee director (First Option). Subsequently, each non-employee director who has served for at least six months will be granted an additional First Option to purchase 15,000 shares of common stock on December 31 or each year so long as he or she remains an non-employee director (Subsequent Option). The exercise price of the options granted to non-employee directors must be the fair market value of common stock on the date of grant. Options granted to non-employee directors have ten-year terms, subject to a non-employee director’s continued service as a director. First Options vest over three years at a rate of 33.3% per year, Subsequent Options vest one year from the grant date. As of September 30, 2002, options to purchase 140,000 shares of common stock to non-employee directors have been granted under the 1995 Directors Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires GenStar’s executive officers, directors and beneficial owners of more than 10% of GenStar common stock to file reports of ownership and changes in ownership of common stock of the Company with the Securities and Exchange Commission, and to furnish us with copies of all Section 16(a) forms they file. Based solely on GenStar’s review of the copies of such forms received by it, or written representations from certain reporting persons, no Form 5’s were required for those persons and no reporting persons filed late Section 16 filings during 2001.

PROPOSAL NO. 8
ELECTION OF ADDITIONAL DIRECTORS

At the meeting, GenStar stockholders will be asked to elect an additional five (5) members to the board of directors to serve as of the completion of the merger and the resignation of Mr. Bernardoni until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to GenStar will be voted for the election of the five nominees set forth below to the extent such shares are entitled to vote for such nominees, unless the proxy is marked in such a manner as to withhold authority to so vote.

If the GenStar stockholders approve the five (5) director nominees set forth below, upon the completion of the merger the number of directors comprising the GenStar board of directors will be nine. GenStar anticipates that the post-merger board of directors will be the five director nominees named below, along with Paul D. Quadros, Ivor Royston, M.D., Victor W. Schmitt and Robert E. Sobol, M.D. See “The Merger Agreement—Other Agreements.” Biographical information regarding Messrs. Quadros and Schmitt and Drs. Royston and Sobol is set forth in Proposal No. 7.

In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a director.

In the event that Proposal No. 1 is not approved at the meeting, this Proposal No. 8 will be withdrawn, and no proxy will be voted.

Directors/Nominees

The names of the nominees, and certain information about them (including their respective terms of service), are set forth below.

Name of Nominee	Age	Principal Occupation
Richard E. Otto	52	Chief Executive Officer and Director of Vascular Genetics
James C. Gilstrap	66	Chairman of the Board of Directors of CardioDynamics International Corporation
John R. Larson	55	Managing Director of Clique Capital, LLC
Daniel Pharand	47	Managing Director for Life Sciences Group of Venture Investment Management Company LLC
Eric N. Falkenberg	52	Senior Vice President of St. Jude Medical, Inc.

None of these directors has previously served on the GenStar board of directors. There are no family relationships among any of the nominees for director.

Richard E. Otto has served as Chief Executive Officer and a director for Vascular Genetics since January 2002. Mr. Otto has spent the past 35 years in the cardiac therapy industry. He previously served as Chief Executive Officer and a director of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices.

Mr. Otto has served as a consultant to the founder of WebMD and as a consultant to the Cardiac Rhythm Management division of St. Jude Medical. His career includes key management positions with Cardiac Pacemakers Inc. (now a Guidant company). Mr. Otto also held positions at Intermedics, Inc., Medtronic Inc., and Eli Lilly and Company. Mr. Otto has served on the Georgia Board of Directors of the Juvenile Diabetes Foundation, and Leukemia Society. Mr. Otto was a semifinalist in the 1997 Entrepreneur of the Year Award for the Southern California Region. He received a Bachelor of Science degree in chemistry from the University of Georgia.

James C. Gilstrap currently serves as Chairman of the board of directors of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Gilstrap has served as either Chairman or Co-Chairman of the board of directors of CardioDynamics International Corporation since February 1995. Mr. Gilstrap is retired from Jefferies & Company, Inc., an investment banking and institutional securities firm, where he served as Senior Executive Vice President, Partner, and Member of the Executive Committee. Mr. Gilstrap is also past president of the Dallas Securities Dealers as well as a past member of the Board of Governors of the National Association of Securities Dealers, Inc.

John R. Larson has served as a director of Vascular Genetics since 1999. Mr. Larson is a founder of Prolifaron, Inc., an early stage biotechnology company started in 1997 and sold to Alexion Pharmaceuticals, Inc. in 2000, and a founder of Materia, Inc. a research and development company specializing in new applications of patented polymer products. Mr. Larson served as a director for Prolifaron, Inc. from April 1997 to September 2000 and a director of Materia, Inc. from 1997 to 1999. Since December 1999, he has served as the Managing Director of Clique Capital, LLC, a venture capital company focused in the healthcare and technology area. Mr. Larson practiced law for 25 years concentrating in the areas of securities and finance. Mr. Larson has been a frequent speaker on securities matters, having served as Commissioner of Securities and Chairman of the Commerce Commission for the State of Minnesota. In such capacity, Mr. Larson served on a number of committees for the North American Securities Administrators Association, Inc. and the National Association of Securities Dealers, Inc. Mr. Larson holds a B.A. degree from Minnesota State University and a J.D. from William Mitchell College of Law.

Daniel Pharand has served as a director for Vascular Genetics since January 2002. In October 2002, Mr. Pharand became managing director for the life sciences group of Venture Investment Management Company LLC, a venture capital and management firm based in Boston, Massachusetts. Mr. Pharand previously served as Vice President, Health Sciences at Innovatech Grand Montreal from 1998 to October 2002. He is a member of the Canadian Institute of Chartered Accountants and currently serves on the boards of directors of several companies in the biotechnology industry. Mr. Pharand served for ten years as Vice President of the Canadian subsidiary of Pharmacia Corporation.

Eric N. Falkenberg currently serves as Senior Vice President, Global Research and Emerging Indications, for the Cardiac Rhythm Management Division, or CRMD, of St. Jude Medical, Inc. CRMD is a leading supplier of pacemaker, implantable cardioverter defibrillator, and catheter mapping and ablation systems for the treatment of cardiac rhythm disease. Prior to joining St. Jude Medical in 1998, Mr. Falkenberg held assignments in sales management and product development at Guidant Corporation and Intermedics, Inc. Mr. Falkenberg received a B.S. in Engineering from Lafayette Collage and a Master of Science degree in Biomedical Engineering from the University of Miami.

Required Vote

Approval of GenStar’s nominees for director requires a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this proposal.

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL NO. 9
APPROVAL OF THE 2002 STOCK PLAN

GenStar’s board of directors determined that it is in GenStar’s best interests and the best interests of GenStar’s stockholders to adopt the 2002 Stock Plan described below. The purpose of the 2002 Stock Plan is to enhance relations with employees, consultants and directors and to encourage and assist employees, consultants and directors of GenStar to acquire stock in GenStar.

On November 21, 2002, GenStar’s board of directors:

•	terminated GenStar’s 1995 Stock Plan, 1999 Stock Plan and 1995 Directors Option Plan, effective upon the approval of the 2002 Stock Plan by the GenStar stockholders; and

•
subject to stockholder approval, adopted the 2002 Stock Plan and reserved 10,000,000 shares of GenStar common stock for issuance thereunder plus (a) any shares of GenStar common stock which have been reserved but not issued under GenStar’s 1999 Stock Plan, 1995 Stock Plan and 1995 Directors Option Plan as of the date of stockholder approval of the 2002 Stock Plan, (b) any shares of GenStar’s common stock returned to GenStar’s 1999 Stock Plan, 1995 Stock Plan and 1995 Directors Option Plan as a result of termination of options or repurchase of shares of GenStar’s common stock issued under the 1999 Stock Plan, 1995 Stock Plan and 1995 Directors Option Plan and (c) an annual increase on the first day of GenStar’s fiscal year beginning in 2004 equal to the lesser of (i) 500,000 shares, (ii) 2% of the outstanding shares on such date or (iii) a lesser amount determined by GenStar’s Board of Directors.

As of December 16, 2002, there were 2,661,632 shares of GenStar common stock reserved but not yet issued under GenStar’s 1999 Stock Plan, 1995 Stock Plan and 1995 Directors Option Plan. As of the date of this proxy statement/prospectus, no options had been granted pursuant to the 2002 Stock Plan. The stockholders are being asked to approve the adoption of the 2002 Stock Plan and the reservation of shares of common stock thereunder.

Description of the 2002 Stock Plan

General.    The purpose of the 2002 Stock Plan is to help GenStar attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to GenStar employees, directors and consultants and the employees, directors and consultants of GenStar’s parent and subsidiary companies and to promote the success of GenStar’s business. Options granted under the 2002 Stock Plan may be either “incentive stock options” or nonstatutory stock options. Stock purchase rights may also be granted under the 2002 Stock Plan.

Administration.    The 2002 Stock Plan may generally be administered by GenStar’s board of directors or a committee appointed by the board, referred to as the administrator. The administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan.

Eligibility.    Nonstatutory stock options and stock purchase rights may be granted to GenStar’s employees, directors and consultants and to employees and consultants of any of GenStar’s parent or subsidiary companies. Incentive stock options may be granted only to GenStar’s employees and to employees of GenStar’s parent or subsidiary companies. The administrator, in its discretion, selects which of GenStar’s employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the exercise price and number of shares subject to each such grant.

Limitations.    Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of GenStar’s executive officers. In order to preserve GenStar’s ability to deduct the compensation income associated with options granted to such persons, the 2002 Stock Plan provides that no employee may be granted, in any fiscal year of GenStar, options and stock purchase rights to purchase more than 750,000 shares of GenStar’s common stock. Notwithstanding this limit, however, in connection with such individual’s initial employment with GenStar, he or she may be granted options and stock purchase rights to purchase up to an additional 2,500,000 shares of GenStar’s common stock.

Terms and Conditions of Options.    Each option is evidenced by a stock option agreement between GenStar and the optionee, and is subject to the following terms and conditions:

(a)    Exercise Price.    The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option and a nonstatutory stock option intended to qualify as “performance based compensation” under Section 162(m) of the Code may not be less than 100% of the fair market value of GenStar’s common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of GenStar’s common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.

(b)    Exercise of Option; Form of Consideration.    The administrator determines when options become exercisable, and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of GenStar’s common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

(c)    Term of Option.    The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

(d)    Termination of Service.    If an optionee’s service relationship with GenStar terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within three (3) months of such termination to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee’s service relationship with GenStar terminates due to the optionee’s death or disability, the optionee or the optionee’s personal representative, estate, or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination, within twelve (12) months from the date of such termination.

(e)    Nontransferability of Options.    Unless otherwise determined by the administrator, options granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(f)    Other Provisions.    The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the administrator.

Stock Purchase Rights.    In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant GenStar a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with GenStar for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to GenStar. The repurchase option shall lapse at a rate determined by the administrator.

Adjustments Upon Changes in Capitalization.    In the event that GenStar’s common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in GenStar’s capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2002 Stock Plan, the number of shares that may be added to the 2002 Stock Plan on an annual basis, the number of shares that may be granted to an optionee in any year and in connection with an optionee’s initial employment with GenStar, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2002 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of the option or stock purchase right, including shares as to which the option or stock purchase right would not otherwise be exercisable.

In connection with a merger with or into another corporation or a “change of control,” as defined in the 2002 Stock Plan, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options or rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

Amendment and Termination of the Plan.    GenStar’s board of directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason. However, GenStar will obtain stockholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with applicable law. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 2002 Stock Plan without the written consent of the optionee. Unless terminated earlier, the 2002 Stock Plan shall terminate ten (10) years from the date the 2002 Stock Plan was adopted by GenStar’s board of directors.

Federal Income Tax Consequences

Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two (2) years after grant of the option and one (1) year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of GenStar. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options.    An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by a GenStar employee is subject to tax withholding by GenStar. Unless limited by Section 162(m) of the Code, GenStar is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Purchase Rights.    Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, because GenStar may repurchase the stock when the purchaser ceases to provide services to GenStar. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when GenStar right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is a GenStar employee will be subject to tax withholding by GenStar. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of GenStar.

The foregoing is only a summary of the effect of federal income taxation upon us and optionees with respect to the grant and exercise of options under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s, director’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.

Required Vote

The approval of the 2002 Stock Plan requires the affirmative vote of the holders of a majority of the total voting power of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE ADOPTION OF THE 2002 STOCK PLAN.

PROPOSAL NO. 10
WAIVER OF TERMINATION PROVISION OF GENSTAR WARRANTS

Warrants to purchase 2,672,435 shares of GenStar common stock are outstanding as of the date of this proxy statement/prospectus having exercise prices ranging from $.05 to $2.35. All GenStar warrants expire in the year 2005 or 2006, except for one warrant to purchase 50,000 shares which expires on December 19, 2003. Each of these GenStar warrants provides that the warrant terminates immediately prior to the completion of any transaction that results in the transfer of 50% or more of the outstanding voting power of GenStar.

It is expected that the security holders of GenStar will hold approximately 50% of the outstanding common stock of the combined company following the merger, assuming the exercise of outstanding options and warrants of the combined company and conversion of all outstanding preferred stock into common stock, excluding GenStar’s Series C preferred stock. However, due to the fact that GenStar has more outstanding options, warrants and preferred stock that will not convert than Vascular Genetics, more than 50% of the voting power of the combined company will likely be held by Vascular Genetics stockholders immediately following the merger. As a result, unless amended, the warrants will terminate upon the completion of the merger.

At the time of issuing the warrants, it was not the intention of GenStar or the warrant holders that the warrants would terminate upon completion of a transaction involving a “merger of equals,” such as the merger with Vascular Genetics. Accordingly, the board of GenStar believes it would not be appropriate for the warrants to terminate in connection with the merger. In order to prevent the termination of the warrants in connection with the merger, GenStar is seeking the affirmative vote of the majority in voting power of the shares of GenStar common stock voting at the GenStar annual meeting, either in person or represented by proxy, to approve the waiver of the termination provision of each warrant such that each warrant will survive the completion of the merger. The terms of the warrants will not be modified in any other way.

If the GenStar stockholders approve the waiver to the termination provision of the warrants, all of the warrants will survive the completion of the merger and remain outstanding until the warrants otherwise terminate in accordance with their terms. Upon exercise of any warrants following the completion of the merger, the combined company will issue previously unissued shares of its common stock, which will cause immediate dilution to the stockholders of the combined company. In addition, because the calculation of the shares to be issued to the Vascular Genetics security holders in the merger includes the number of shares of GenStar common stock underlying GenStar warrants that will remain outstanding after the merger, by waiving the termination provision of the warrants in the manner described in this proposal, the number of shares of GenStar common stock issued in the merger will be 2,672,435 shares higher than if the warrants were allowed to terminate. If the GenStar stockholders do not approve the waiver to the termination of the warrants, all of the warrants will terminate upon the closing of the merger.

Interest of Certain Directors and Executive Officers

Certain of GenStar’s directors and executive officers beneficially own GenStar warrants that would survive the completion of the merger if this proposal is approved by GenStar stockholders. The table below reflects information on the warrants held by persons or affiliates of persons who were directors and executive officers of GenStar since the beginning of the fiscal year ending December 31, 2001.

Name	Position	Number of Shares of Common Stock Issuable Upon Exercise of Warrant	Exercise Price	Expiration Date
Peter F. Bernardoni (1)	Director	125,000	$0.74	July 8, 2005
William C. Raschke	Former Vice President	25,000	$0.74	July 8, 2005
Ivor Royston, M.D.	Director	25,000	$0.74	July 8, 2005
Peter F. Bernardoni (1)	Director	166,667	$0.30	April 28, 2006
William C. Raschke	Former Vice President	164,166	$0.30	April 28, 2006
Ivor Royston, M.D.	Director	83,333	$0.30	April 28, 2006
Carin D. Sandvik	Chief Accounting Officer & Corporate Secretary	16,667	$0.30	April 28, 2006
Victor W. Schmitt	Director	16,556	$0.75	January 21, 2005
All directors and officers	—	622,389	—	—

(1)
These warrants are held by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding, Inc. and Technology Funding Ltd., of which Mr. Bernardoni is an officer and a partner, are the managing general partners of Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding and Mr. Bernardoni are entitled to exercise voting and investment power with respect to all securities owned by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., and therefore are deemed to be beneficial owners of these securities.

Stockholders of GenStar are being asked to approve the waiver of the termination provision of all outstanding GenStar warrants pursuant to Section 144 of the Delaware General Corporation Law. Under Section 144 of the Delaware General Corporation Law, transactions between GenStar and any of its directors or officers are not void or voidable solely because these persons are parties to such transactions if:

•
the material facts as to each director’s or officer’s interest as to the transaction are disclosed or known to the board of directors, and the affirmative vote of a majority of the disinterested directors authorizes the transaction; or

•
the material facts as to each director’s or officer’s interests as to the transaction are disclosed or known to all stockholders entitled to vote, and the transaction is specifically approved by the vote of stockholders; or

•	the transaction is fair as to the company as of the time it is authorized, approved or ratified, by the board of directors.

The material facts as to each director’s or executive officer’s interest in the waiver of the termination provision of the warrants were disclosed to GenStar’s board of directors and a majority of the disinterested directors approved the waiver of the termination provision of the warrants. Moreover, GenStar’s board of directors determined that the waiver of the termination provision of the warrants is fair as to GenStar. Nevertheless, GenStar’s board of directors is also seeking the approval of the stockholders of the waiver of the termination provision of the warrants. You should note, however, that if the GenStar stockholders approve the waiver of the termination provision of the warrants, GenStar stockholders could be prevented from later claiming that such waiver is invalid, and GenStar could assert stockholder approval of such waiver as a defense to a future stockholder claim that the waiver of the termination provision of the warrants is not enforceable against GenStar.

Required Vote

GenStar is seeking the affirmative vote of a majority in voting power of the shares of GenStar common stock voting at the GenStar annual meeting, either in person or represented by proxy, to approve the waiver of the termination provision of each GenStar warrant such that each GenStar warrant will not terminate in connection with the completion of the merger. If the proposal is not approved by the stockholders, GenStar will not waive the termination provision of the warrants in the manner described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE AMENDMENT TO GENSTAR’S WARRANTS

PROPOSAL NO. 11
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the board of directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of GenStar for the fiscal year ending December 31, 2002 and recommends that stockholders vote for ratification of such appointment. Ernst & Young LLP has audited GenStar’s financial statements annually since GenStar’s inception. Its representatives are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as GenStar’s independent auditors is not required by Delaware law, GenStar’s Amended and Restated Certificate of Incorporation, GenStar’s Amended and Restated Bylaws, or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of GenStar and its stockholders.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for the audit of GenStar’s financial statements for the year ended December 31, 2001 and the review of the quarterly reports on Form 10-QSB for the same period were $43,500.

Audit Related Fees.    The aggregate audit-related fees from Ernst & Young LLP during the year ended December 31, 2001 were $6,498 for accounting consultations.

Financial Information Systems Design and Implementation Fees.    During the year ended December 31, 2001, no fees for financial information systems design and implementation were billed by Ernst & Young LLP.

All Other Fees.    During the year ended December 31, 2001, aggregate fees billed by Ernst & Young LLP for professional services other than audit fees, audited related fees and financial information systems design and implementation were $8,625 in fees related to preparation of income tax returns.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditors’ independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

GENSTAR’S BUSINESS

Overview

GenStar Therapeutics Corporation is a biotechnology company dedicated to the development of innovative gene therapy products utilizing advanced gene delivery technologies for the treatment of serious medical disorders. Gene therapy is technology that uses genetic materials as therapeutic agents to treat disease. Gene therapy seeks to restore, augment or correct gene functions either by the addition of normal genes or by neutralizing the activity of defective genes. An essential requirement of gene therapy is a suitable delivery system for introducing therapeutic genes into cells.

GenStar has created a broad technology platform that we believe is capable of treating a wide range of serious diseases, from liver-based diseases such as hemophilia to various types of cancer and infectious diseases that include HIV and AIDS.

MAXIMUM-AD: The Core Technology

GenStar’s novel core technology is the MAXIMUM-AD (also MAX-AD) system, which is based on a common-cold adenoviral vector system that facilitates maximum therapeutic DNA delivery. MAXIMUM-AD has been bioengineered from a common cold adenovirus, with all viral genes removed to provide improved safety and maximum capacity for gene delivery. MAXIMUM-AD is capable of delivering genes to virtually all cell types, with the capacity to carry several times the genetic material of earlier-generation vectors. This large vector can accommodate long strands of DNA that are capable of promoting high levels of transgene expression. The large-capacity MAXIMUM-AD system also can accommodate multiple pieces of DNA which, working together, GenStar believes can increase vector retention in the patient, enhancing long-term expression.

Treatment of Genetic Diseases

Patients with Hemophilia A have a deficiency of the blood clotting protein termed Factor VIII and currently must receive frequent injections of Factor VIII protein. MAXIMUM-AD technology is being applied to the delivery of the Factor VIII gene, which is used to treat hemophilia. GenStar believes delivery of Factor VIII through gene therapy using the MAXIMUM-AD system has the potential to significantly improve blood coagulation on a sustained basis, with long-term expression maintaining the effectiveness of treatment for a much greater duration than existing treatments. In a similar manner, GenStar’s MAXIMUM-AD technology may be developed for the treatment of other diseases.

Hemophilia A

There are 50,000 patients with hemophilia in the United States and Europe and approximately half of these patients have Hemophilia A, a severe form of the disease requiring repeated injections of Factor VIII. The total estimated annual market for hemophilia treatment in these two regions alone is approximately $1 billion.

Hemophilia A is a genetic disorder defined by an individual’s inability to produce the blood clotting Factor VIII coagulant protein. Patients suffer from bleeding into soft tissues, muscles and joints and the disease is often debilitating and sometimes fatal. The primary treatment for this disorder is repeated injections of Factor VIII protein.

Believing that gene therapy provides a viable alternative to protein injections, GenStar, working with its research partner, Baxter Healthcare Corporation, has developed a gene-delivery system called MAX-AD FVIII, which is based on GenStar’s large-capacity MAXIMUM-AD technology. Developed from a common cold adenovirus, GenStar’s product has been genetically modified to replace all viral genes with therapeutic genes that produce Factor VIII. GenStar’s hemophilia product carries the entire human Factor VIII gene coding sequence and is designed to optimize the production of Factor VIII in the liver, one of its primary biological production sites. MAX-AD FVIII uses a molecular switch with a genetic sequence that is designed for increasing Factor VIII expression and sustaining high-level expression and secretion of the protein.

MAX-AD FVIII has been designed to overcome a serious deficiency in current gene therapy approaches, which is the inability to obtain long-term therapeutic levels of gene expression. Gene therapy could provide an improved, more convenient, and more prolonged therapeutic alternative to frequent injections and dramatically improve patients’ quality of life.

Earlier studies in mice demonstrated that MAXIMUM-AD expressed Factor VIII therapeutic threshold levels for nearly one year. Results of this research were published in the scientific periodical BLOOD, the prestigious journal of the American Society of Hematology. Studies in non-human primates during 2000 confirmed earlier investigations showing that a single injection of the MAX-AD FVIII vector can produce therapeutic levels of Factor VIII without adverse effects.

In June 2001, the Phase I Hemophilia safety study commenced with the treatment of the first patient with the MAX-AD FVIII product. Hemophilia is a bleeding disorder that results from a deficiency of the normal blood clotting protein Factor VIII. The MAX-AD FVIII product is designed to deliver the normal gene for Factor VIII to the liver where its expression results in an increased blood level of Factor VIII. Following MAX-AD FVIII administration, the first patient demonstrated an increase in Factor VIII clotting factor levels that was sustained for seven months at approximately the 1% level. Factor VIII levels less than 1% result in a very severe bleeding condition while levels above 1% result in a more moderate condition. Following the treatment, inflammatory reactions against MAX-AD FVIII resulted in several transient laboratory abnormalities that measure liver and blood function. While some of these laboratory abnormalities were severe, these laboratory values returned to normal shortly thereafter, and were not considered clinically serious. The clinical trial was temporarily placed on hold by the U.S. Food and Drug Administration, or FDA, during which time additional patients could not be entered on to the study. After discussions with the FDA, the study protocol was taken off hold and was amended to reduce the dosage for subsequent patients. The number of patients eligible for enrollment in the study is small and GenStar has not been successful in enrolling another patient in its Phase I safety study for its hemophilia program.

While GenStar believes in the promise of the MAX-AD vector system for the treatment of hemophilia, the combined company will be concentrating its resources on the lead product development program for the VEGF-2 cardiovascular disease products. In December 2002, GenStar entered into a services agreement with Vascular Genetics whereby GenStar will provide certain process development, manufacturing and quality services relating to the production of the proposed products. The VEGF-2 gene therapy products are described in detail in the “Vascular Genetics’s Business” section. While GenStar continues to believe in the potential of MAX-AD FVIII as a novel therapy for the treatment of hemophilia, GenStar believes that the most appropriate strategy at this time is to focus the available resources on the VEGF-2 cardiovascular product that has progressed to later stage clinical development.

GenStar will continue development efforts to further improve MAX-AD FVIII formulations to increase the levels of Factor VIII production supported by grants from the National Institutes of Health. However, GenStar cannot guarantee that sufficient resources will be available or that GenStar will be successful in improving MAX-AD FVIII formulations.

DUAL-AD Technology for Prostate Cancer

GenStar’s DUAL-AD technology combines the MAXIMUM-AD vector platform with a second “helper” vector to provide three types of therapeutic activity for prostate cancer patients:

•	the destruction of tumor cells by viral replication;

•	making tumor cells more responsive to radiation therapy; and

•	the creation of an anti-tumor immune response that is capable of destroying metastatic lesions.

GenStar anticipates that these multiple methods of treatment will have significant benefits in the treatment of prostrate cancer and other tumors.

With over 185,000 men diagnosed with prostate cancer in the United States each year, and an estimated 375,000 new cases worldwide, there is a pressing need for an effective treatment for this potentially fatal cancer. Assuming that only one half of patients are being treated using current therapies, the total annual market for prostate cancer is estimated at $5 billion.

Current treatments for prostate cancer include surgical removal of the prostate gland and various combinations of chemotherapy, radiation and cryotherapy, none of which are very effective in attacking distant metastatic lesions. GenStar’s DUAL-AD therapy has been designed to kill prostate cancer cells directly and improve the efficacy of radiation therapy while generating an immune response that can destroy metastatic lesions and suppress the spread of the disease to other organs.

GenStar’s DUAL-AD technology uses the large MAXIMUM-AD vector platform to deliver therapeutic genes by direct injection into the tumor. The two complementary viruses replicate in infected cells, destroying the cancer. Prior to destroying the tumor cells, the vectors have been engineered to replicate and express a therapeutic gene, the cytokine gene interleukin-3 (IL-3), which can enhance the effects of radiation therapy and induce anti-tumor immunity throughout the patient’s body. GenStar is also developing a single adenoviral IL-3 vector that may be utilized to enhance the effects of radiation treatment in a wide variety of solid tumors. GenStar has an exclusive license to an issued United States patent for the use of IL-3 gene transfer to treat cancer.

GenStar’s pre-clinical studies, with DUAL-AD vectors incorporating a prostate specific antigen (PSA) promoter, have eradicated prostate tumors in animals. Studies with the single adenoviral vector have also demonstrated the effectiveness of IL-3 gene expression in enhancing the effects of localized radiation and improving the results of radiation treatments in solid tumors. GenStar has held a pre-IND conference with the FDA regarding the development of the IL-3 gene transfer technology for the treatment of cancer. Information from this conference and pre-clinical study data will be utilized to support an IND submission and Phase I clinical trial of the IL-3 radiation enhancing technology for the treatment of cancers that have failed standard therapy. GenStar’s research on cancer has been supported in part by a Small Business Innovation Research grant from the National Cancer Institute. Further research and development efforts of the IL-3 radiation enhancing vectors will be contingent upon the receipt of additional funds from the National Cancer Institute.

MAXIMUM-AD as a Vaccine Platform

Adenoviral based vector systems have been shown in animal models to generate effective mucosal immunity that may be useful in developing vaccines against pathogens that enter the body through mucosal surfaces such as the genitourinary, respiratory and gastrointestinal tracts. MAXIMUM-AD is an excellent platform for vaccinations because it can be delivered intranasally, intradermally or orally and has a large insert capacity. GenStar has performed pre-clinical studies of the MAXIMUM-AD vector system and demonstrated its ability to generate both cellular and antibody based types of immunity that are believed to be important in immunotherapy and prophylaxis. GenStar has also generated pre-clinical data with adenoviral based HIV vaccines demonstrating their ability to induce immune responses in animal models that can kill HIV infected cells. There are an estimated 33 million individuals infected with HIV worldwide, with approximately 1.5 million individuals affected in the United States and Europe. The total U.S. and European market for HIV/AIDS vaccine therapy is estimated to be $3 billion.

The HIV virus responsible for AIDS is a lentivirus. Current treatments for HIV do not eliminate the virus and there is a profound need to develop improved therapies for infected patients. Of equal importance, medical science is moving as rapidly as possible to develop vaccines to prevent the spread of HIV and AIDS. As with each of GenStar’s MAXIMUM-AD products, the large DNA delivery capacity of the vector system enhances potential clinical efficacy by incorporating a large number of HIV genes in the vaccination.

Laboratory studies of GenStar’s HIV and MAX-Ad vaccines support their activity and the Company’s approach. Tests have shown that the genetically modified HIV vaccine induced a specific immune response that destroyed HIV infected cells. Further pre-clinical vaccine development will be supported by grants from the National Institutes of Health.

In summary, GenStar’s core Max-AD, Dual-AD and IL-3 radiation enhancing technologies provide broad technology platforms that we believe are capable of treating a wide range of serious diseases including genetic disorders, cancer and infectious diseases. Proof-of-concept studies have been performed in Phase I clinical studies and pre-clinical disease models. Further development of GenStar’s hemophilia, cancer and vaccine programs will be funded by grants from the National Institutes of Health. Owing to their later stage of clinical development, GenStar will focus its manufacturing and clinical/regulatory resources on the development of the VEGF-2 products for the treatment of cardiovascular disease that will become the lead products of the new merged company.

Manufacturing

GenStar has a manufacturing facility of approximately 43,000 square feet that is suitable for producing materials for clinical trials.

Manufacturing for commercial scale quantities will require significant improvements in GenStar’s current manufacturing facilities, as well as rigorous process controls. Companies often encounter manufacturing difficulties during the course of implementing processes for commercial manufacturing, including:

•	problems involving production yields;

•	quality control and assurance; and

•	shortages of qualified personnel.

GenStar may encounter manufacturing difficulties and any such difficulties which are not easily overcome may have a material adverse affect upon GenStar’s business, financial condition and results of operations.

Facilities which manufacture product for human clinical trials are required to be registered with the FDA and will be subject to inspections confirming compliance with the FDA’s Good Manufacturing Practices regulations.

Patents and Licenses

GenStar believes that patent and trade secret protection is important to its business and that its future will depend, in part, on its ability to maintain its technology licenses, protect its own trade secrets, secure additional patents and operate without infringing the proprietary rights of others. GenStar currently holds exclusive rights to two issued United States patents for tumor oncolytic adenoviruses and tumor radiosensitization gene therapy technology and several other pending patent applications that relate to genetic therapies.

GenStar has filed a series of United States and foreign patent applications for the MAXIMUM-AD and DUAL-AD vector systems. These applications cover all fields of use for the MAXIMUM-AD system. GenStar has obtained exclusive worldwide rights to a patent covering the use of IL-3 gene transfer used in combination with radiation for enhancing the effects of radiation and stimulating anti-tumor immunity in the treatment of cancer. GenStar has obtained from the University of California exclusive worldwide rights to three issued United States patents and several patent applications covering all fields of use for lentiviral gene delivery systems.

The pharmaceutical and biotechnology fields are characterized by a large number of patent filings. A substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Research has been conducted for many years in the gene therapy field by pharmaceutical and biotechnology companies and other organizations. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to GenStar’s products or processes. Patent applications are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. GenStar may not be aware of all of the patents potentially adverse to GenStar’s interest that may have been issued to other companies, research or academic institutions, or others. No assurances can be given that adverse patents or patent applications do not contain claims relating to GenStar’s technology.

To date, no consistent policy has emerged regarding the breadth of claims allowed in pharmaceutical and biotechnology patents. If patents have been or are issued to others containing preclusive or conflicting claims, and these claims are ultimately determined to be valid, GenStar may be required to obtain licenses to one or more of these patents or to develop or obtain alternative technology. GenStar believes that its current and proposed activities do not infringe on any patents that would be determined to be valid. GenStar cannot guarantee that patents do not exist in the United States or in other countries or that patents will not be issued to third parties that contain preclusive or conflicting claims with respect to any of GenStar’s technologies. Commercialization of GenStar’s proposed products may require licensing and/or cross-licensing of one or more patents with other organizations in the field. GenStar cannot assure you that the licenses that might be required for GenStar’s processes or products would be available on commercially acceptable terms, if at all.

GenStar’s breach of an existing license or failure to obtain a license to technology required to commercialize its product candidates may have a material adverse effect on its business, financial condition and results of operations. Litigation, which could result in substantial cost, may also be necessary to enforce any patents issued to GenStar or to determine the scope and validity of third-party proprietary rights. If GenStar’s competitors prepare and file patent applications in the United States that claim technology also claimed by it, we may have to participate in interference proceedings declared by the United Stated Patent and Trademark Office to determine the priority of invention, which could result in substantial cost, even if the eventual outcome is favorable to GenStar. An adverse outcome could subject GenStar to significant liabilities to third parties and require GenStar to license disputed rights from third parties or to cease using our technology.

GenStar also relies on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. GenStar protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants and collaborators. GenStar cannot assure you that these agreements will not be breached, that GenStar would have adequate remedies for any breach, or that GenStar’s trade secrets or those of its collaborators or contractors will not otherwise become known or be discovered independently by competitors.

Patents issued and patent applications filed internationally relating to gene therapy are numerous and GenStar cannot assure you that current and potential competitors or other third parties have not filed or received or will not file or receive applications in the future for, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by GenStar.

Additionally, there is certain subject matter which is patentable in the United States but not generally patentable outside of the United States. Differences in what constitutes patentable subject matter in various countries may limit the protection we can obtain on some of our inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and/or other issues may prevent GenStar from obtaining patent protection outside of the United States, which would have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

The production and marketing of our proposed products and our research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulations. The Federal Food, Drug, and Cosmetic Act, as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our products. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources.

The steps required before our proposed products may be marketed in the United States include:

•	pre-clinical laboratory tests, in vivo pre-clinical studies and formulation studies,

•	the submission to the FDA of an Initial New Drug application for human clinical testing, which must become effective before human clinical trials commence,

•	adequate and well–controlled human clinical trials to establish the safety and effectiveness of the drug,

•	the submission to the FDA of a Product License Application (for a biologic) or a New Drug Application (for a drug), and

•	the FDA approval of the Product License Application or New Drug Application prior to any commercial sale or shipment of the drug.

The Recombinant DNA Advisory Committee is an advisory committee to the National Institute of Health Director for certain gene transfer technologies. The National Institute of Health requires that sponsors of novel gene transfer experiments in humans present the clinical protocol to the Recombinant DNA Advisory Committee for review and comment in order to remain eligible to receive funding from the Federal government.

In addition to obtaining FDA approval for each product and indication, each domestic manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA’s Good Manufacturing Practices for both drugs and devices. To supply products for use in the United States, foreign manufacturing establishments, including third party facilities, must comply with the FDA’s Good Manufacturing Practices and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in countries under reciprocal agreements with the FDA. In addition to FDA regulation, we are also subject to a variety of additional governmental regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Energy Reorganization Act of 1974, the Resource Conservation and Recovery Act and other current and future federal, state and local regulations.

Pre-clinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety and effectiveness of the product. Compounds must be adequately manufactured and pre-clinical safety tests must be conducted by laboratories that comply with FDA Good Laboratory Practices regulations. The results of the pre-clinical tests are submitted to the FDA as part of an Initial New Drug application and are reviewed by the FDA prior to the commencement of human clinical trials. There can be no assurance that submission of an Initial New Drug application will result in FDA authorization to commence clinical trials.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of qualified principal investigators. Clinical trials must be conducted in accordance with the FDA’s Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA for clearance as part of the Initial New Drug application. Further, each clinical trial must be conducted under the auspices of an independent Institutional Review Board at the institution at which the trial will be conducted. The

Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects, informed consent and the possible liability of the institution. Additionally, all gene transfer studies must be approved by the Institutional Biosafety Committee at each institution at which the trial will be conducted.

Clinical trials are typically conducted in three sequential phases. In Phase I, the initial introduction of the drug into human subjects, the drug is tested for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to:

•	determine the effectiveness of the drug for specific, targeted indications,

•	determine dosage tolerance and optional dosage and

•	identify possible adverse effects and safety risks.

When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Phase I, Phase II or Phase III testing may not be completed within any specific time period, if at all, with respect to any of our products. Furthermore, we or the FDA may suspend clinical trials at any time if it is believed that the patients are being exposed to an unacceptable health risk.

Among other things, the results of the pre-clinical and clinical studies, along with manufacturing information, are submitted to the FDA in the form of a Product License Application or a New Drug Application for approval of the marketing and commercial shipment of the drug. Upon accepting a company’s marketing approval applications, the FDA generally convenes an Advisory Committee to review clinical trial results and make a non–binding recommendation concerning the drug’s approval. After considering the Advisory Committee recommendation and other information, the FDA may or may not issue an approval letter. This letter sets out the specific terms and conditions that the company must satisfy in order to receive final approval to market. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny a Product License Application or a New Drug Application if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety of the company’s products if they do not view the Product License Application or the New Drug Application as containing adequate evidence of the safety and effectiveness of the drug. Notwithstanding the submission of data, the FDA may ultimately decide that the application does not satisfy regulatory criteria for approval. Moreover, if regulatory approval is granted, such approval will entail limitations on the indicated uses for which it may be marketed. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

Under the Orphan Drug Act, the FDA may designate drug products as orphan drugs if there is no reasonable expectation of recovery of the costs of research and development from sales in the United States or if these drugs are intended to treat a rare disease or condition, which is defined as a disease or condition that affects less than 200,000 persons in the United States. If certain conditions are met, designation as an orphan drug confers upon the sponsor marketing exclusivity for seven years following FDA approval of the product, meaning that the FDA cannot approve another version of the same product for the same use during the seven–year period. The market exclusivity provision does not, however, prevent the FDA from approving a different orphan drug for the same use or the same orphan drug for a different use. GenStar believes that some of its potential products may qualify for orphan drug designation. GenStar’s potential products may not ultimately receive orphan drug designation, or the benefits currently provided by an orphan drug designation may be amended or eliminated. The Orphan Drug Act has been controversial, and many legislative proposals have from time to time been introduced in Congress to modify various aspects of the Orphan Drug Act, particularly the market exclusivity provisions. New legislation may be introduced in the future that may adversely impact the availability or attractiveness of orphan drug status for any of GenStar’s potential products.

Among the conditions for FDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to Good Manufacturing Practices. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing.

GenStar’s potential products are in pre-clinical or early phase clinical trials. GenStar anticipates that it will take between five to ten years for our MAX-AD FVIII product and GenStar’s DUAL-AD product for prostate cancer to complete clinical trials and, if the trials are successful, to be approved by the FDA.

Competition

The pharmaceutical and biotechnology industries are intensely competitive. Any product candidate developed by GenStar would compete with existing drugs and therapies and with others under development. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in research and development of products for the treatment of hemophilia and prostate cancer. Many of these organizations have financial, technical, manufacturing and marketing resources which are greater than ours. If a competing company develops or acquires rights to a more efficient, more effective, or safer competitive therapy for treatment of the same diseases we have targeted, or one which offers significantly lower costs of treatment, our business, financial condition and results of operations could be materially adversely affected. GenStar believes that the most significant competitive factor in the gene therapy field is the effectiveness and safety of a product due to the relatively early stage of the industry.

GenStar believes that its product development programs will be subject to significant competition from companies using alternative technologies, as well as to increasing competition from companies that develop and apply technologies similar to GenStar. Other companies may succeed in developing products earlier than GenStar, obtaining approvals for these products from the FDA more rapidly than GenStar or developing products that are safer and more effective than those under development or proposed to be developed by GenStar. We cannot assure you that research and development by others will not render our technology or potential products obsolete or non-competitive or result in treatments superior to any therapy developed by GenStar, or that any therapy developed by GenStar will be preferred to any existing or newly developed technologies.

Marketing And Sales

GenStar entered into a Distribution Agreement with Baxter Healthcare Corporation in July 1998. Under the Distribution Agreement, Baxter Healthcare Corporation has the exclusive, worldwide right to market, sell and distribute all products which are developed under the Development Collaboration Agreement with Baxter Healthcare Corporation. Baxter Healthcare Corporation has funded the development of the MAX-AD FVIII product and will have distribution rights for any related products using the MAXIMUM-AD technology. Under the terms of the agreement, GenStar receives a percentage of the revenues generated by Baxter Healthcare Corporation from sales of the MAX-AD FVIII product and any other products developed under the agreement with Baxter Healthcare Corporation.

GenStar has no internal sales force and currently plans to enter into additional corporate partnership arrangements under which a corporate partner would fund development of our DUAL-AD cancer product and/or other potential products and would have distribution rights for the product funded. See “Risks and Uncertainties” for a further discussion of the risks associated with distribution agreements.

Employees

At December 16, 2002, GenStar had 30 employees, including five in research, 13 in process development and manufacturing, three in regulatory, clinical and quality assurance and nine in finance and administration.

GenStar’s continued success will depend in large measure on its ability to attract and retain highly skilled employees who are in great demand. None of its employees are represented by a labor union and GenStar believes that its relations with the employees are generally good.

Properties

GenStar leases approximately 43,000 square feet of manufacturing, office and laboratory space in San Diego, California. The lease expires in 2011, with one option to extend the lease for an additional five years. GenStar is currently using 23,000 square feet of the 43,000 square foot facility to manufacture material for its adenoviral-based products. GenStar is in the process of converting the existing manufacturing space for use in manufacturing the cardiovascular product. Additionally, the executive administrative offices and research laboratories will be relocated to this facility. GenStar also leases approximately 22,000 square feet of office and laboratory space in San Diego, California. The term of the lease expires in September 2005 with an option to extend until September 2010. GenStar is in the process of sub-leasing this 22,000 square feet of office and laboratory space. GenStar is also leasing approximately 8,000 square feet of office and laboratory space which was previously used for manufacturing. This facility has been sub-leased until the termination of the lease in August 2004. GenStar believes its existing and proposed facilities will be sufficient to meet its anticipated operating needs for at least the next three years.

Legal Proceedings

GenStar is not a party to any material legal proceeding.

GENSTAR MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect” and similar expressions as they relate to GenStar are included to identify forward-looking statements. The following discussion should be read in conjunction with the Financial Statements and Notes included elsewhere in this prospectus. GenStar’s actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

GenStar Therapeutics Corporation is a biotechnology company dedicated to the development of innovative gene therapy products utilizing advanced gene delivery technologies for the treatment of serious medical disorders. To date, GenStar’s research and development efforts, utilizing advanced gene therapy technologies, have focused on hemophilia, cancer and vaccines. In the future, GenStar plans to concentrate its research and development efforts on the later-stage cardiovascular VEGF-2 products, which will be the focus of GenStar following the merger with Vascular Genetics.

GenStar commenced operations as a stand-alone entity in January 1996 and has been in the development stage since inception. GenStar’s original mission was to develop products to treat diseases in urology, with a particular interest in prostate cancer. GenStar had licensed technology that uses the IL-3 gene to treat several types of cancer, but did not have technology to deliver the gene. On July 8, 1998, GenStar entered into an agreement with Baxter Healthcare Corporation in which it acquired the exclusive rights to certain gene delivery technologies and laboratory equipment.

In May 2000, GenStar acquired all of the outstanding shares of Allegro Cell Systems, Inc. (“Allegro”) in exchange for 288,000 shares of GenStar common stock and an obligation to issue an additional 12,000 shares of common stock once approved by the University of California Regents (the “Regents”). In September 2002, the California Regents approved the issuance of the additional 12,000 shares of common stock, and the shares were issued. Allegro’s sole asset was a license to certain technologies for the treatment and prevention of AIDS and for lentiviral gene therapy. Allegro had no products, revenues, employees, facilities or other assets. Based upon the very early stage of development of the technology and the lack of alternative future uses for it, the value of the technology was charged to acquired in-process technology.

In order to conserve resources and concentrate remaining resources on the VEGF-2 product after completion of the merger, during November 2002, we introduced several cost reduction initiatives including the reduction of research and administrative staff by approximately 30 percent. We also have plans to combine all of our current operations into our Barnes Canyon facility, which includes our manufacturing operations, and then sublet our executive administrative and laboratory space, as well as implement certain other cost containment initiatives.

Although we will be reducing our expenditures in the near term, we expect to incur increasing costs related to conducting later-stage clinical trials for the VEGF-2 product. We expect that GenStar will have no product revenues and will incur significant losses for at least the next five years. We may never be profitable. Also, there can be no assurance that the merger will be successfully completed, or that the combined company will realize the expected synergies of the merger.

Critical Accounting Policies and Estimates

GenStar’s discussion and analysis of our financial condition and results of operations are based upon GenStar’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, GenStar evaluates its estimates, including those related to revenue recognition, patent costs and income taxes. GenStar bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

GenStar believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

GenStar recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, GenStar follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101 (“SAB 101”), Revenue Recognition in Financial Statements, which sets forth guidelines in the timing of revenue recognition. Amounts received for upfront product and technology license fees under multiple-element arrangements are deferred and recognized over the period of such services or performance if such arrangements require ongoing services or performance. Amounts received for milestones are recognized upon achievement of the milestone, unless the amounts received are creditable against royalties or we have ongoing performance obligations. Royalty revenue will be recognized upon sale of the related products, provided the royalty amounts are fixed and determinable and collection of the related receivable is probable. Grant revenue is recognized as the research expenses related to the grants are incurred. All amounts received under the collaborative research agreements or research grants are not refundable, regardless of the success of the underlying research. Any amounts received prior to satisfying GenStar’s revenue recognition criteria will be recorded as deferred revenue in the accompanying balance sheets.

Patent costs

GenStar expenses the costs related to filing and pursuing patent applications as the costs are incurred because the recoverability of such expenditures is uncertain.

Income taxes

GenStar records a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While GenStar has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event GenStar were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should GenStar determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. GenStar’s policy is record a valuation allowance equal to the net deferred tax asset.

Stock based compensation

GenStar grants stock options for a fixed number of shares to employees in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants to employees provided that the option exercise price is not less than the fair market value of the underlying stock on the date of the grant. The value of options, warrants, or stock awards issued to non-employees have been determined in accordance with SFAS No. 123,

Accounting for Stock Based Compensation, and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically remeasured as the options vest. Warrants for common stock are valued at the date of issuance and are recorded to the expense category related to the services provided.

Results of Operations

Nine Months Ended September 30, 2001 and 2002

Revenues

GenStar has generated revenues to date of $2,285,000 from contract research agreements and grants. Total revenues for the nine months ended September 30, 2002 and 2001 were $863,000 and $162,000, respectively, and for the three months ended September 30, 2002 and 2001 were $423,000 and $90,000, respectively. Revenues for the three and nine months ended September 30, 2002 include $24,000 and $23,000, respectively, related to a research agreement with a corporate partner whereby the two companies will collaborate on certain research projects (see Note 5 to the Financial Statements). There were no such research agreement revenues during the three and nine months ended September 30, 2001. GenStar anticipates seeking additional research agreements and grants to help fund research and development efforts. GenStar does not anticipate revenues from products for at least five years.

Research and development

Research and development expenses increased $329,000 to $7,017,000 during the nine months ended September 30, 2002 compared to $6,688,000 for the nine months ended September 30, 2001. During the three months ended September 30, 2002 research and development expenses decreased $120,000 to $2,282,000 compared to $2,402,000 for the three months ended September 30, 2001. Research and development expenses increased in the nine-month period ended September 30, 2002 compared to the same periods of 2001 due to higher occupancy costs which are the result of an upgrade in the capacity of our manufacturing capabilities. This increase is offset by a decline in employee related expenses, which is the result of fewer research and development employees in the current year compared to the same period of last year. Research and development expenses for the three months ended September 30, 2002 declined compared to the same period of 2001 due to lower employee related expenses which is the result of fewer research and development employees in the current year compared to same three month period in the prior year. This decline is offset by an increase in building expenses due to an upgrade in the capacity of our manufacturing capabilities. GenStar anticipates research and development expenditures to decline in the near term due to cost-containment measures, but to increase in the future as we conduct pre-clinical and clinical testing necessary to bring our products to market and to establish additional manufacturing capabilities.

General and administrative expense

General and administrative expense decreased $110,000 during the nine months ended September 30, 2002 to $2,394,000 compared to $2,504,000 for the nine months ended September 30, 2001. During the three months ended September 30, 2002 general and administrative expense decreased $26,000 to $777,000 compared to $803,000 for the three months ended September 30, 2001. General and administrative expenses include the costs of GenStar’s administrative personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. General and administrative expenses have decreased due to management’s efforts to reduce expenses in this area.

Interest income and expense

Interest income decreased $346,000 during the nine months ended September 30, 2002 to $513,000 compared to $859,000 for the nine months ended September 30, 2001. During the three months ended

September 30, 2002 interest income decreased $182,000 to $68,000 compared to $250,000 for the three months ended September 30, 2001. Interest income is a result of the investment of excess cash in money market accounts, corporate bonds and certificates of deposit. Interest expense decreased $14,000 for the nine months ended September 30, 2002 to $350,000 compared to $364,000 for the nine months ended September 30, 2001. Interest expense in both 2001 and 2002 relates to equipment financing and interest accrued on the deferred compensation liability.

Years Ended December 31, 2001 and 2000

Revenues

Total revenues for the years ended December 31, 2001 and 2000 were $301,000 and $162,000, respectively. Revenue for each of the years was from a research grant. We anticipate seeking additional research agreements and grants to help fund research and development efforts. We do not anticipate revenues from products for at least five years. Product revenues are contingent on the success of our clinical trials.

Research and development and acquired in-process technology

Research and development expenses and acquired in-process technology charges increased $555,000 to $8,624,000 for the year ended December 31, 2001 compared to $8,069,000 for the year ended December 31, 2000. Excluding the charge incurred in fiscal year 2000 to write-off acquired in-process technology of $1,655,000 related to the Allegro acquisition, research and development expenses increased $2,210,000. There were no charges to write-off acquired in-process technology during 2001. Research and development expenses primarily consist of costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates, compensation and other expenses related to research and development personnel, research supplies, contract research services and facilities expenses.

In the first quarter of 2000, GenStar raised $25.3 million in private equity financing, which enabled GenStar to expand its research and development efforts, which prior to that time had been primarily focused on the MAX-AD FVIII program. After the first quarter 2000, GenStar significantly expanded its activities on the DUAL-AD prostate cancer program and commenced research on the vaccine program. During 2000, GenStar hired twelve employees in the research and development group, and hired an additional eleven employees in 2001.

Research and development activities in 2001 in the MAX-AD FVIII program consisted primarily of generating and testing materials for the Phase I clinical trial which commenced in June 2001. Additionally, a laboratory for analysis of clinical samples was established. In the DUAL-AD prostate cancer program, activities consisted of additional efficacy studies in animal models and the development of manufacturing processes for this product. Activities in the vaccines program consisted of the generation of vaccine vectors and proof of concept studies in animal models.

General and administrative expenses

General and administrative expenses increased $1,165,000 for the year ended December 31, 2001 to $3,539,000 compared to $2,374,000 for the year ended December 31, 2000. General and administrative expenses include the costs of GenStar’s administrative personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. The increase in general and administrative expenses during 2001 related to the increased level of operations. GenStar expects the number of financial and administrative employees to remain constant and overall general and administrative expenses to be consistent with 2001 expenses during 2002.

Interest income and expense

Interest income increased $314,000 for the year ended December 31, 2001 to $1,227,000 compared to $913,000 for the year ended December 31, 2000. The increase in interest income is the result of investment of excess cash in money market accounts, corporate and international notes and certificates of deposit.

Interest expense increased $230,000 for the year ended December 31, 2001 to $459,000 compared to $229,000 for the year ended December 31, 2000. Interest expense in both 2001 and 2000 relates to equipment financing and the deferred compensation liability. Interest expense in 2000 was comprised of $101,000 related to amortization of the deferred loan fees, $82,000 related to the capital lease line, $34,000 related to notes payable and $12,000 related to deferred compensation liability. Interest expense in 2001 was comprised of $270,000 related to amortization of the deferred loan fees, $106,000 related to the capital lease line, $66,000 related to notes payable and $17,000 related to deferred compensation liability.

Years Ended December 31, 2000 and 1999

Revenues

Total revenues for the years ended December 31, 2000 and 1999 were $162,000 and $118,000, respectively. Revenue was from a research grant. GenStar anticipates seeking additional research agreements and grants to help fund research and development efforts; however, GenStar does not expect that contract research will result in significant revenues in the future. GenStar does not anticipate revenues from products for at least five years. Product revenues are contingent on the success of our clinical trials.

Research and development and acquired in-process technology

Research and development expenses and acquired in-process technology charges increased $5,358,000 to $8,069,000 for the year ended December 31, 2000 compared to $2,711,000 for the year ended December 31, 1999. The increase in research and development expenses and acquired in-process technology charges for the year 2000 compared to 1999 is due to an overall increase in research and development activity and the commencement of operations of our manufacturing facility in the first quarter of 2000. The increase is also attributable to the acquisition of Allegro, which resulted in a charge to write-off acquired in-process technology of $1,655,000. There were no similar charges during 1999.

General and administrative expenses

General and administrative expenses increased $1,557,000 for the year ended December 31, 2000 to $2,374,000 compared to $817,000 for the year ended December 31, 1999. General and administrative expenses include the costs of our administrative personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. General and administrative expenses increased both during 2000 and 1999 related to the increased level of operations, and we expect general and administrative expenses to continue to increase to support our increasing research and development activities.

Interest income and expense

Interest income increased $889,000 for the year ended December 31, 2000 to $913,000 compared to $24,000 for the year ended December 31, 1999. The increase in interest income in 2000 compared to 1999 is the result of investment of excess cash in money market accounts, corporate and international notes and certificates of deposit.

Interest expense decreased $131,000 for the year ended December 31, 2000 to $229,000 compared to $360,000 for the year ended December 31, 1999. Interest expense in 2000 relates to equipment financing and the deferred compensation liability. Interest expense in 1999 was comprised of $309,000 of amortization of the discount on convertible notes payable, $25,000 related to the 8% interest rate on the notes and $26,000 related to interest on the capital lease line. Interest expense in 2000 was comprised of $101,000 related to amortization of the deferred loan fees, $82,000 related to the capital lease line, $34,000 related to notes payable and $12,000 related to deferred compensation liability.

Quarterly Results of Operations

The following table sets forth unaudited statement of operations data for the eight quarters in the two-year period ended September 30, 2002. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the financial statements and Notes. Our quarterly results have been in the past and may in the future be susceptible to significant fluctuations. As a result, GenStar believes that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

	Quarter Ended
	Dec. 31, 2000	Mar. 31, 2001	Jun. 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	Jun. 30, 2002	Sept. 30, 2002
Revenues	$48,367	$32,171	$40,263	$89,898	$138,568	$268,130	$172,107	$422,565
Operating expenses:
Research and development	2,181,815	1,943,106	2,343,080	2,401,584	1,936,312	2,327,936	2,406,564	2,282,487
General and administrative	716,950	831,657	868,766	803,266	1,034,952	808,714	807,945	776,978

Total operating expenses	2,898,765	2,774,763	3,211,846	3,204,850	2,971,264	3,136,650	3,214,509	3,059,465

Loss from operations	(2,850,398)	(2,742,592)	(3,171,583)	(3,114,952)	(2,832,696)	(2,868,520)	(3,042,402)	(2,636,900)
Interest income and other	56,018	297,421	311,786	247,914	368,690	257,930	241,668	67,503
Interest expense	(158,400)	(123,512)	(129,779)	(111,002)	(94,705)	(117,486)	(113,783)	(119,162)

Net loss	$(2,952,780)	$(2,568,683)	$(2,989,576)	$(2,978,040)	$(2,558,711)	$(2,728,076)	$(2,914,517)	$(2,688,559)

Liquidity and Capital Resources

Net cash used by operating activities during the nine months ended September 30, 2001 and 2002 was $7,922,000 and $6,998,000, respectively. Net cash used by operating activities consists of expenditures for research and development and general and administrative expenses. Net cash provided by investing activities during the nine months ended September 30, 2001 and September 30, 2002 was $2,990,000 and $6,448,000, respectively, and consists of net sales of short-term investments further reduced by purchases of furniture and equipment. Net cash provided by financing activities during the nine months ended September 30, 2001 of $6,681,000 consists primarily of $3,873,000 paid by Baxter Healthcare Corporation under the credit agreement, proceeds from the sale of Series C preferred stock to Baxter Healthcare Corporation of $2,000,000, proceeds from our capital lease facility of $653,000, and proceeds from the issuance of common stock upon exercise of options and warrants for common stock of $420,000, offset by repayments of the capital lease facility and notes payable of $386,000. Net cash used in financing activities of $141,000 for the nine months ended September 30, 2002 consists primarily of proceeds from our capital lease facility of $429,000, offset by repayments of the capital lease facility and notes payable of $615,000.

Over the course of the next year, we plan to focus our activities on later-stage cardiovascular products following the completion of the planned merger with Vascular Genetics Inc., which will require significant capital resources. GenStar’s future capital requirements will depend on many factors, including the time and costs involved in obtaining regulatory approvals and effective commercialization activities, our ability to establish collaborative arrangements with others for drug development and scientific progress in our research and development programs. As of September 30, 2002, GenStar had cash, cash equivalents and short-term investments totaling $7,604,000 and working capital of $5,921,000. GenStar has incurred net losses of $45.3 million since its inception through September 30, 2002 and has never been profitable during its existence. GenStar expects to incur significant additional operating losses over the next several years as our clinical trials progress and research and development efforts expand. GenStar’s ability to achieve profitability depends upon our ability, alone or with others, to successfully complete development of products, obtain required regulatory approvals and manufacture and market products. GenStar may not be successful and may never attain significant revenues or profitability. GenStar’s operations to date have consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and to accelerate for at least the next five years. The development of GenStar’s products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring GenStar’s products to market and to establish manufacturing and marketing capabilities. GenStar does not have any commitments or arrangements assuring it of any additional funds in the future, and there can be no assurance that it will be able to obtain additional capital on acceptable terms, or at all.

Under the terms of our Developmental Collaboration Agreement and Credit Agreements with Baxter Healthcare Corporation, Baxter Healthcare Corporation was required to provide funding for development of the MAX-AD FVIII hemophilia product. Total funding received from Baxter Healthcare Corporation under the agreement was $12,890,000, which was converted into 12,890 shares of Series B preferred stock. When GenStar treated the first patient in a Phase I clinical trial for the hemophilia product, a milestone payment of $2,000,000 was due from Baxter Healthcare Corporation. In June 2001, the first patient was treated using the hemophilia product and Baxter Healthcare Corporation paid the $2,000,000 milestone payment in exchange for 2,000 shares of Series C preferred stock. The Series B preferred stock is convertible into 2,010,920 shares of common stock. The Series C preferred stock is currently convertible at Baxter Healthcare Corporation’s option upon the earlier of (i) the first business day following the approval by the FDA of the right to market, sell or distribute any product using the MAXIMUM-AD Vector Technology for treatment of blood clotting disorders in humans relating to Hemophilia A, which product has been developed pursuant to the Developmental Collaboration Agreement between Baxter Healthcare Corporation and GenStar and (ii) the date seven years after the achievement of the most recently achieved Series C Milestone, currently set at June 2008. Upon achievement of the next Series C Milestone, however, that date would be extended another seven years. Subject to stockholders approval at the annual meeting, this automatic conversion feature will be replaced with an optional conversion feature, whereby the Series C preferred stock will become convertible on the date June 13, 2010.

GenStar anticipates its existing capital resources will enable it to maintain its current and planned operations through the middle of 2003. However, no assurance can be given that we will not need additional funds prior to the middle of 2003. We will need to raise substantial additional capital to fund future operations. We intend to seek additional funding either through collaborative arrangements or through public or private equity or debt financings. Additional financing may not be available on acceptable terms or at all. Failure to successfully address our ongoing liquidity requirements will have a material adverse effect upon GenStar’s business. In the event that GenStar is unable to obtain additional capital, it will be required to take actions that may harm its business and its ability to achieve positive cash flow in the future, including potentially ceasing certain or all of GenStar’s operations. To the extent GenStar raises additional cash by issuing equity securities, existing stockholders of GenStar will be diluted. If additional funds are raised through the issuance of debt securities, these securities are likely to have rights, preferences and privileges senior to holders of its common stock and preferred stock.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of GenStar’s investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the fair value of the principal amount of the investment to fluctuate. For example, if GenStar holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the fair value of the principal amount of our investment will probably decline. To minimize this risk, GenStar maintains its portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of GenStar’s investments has generally been less than one year. Due to the short-term nature of these investments, GenStar believes it has no material exposure to interest rate risk arising from its investments. Therefore, no quantitative tabular disclosure is required.

GenStar does not conduct business with foreign entities, and does not have any foreign exchange risk.

VASCULAR GENETICS’S BUSINESS

Overview

Vascular Genetics is an emerging, privately held gene therapy company focused on the development and commercialization of gene therapy agents administered for the treatment of severe vascular and cardiovascular disease. Vascular Genetics’s founders include Human Genome Sciences, Inc., St. Elizabeth’s Medical Center of Boston, Inc. and Cato Holding Company. Vascular Genetics was incorporated in 1997 by its founders to commercialize therapeutic angiogenesis, the process for the formation or growth of new blood vessels, utilizing a gene known as vascular endothelial growth factor 2, or VEGF-2, that was discovered and isolated by Human Genome Sciences. Pre-clinical laboratory studies have shown that the VEGF-2 gene may promote the growth of new blood vessels in ischemic, or oxygen deprived, heart and peripheral vascular tissue. Thus, VEGF-2 may have potential as a treatment for certain vascular diseases, including coronary artery disease and peripheral artery disease.

Vascular Genetics has secured an exclusive, worldwide license from Human Genome Sciences, which is traded on the NASDAQ National Market under the symbol HGSI, to make, use and sell products utilizing its VEGF-2 technology in the field of gene therapy for the treatment of vascular disease. Vascular Genetics has also secured a license from Vical Incorporated, which is traded on the NASDAQ National Market under the symbol VICL, to use certain gene therapy delivery methods to directly inject VEGF-2 products as naked plasmid DNA into a patient’s vascular tissue using a catheter or hypodermic needle. In its prior clinical trials, Vascular Genetics has utilized a proprietary cardiac mapping system and delivery catheters developed by Biosense Webster, Inc., a Johnson & Johnson company, that allows the physician to identify ischemic areas of the heart and deliver VEGF-2 products directly to the affected cardiac muscle.

Vascular Genetics is currently developing and testing two product candidate applications using the VEGF-2 material, one for the treatment of coronary artery disease and the other for the treatment of peripheral artery disease. The product candidate for the treatment of coronary artery disease has completed a Phase I clinical trial utilizing a surgical procedure and a randomized, placebo-controlled Phase I/II clinical trial employing a percutaneous catheter-based method to deliver the VEGF-2 plasmid DNA directly to the heart muscle. The Phase I/II clinical trial provided preliminary data that supports the safety of the product candidate and its delivery method. Vascular Genetics has submitted a draft protocol to the FDA for a later Phase II, and possible Phase II/III, clinical trial to further evaluate the safety and effectiveness of this product candidate. The FDA has not yet cleared such protocol to permit further clinical trials. Vascular Genetics anticipates meeting with the FDA in the first half of 2003 to complete the protocol and seek the FDA’s guidance on further clinical trials.

Vascular Genetics’s second product candidate for the peripheral vascular disease market has completed an early Phase I clinical trial for the treatment of critical limb ischemia. The clinical data from this study has not yet been evaluated, and Vascular Genetics has not yet prepared a protocol for further clinical trials for this product candidate. If the data from the first trial supports further clinical trials, Vascular Genetics anticipates submitting a draft protocol to the FDA in 2003 to continue clinical trials for this product candidate.

Vascular and Cardiovascular Disease: Markets and Current Treatments

Cardiovascular Disease, Including Coronary Artery Disease and Angina

Cardiovascular disease is the leading cause of death in the United States, causing more than 40% of all deaths in the United States in 1999. The American Heart Association estimates that more than 60 million Americans have one or more types of cardiovascular disease and that the current annual cost of care and treatment for cardiovascular disease, including stroke, in the United States is approximately $200 billion.

The majority of cardiovascular deaths in the United States, approximately one of every five deaths in the United States 1999, are due to coronary artery disease. The coronary arteries carry blood to the heart. Coronary artery disease is a condition characterized by a narrowing of the coronary arteries and reduced blood flow, and therefore oxygen, to the heart. The narrowing of the coronary arteries is often caused by atherosclerosis, a disease in which the inner layers of the artery walls become thick and irregular due to deposits of fat, cholesterol and other substances. The lack of blood flow and oxygen to an organ is referred to as ischemia, and myocardial ischemia refers to the lack of blood flow and oxygen to the heart muscle. The American Hearth Association estimates that more than 12 million Americans have coronary artery disease and that more than $10 billion was paid to Medicare beneficiaries in 1998 for the treatment of coronary artery disease.

The primary symptoms of coronary artery disease and myocardial ischemia include heart attack and angina, the medical term for chest pain or discomfort due to myocardial ischemia. The American Hearth Association estimates that approximately 1.1 million Americans will suffer a heart attack in 2002 and that angina affects more than 6 million Americans. Angina may be categorized as either stable angina or unstable angina. People with stable angina have episodes of chest pain or discomfort that are usually predictable and occur during exertion or under mental or emotional stress. People with unstable angina have unexpected chest pain or discomfort that usually occurs at rest. The Canadian Cardiovascular Society proposed a grading system of angina in 1972 that has since been used to classify stable angina. This grading system identifies four classes of angina. Class III angina is characterized by a marked limitation of ordinary physical activity. The most severe class of angina, Class IV, is characterized by an inability to carry on any physical activity without discomfort.

Current treatments for coronary artery disease and angina include drug therapies and invasive techniques that help restore adequate blood flow to ischemic, or oxygen deprived, regions of the heart. The primary drug therapy treatments, including nitroglycerin tablets, dilate the coronary vessels increasing the blood supply to heart muscle. However, these treatments have limitations, and their effectiveness is diminished when the coronary blood vessels are severely narrowed by atherosclerosis. The current invasive techniques include stent procedures, balloon and laser angioplasty, and bypass surgery. The American Hearth Association estimates that approximately 1,000,000 angioplasty and/or stent procedures and 600,000 coronary artery bypass graft procedures are performed annually in the United States. In general, these invasive procedures clear or bypass diseased coronary blood vessels to increase blood flow to the heart muscle. However, the effectiveness of these procedures is limited when the coronary blood vessels are diffusely narrowed by atherosclerosis or when the blocked blood vessel is in an area that is difficult to access.

The American Heart Association estimates that approximately 150,000 to 250,000 patients in the United States are classified as refractory coronary artery disease patients. These “no option” patients cannot be successfully treated with conventional cardiovascular therapies. In most cases, these patients have undergone multiple invasive procedures and/or surgeries that have been unsuccessful. Vascular Genetics has targeted this critical patient population as the initial candidates for its VEGF-2 gene therapy treatment.

Peripheral Vascular Disease, Including Critical Limb Ischemia

Peripheral vascular disease refers to diseases of the blood vessels outside of the heart and brain and is often a narrowing of the vessels carrying blood to leg and arm muscles. Critical limb ischemia is an advanced form of peripheral artery disease. Patients with critical limb ischemia often experience excruciating pain and may be afflicted by skin lesions that are difficult to heal because of reduced blood flow to the area. In severe cases, peripheral vascular disease may lead to gangrene and amputation of patients’ limbs.

A primary objective in treating patients with critical limb ischemia is to increase blood flow to the affected limb. Current treatments for peripheral vascular disease include drug treatments such as anti-thrombotics to prevent the blood from clotting and intrusive techniques such as bypass surgery and a type of angioplasty to dilate narrowed peripheral arteries.

Gene Therapy and Therapeutic Angiogenesis

Gene Therapy

Each person’s DNA is comprised of segments called genes that contain the specific sequences of information responsible for particular physiological traits and processes. Each gene is comprised of a sequence of nucleotides that provide precise genetic instructions to create, or express, a protein. Proteins are the primary building blocks of a human’s physiological characteristics. A typical human cell contains thousands of different proteins essential to its structure, growth and function.

Gene therapy is an approach to the treatment of disease in which genes are inserted into a patient’s cells for the purpose of inducing such cells to express therapeutic proteins or to replace defective or missing genes. In addition, gene therapy may allow the localized expression of therapeutic proteins at the site of the disease or disorder. Gene therapy methods are currently being developed and tested to treat and/or cure a number of diseases or disorders, including cancer, hemophilia, cardiovascular and vascular diseases, and cystic fibrosis.

Therapeutic Angiogenesis

The human body has a natural biological process called “angiogenesis” for the formation and growth of new blood vessels, often collateral blood vessels to help compensate for reduced blood flow in a person’s major arteries. The administration of genetic material or other drugs to copy this natural process and induce the formation and growth of new blood vessels is a clinical strategy referred to as “therapeutic angiogenesis.” Some pre-clinical laboratory studies have shown that certain genes and proteins, called growth factors, may stimulate angiogenesis in ischemic, or oxygen-deprived, tissue. These growth factors include vascular endothelial growth factors, or VEGF, and fibroblast growth factors, or FGF.

Vascular Genetics’s Gene Therapy Treatment for Therapeutic Angiogenesis

Vascular Genetics is currently developing and testing two gene therapy product candidates using a form of the VEGF growth factor, known as VEGF-2, for therapeutic angiogenesis. One of these product candidates is being designed for the treatment of coronary artery disease and the other for the treatment of peripheral artery disease. Vascular Genetics’s unique gene therapy treatment and product candidates are comprised of three primary elements:

•	The VEGF-2 gene and DNA plasmid agents using the VEGF-2 gene;

•	The delivery of the VEGF-2 gene; and

•	The gene therapy methods for therapeutic angiogenesis.

Background and the VEGF-2 Gene

Vascular Genetics’s therapeutic application and clinical focus is based on the vision of the late Jeffrey M. Isner, M.D. Dating back to the early 1990’s, Dr. Isner was recognized as a leader in undertaking promising research in gene transfer therapy. Dr. Isner’s research was further enabled by the discovery and isolation of the VEGF-2 gene by Human Genome Sciences, Inc. Pre-clinical laboratory studies have shown that when injected into ischemic tissue, the unique characteristics of the VEGF-2 gene instructs existing blood vessels to express the VEGF-2 protein, which stimulates the creation of new blood and lymph vessels into nearby body tissues. Therefore, VEGF-2 may have potential as a treatment for certain vascular diseases, including coronary artery disease and peripheral artery disease. Vascular Genetics has secured an exclusive, worldwide license from Human Genome Sciences to make, use and sell products using its VEGF-2 technology in the field of gene therapy for the treatment of vascular disease.

Delivery and Gene Therapy Methods for Therapeutic Angiogenesis

Vascular Genetics’s proposed products use a plasmid, or small piece of DNA, containing the VEGF-2 gene. Although the VEGF-2 gene and its expressed VEGF-2 protein have shown some promise in laboratory studies,

Vascular Genetics’s proposed gene therapy treatment relies upon a method of delivering the VEGF-2 plasmid DNA to the targeted cells within a patient in a safe and effective manner. When simply injected into the bloodstream, plasmid DNA may be impeded by cell walls or otherwise rapidly degrade in circulating blood. Therefore, some gene therapy methods for vascular and other diseases have used a delivery vehicle, or vector, that encapsulates a therapeutic gene for delivery to cells. For example, some gene therapy trials have used a viral vector that incorporates the genetic material into a virus, which is then injected into the patient for delivery via the bloodstream.

Vascular Genetics’s proposed gene therapy treatment relies upon the non-viral delivery of a naked VEGF-2 plasmid DNA directly to the ischemic tissue by injection, where the gene transfer takes place. This VEGF-2 plasmid is referred to as naked because it contains no accessory packaging, such as encapsulation within viruses or liposomes. Vascular Genetics believes that the non-viral delivery of the naked VEGF-2 DNA plasmid may achieve a biological effect while minimizing the toxicity associated with viral vectors.

While Vascular Genetics believes the plasmid DNA may be injected directly with a hypodermic needle into skeletal muscles for the treatment of peripheral vascular disease in certain circumstances, the heart muscle is less accessible than skeletal muscles for the direct injection of naked plasmid DNA. In its clinical trials, Vascular Genetics has utilized both a surgical procedure and a percutaneous catheter-based method to deliver the VEGF-2 plasmid directly to the heart muscle. Vascular Genetics has secured a license from Vical Incorporated to utilize certain gene delivery technologies to deliver the naked VEGF-2 plasmid DNA directly into skeletal muscles using a hypodermic needle and directly into the heart’s muscle tissue using a hypodermic needle or catheter.

In the surgical procedure, the VEGF-2 plasmid is injected into the heart muscle by a hypodermic needle following a limited thoracotomy, or surgical incision of the chest wall. This procedure is invasive and requires general anesthesia.

Because of the invasive nature of the surgical procedure, Vascular Genetics is developing and testing a catheter-based delivery of the VEGF-2 plasmid that may be performed percutaneously, or through the skin. The percutaneous catheter-based delivery of the VEGF-2 plasmid to the heart muscle does not require surgery and may be performed in facilities employed for standard cardiac catheter procedures. In this treatment, a catheter is inserted percutaneously into blood vessels in the leg and then advanced into the heart.

Once the catheter is properly positioned, the VEGF-2 plasmid is injected through a retractable needle into the diseased heart muscle. The injected VEGF-2 plasmid DNA may then result in the expression of the VEGF-2 protein to stimulate the production of new blood vessels in the ischemic heart muscle.

An electromechanical cardiac mapping system that seeks to identify the diseased areas of the heart suffering from inadequate blood supply may guide these injections. By targeting these ischemic areas, Vascular Genetics may localize the injection of its VEGF-2 products to the ischemic tissue using the delivery catheters. In its Phase I/II clinical trial, Vascular Genetics utilized delivery catheters and an electromechanical cardiac mapping system provided by Biosense Webster, Inc., a Johnson & Johnson company. The cardiac mapping system, known as the NOGA™ Cardiac Navigation System, is an FDA-approved system. The delivery catheters are being tested in clinical trials by Biosense Webster and have not yet been approved by the FDA for use in gene therapy.

Clinical Trials for Vascular Genetics’s Product Candidates

Clinical Trials for Gene Therapy Products and Treatments Generally

Vascular Genetics’s product candidates and their delivery methods must be tested in human clinical trials to determine whether they are both safe and effective. Traditionally, clinical trials are performed in three phases. Phase I clinical trials mark the first time a new drug or treatment is administered to humans and are normally conducted to determine the safety profile of a new drug or treatment. Phase II clinical trials are conducted in order to determine the preliminary effectiveness and optimal dosage of a new drug or treatment and to confirm its safety profile. Phase III clinical trials are often large scale, multi-center studies conducted to compare a new drug or treatment with a currently approved therapy. At times a single trial may incorporate elements from different phases of development. For example, a clinical trial may be designed to determine both the safety and initial efficacy of a new drug or treatment. Such a trial may be referred to as a Phase I/II clinical trial.

A clinical trial is based on a protocol, or study plan, designed to safeguard the health of patients enrolled in the trial as well as answer specific research questions. The protocol for a clinical trial typically describes the patients who may participate in the trial, the schedule of tests, procedures, medications and dosages and the length of the study. The protocol may also provide for the evaluation of different doses of the drug under study.

Many protocols require a placebo-controlled study in which the patients receiving the actual drug under study are compared with a control group of patients that receive a placebo. A placebo is an inactive treatment that is often designed to look exactly like the actual drug under study. Because a patient’s beliefs and hopes about treatment may have a significant biochemical effect, many protocols require a blinded or double-blinded clinical trial for a more complete evaluation of the drug’s effectiveness and possible adverse reactions without the bias of a placebo effect. A clinical trial is blinded when the patient in the study does not know if he is receiving the actual drug or a placebo. In a double-blinded clinical trial, both the patient and the administrator of the drug do not know if the patient is receiving the actual drug or a placebo. In addition, the protocol may require a process referred to as randomization for assigning patients in the study to the experimental groups in the trial, including the control group. This process seeks to ensure an even distribution of patient characteristics in the clinical trial.

Clinical Trials of Vascular Genetics’s Product Candidate for Coronary Artery Disease

Vascular Genetics’s product candidate for the treatment of coronary artery disease has completed both a Phase I clinical trial using a surgical procedure to deliver the VEGF-2 plasmid directly to the heart muscle and a Phase I/II clinical trial for the percutaneous catheter delivery of the VEGF-2 plasmid directly to the heart muscle.

In the Phase I clinical trial using the surgical procedure, the naked VEGF-2 plasmid was directly injected into the heart muscle through a limited thoracotomy surgical procedure in 30 patients. The patients enrolled in the study were considered “no option” patients with stable class III or IV angina despite the use of conventional revascularization procedures. The study was conducted at five medical centers in the United States, including St. Elizabeth’s Medical Center of Boston, and was led by Dr. Jeffrey Isner as the principal investigator.

This Phase I clinical trial was a dose-escalating study in which 10 patients each received 200, 800 or 2000 microgram doses of the VEGF-2 plasmid. The patients were followed for one year after treatment. Of the 30 patients enrolled in this Phase I study, a single death occurred during the year after treatment. This death was unrelated to the product candidate in the opinion of the investigator. The investigators observed a subjective improvement in patients following the VEGF-2 gene transfer.

Although this Phase I study had some encouraging results, the study is limited by the absence of a control population for comparison of the VEGF-2 plasmid against placebos. Some studies have indicated that the use of placebos may have a positive effect on patients in this class. Because of the invasive nature of the surgical procedure, this Phase I study could not be conducted to preclude randomization against a placebo.

Based upon the encouraging results and limitations of the initial Phase I surgical study, a Phase I/II clinical trial was then performed to investigate the safety and effectiveness of a percutaneous catheter-based delivery of the naked VEGF-2 plasmid directly to the heart muscle. This clinical trial, which was sponsored by Vascular Genetics, was designed as a prospective, randomized, double-blind, placebo-controlled, dose-escalating study of 27 patients with chronic myocardial ischemia.

Nineteen patients were enrolled in the study when, in February 2000, the study was placed on clinical hold by the FDA. Following the death of an 18-year old patient enrolled in an unrelated gene therapy study using a viral vector to deliver the genetic material, the FDA undertook extensive reviews of gene therapy clinical trials in the United States to evaluate compliance with clinical trial monitoring procedures. Vascular Genetics was required to cease further patient enrollment and the administration of its product candidates in the clinical trials while it provided data and information to allow the FDA to assess the risks to patients in Vascular Genetics’s clinical trials. Because of limited capital resources, Vascular Genetics was unable to provide adequate data to the FDA and respond to the FDA’s inquiries for some time. In October 2001, after Vascular Genetics obtained additional funding and responded to the FDA’s inquiries, the FDA removed Vascular Genetics’s Phase I/II study from clinical hold.

The 19 patients enrolled in the study suffered from multi-vessel coronary artery disease that was not suitable for angioplasty or bypass surgery. In addition, all patients were classified as having class III or IV angina refractory, or resistant, to maximum medical therapy prior to the clinical trial. These patients were randomized in a double-blind fashion to receive injections of a placebo or the VEGF-2 plasmid in doses of either 200, 800, or 2000 micrograms. Seven patients were randomized to receive 6 injections each of the placebo and 12 patients were randomized to receive 6 injections each of the VEGF-2 plasmid. Because enrollment was limited to 19 patients rather than the 27 proposed, the doses of the VEGF-2 plasmid in the trial were pooled. Of the 12 patients randomized to receive injections of the VEGF-2 plasmid, 6 patients received doses of 200 micrograms and 6 patients received doses of 800 micrograms.

In a subsequent report, the investigators determined that the preliminary data from this Phase I/II clinical trial supported both the safety of the VEGF-2 product candidate at certain doses and the safety of the catheter-based injections performed in the study. The investigators further reported a statistically significant improvement in symptoms of angina, including decreases in angina class and frequency of angina episodes, during follow-up for patients that received the VEGF-2 plasmid treatment. Finally, the investigators concluded in their report that a larger Phase II/III clinical trial was warranted.

In February 2002, Vascular Genetics submitted a draft protocol to the FDA for a later Phase II, or possible Phase II/III, clinical trial with larger patient populations to further evaluate the safety and effectiveness of this product candidate using a percutaneous catheter-based injection for cardiovascular disease. The FDA has not yet cleared this protocol to permit further clinical trials. Vascular Genetics anticipates meeting with the FDA in the first half of 2003 to complete the protocol and seek the FDA’s guidance on further clinical trials to support a marketing application for this product candidate. Upon completion of these trials, which will not occur for several years if at all, Vascular Genetics expects that the results and data from these studies could be used to support a marketing application with the FDA.

There can be no assurance that the FDA will permit Vascular Genetics to proceed with its clinical trials or that the data from further trials will support a marketing application. For further information regarding the risks related to Vascular Genetics’s clinical trials and government regulation, please see the section entitled “Risk Factors—Risks Related to Vascular Genetics That May Affect the Combined Company” beginning on page 32.

Clinical Trials of Vascular Genetics’s Product Candidate for Peripheral Vascular Disease

Vascular Genetics’s second product candidate is for the peripheral vascular disease market has completed an early Phase I clinical trial for the treatment of critical limb ischemia. The clinical data from this study has not been evaluated, and Vascular Genetics has not yet prepared a protocol for further clinical trials for this product candidate. Vascular Genetics currently expects to review the data and submit a draft protocol to the FDA in 2003 to continue clinical trials for this product candidate. However, there can be no assurance that the data from the initial trial will support further trials or that the FDA will permit further trials to proceed.

Transition of Clinical and Regulatory Activities

Cato Research Ltd., a contract research organization and wholly-owned subsidiary of one of Vascular Genetics’s largest shareholders, primarily performed Vascular Genetics’s clinical oversight and regulatory activities in its prior clinical trials. The agreement between Vascular Genetics and Cato Research Ltd. has terminated. Vascular Genetics is currently transitioning the clinical and regulatory activities from its former contract research organization to a consulting firm. Upon the completion of the merger with GenStar, if it occurs, Vascular Genetics anticipates that the personnel of the combined company will perform some of these activities, with the balance of such activities to be performed by consultants.

Manufacturing, Sales and Marketing

The manufacturing and production of Vascular Genetics’s product candidates must comply with good manufacturing practices established by the FDA. In its prior clinical trials, Vascular Genetics’s formulated product candidate consisted of a naked plasmid DNA encoding for VEGF-2 that was produced by Human Genome Sciences pursuant to a manufacturing agreement between such parties. In February 2001, the manufacturing agreement was terminated, and Human Genome Sciences and Vascular Genetics entered into an agreement for transitioning the manufacturing of the VEGF-2 plasmid to another manufacturer.

Vascular Genetics has not yet entered into an agreement with another manufacturer for the production of the VEGF-2 plasmid. Vascular Genetics may not be able to establish relationships with manufacturers on commercially acceptable terms. In addition, there is no assurance that other manufacturers will be able to manufacture sufficient quantities of the product under good manufacturing practices and on a cost-effective basis to continue permit Vascular Genetics to continue its clinical trials. Vascular Genetics has no manufacturing facilities and is currently unable to produce the VEGF-2 plasmid to continue its clinical trials. For further information regarding risks related to manufacturing, please see the risk factor regarding manufacturing on page 35.

Vascular Genetics’s product candidates are still undergoing testing and development in clinical trials. Vascular Genetics does not currently have any capacity to market and sell any approved products and has not established any relationships with others for the marketing or sales of any approved products. For further information regarding risks related to marketing and sales, please see the risk factor relating to marketing and sales on page 38.

Licenses and Intellectual Property

Vascular Genetics has established a portfolio of licensed patents and technologies relating to its development and use of the VEGF-2 technology for the gene therapy treatment of cardiovascular and vascular disease. Vascular Genetics does not own any patents or pending patent applications, but holds exclusive licenses from Human Genome Sciences and Vical Incorporated to U.S patents, pending U.S. patent applications, and associated non-U.S. patent filings. There is no assurance that any patent applications licensed to Vascular Genetics will issue as patents or, if issued, will cover any technology utilized by Vascular Genetics. For further information regarding risks related to Vascular Genetics’s intellectual property, please see the section entitled “Risk Factors—Risks Related to Vascular Genetics That May Affect the Combined Company” beginning on page 32.

Vascular Genetics has license agreements with Human Genome Sciences, Inc. and Vical Incorporated covering aspects of its technology. These license agreements obligate Vascular Genetics to make royalty payments on the sale of licensed products and technology. These license agreements also require Vascular Genetics to be diligent in commercializing the licensed technologies within certain time periods. In addition, Vascular Genetics has a collaboration agreement with Biosense Webster, Inc., a Johnson & Johnson company, although the parties are currently renegotiating the terms of the collaboration agreement.

Human Genome Sciences License for VEGF-2

In October 1997, Vascular Genetics secured an exclusive, worldwide license from Human Genome Sciences to make, use and sell products covered by certain patents and patent applications owned by Human Genome

Sciences, or otherwise using the VEGF-2 technology, in the gene therapy treatment of vascular disease. In partial consideration of the license, Human Genome Sciences received 199,000 shares of Vascular Genetics’s common stock and a warrant to purchase additional shares of common stock subject to specified adjustments. The warrant was exercised in June 1998 for 95,000 shares of Vascular Genetics’s common stock. Vascular Genetics subsequently completed a 7 for 1 stock split for its common stock.

The license agreement requires Vascular Genetics to make royalty payments to Human Genome Sciences based on certain percentages of net revenue Vascular Genetics derives from sales of products covered by the licensed technologies and from sublicensing of the licensed technologies. In addition, the license agreement currently requires Vascular Genetics to reimburse Human Genome Sciences for all reasonable expenses Human Genome Sciences incurs for the preparation, filing, prosecution and maintenance of the licensed patents and patent applications. However, in the event the Vascular Genetics merger with GenStar is completed, the license agreement requires Vascular Genetics to reimburse Human Genome Sciences for 50% of all reasonable expenses Human Genome Sciences incurs after the merger for the preparation, filing, prosecution and maintenance of the licensed patents and patent applications. Vascular Genetics must also indemnify Human Genome Sciences for all liabilities, losses and expenses in connection with claims arising out of any theory of product liability concerning any product, process or service made, used or sold pursuant to the license.

The license agreement with Human Genome Science requires Vascular Genetics to meet certain milestones within specified time periods for the commercialization of the licensed technologies. Both the milestones and the consequences to Vascular Genetics for the failure to meet the milestones differ depending on whether its merger with GenStar is completed.

Prior to and in the absence of the merger with GenStar, the agreement contains the following two milestones that must be satisfied by Vascular Genetics:

•
not later than March 30, 2003, Vascular Genetics must meet with the FDA and receive concurrence for the design of a clinical program for at least one licensed product that will support licensure in the United States; and

•	Vascular Genetics must prepare and submit to the FDA a biological license application for at least one licensed product not later than June 30, 2003.

In the event Vascular Genetics fails to meet either milestone, Human Genome Sciences may immediately terminate the license if, after Human Genome Sciences gives notice to Vascular Genetics, Vascular Genetics still fails to meet the milestone within 60 days after such notice. Vascular Genetics believes that these current milestones cannot be satisfied in light of the current status of its clinical and regulatory activities. Thus, in the event the Vascular Genetics merger with GenStar does not occur, it will be critical for Vascular Genetics to obtain an extension of such milestones, and there is no assurance that such extension can be obtained.

If Vascular Genetics merger with GenStar is completed, the current milestones will be deleted and replaced by the following four new milestones:

•
Vascular Genetics must initiate a Phase IIb or Phase III clinical trial within 3 months of validating that it has VEGF-2 material acceptable for such clinical trial, but in no event later than June 30, 2004.

•	Vascular Genetics must have an official end of Phase II meeting with the FDA no later than September 30, 2005.

•
if both a Phase IIb and Phase III clinical trial are required by the FDA, Vascular Genetics must initiate the Phase III clinical trial no later than 6 months after the end of the Phase II meeting, but no later than March 31, 2006.

•	Vascular Genetics must file a biological license application with the FDA for at least one licensed product no later than December 31, 2009.

In the event Vascular Genetics fails to meet any of these new milestones, Human Genome Sciences may immediately terminate the license if, after Human Genome Sciences gives notice to Vascular Genetics, Vascular Genetics still fails to meet the milestone within 60 days after such notice. In addition, if the merger with GenStar is completed and Human Genome Sciences terminates the license for failure to meet any milestone, Vascular Genetics must grant Human Genome Sciences a license to all data and information generated by Vascular Genetics under the agreement to develop, use and sell products.

The license agreement with Human Genome Sciences will terminate when all patent rights licensed under the agreement expire. Human Genome Sciences may also terminate the license if, after Human Genome Sciences gives notice to Vascular Genetics, Vascular Genetics fails to make a payment, fails to maintain specified insurance, incurs specified financial problems or breaches any of its obligations under the agreement. Vascular Genetics may terminate the license by giving 30 days advance written notice to Human Genome Sciences.

Vical License for Gene Therapy Delivery Methods

In February 2000, Vascular Genetics obtained an exclusive, worldwide license from Vical Incorporated to develop, make, use and sell products using VEGF-2 and covered by certain patents and patent applications owned by Vical Incorporated, relating to gene therapy delivery methods, for the treatment or prevention of disease in humans using gene therapy. In partial consideration for the license, Vical obtained 699,427 shares of Vascular Genetics’s Series B preferred stock. In connection with the Vical license, Vascular Genetics also issued 249,247 shares of its common stock to Human Genome Sciences to induce Human Genome Sciences to enter into a license agreement with Vical.

Under the terms of the license agreement, Vical owns all patentable or unpatentable inventions and discoveries regarding Vical’s licensed technology which result from the use of such licensed technology, excluding inventions and discoveries regarding a formulation or combination of the VEGF-2 gene and its delivery vehicle. Vascular Genetics has a non-exclusive, royalty-free, perpetual and worldwide license from Vical to use such improvements.

The license agreement requires Vascular Genetics to make royalty payments to Vical based on a percentage of net revenue Vascular Genetics derives from sales of products covered by the licensed technologies and from sublicensing of the licensed technologies. Vascular Genetics must also indemnify Vical for all liabilities, losses and expenses in connection with claims arising out of the development, manufacture, possession, distribution, use, testing or sale of licensed products by Vascular Genetics or its sublicensees.

The license agreement with Vical will terminate when all patent rights licensed under the agreement expire. Vical may also terminate the license if, after Vical gives notice to Vascular Genetics, Vascular Genetics fails to make a payment, fails to use commercially reasonable efforts to commercialize at least one licensed product in a major market, or breaches any of its other obligations under the agreement. Vascular Genetics may terminate the license if, after Vascular Genetics gives notice to Vical, Vical fails to make a payment or breaches any of its other obligations under the agreement.

Biosense Webster Collaboration Agreement

In May 1999, Vascular Genetics entered into a collaboration agreement with Biosense Webster, Inc., a Johnson & Johnson company. Pursuant to the agreement, Vascular Genetics and Biosense Webster agreed to collaborate on obtaining regulatory approval for the marketing of Vascular Genetics’s gene therapy products in conjunction with Biosense Webster’s catheter products and catheter-based cardiac mapping system, or NOGA™ Cardiac Navigation System. Vascular Genetics is currently in the process of renegotiating this collaboration agreement for further clinical trials.

The current agreement prohibits Vascular Genetics from using or testing any device, other than the Biosense Webster injection system, for the intramyocardial delivery of its VEGF-2 product candidates in pre-clinical and clinical trials. The agreement does not extend to the marketing and sale of the products following regulatory approval. However, the parties are required to discuss such joint commercialization in good faith.

Although Vascular Genetics is currently seeking to renegotiate this agreement for the next phase if its clinical trials, the collaboration agreement currently expires on May 28, 2004. Either Biosense Webster or Vascular Genetics may terminate the agreement if the other party materially breaches any of its obligations under the agreement, subject to certain rights of the breaching party to cure any breach. Either Biosense Webster or Vascular Genetics may also terminate the agreement if the other incurs specified financial problems or in the event of concerns regarding the safe and effective use of either product in humans.

Government Regulation

New drugs and biologics, including gene therapy products, are subject to regulation under the Federal Food, Drug, and Cosmetic Act. In addition to being subject to certain provisions of that Act, biologics are also regulated under the Public Health Service Act. Vascular Genetics believes that the products developed by it will be regulated either as biological products or as new drugs. Both statutes and their corresponding regulations govern, among other things, the testing, manufacturing, distribution, safety, efficacy, labeling, storage, record keeping, advertising and other promotional practices involving biologics or new drugs. FDA approval or other clearances must be obtained before clinical testing, and before manufacturing and marketing, of biologics and drugs.

In addition, any gene therapy products developed by Vascular Genetics will require regulatory approvals prior to human trials and additional regulatory approvals prior to commercialization. New human gene therapy products are subject to extensive regulation by the FDA and the Center for Biological Evaluation and Research and comparable agencies in other countries. Currently, each human-study protocol is reviewed by the FDA and, in some instances, the National Institutes of Health, on a case-by-case basis. The FDA and the National Institutes of Health have published guidance documents with respect to the development and submission of gene therapy protocols.

Obtaining FDA approval has historically been a costly and time-consuming process. Vascular Genetics may not obtain FDA approvals in a timely manner, or at all. Vascular Genetics and its collaborators may encounter significant delays or excessive costs in its efforts to secure necessary approvals or licenses. Generally, in order to gain FDA pre-market approval, a developer first must conduct laboratory studies and animal-model studies to gain preliminary information on an agent’s efficacy and to identify any safety problems. The results of these studies are submitted as a part of an investigational new drug application, which the FDA must review before human trials of an investigational drug can start. The investigational new drug application includes a detailed description of the initial animal studies and human investigation to be undertaken.

Laboratory studies can take several years to complete, and there is no assurance that an investigational new drug application based on such studies will ever become effective so as to permit human testing to begin. A 30-day waiting period after the receipt of each investigational new drug application is required by the FDA prior to the commencement of human testing. If the FDA has not commented on or questioned the investigational new drug application within this 30-day period, human studies may begin. If the FDA has comments or questions, it places the studies on clinical hold and the questions must be answered to the satisfaction of the FDA before human testing may begin.

In order to commercialize pharmaceutical products, Vascular Genetics must sponsor and file an investigational new drug application and be responsible for initiating and overseeing the human studies to demonstrate the safety and efficacy and, for a biologic product, the potency, which are necessary to obtain FDA approval of any such products. For Vascular Genetics-sponsored investigational new drug applications, Vascular Genetics will be required to select qualified investigators (usually physicians within medical institutions) to supervise the administration of the products, and ensure that the investigations are conducted and monitored in accordance with FDA regulations and the general investigational plan and protocols contained in the investigational new drug application. Human trials are normally done in three phases, although the phases may overlap. Phase I trials are concerned primarily with the safety and pharmacology of the drug, involve fewer than 100 subjects and may take from six months to over a year to complete. Phase II exploratory trials normally involve a few hundred patients, but in some cases may involve fewer. Phase II trials are designed primarily to demonstrate safety and preliminary effectiveness in treating or diagnosing the disease or condition for which the drug is intended. Phase III trials are expanded trials with larger numbers of patients which are intended to gather the additional information for proper dosage and labeling of the drug and demonstrate its overall safety and effectiveness. All three phases generally take three to five years, but may take longer, to complete. Regulations promulgated by the FDA may shorten the time periods and reduce the number of patients required to be tested in the case of certain life-threatening diseases that lack available alternative treatments.

The FDA receives reports on the progress of each phase of testing, and it may require the modification, suspension, or termination of trials if an unwarranted risk is presented to patients. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. The investigational new drug application process can thus result in substantial delay and expense. Human gene therapy products (which is the primary area in which Vascular Genetics is seeking to develop products) are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the trial period, the number of patients the FDA will require to be enrolled in the trials in order to establish the safety, efficacy and potency of human gene therapy products, or that the data generated in these studies will be acceptable to the FDA to support marketing approval.

After completion of trials of a new drug or biologic product, FDA marketing approval must be obtained. If the product is regulated as a biologic, the Center for Biological Evaluation and Research will require the submission and approval, depending on the type of biologic, of either a biologic license application or, in some cases, a product license application and an establishment license application before commercial marketing of the biologic. If the product is classified as a new drug, Vascular Genetics must file a new drug application with the Center for Drug Evaluation and Research and receive approval before commercial marketing of the drug. The new drug application or biologic license applications must include results of product development, laboratory, animal and human studies, and manufacturing information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the new drug application or biologic license applications for filing and, even if filed, that any approval will be granted on a timely basis, if at all. In the past, new drug applications and biologic license applications submitted to the FDA have taken, on average, one to two years to receive approval after submission of all test data. If questions arise during the FDA review process, approval can take more than two years.

Notwithstanding the submission of relevant data, the FDA may ultimately decide that the new drug application or biologic license application does not satisfy its regulatory criteria for approval and require additional studies. In addition, the FDA may condition marketing approval on the conduct or specific post-marketing studies to further evaluate safety and effectiveness. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with current good manufacturing practices, or “GMPs,” reporting of adverse effects, advertising, promotion and marketing. Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations restricting or prohibiting the processes Vascular Genetics or its suppliers may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that Vascular Genetics’s products are unsafe or pose a hazard could prevent it from commercializing any products.

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, affect Vascular Genetics’s business. These and other laws govern Vascular Genetics’s use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, its operations. If Vascular Genetics’s operations result in contamination of the environment or expose individuals to hazardous substances, Vascular Genetics could be liable for damages and governmental fines. Vascular Genetics believes that it is in material compliance with applicable environmental laws and that its continued compliance therewith will not have a material adverse effect on its business. Vascular Genetics cannot predict, however, how changes in these laws may affect its future operations.

Competition

Vascular Genetics faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies, for gene therapy and other treatments relating to cardiovascular and vascular disease. Many of these competitors and other potential competitors, either alone or together with their collaborative partners, have substantially greater financial resources, research and development capabilities and/or experience in undertaking pre-clinical and clinical trials and obtaining FDA approval for the marketing of their products. These companies, institutions and agencies also compete with Vascular Genetics in recruiting and maintaining qualified management, scientific personnel and consultants.

Vascular Genetics is aware of products currently under development by competitors for the treatment of the cardiovascular and vascular diseases targeted by Vascular Genetics for its VEGF-2 product development. These include gene therapy treatments using forms of genes and therapeutic proteins. For example, Collateral Therapeutics, Inc., a subsidiary of Schering AG, has previously reported that it has completed a Phase I/II clinical trial for a gene therapy product utilizing the FGF-4 fibroblast growth factor gene for the treatment of coronary artery disease. Collateral Therapeutics has also reported that it has begun a Phase IIb/III clinical trial for this product candidate in the United States. In addition, GenVec, Inc. has previously indicated that it is conducting Phase II clinical trials for gene therapy products utilizing the VEGF(121) gene for the treatment of coronary artery disease and peripheral vascular disease. Vascular Genetics will also face competition from entities using other traditional methods, including new drugs and mechanical therapies, to treat cardiovascular and vascular diseases.

The field of gene therapy is new and rapidly evolving and will likely continue to undergo significant and rapid technological change. Vascular Genetics’s competitors may succeed in developing products and obtaining approvals from the FDA and other regulatory agencies more rapidly than Vascular Genetics. Such competitors may also develop products that are more effective, safer or less costly than those developed by Vascular Genetics. For further information regarding the risks of competition in Vascular Genetics’s industry, please see the section entitled “Risk Factors—Risks Related to Vascular Genetics That May Affect the Combined Company” beginning on page 32.

Employees

As of December 16, 2002, Vascular Genetics had two executive officers, a Chief Executive Officer and a Chief Financial Officer, and no other employees. Vascular Genetics is currently conducting its clinical and regulatory activities through a consulting firm.

Properties

Vascular Genetics’s administrative offices encompass 2,044 square feet in the Advanced Technology Development Center in Atlanta, Georgia. Vascular Genetics rents this facility pursuant to a rental agreement expiring on May 22, 2003 with no renewal term. The monthly rental commitment of Vascular Genetics under this agreement is approximately $2,200, and Vascular Genetics may terminate the agreement upon 30 days’ prior notice.

Legal Proceedings

Vascular Genetics has been named as a defendant in a complaint filed in the Superior Court of Suffolk County in the State of Massachusetts alleging wrongful death and product liability claims in connection with the death of a patient enrolled in Vascular Genetics’s clinical trials at St. Elizabeth’s Medical Center of Boston. The complaint alleges, in part, that the deceased patient should have been excluded from Vascular Genetics’s clinical trials because his condition was treatable by conventional revascularization procedures and that the deceased patient did not receive sufficient disclosure of risks and an alleged financial conflict of interest to provide an informed consent to treatment. Vascular Genetics has recently filed an answer in response to the complaint denying liability and the principal allegations of the complaint. The litigation is currently in its initial stages.

Although Vascular Genetics denies liability and believes that its current insurance coverage is adequate to cover any potential liabilities in connection with such litigation, no assurances can be given as to the outcome of this action. An unfavorable decision in this action could have a material adverse effect on Vascular Genetics’s business and financial condition. For further information regarding the risks related to this litigation and other potential claims, please see the risk factors relating to product liability claims on page 41.

VASCULAR GENETICS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words “may,” “will,” “should,” “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect” and similar expressions as they relate to Vascular Genetics are included to identify forward-looking statements. Such statements are only predictions and actual results could differ materially from those anticipated in these forward-looking statements. The following discussion should be read in conjunction with the sections of this prospectus regarding “Vascular Genetics’s Business” and “Risk Factors” and Vascular Genetics’s financial statements and notes included elsewhere in this GenStar prospectus.

Overview

Vascular Genetics is an emerging, privately held gene therapy company focused on the development and commercialization of gene therapy agents administered for the treatment of severe vascular and cardiovascular disease. Vascular Genetics’s founders include Human Genome Sciences, Inc., St. Elizabeth’s Medical Center of Boston, Inc. and Cato Holding Company. Vascular Genetics was incorporated in 1997 by its founders to commercialize therapeutic angiogenesis, the process for the formation or growth of new blood vessels, utilizing a gene known as vascular endothelial growth factor 2, or VEGF-2, that was discovered and isolated by Human Genome Sciences. Pre-clinical laboratory studies have shown that the VEGF-2 gene may promote the growth of new blood vessels in ischemic, or oxygen deprived, heart and peripheral vascular tissue. Thus, VEGF-2 may have potential as a treatment for certain vascular diseases, including coronary artery disease and peripheral artery disease.

Vascular Genetics has secured an exclusive, worldwide license from Human Genome Sciences, which is traded on the NASDAQ National Market under the symbol HGSI, to make, use and sell products utilizing its VEGF-2 technology in the field of gene therapy for the treatment of vascular disease. Vascular Genetics has also secured a license from Vical Incorporated, which is traded on the NASDAQ National Market under the symbol VICL, to use certain gene therapy delivery methods to directly inject VEGF-2 products as naked plasmid DNA into a patient’s vascular tissue using a catheter or hypodermic needle. In its prior clinical trials, Vascular Genetics has utilized a proprietary cardiac mapping system and delivery catheters developed by Biosense Webster, Inc., a Johnson & Johnson company, that allows the physician to identify ischemic areas of the heart and deliver VEGF-2 products directly to the affected cardiac muscle.

Vascular Genetics is currently developing and testing two product candidate applications using the VEGF-2 material, one for the treatment of coronary artery disease and the other for the treatment of peripheral artery disease. The product candidate for the treatment of coronary artery disease has completed a Phase I clinical trial utilizing a surgical procedure and a randomized, placebo-controlled Phase I/II clinical trial employing a percutaneous catheter-based method to deliver the VEGF-2 plasmid DNA directly to the heart muscle. The Phase I/II clinical trial provided preliminary data that supports the safety of the product candidate and its delivery method. Vascular Genetics has submitted a draft protocol to the FDA for a later Phase II, and possible Phase II/III, clinical trial to further evaluate and safety and effectiveness of this product candidate. The FDA has not yet cleared such protocol to permit further clinical trials. Vascular Genetics anticipates meeting with the FDA in the first half of 2003 to complete the protocol and seek the FDA’s guidance on further clinical trials.

Vascular Genetics’s second product candidate for the peripheral vascular disease market has completed an early Phase I clinical trial for the treatment of critical limb ischemia. The clinical data from this study has not yet been evaluated, and Vascular Genetics has not yet prepared a protocol for further clinical trials for this product candidate. If the data from the first trial supports further clinical trials, Vascular Genetics anticipates submitting a draft protocol to the FDA in 2003 to continue clinical trials for this product candidate.

In connection with its recapitalization in the fourth quarter of 2002, Vascular Genetics and Human Genome Sciences amended the Amended and Restated License Agreement, dated February 28, 2001, under which Vascular Genetics licenses the VEGF-2 technology from Human Genome Sciences. The amendment modified the milestones that Vascular Genetics must satisfy to maintain its license to the VEGF-2 technology. If the merger with GenStar does not occur, the milestones will not be satisfied, and Vascular Genetics must seek an extension of these milestones. However, effective upon the merger with GenStar, if it occurs, the milestones are modified as follows:

•
Vascular Genetics must initiate a Phase IIb or Phase III clinical trial within three months of validating that it has VEGF-2 material acceptable for such clinical trial, but in no event later than June 30, 2004;

•	Vascular Genetics must have an official end of Phase II meeting with the U.S. Food and Drug Administration, or FDA, no later than September 30, 2005;

•
if both a Phase IIb and Phase III clinical trial are required by the FDA, Vascular Genetics must initiate the Phase III clinical trial no later than six months after the end of the Phase II meeting, but no later than March 31, 2006; and

•	Vascular Genetics must file a biological license application with the FDA for at least one licensed product no later than December 31, 2009.

Critical Accounting Policies and Estimates

Vascular Genetics’s discussion and analysis of its financial condition and results of operations are based upon Vascular Genetics’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Vascular Genetics to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Vascular Genetics bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Vascular Genetics believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of its financial statements.

Depreciation

Equipment is recorded at cost and depreciated by the straight-line method over an estimated useful life of five years.

Income Taxes

Income taxes are accounted for using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities and disclosure of contingent assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards. Vascular Genetics has not incurred any income tax expense since net operating losses have been incurred since inception. A net operating loss of approximately $43,000,000 was available as of September 30, 2002 to reduce future taxable income. The carryforwards expire during 2018-2022; however, there may be limitations on the use of net operating losses in the event of certain changes in ownership.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Patent Costs

In the past, patent expenses were paid by Human Genome Sciences. Future patent costs paid by Human Genome Sciences may be billed to Vascular Genetics.

Stock-Based Compensation

Stock-based compensation is accounted for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which permits continued application of the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation cost is the excess, if any, of the market price of the underlying stock as of the grant date over the amount the employee must pay for the stock. The fair value method is used to measure compensation cost related to options issued to nonemployees, which is the fair value (if any) of the options at the grant date less any amounts paid for the options.

Clinical Trial Expenses

Clinical trial expenses are payable to clinical sites and core laboratories. Expenses for clinical trials are recognized as incurred.

Results of Operations

Nine Months Ended September 30, 2002 and 2001

Revenues

Vascular Genetics is in the development stage and has not earned any revenues since its inception.

Research and Development

Research and development expenses decreased $1,715,646 to $515,616 during the nine months ended September 30, 2002 compared to $2,231,262 for the nine months ended September 30, 2001. Research and development expenses decreased in the nine-month period ended September 30, 2002 compared to the same period of 2001 due to a reduction in services provided by the major stockholders and the lack of cash resources of Vascular Genetics. Additional capital was raised during the fourth quarter of 2001 and the first quarter of 2002, which enabled Vascular Genetics to attract a new management team and to begin the resumption of certain clinical and regulatory activities in anticipation of resumption of clinical trials currently planned to occur during 2003. During the nine month period ended September 30, 2002 and the nine month period ended September 30, 2001, Vascular Genetics accrued and/or paid $358,903 and $1,799,137 respectively, to related parties for contract clinical and regulatory expenses. Vascular Genetics expects research and development costs to grow in the future as it raises additional capital and accelerates the development of its potential products.

General and Administrative Expense

General and administrative expense increased $1,305,445 during the nine months ended September 30, 2002 to $1,648,533 compared to $343,088 for the nine months ended September 30, 2001. General and administrative expenses include the costs of Vascular Genetics’s personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. General and administrative expenses have increased due to significant legal, accounting, consulting and due diligence services being provided to Vascular Genetics through its recapitalization, financing activities and this merger transaction. Additionally, Vascular Genetics existed as a virtual company in 2001 and had no employees in 2001. As a result, Vascular Genetics incurred consulting fees for executive management in 2001. In 2002, Vascular Genetics hired a chief executive officer and chief financial officer. The increase in expenses related to these two positions was offset by a reduction in consulting and administrative expenses. Vascular Genetics expects its general and administrative expenses to continue at high levels in the near future until the merger is consummated, principally due to legal, accounting and merger integration travel and subsistence expenses.

Interest Income and Expense

Interest expense decreased $117,735 during the nine months ended September 30, 2002 to $426,595 compared to interest expense of $544,330 for the nine months ended September 30, 2001. Vascular Genetics’s interest expense relates to a note and account payable (with interest commencing in February 2001) owed to a related party. In connection with the recapitalization agreement with the related party, the combined amount of the note and account payable and all accrued interest payable as of September 30, 2002 have been reduced by seventy percent and the remainder converted to equity. The recapitalization closed on October 10, 2002 and there is no outstanding balance on these obligations at such date.

Additional interest expense may result from Vascular Genetics’s issuance of convertible debentures and notes payable on November 25, 2002. Please see “Recent Developments of Vascular Genetics” on page 43 for more information regarding this placement.

Extraordinary Gain

Due to the forgiveness of indebtedness Vascular Genetics owed to certain vendors as of December 31, 2001, Vascular Genetics had an extraordinary gain of $279,320 during the nine months ended September 30, 2002. Vascular Genetics has never had an extraordinary gain from the forgiveness of indebtedness in the past; however, it is likely there will be additional amounts resulting from settlement of amounts owed to certain vendors, still outstanding, as of December 31, 2001.

Years Ended December 31, 2001 and 2000

Revenues

Vascular Genetics is in the development stage and has not earned any revenues since its inception.

Research and Development

Research and development expenses decreased $5,262,437 to $2,759,397 for the year ended December 31, 2001 compared to $8,021,834 for the year ended December 31, 2000. Research and development expenses decreased in the year ended December 31, 2001 compared to the year ended December 31, 2000 due to a reduction in contract research, lower manufacturing costs and principal investigator fees, and the lack of cash resources of Vascular Genetics. Additional capital was raised during the fourth quarter of 2001 and the first quarter of 2002, which enabled Vascular Genetics to attract a new management team and to begin the resumption of certain clinical and regulatory activities in anticipation of resumption of clinical trials currently planned to occur during 2003. During the years ended December 31, 2001 and December 31, 2000, Vascular Genetics accrued and/or paid $2,199,005 and $7,617,279 respectively, to related parties for contract clinical and regulatory expenses. Vascular Genetics expects research and development costs to increase in the future as it raises additional capital and accelerates the development of its products. Research and development expenses primarily consist of costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates, compensation and other expenses related to research and development personnel, research supplies, contract research services and facilities expenses.

Activities to date have been focused on the development of the VEGF-2. VEGF-2 is a novel growth factor that has been shown in pre-clinical studies to stimulate the formation of new blood vessels, a process known as angiogenesis. Vascular Genetics has an exclusive license from Human Genome Sciences for the use of VEGF-2 in the gene therapy treatment of vascular diseases, and an exclusive license from another stockholder for the use of certain delivery methods in conjunction with VEGF-2. Vascular Genetics is developing VEGF-2 as a treatment for a number of diseases, including critical limb ischemia and coronary artery disease.

General and Administrative Expenses

General and administrative expenses decreased $1,171,932 for the year ended December 31, 2001 to $549,477 compared to $1,721,409 for the year ended December 31, 2000. General and administrative expenses include the costs of Vascular Genetics’s personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. General and administrative expenses decreased in 2001 due to Vascular Genetics having no employees during 2001, which was partially offset by consultant fee payments associated with a part-time chief executive officer and chief financial officer. During the year ended December 31, 2000, Vascular Genetics was charged a management fee of $132,306 by a related party, Cato Holding Company, for administration. Cato Holding Company did not perform services for Vascular Genetics during the year ended December 31, 2001, and therefore, there was no management fee during 2001. Additionally, Vascular Genetics’s professional fees decreased from $449,422 for the year ended December 31, 2000 to $259,158 for the year ended December 31, 2001, primarily due to a decrease in legal matters. Vascular Genetics expects the overall general and administrative expenses in 2002 to increase from the level in 2001 due to the decision to hire employees and lease office space in 2002.

Interest Income and Expense

Interest expense increased $731,443 for the year ended December 31, 2001 to $761,501 compared to $30,058 for the year ended December 31, 2000. As of December 31, 2001 and 2000, a note payable of $500,000 was due to Human Genome Sciences. The note bears interest at 1% above prime. Interest expense related to this note approximated $41,000 and $45,000 for the years ended December 31, 2001 and 2000, respectively. In addition, effective in February 2001, Vascular Genetics began accruing interest at 9.5% per annum on the unpaid account payable balance of approximately $6,600,000 owed to Human Genome Sciences for manufacturing and other services, which resulted in interest expense of approximately $571,000 during the year ended December 31, 2001. Additionally, approximately $154,000 of interest was incurred on Vascular Genetics’s convertible debentures prior to the conversion of the debentures. In connection with the recapitalization agreement that closed on October 10, 2002, seventy percent of the total balance of the note, accounts payable and accrued interest was recorded as a contribution to capital and the remaining thirty percent was converted to equity.

Impairment Loss

Vascular Genetics incurred an impairment loss of $6,781,618 in the year ended December 31, 2000 resulting from the write-off of deferred licensing fees due to the uncertainty of realizing any revenues associated with the licensing agreements. The impairment loss of $6,781,618 is the only impairment loss incurred since the inception of Vascular Genetics.

Years Ended December 31, 2000 and 1999

Revenues

Vascular Genetics is in the development stage and has not earned any revenues since its inception.

Research and Development

Research and development expenses decreased $5,597,181 to $8,021,834 for the year ended December 31, 2000 compared to $13,619,015 for the year ended December 31, 1999. During the year ended December 31,

2000, the FDA placed Vascular Genetics on clinical hold, which prevented Vascular Genetics from conducting clinical trial testing. Due to Vascular Genetics’s inability to conduct clinical trial testing, its research and development cost in 2000 decreased. On October 18, 2001, the FDA released Vascular Genetics from clinical hold. Research and development expenses primarily consist of costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates, compensation and other expenses related to research and development personnel, research supplies, contract research services and facilities expenses.

General and Administrative Expenses

General and administrative expenses increased $445,353 for the year ended December 31, 2000 to $1,721,409 compared to $1,276,056 for the year ended December 31, 1999. General and administrative expenses include the costs of Vascular Genetics’s personnel and consultants, office lease expenses and other overhead costs, including legal and accounting costs. General and administrative expenses increased in 2000 due to Cato Holding Company charging a management fee for administration during the year ended December 31, 2000 of $132,306. Cato Holding Company did not perform services for Vascular Genetics during the year ended December 31, 1999 and, therefore, there was no management fees during that period. Additionally, Vascular Genetics had no employees during the year ended December 31, 1999, which resulted in lower salary and benefit expenses than compared to the same period in 2000 when Vascular Genetics had at least three employees.

Impairment Loss

Vascular Genetics incurred an impairment loss of $6,781,618 in the year ended December 31, 2000 resulting from the write-off of deferred licensing fees due to the uncertainty of realizing any revenues associated with the licensing agreements. The impairment loss of $6,781,618 is the only impairment loss incurred since the inception of Vascular Genetics.

Interest Income and Expense

Interest expense increased $74,964 for the year ended December 31, 2000 to $30,058 compared to interest income of $44,906 for the year ended December 31, 1999. Vascular Genetics had interest income in 1999 since Vascular Genetics received substantial equity investments in 1999, which it invested and received a return on investment. In 2000, Vascular Genetics had lower cash balances for investment and incurred interest expense related to a note payable to Human Genome Sciences.

Liquidity and Capital Resources

Since inception, Vascular Genetics has financed its operations primarily through private placements of equity and convertible debt offerings, which have resulted in net proceeds to Vascular Genetics of approximately $15,300,000 through September 30, 2002. Vascular Genetics had cash and cash equivalents of $254,122 at September 30, 2002, compared with $265,096 at December 31, 2001 and $7,157 at December 31, 2000.

Vascular Genetics’s capital requirements will depend on many factors, including:

•	the progress of its research and development programs;

•	the progress, scope and results of pre-clinical and clinical testing;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of manufacturing for its proposed products;

•	competing technological and market developments; and

•	its ability to establish and maintain collaborative and other arrangements with third parties, such as licensing and manufacturing agreements, and the cost of such arrangements.

Net cash used in operating activities was approximately $1,700,000 for the nine months ended September 30, 2002, and $1,300,000, $1,800,000 and $8,800,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Vascular Genetics used the cash in operating activities, primarily for research and development and general and administrative expenses. The decrease in net cash used in 2000 compared to 1999 was due to substantially less research and development activities during 2000 due to the FDA clinical hold discussed above. Vascular Genetics’s operations are expected to generate negative cash flows and operating losses over the next several years.

Net cash used in investing activities was $7,199 for the nine months ended September 30, 2002, and $0, $23,347 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash used in investing activities consisted of equipment purchases.

Net cash provided by (used in) financing activities was approximately $1,700,000 for the nine months ended September 30, 2002, and $1,500,000, $(100,000) and $10,700,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash provided by financing activities in 1999 consisted solely of proceeds from the issuance of preferred stock. A portion of the $(100,000) in the year ended December 31, 2000 was due to legal and related costs for a stock issuance in the year ended December 31, 1999, which was partially offset by a $50,000 loan. Vascular Genetics did not raise any additional funds in the year ended December 31, 2000.

On November 25, 2002, Vascular Genetics completed a private offering of $1,248,633 in convertible debentures and $480,000 in promissory notes. The debentures are convertible into shares of Vascular Genetics common stock. The proceeds of this offering will be used to fund Vascular Genetics operations until the expected completion of the merger with GenStar. The proceeds will also be used to prepare for the next phase of Vascular Genetics’s clinical trial for its first product candidate. Please see the “Recent Developments of Vascular Genetics” section on page 43 for more information regarding this offering.

Vascular Genetics will need to raise substantial additional capital to fund future operations. Vascular Genetics intends to seek additional funding either through collaborative arrangements or through private equity or debt financings. Additional financing may not be available on acceptable terms or at all. If adequate funds are not available, Vascular Genetics may be required to delay or reduce the scope of its operations or to obtain funds through arrangements with collaborative partners or others that may require Vascular Genetics to relinquish rights it may otherwise have.

Quantitative and Qualitative Disclosures on Market Risk

Vascular Genetics is not materially exposed to market risk and has very little investment activities. The primary objective of Vascular Genetics’s investment activities is to preserve principal while at the same time maximizing the income Vascular Genetics receives from its investments without significantly increasing risk. Some of the securities that Vascular Genetics’s invest in may have market risk. This means that a change in prevailing interest rates may cause the fair value of the principal amount of the investment to fluctuate. For example, if Vascular Genetics holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the fair value of the principal amount of Vascular Genetics’s investment will probably decline. To minimize this risk in the future, Vascular Genetics intends to maintain its portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. Therefore, no quantitative tabular disclosure is required.

Vascular Genetics does not conduct business with foreign entities, and does not have any foreign exchange risk.

MANAGEMENT

Executive Officers and Directors of GenStar Pre-Merger

The names of the directors and executive officers of GenStar, their ages as of December 16, 2002, positions at GenStar prior to the completion of the merger and certain biographical information are set forth below:

Name	Age	Position
Paul D. Quadros	55	Chairman of the Board of Directors and Chief Financial Officer
Robert E. Sobol, M.D.	50	President, Chief Executive Officer and Director
Yawen L. Chiang	51	Sr. Vice President, Research and Development
Carin D. Sandvik	39	Corporate Secretary and Chief Accounting Officer
Peter F. Bernardoni	42	Director
Ivor Royston, M.D.	56	Director
Victor W. Schmitt	53	Director

Paul D. Quadros has been Chairman of the Board and GenStar’s Chief Financial Officer since August 1998. Prior to that Mr. Quadros had been the President and Chief Executive Officer since April 1997 and prior to that was the Chairman of the Board, Chief Financial Officer and Secretary since GenStar’s formation in June 1995. Mr. Quadros was, from January 1985 an officer and from April 1986 a general partner of Technology Funding, a venture capital management organization. From 1986 through 1994, Mr. Quadros was a member of Technology Funding’s Commitments Committee, serving as its chairman from 1987 to 1990. From 1990 to 1994, Mr. Quadros was chairman of Technology Funding’s Medical Investment Committee and was involved in managing Technology Funding’s healthcare portfolio. Mr. Quadros is currently a Managing Partner to Tenex Greenhouse Ventures, LLP, a life science venture capital firm. Mr. Quadros is a co-founder and former Chairman of the Board of Cardiac Science, Inc. (NASDAQ: DFIB). Mr. Quadros also serves as a director of several private companies. Mr. Quadros has a B.A. in Finance from California State University at Fullerton and an M.B.A. from The Anderson School at UCLA.

Robert E. Sobol, M.D. has been GenStar’s Chief Executive Officer since July 1998. Prior to that Dr. Sobol was the President and Chief Executive Officer from July 1998 until May 2000 and the Executive Vice President and Chief Operating Officer from July 1996 to July 1998. He has also served as Director since 1996. Dr. Sobol was previously the Director of Clinical Science at Sidney Kimmel Cancer Center, which is affiliated with Sharp HealthCare, one of the largest healthcare providers in San Diego. Dr. Sobol has developed clinical applications of immuno therapy and gene therapy for the treatment of cancer and is a founder of several successful biotechnology ventures. He was a founder and Vice President of IDEC Pharmaceuticals Corporation, a publicly traded company developing monoclonal antibody based treatments for cancer and autoimmune disorders. He was also a founder of GeneSys Therapeutics, a gene therapy company which merged with publicly traded Somatix Therapy Corporation and subsequently with Cell Genesys Incorporated.

Dr. Sobol led the research team that was the first to treat a brain tumor patient with cytokine gene therapy. He was also the principal investigator for one of the first gene therapy protocols approved for the treatment of colon carcinoma.

Dr. Sobol received a B.A. in Philosophy from Boston University and an M.D. from The Chicago Medical School. He subsequently trained at the University of Southern California Medical Center and at the University of California, San Diego. He has received board certification in Internal Medicine and Medical Oncology.

Yawen L. Chiang, Ph.D. joined GenStar as Senior Vice President, Research & Development in August 2001. Dr. Chiang has seventeen years of research and development experience in the biotechnology and pharmaceutical industries. She has had experience with numerous gene therapy clinical trials and has published many articles in the field of gene therapy. She is named as inventor on several issued or pending patent applications including the 1999 issued patent on “Vectors for Tissue Specific Replication.”

Prior to joining GenStar, she was Site Director for the Aventis/Gencell Research Center in Hayward, California where she was responsible for research and project management, alliance and collaboration management, and technology transfer. Prior to Aventis/Gencell, she was Vice President, Clinical Studies at Novartis/Gene Therapy Inc. for ten years. She was the principal investigator on numerous collaborative research and development agreement programs and received SBIR Phase I and II grants. She also had considerable experience with gene therapy clinical production.

Dr. Chiang received a B.S. in Medical Technology, Allied Health, from the University of Maryland, an M.A. in Health Care Administration from Central Michigan University and both an M.S. in Biochemistry and a PhD. in Genetics from George Washington University.

Carin D. Sandvik has served as Senior Director, Finance and Administration, Chief Accounting Officer and Corporate Secretary since January 2001. Prior to that, she served as Controller, Chief Accounting Officer and Corporate Secretary since joining GenStar in October 1998. Ms. Sandvik currently manages the accounting, treasury and human resources functions. Prior to joining GenStar, Ms. Sandvik was a Senior Manager in the Technology Industry Group at PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP), where she had served in various positions for twelve years. While at PricewaterhouseCoopers, Ms. Sandvik specialized in assisting clients with acquisitions and SEC reporting. Ms. Sandvik received a B.A. in Business Administration with an emphasis in Accounting from the University of San Diego.

Peter F. Bernardoni has served as a Director since 1995. Since 1994, Mr. Bernardoni has been a Partner of Technology Funding, a venture investment group. He conducts due diligence and financial analysis of Technology Funding’s investment opportunities, while maintaining responsibility for ongoing oversight over several portfolio companies in the life science and technology fields. Mr. Bernardoni is a member of the board of directors of Endocare, Inc. (NASDAQ: ENDO), VenCore Solutions, Resolution Sciences, Inc., Sanarus Medical, Inc., and Atherotech, Inc. He is also Chairman of Innergy Power Corporation, Inc. In 1988, he joined Technology Funding after several years at IBM as a design engineer and later moved into sales and marketing where his team targeted pharmaceutical and healthcare companies. Mr. Bernardoni has a B.S. from Santa Clara University and a M.S. from Stanford University, both in mechanical engineering.

Ivor Royston, M.D. was the Chairman of the Board from April 1997 until August 1998. Prior to that, he served as President and Chief Executive Officer. He has served as a Director since GenStar’s formation in June 1995.

Dr. Royston is a General Partner of Forward Ventures, a life science venture capital firm. From 1990 until 2000, he was the President and Chief Executive Officer of Sidney Kimmel Cancer Center (formerly the San Diego Regional Cancer Center). From 1977 to 1993, Dr. Royston held various positions in academic medicine at the University of California, San Diego (UCSD) School of Medicine. Dr. Royston also served as Director, Clinical Immunology Program at the UCSD Cancer Center and Chief of Oncology at the San Diego VA Medical Center.

Dr. Royston was a founder and Director of Hybritech, Inc., GeneSys Therapeutics Corporation and IDEC Pharmaceuticals, Inc. He has served on the board of directors of various companies, including Unisyn Technologies, Inc., Medstone International Inc., Sequana Therapeutics, Inc., Corixa, Inc., CombiChem, Inc. IDEC Pharmaceuticals and GenQuest, Inc. He currently is a member of the board of directors of Avalon Pharmaceuticals, Favrille, Inc. and Conforma Therapeutics and is Chairman of the Board of CancerVax and Sagres Discovery. Dr. Royston was appointed by the President of United States to the National Cancer Advisory Board during 1996.

Dr. Royston received a B.A. in Human Biology from Johns Hopkins University and an M.D. from the Johns Hopkins School of Medicine. He later trained in internal medicine and oncology at Stanford University and is board certified in both Internal Medicine and Medical Oncology.

Victor W. Schmitt has served as a Director since 1998. He is President, Venture Management, Baxter Healthcare Corporation. He has held this position since 1994 and is responsible for the creation and management of Baxter Healthcare Corporation’s interests in development-stage biotech companies. Prior to his current assignment, he held the operating position of President, Baxter Biotech Europe. He has also served as Vice President, Business Development and Finance for Baxter’s Blood Therapy Group.

Mr. Schmitt joined Baxter from a sixteen-year career with the American Red Cross Blood Services. At the Red Cross Blood Services, Mr. Schmitt held positions in marketing and operations. At the time of his departure, he was Vice President, Blood Services with responsibility for the organization’s national blood services program.

Mr. Schmitt holds a B.S. from the University of Virginia and an M.B.A. from the University of Maryland. He also serves as a director of Acambis plc, Nexell Therapeutics Inc. and TheraCyte, Inc.

There are no family relationships among any of GenStar’s directors or officers.

Executive Officers and Directors of the Combined Company Post-Merger

Upon completion of the merger, the board of directors of GenStar is expected to be comprised of nine individuals. The following table lists the names, ages and positions of individuals who are expected to serve as directors and executive officers of the combined company upon completion of the merger. The ages of the individuals are provided as of December 16, 2002.

Name	Age	Position
Paul D. Quadros	55	Chairman of the Board of Directors
Richard E. Otto	52	Chief Executive Officer and Director
Robert E. Sobol, M.D.	50	President and Director
Robert T. Atwood	63	Interim Chief Financial Officer
Yawen L. Chiang	51	Sr. Vice President, Research and Development
Carin D. Sandvik	39	Chief Accounting Officer
James C. Gilstrap	66	Director
John R. Larson	55	Director
Daniel Pharand	47	Director
Ivor Royston, M.D.	56	Director
Victor W. Schmitt	53	Director
Eric N. Falkenberg (1)	52	Director

(1)	The ninth director shall be Eric N. Falkenberg, or such other person who is independent and jointly nominated by GenStar and Vascular Genetics.

Paul D. Quadros.    See “Management—Executive Officers and Directors of GenStar Pre-Merger” on page 155 for biographical information.

Richard E. Otto has served as Chief Executive Officer and a director for Vascular Genetics since January 2002. Mr. Otto has spent the past 35 years in the cardiac therapy industry. He previously served as Chief Executive Officer and a director of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices.

Mr. Otto has served as a consultant to the founder of WebMD and as a consultant to the Cardiac Rhythm Management division of St. Jude Medical. His career includes key management positions with Cardiac Pacemakers Inc. (now a Guidant company). Mr. Otto also held positions at Intermedics, Inc., Medtronic Inc., and Eli Lilly and Company. Mr. Otto has served on the Georgia Board of Directors of the Juvenile Diabetes Foundation, and Leukemia Society. Mr. Otto was a semifinalist in the 1997 Entrepreneur of the Year Award for the Southern California Region. He received a Bachelor of Science degree in chemistry from the University of Georgia.

Robert E. Sobol, M.D.    See “Management—Executive Officers and Directors of GenStar Pre-Merger” on page 155 for biographical information.

Robert T. Atwood has served as Chief Financial Officer of Vascular Genetics since January 2002. Prior to joining Vascular Genetics, Mr. Atwood served for 10 years as Executive Vice President and Chief Financial Officer of First Union Corporation, Charlotte, N.C., the nation’s sixth largest commercial bank, with assets in excess of $254 billion and market capitalization in excess of $27 billion as of December 31, 2000. Previously, Mr. Atwood was a partner in the international accounting firm of Deloitte & Touche, having spent 28 years serving clients and in administrative positions in Atlanta, the District of Columbia, and New York.

Throughout his career, Mr. Atwood has served on numerous professional association and industry committees. He was appointed to the President’s Price Advisory Committee to the Council on Wage and Price Stability from 1978 to 1980 and to the Investment Policy Advisory Committee to the United States Trade Representative from 1984 to 1987. In addition, Mr. Atwood has served on the board of trustees of many educational, cultural, and charitable activities. In 2001, Mr. Atwood received the Spirit of Giving Award from the Mint Museum of Art and the Royal and Sun Alliance Company in Charlotte, N.C. Mr. Atwood graduated from the University of San Diego in 1962 and in May 2001 was awarded the Author E. Hughes Career Achievement Award by the University of San Diego School of Business Administration.

Yawen L. Chiang, Ph.D.    See “Management—Executive Officers and Directors of GenStar Pre-Merger” on page 155 for biographical information.

Carin D. Sandvik.    See “Management—Executive Officers and Directors of GenStar Pre-Merger” on page 156 for biographical information.

Eric N. Falkenberg currently serves as Senior Vice President, Global Research and Emerging Indications, for the Cardiac Rhythm Management Division, or CRMD, of St. Jude Medical, Inc. CRMD is a leading supplier of pacemaker, implantable cardioverter defibrillator, and catheter mapping and ablation systems for the treatment of cardiac rhythm disease. Prior to joining St. Jude Medical in 1998, Mr. Falkenberg held assignments in sales management and product development at Guidant Corporation and Intermedics, Inc. Mr. Falkenberg received a B.S. in Engineering from Lafayette College and a Master of Science degree in Biomedical Engineering from the University of Miami.

James C. Gilstrap currently serves as Chairman of the board of directors of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Gilstrap has served as either Chairman or Co-Chairman of the board of directors of CardioDynamics International Corporation since February 1995. Mr. Gilstrap is retired from Jefferies & Company, Inc., an investment banking and institutional securities firm, where he served as Senior Executive Vice President, Partner, and Member of the Executive Committee. Mr. Gilstrap is also past president of the Dallas Securities Dealers as well as a past member of the Board of Governors of the National Association of Securities Dealers, Inc.

John R. Larson has served as a director of Vascular Genetics since 1999. Mr. Larson is a founder of Prolifaron, Inc., an early stage biotechnology company started in 1997 and sold to Alexion Pharmaceuticals, Inc. in 2000, and a founder of Materia, Inc. a research and development company specializing in new applications of patented polymer products. Mr. Larson served as a director for Prolifaron, Inc. from April 1997 to September 2000 and a director of Materia, Inc. from 1997 to 1999. Since December 1999, he has served as the Managing Director of Clique Capital, LLC, a venture capital company focused in the healthcare and technology area. Mr. Larson practiced law for 25 years concentrating in the areas of securities and finance. Mr. Larson has been a frequent speaker on securities matters, having served as Commissioner of Securities and Chairman of the Commerce Commission for the State of Minnesota. In such capacity, Mr. Larson served on a number of committees for the North American Securities Administrators Association, Inc. and the National Association of Securities Dealers, Inc. Mr. Larson holds a B.A. degree from Minnesota State University and a J.D. from William Mitchell College of Law.

Daniel Pharand has served as a director for Vascular Genetics since January 2002. In October 2002, Mr. Pharand became managing director for the life sciences group of Venture Investment Management Company LLC, a venture capital and management firm based in Boston, Massachusetts. Mr. Pharand previously served as Vice President, Health Sciences at Innovatech Grand Montreal from 1998 to October 2002. He is a member of the Canadian Institute of Chartered Accountants and currently serves on the boards of directors of several companies in the biotechnology industry. Mr. Pharand served for ten years as Vice President of the Canadian subsidiary of Pharmacia Corporation.

Ivor Royston, M.D.    See “Management—Executive Officers and Directors of GenStar Pre-Merger” on page 156 for biographical information.

Victor W. Schmitt.    See “Management—Executive Officers and Directors of GenStar Pre-Merger” on page 157 for biographical information.

There are no family relationships among any of the expected directors and officers of the combined company.

Executive Compensation of Pre-Merger Executive Officers

The following table presents a summary of the total compensation paid by GenStar during the fiscal years ended December 31, 2001, 2000 and 1999 to the chief executive officer and each of the four other most highly compensated officers (collectively, the “Pre-Merger Named Executive Officers”) who were employed as of December 31, 2001 and received salary and bonus in 2001 in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Fiscal Period	Annual Compensation			Long-Term Compensation		All Other Compensation ($)
		Salary ($)	Bonus ($)		Restricted Stock Award ($)	Securities Underlying Options (#)
Paul D. Quadros Chairman of the Board & Chief Financial Officer	2001 2000 1999	$138,125 134,441 120,000	$	— 20,540 —	— — —	— 50,000 81,903	$13,270 13,764 13,951	(4) (4) (4)

Robert E. Sobol, M.D. Chief Executive Officer	2001 2000 1999	255,000 258,942 200,000		47,400 — —	— — —	— 105,000 627,141	29,657 32,905 30,927	(5) (5) (5)

Lee R. McCracken (1) Former President and Chief Business Officer	2001 2000 1999	215,000 126,734 —		13,825 — —	— — —	— 500,000 —	29,114 17,788 —	(6) (6)

Connie J. Kohne (2) Former Vice President, Regulatory Affairs and Corporate Quality	2001 2000 1999	138,125 78,238 —		5,333 — —	— — —	— 125,000 —	11,621 5,996 —	(7) (7)

William C. Raschke, Ph.D. (3) Former Vice President, Scientific Partnering	2001 2000 1999	125,469 108,990 75,000		13,998 — —	— — —	— 24,574 95,426	16,454 13,486 11,092	(8) (8) (8)

(1)	Mr. McCracken was employed by GenStar on May 23, 2000 and terminated employment with GenStar in May 2002.
(2)	Ms. Kohne was employed by GenStar on June 2, 2000 and terminated employment with GenStar November 7, 2002.
(3)	Dr. Raschke terminated employment with GenStar November 7, 2002.
(4)
Mr. Quadros’s other compensation includes contributions to the 401K Plan of $7,849, $9,275 and $8,400 for 2001, 2000 and 1999, respectively, and the Deferred Compensation Plan of $5,421, $4,489 and $5,551 for 2001, 2000 and 1999, respectively.

(5)
Dr. Sobol’s other compensation includes contributions to the 401K Plan of $11,970, $14,000 and $11,200 for 2001, 2000 and 1999, respectively, and the Deferred Compensation Plan of $17,687, $18,905 and $19,727 for 2001, 2000 and 1999, respectively.

(6)
Mr. McCracken’s other compensation includes contributions to the 401K Plan of $11,807 and $8,575 for 2001 and 2000, respectively, and the Deferred Compensation Plan of $17,307 and $9,213 for 2001 and 2000, respectively.

(7)
Ms. Kohne’s other compensation includes contributions to the 401K Plan of $7,835 and $4,725 for 2001 and 2000, respectively, and the Deferred Compensation Plan of $3,786 and $1,271 for 2001 and 2000, respectively.

(8)
Dr. Raschke’s other compensation includes contributions to the 401K Plan of $6,510, $7,416 and $5,250 for 2001, 2000 and 1999, respectively, and the Deferred Compensation Plan of $9,944, $6,070 and $5,842 for 2001, 2000 and 1999, respectively.

Executive Compensation of Post-Merger Executive Officers

The following table presents a summary of the total compensation paid by GenStar and Vascular Genetics during the fiscal years ended December 31, 2001, 2000 and 1999 to the chief executive officer following the completion of the merger and the four other most highly compensated post-merger executive officers (the “Post-Merger Named Executive Officers”). The compensation of these officers for the combined company following the completion of the merger has not been established and is subject to approval by the compensation committee of the combined company’s board of directors after the closing of the merger.

Name and Principal Position	Fiscal Period	Annual Compensation			Long-Term Compensation		All Other Compensation ($)
		Salary ($)	Bonus ($)		Restricted Stock Award ($)	Securities Underlying Options (#)
Paul D. Quadros Chairman of the Board	2001 2000 1999	$138,125 134,441 120,000	$	— 20,540 —	— — —	— 50,000 81,903	$13,270 13,764 13,951	(2) (2) (2)

Richard E. Otto (1) Chief Executive Officer	2001 2000 1999	— — —		— — —	— — —	— — —	— — —

Robert E. Sobol, M.D. President	2001 2000 1999	255,000 258,942 200,000		47,400 — —	— — —	— 105,000 627,141	29,657 32,905 30,927	(3) (3) (3)

Yawen L. Chiang, Ph.D. Sr. Vice President, R & D	2001 2000 1999	134,265 — —		— — —	— — —	280,000 — —	67,126 — —	(4)

Carin D. Sandvik Chief Accounting Officer & Corporate Secretary	2001 2000 1999	110,000 98,068 60,047		11,665 — —	— — —	— 20,000 200,000	7,428 8,196 4,200	(5) (5) (5)

(1)	Mr. Otto was not employed by Vascular Genetics during fiscal years 1999 to 2001.
(2)
Mr. Quadros’s other compensation includes contributions to the 401K Plan of $7,849, $9,275 and $8,400 for 2001, 2000 and 1999, respectively, and the Deferred Compensation Plan of $5,421, $4,489 and $5,551 for 2001, 2000 and 1999, respectively.

(3)
Dr. Sobol’s other compensation includes contributions to the 401K Plan of $11,970, $14,000 and $11,200 for 2001, 2000 and 1999, respectively, and the Deferred Compensation Plan of $17,687, $18,905 and $19,727 for 2001, 2000 and 1999, respectively.

(4)	Dr. Chiang’s other compensation includes contributions to the 401K Plan of $2,188, the Deferred Compensation Plan of $3,590 and relocation costs of $67,126.
(5)
Ms. Sandvik’s other compensation includes contributions to the 401K Plan of $6,287, $6,825 and $4,200 for 2001, 2000 and 1999, respectively, and the Deferred Compensation Plan of $1,142, $1,371 and $0 for 2001, 2000 and 1999, respectively.

GenStar Option Grants to Pre-Merger Executive Officers

Option Grants in Last Fiscal Year

No stock options were granted to any Pre-Merger Named Executive Officers during the fiscal year ended December 31, 2001.

Pre-Merger Aggregated Option Exercises in 2001 and Values of Unvested Options at Fiscal Year Ended December 31, 2001

The following table presents the value of unexercised options held by Pre-Merger Named Executive Officers at the fiscal year-end, December 31, 2001. No options held by Pre-Merger Named Executive Officers were exercised in the fiscal year ended December 31, 2001.

	Shares Acquired on Exercise of Options	Value Realized for Exercised Options ($)	Number of Securities Underlying Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01 (1)
Name and Principal Position			Vested	Unvested	Vested	Unvested
Paul D. Quadros Chairman of the Board	None	—	85,673	46,230	$139,406	$36,686
Robert E. Sobol President & CEO	None	—	540,237	191,904	$1,067,446	$280,907
Lee R. McCracken (2) Former President & Chief Operating Officer	None	—	197,917	302,083	—	—
Connie J. Kohne (3) Former Vice President, Regulatory Affairs and Corporate Quality	None	—	46,875	78,125	—	—
William C. Raschke, Ph.D. (4) Former Vice President, Scientific Partnering	None	—	85,785	34,214	$162,423	$42,743

(1)
Values based on the closing market value of GenStar Therapeutics Common Stock as of December 31, 2001 of $2.47. The closing market value of GenStar Therapeutics Common Stock as of December 18, 2002 was $0.33 per share.

(2)	Mr. McCracken joined GenStar in May 2000 and terminated employment with GenStar in May 2002.
(3)	Ms. Kohne terminated employment with GenStar November 7, 2002.
(4)	Dr. Raschke terminated employment with GenStar November 7, 2002.

GenStar Option Grants to Post-Merger Executive Officers

Option Grants in Last Fiscal Year

No stock options were granted to any Post-Merger Named Executive Officers during the fiscal year ended December 31, 2001.

Post-Merger Aggregated Option Exercises in 2001 and Values of Unvested Options at Fiscal Year Ended December 31, 2001

The following table presents information for the fiscal year ended December 31, 2001 with respect to the stock option exercises and the value of unexercised options held by the Post-Merger Named Executive Officers.

	Shares Acquired on Exercise of Options	Value Realized for Exercised Options ($)	Number of Securities Underlying Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01 (1)
Name and Principal Position			Vested	Unvested	Vested	Unvested
Paul D. Quadros Chairman of the Board	None	—	85,673	46,230	$139,406	$36,686
Richard E. Otto (2) Chief Executive Officer	None	—	—	—	—	—
Robert E. Sobol, M.D. President	None	—	540,237	191,904	$1,067,446	$280,907
Yawen L. Chiang, Ph.D. Sr. Vice President, R & D	None	—	10,000	230,000	$14,900	$29,000
Carin D. Sandvik Chief Accounting Officer & Corporate Secretary	8,000	$18,160	160,417	59,583	$330,979	$105,021

(1)	Values based on the closing market value of GenStar common stock as of December 31, 2001 of $2.47. The closing market value of GenStar common stock as of December 18, 2002 was $0.33 per share.
(2)
Mr. Otto had not been granted options as of December 31, 2001; however, during 2002, Mr. Otto was granted options for 207,500 shares of Vascular Genetics common stock at an exercise price of $1.50 per share and 200,000 shares of Vascular Genetics common stock at an exercise price of $0.34 per share, which assuming a conversion ratio of 1.39 if the merger had been completed on December 16, 2002, would have been converted into options for 288,425 shares of GenStar common stock at an exercise price of $1.08 and for 274,000 shares of GenStar common stock at an exercise price of $0.25 per share.

Employment Agreements and Change-In-Control Arrangements of Pre-Merger Executive Officers

Employment Agreements

In April 1997, Paul D. Quadros entered into a consulting and employment agreement with GenStar. If Mr. Quadros is terminated by GenStar without cause, Mr. Quadros is entitled to receive his base salary and benefits for six months from the date of termination, and one-half of his base salary and benefits for the following six months. Mr. Quadros is required to give GenStar sixty days written advance notice of his intent to resign. In connection with the merger, GenStar and Mr. Quadros, the Chairman of the board of directors of GenStar, amended his consulting and employment agreement to provide for the following:

•
Mr. Quadros will remain as an executive Chairman of GenStar until the later of the effective time of the merger or December 31, 2002. After that date, he will serve as a nonexecutive Chairman, present at GenStar only for board meetings, when directed by the board of directors, or invited by the management of GenStar;

•
Mr. Quadros will remain on the payroll and as an employee of GenStar until the later of December 31, 2003 or the one year anniversary of the effective time of the merger, with his current full base salary, full benefits and continued vesting of options;

•
Mr. Quadros will not receive any severance package in connection with termination of his employment other than the assurance of employment through the later of December 31, 2003 or the one year anniversary of the effective time of the merger. All other severance payments or benefits have been waived;

•
Mr. Quadros will receive, as Chairman of the board of directors, a compensation package to be determined by the Compensation Committee and board of directors of GenStar after the effective time of the merger; and

•	Mr. Quadros will be eligible for cash bonuses for 2001 and 2002 if and when they are paid to other employees of GenStar.

Severance Arrangements

In November 2002, GenStar reduced its research and administrative staff to conserve resources. The research and administrative staff was reduced by approximately thirty percent, which included three former executive officers. As part of the severance arrangements, one of the three executive officers is entitled to accelerated vesting of options to purchase in the aggregate 20,000 shares of common stock. Two of the three executive officers have been offered consulting agreements, one terminating on December 31, 2002 and the other terminating upon the completion of the merger, for the limited engagement of completing certain operational tasks. Under the consulting agreements, the executive officers are entitled to compensation if certain performance goals are achieved. The compensation may include the acceleration of vesting of options to purchase a maximum amount of 62,812 shares of common stock.

In connection with the merger, GenStar has offered to pay Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, severance compensation in the event that GenStar terminates her employment, other than for cause, in an amount equal to three (3) months of her current base salary.

Stock Plans

GenStar’s stock plans state that in the event of a merger of GenStar with or into another corporation, or the sale of substantially all of the assets of GenStar, each outstanding option or stock purchase right will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares which would not otherwise be exercisable, for a period of fifteen days after notice of such right. Acceleration of vesting or payment may cause part or all of the consideration involved to be treated as a “parachute payment” under the Internal Revenue Code of 1986, as amended, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by GenStar. None of these provisions will be triggered by the merger.

Retention Payments

In connection with the merger, GenStar has offered to pay or grant Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, (a) $10,000 in cash, to be paid in five consecutive monthly installments of $2,000 each; (b) an additional $15,000 in cash, to be paid upon the completion of two milestones, which include the consummation of GenStar’s merger with Vascular Genetics and the successful completion of the manufacturing of the VEGF-2 product for the next clinical trials (the “Milestones”); and (c) an option to purchase 75,000 shares of GenStar common stock at an exercise price equal to the fair market value of GenStar’s common stock at the time of grant, with vesting acceleration upon the completion of both Milestones.

Employment Agreements and Change-In-Control Arrangements of Post-Merger Executive Officers

Employment Agreements

Following the closing of the merger, each of Messrs. Otto, Sobol, and Atwood, will enter into employment agreements with GenStar on terms reasonably satisfactory to such officers and the board of directors of the combined company, provided that the compensation of the officers will be subject to the approval at the

Compensation Committee of the combined company following the completion of the merger. GenStar has also offered to enter into an employment agreement with Yawen L. Chiang, Senior Vice President, Research and Development of GenStar, after the closing of the merger.

Mr. Otto currently has an employment agreement with Vascular Genetics to serve as its Chief Executive Officer. The employment agreement was effective as of January 6, 2002 and expires on January 6, 2004, unless sooner terminated pursuant to the terms of the agreement. Mr. Otto receives a salary of $15,000 per month under the agreement. The agreement granted a fully vested option to purchase 30,000 shares of Vascular Genetics common stock at an exercise price of $1.50 per share. Upon receipt of FDA approval for commencement of a pivotal trial, Mr. Otto will be granted a fully vested option to purchase 20,000 shares at an exercise price of $1.50 per share. Mr. Otto is also entitled to scheduled stock option bonuses for investments made in Vascular Genetics above dollar thresholds. In December 2002, Mr. Otto was granted on option to purchase 15,000 shares of Vascular Genetics common stock at an exercise price of $1.50 per share pursuant to this schedule. The agreement also contains a change in control provision awarding Mr. Otto percentages of the gross amounts received by stockholders of Vascular Genetics following a change in control, but no payments are expected to be made to Mr. Otto under this clause for the merger. In the event Mr. Otto is terminated for any reason other than (i) the expiration of the 12 month period specified in the employment agreement, (ii) for cause or (iii) voluntary termination, Mr. Otto will receive 3 months salary in a lump sum cash payment.

Mr. Atwood currently has an employment agreement with Vascular Genetics to serve as its Chief Financial Officer. The employment agreement was effective as of January 16, 2002 and expires on January 5, 2004, unless sooner terminated pursuant to terms of the agreement. Mr. Atwood receives a salary of $15,000 per month. Upon execution of the agreement, Mr. Atwood was granted a fully vested option to purchase 30,000 shares of Vascular Genetics common stock at an exercise price of $1.50 per share. Every month, Mr. Atwood is also entitled to an option to purchase 5,000 shares of Vascular Genetics common stock at an exercise price of $1.50 per share. The agreement contains a termination clause providing that in the event Mr. Atwood is terminated for any reason other than cause or his own voluntary termination, the Vascular Genetics shall pay Mr. Atwood three months of salary.

Change-in-Control Arrangements

The Vascular Genetics Stock Option Plan permits the Vascular Genetics board of directors to accelerate the vesting of outstanding options at any time in its discretion, including, without limitation, in the event of a change in control. The Vascular Genetics board of directors has no plans to accelerate the vesting of any options.

Mr. Otto has received, in addition to the option grant pursuant to his employment agreement, an option to purchase 150,000 shares of Vascular Genetics common stock at an exercise price of $1.50 per share and an option to purchase 200,000 shares of Vascular Genetics common stock at an exercise price of $0.34 per share that will vest only on completion of this merger.

Mr. Atwood has received, in addition to the option grants contemplated under his employment agreement, an option to purchase 64,900 shares at an exercise price of $1.50 per share and an option to purchase 200,000 shares of Vascular Genetics common stock at an exercise price of $0.34 per share that will vest only on completion of this merger.

Compensation of Directors Pre-Merger

Cash Compensation

GenStar does not compensate its directors for their services as such. However, directors are reimbursed for their out-of-pocket expenses in attending board of directors meetings.

1995 Directors Option Plan

Non-employee directors also receive stock options under GenStar’s 1995 Directors Option Plan. The 1995 Directors’ Plan was adopted and approved by the stockholders of GenStar in 1995 and amended in 2000 to provide automatic, nondiscretionary grants of options to non-employee directors of the Company. A total of 550,000 shares of common stock have been reserved for issuance under the 1995 Directors’ Plan. The 1995 Directors’ Plan provides that each non-employee director is automatically granted an option to purchase 45,000 shares of common stock upon his or her initial election or appointment as a non-employee director (First Option). Subsequently, each non-employee director who has served for at least six months will be granted an additional First Option to purchase 15,000 shares of common stock on December 31 or each year so long as he or she remains an non-employee director (Subsequent Option). The exercise price of the options granted to non-employee directors must be the fair market value of common stock on the date of grant. Options granted to non-employee directors have ten-year terms, subject to a non-employee director’s continued service as a director. First Options vest over three years at a rate of 33.3% per year, subsequent options vest one year from the grant date. As of September 30, 2002, options to purchase 140,000 shares of common stock to non-employee directors have been granted under the 1995 Directors’ Plan.

Compensation of Directors Post-Merger

Following the merger, GenStar does not anticipate compensating its directors for their services as such, however, directors will continue to be reimbursed for their out-of-pocket expenses in attending board of directors meetings. If the 2002 Stock Plan is approved by the GenStar stockholders at the annual meeting, the 1995 Directors Option Plan will terminate and directors of GenStar following the merger will be eligible for grants of options under the 2002 Stock Plan. The terms of any option grants under the 2002 Stock Plan will be determined by the board of directors of the combined company.

Board Committees Pre-Merger

Paul D. Quadros serves as chairman of the board of directors of GenStar. The board of directors held a total of nine meetings during the fiscal year ended December 31, 2001. All of the current directors attended 75% or more of the meetings of the board of directors and committees of the board of directors, if any, upon which such directors served during their term of office.

Audit Committee

The Audit Committee consisted of directors Peter F. Bernardoni, Paul D. Quadros and Victor W. Schmitt until January 2002 at which time Ivor Royston replaced Paul D. Quadros on the Audit Committee. The board of directors has adopted a written charter for the Audit Committee. The principal functions of the Audit Committee are to recommend engagement of GenStar’s independent auditors, to consult with GenStar’s auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting GenStar’s operating results and to review GenStar’s financial control procedures and personnel. The Audit Committee held two (2) meetings during fiscal year 2001.

Compensation Committee

The Compensation Committee consists of Peter F. Bernardoni, Paul D. Quadros and Victor W. Schmitt. The Compensation Committee reviews compensation and benefits for GenStar’s executives and administers the grant of stock options to executive officers under GenStar’s stock plans. The authority to grant all options, except options that are granted automatically to outside directors under the non-discretionary 1995 Directors Option Plan, has been delegated to the Compensation Committee. The Compensation Committee has sole and exclusive authority to grant stock options to officers and to directors who are also employees or consultants of GenStar. The Compensation Committee held two (2) meetings during fiscal year 2001.

Board Committees Post-Merger

After the completion of the merger, the board of directors of the combined companies will have three committees:

•	Nominating and Governance Committee;

•	Audit Committee; and

•	Compensation Committee.

Each committee will be comprised of five directors, or such lesser number determined by the board of directors, all of whom must be “independent” under the rules of the SEC and the AMEX and any more stringent requirements of the NASDAQ or NYSE. The composition of the Audit Committee must also comply with all other requirements of such rules. The membership of the committees will be determined as soon as practicable.

Compensation Committee Interlocks and Insider Participation Pre-Merger

Director Paul D. Quadros is a member of the Compensation Committee and is an officer and employee of GenStar.

Director Victor W. Schmitt is President of Baxter Healthcare Corporation’s Venture Management division. See “Management—Related Party Transaction of GenStar Management and 5% Stockholders” on page 167 for a description of transactions between GenStar and Baxter Healthcare Corporation.

During 2001, no member of the Compensation Committee was an executive officer of another company. During 2001, no executive officer of GenStar served on the compensation committee of another entity or any other committee of the board of directors of another entity performing a similar function of which one of GenStar’s directors is an executive officer.

Related Party Transactions of GenStar Management and 5% Stockholders

Baxter Healthcare Corporation Transactions

In July 1998, GenStar executed various agreements with Baxter Healthcare Corporation pursuant to which GenStar acquired certain rights and assets from Baxter Healthcare Corporation. Under the terms of the agreements, GenStar obtained the rights to Baxter Healthcare Corporation’s adenoviral-based gene transfer technologies and certain equipment in exchange for 5,830 shares of non-voting convertible Series A preferred stock and 1,841,219 shares of common stock. The shares issued to acquire the gene transfer technologies were valued at $5,455,505 based on the fair value of the stock on the date of issuance and the purchase price was charged to acquired in-process technology due to the early stage of development of the technology. The value of the stock issued for fixed assets was $343,937 based upon the fair value of those assets.

Baxter Healthcare Corporation has provided funding to GenStar for research and development of this technology as it relates to the treatment of hemophilia under the Developmental Collaboration Agreement. Baxter Healthcare Corporation provided funding through the date on which the treatment of the first patient in a Phase I clinical trial began. This development funding was provided under a Credit Agreement. Under the terms of the Credit Agreement, the amounts outstanding under the Credit Agreement are due and payable on December 31 of each year during the term of the agreement. At GenStar’s option, the amounts may be paid by issuing to Baxter Healthcare Corporation the number of shares of Series B preferred stock determined by dividing the outstanding amount under the Credit Agreement by one thousand. Series B preferred stock is convertible into common stock. The remaining balance under the Credit Agreement was converted to Series B preferred stock in 2001 subsequent to the treatment of the first patient in the Phase I clinical trial for the MAX-AD FVIII product. The balance was presented as a non-current liability on the accompanying balance sheet due to the conversion feature and because GenStar converted the debt rather than repay it with cash. Amounts outstanding under the Credit Agreement do not accrue interest unless GenStar is in default, in which case the amount due bears interest at prime plus 4%.

GenStar entered into a Distribution Agreement with Baxter Healthcare Corporation under which Baxter Healthcare Corporation will have an exclusive, worldwide right to market, sell and distribute all products which may be developed under the Developmental Collaboration Agreement. The term of the Distribution Agreement is the longer of ten years from the date of regulatory approval of the first product or the expiration of the last to expire of any related patents issued on or before ten years from the date of regulatory approval.

GenStar, Baxter Healthcare Corporation and certain founding stockholders entered into the Investor Rights Agreement under which the shares held by these entities are subject to certain restrictions on transferability of the shares until July 8, 2003 and have certain registration rights. Additionally, under this agreement, Baxter Healthcare Corporation has the right to purchase up to twenty percent of any new securities issued at the offering price of such securities and has the obligation to purchase Series C preferred stock at a price of $1,000 per share upon our achievement of the following milestones:

•	$2,000,000 upon treatment of the first patient in a Phase I clinical trial for a product developed under the Developmental Collaboration Agreement, which occurred on June 13, 2001,

•	$5,000,000 upon commencement of Phase III clinical trials of a product developed under the Developmental Collaboration Agreement, and

•	$10,000,000 upon approval by the Food and Drug Administration of a product developed under the Developmental Collaboration Agreement.

Pursuant to its obligation under the Investor Rights, in June 2001 Baxter Healthcare Corporation purchased 2,000 shares of Series C preferred stock at a price of $1,000 per share upon achievement of the first milestone.

See also “Agreements Related to the Merger—Baxter Healthcare Corporation Agreements” on page 85 for intended transactions and amendments to the foregoing transactions.

Victor W. Schmitt, president of Venture Management for Baxter Healthcare Corporation, has been a director of GenStar since 1998.

Sidney Kimmel Cancer Center

Sidney Kimmel Cancer Center (SKCC) originally owned 339,000 shares of GenStar common stock and Dr. Royston was Chief Executive Officer of SKCC until June 2000. GenStar has entered into the following transactions with SKCC:

•
In 2000, GenStar entered into a facility lease with SKCC and a note payable to SKCC in the amount of $200,000 to finance leasehold improvements on the facility. During 2001, 2000 and 1999, GenStar paid SKCC $1,121,106, $555,399 and $308,972, respectively, for rent, license fees and services.

•
In August 1998, GenStar and SKCC entered into a sublease agreement for approximately 4,800 square feet of office and laboratory space. The monthly lease payment is approximately $14,800 plus GenStar’s share of facility expenses. The lease expired in May 2000.

Officer Loans

In August 2001, GenStar agreed to grant a loan to Yawen L. Chiang for income taxes payable on 30,000 shares of GenStar common stock granted to her upon her initiation of employment. The note in the amount of $37,000 is non-interest bearing and was originally to have been repaid over a four-year period beginning in April 2002. In April 2002 the board of directors approved an amendment to the loan whereby the loan will be forgiven ratably over a four-year period, subject to Dr. Chiang’s continued employment.

Other Transactions

In July 2001, GenStar entered into a Separation Agreement with Dr. Wei-Wei Zhang, who had served as Sr. Vice President, Chief Scientific Officer and Director of GenStar since October 1998. Concurrently, GenStar and Dr. Zhang entered into a consulting agreement. Under the terms of the Separation Agreement, Dr. Zhang’s unvested stock options were allowed to continue to vest pursuant to the original vesting schedule as long as Dr. Zhang remained a consultant GenStar. Under the terms of the Consulting agreement, Dr. Zhang agreed to become the Chairman of GenStar’s Scientific Advisory Board, and to complete certain mutually agreed upon projects for a three year period. Compensation under the consulting agreement is $4,167 per month for the period July 15, 2001 through July 15, 2002; $3,333 per month for the period July 15, 2002 through July 14, 2003; and $2,500 per month for the period July 15, 2003 through July 15, 2004. Either party may terminate the consulting agreement with ninety (90) days written notice.

In January 2000, GenStar completed an offering of 6,362,801 shares of common stock and warrants to purchase 1,773,899 shares of common stock for $8.3 million. Victor W. Schmitt, a director of GenStar, purchased 33,113 shares of common stock and a warrant exercisable for 16,556 shares of common stock at an aggregate purchase price of $25,000.

In April 1999, GenStar received $400,000 representing proceeds from the sale of unsecured convertible notes payable which bear interest at 8% per annum and are due on March 31, 2000, unless previously converted. The notes were convertible at the option of the holder into common stock at $0.30 per share and automatically converted into 1,333,333 shares of common stock on June 22, 1999 upon filing of a registration statement to register the resale of the underlying shares. In addition, each note holder received a warrant to purchase a number of shares of common stock of GenStar equal to one share for each $0.30 of principal under the purchased note. The warrants are exercisable for seven years from issuance and have an exercise price of $0.30 per share. The warrants were valued at an aggregate value of $266,667 and recorded to interest expense. The following GenStar officers and directors participated in this transactions:

•	Mr. Quadros purchased notes for $10,000 and received a warrant for 33,333 shares of common stock.

•	Dr. Raschke purchased notes for $40,000 and received warrants for 133,333 shares of common stock.

•	Ms. Sandvik purchased notes for $5,000 and received warrants for 16,667 shares of common stock.

•	Dr. Royston purchased notes for $25,000 and received a warrant for 83,333 shares of common stock.

•
Dr. Raschke and his spouse also received a finder’s fee for amounts raised in this offering of $9,250 in cash and warrants for 30,833 shares of common stock exercisable at $0.30 per share for seven years.

In July 1998, GenStar received $1,030,000 representing proceeds from the sale of unsecured convertible notes payable which bore interest at 8% per annum and were due on June 30, 1999, unless previously converted. The notes were convertible, at the option of the holder, into common stock at $1.00 per share, and automatically converted into 1,030,000 shares of common stock on June 22, 1999 upon filing of a registration statement to register the resale of the underlying shares. In addition, each note holder received a warrant to purchase a number of shares of common stock of GenStar equal to one share for each $2.00 of principal under the purchased note. The warrants are exercisable for seven years from issuance and have an exercise price of $0.74 per share. The warrants were valued at an aggregate value of $305,910 and recorded to interest expense. The following GenStar officers and directors participated in these transactions: Mr. Quadros, Dr. Sobol, Dr. Raschke and Dr. Royston each purchased notes for $50,000 and received a warrant for 25,000 shares of common stock.

In August 1997, GenStar issued warrants to purchase 200,000 shares of common stock to Dr. Sobol. These warrants were exercisable at $0.05 per share (the fair market value of the common stock on the date of grant) and expired on July 31, 2001. The warrant was exercised in February 2000.

Related Party Transactions of Vascular Genetics Management and 5% Stockholders

Human Genome Sciences Transactions

In October 1997, Vascular Genetics entered into a license agreement with Human Genome Sciences, Inc. Pursuant to this license Human Genome Sciences granted Vascular Genetics an exclusive, worldwide license to make, use and sell products covered by certain patents and patent applications owned by Human Genome Sciences, or otherwise using the VEGF-2 technology, in the gene therapy treatment of vascular disease. In partial consideration of the license, Human Genome Sciences received 199,000 shares of Vascular Genetics’s common stock and a warrant to purchase additional shares of common stock subject to certain specified adjustments. The warrant was exercised in June 1998 for 95,000 shares of Vascular Genetics’s common stock. Vascular Genetics subsequently completed a 7 for 1 stock split for its common stock.

The license agreement also requires Vascular Genetics to make royalty payments to Human Genome Sciences based on certain percentages of net revenue Vascular Genetics derives from sales of products covered by the licensed technologies and from sublicensing of the licensed technologies. Following the completion of the merger, Vascular Genetics is required to reimburse Human Genome Sciences for 50% of all reasonable expenses Human Genome Sciences incurs after the merger for the preparation, filing, prosecution and maintenance of the licensed patents and patent applications. Vascular Genetics must also indemnify Human Genome Sciences for all liabilities, losses and expenses in connection with claims arising out of any theory of product liability concerning any product, process or service made, used or sold pursuant to the license.

Upon and after the closing of the merger, the combined company must satisfy four milestones to retain the license. First, Vascular Genetics must initiate a Phase IIb or Phase III clinical trial within 3 months of validating that it has VEGF-2 material acceptable for such clinical trial, but in no event later than June 30, 2004. Second, Vascular Genetics must have an official end of Phase II meeting with the FDA no later than September 30, 2005. Third, if both a Phase IIb and Phase III clinical trial are required by the FDA, Vascular Genetics must initiate the Phase III clinical trial no later than 6 months after the end of the Phase II meeting, but no later than March 31, 2006. Fourth, Vascular Genetics must file a biological license application with the FDA for at least one licensed product no later than December 31, 2009. In the event Vascular Genetics fails to meet any of these new milestones, Human Genome Sciences may immediately terminate the license if, after Human Genome Sciences gives notice to Vascular Genetics, Vascular Genetics still fails to meet the milestone within 60 days after such notice. In addition, if the merger with GenStar is completed and Human Genome Sciences terminates the license for failure to meet any milestone, Vascular Genetics must grant Human Genome Sciences a license to all data and information generated by Vascular Genetics under the agreement to develop, use and sell products.

In February 2001, Vascular Genetics entered into a HGS Agreement with Human Genome Sciences, Inc. The HGS Agreement currently provides Human Genome Sciences with a special anti-dilution right to maintain its percentage ownership of Vascular Genetics common stock on a fully-diluted basis in the event of a new offering of securities by Vascular Genetics. This special anti-dilution right will immediately terminate upon the merger with GenStar.

Vical Incorporated License

In February 2000, Vascular Genetics entered into an agreement for an exclusive, worldwide license from Vical Incorporated to develop, make, use and sell products using VEGF-2 and covered by certain patents and patent applications owned by Vical Incorporated, relating to gene therapy delivery methods, for the treatment or prevention of disease in humans using gene therapy. In partial consideration for the license, Vical obtained 699,427 shares of Vascular Genetics’s Series B preferred stock. In connection with the Vical license, Vascular Genetics also issued 249,247 shares of its common stock to Human Genome Sciences to induce Human Genome Sciences to enter into a license agreement with Vical. The license agreement requires Vascular Genetics to make royalty payments to Vical based on a percentage of net revenue Vascular Genetics derives from sales of products covered by the licensed technologies and from sublicensing of the licensed technologies.

St. Elizabeth’s Medical Center of Boston, Inc. Transactions

Vascular Genetics has two license agreements with St. Elizabeth’s Medical Center of Boston, Inc. Under the first license agreement, St. Elizabeth’s Medical Center granted to Vascular Genetics an exclusive license to make, use and sell products for use in angiogenesis and anti-angiogenesis covered by a U.S. patent application, and certain related foreign counterparts, relating to a method of treatment of grafts. Under the second license, St. Elizabeth’s Medical Center granted Vascular Genetics a nonexclusive license to make, use and sell products for use in angiogenesis and anti-angiogenesis covered by a U.S. patent and patent application, and certain related foreign counterparts, relating to a method of treating ischemic tissue, including a process for injection into skeletal muscles using a hypodermic needle. Pursuant to such agreements, Vascular Genetics is obligated to pay royalties to St. Elizabeth’s Medical Center based on a percentage of net revenue Vascular Genetics derives from the sale of products covered by the licensed technologies. Each license agreement terminates upon the expiration of the patents related to the licensed technology under such agreement.

Innovatech du Grande Montreal

Pursuant to a note purchase agreement with Societe Innovatech du Grande Montreal, or “Innovatech,” Vascular Genetics is obligated to spend $2,000,000 in the greater Montreal area on research, development or manufacturing. There is no time limit stated within the agreement for such spending to occur. In addition, Vascular Genetics has agreed to consider Innovatech’s affiliate, DSM Biologics, Inc., to provide certain services to Vascular Genetics. However, Vascular Genetics is not bound to establish any relationship with DSM Biologics.

Other Transactions

In November 2002, Vascular Genetics entered into subscription agreements with various directors, officers and affiliates for the issuance of convertible debentures. Specifically, Vascular Genetics has agreed to issue to Societe Innovatech du Grand Montreal, Richard Schatz (and affiliates), John R. Larson (and affiliates), Richard E. Otto, Robert T. Atwood, and the Estate of Jeffrey Isner, convertible debentures in the face amounts of $156,250, $89,547, $53,006, $40,000, $40,000, and $95,302, respectively.

In November 2002, Vascular Genetics also issued to certain of its officers and directors promissory notes and warrants. Specifically, Vascular Genetics has issued promissory notes to John R. Larson (and affiliates), Richard E. Otto, and Robert T. Atwood, in the face amounts of $110,000, $10,000, and $10,000, respectively. Such persons were also issued warrants exercisable for 22,000, 2,000, and 2,000 shares of common stock of Vascular Genetics, respectively, with an exercise price of $0.01 per share.

These convertible debentures and loans are discussed in the section “Vascular Genetics’s Recent Developments.”

See “Recent Developments of Vascular Genetics—Vascular Genetics Recapitalization” beginning on page 43 for additional transactions.

Report of the Compensation Committee of the GenStar Board of Directors

The Compensation Committee of the board of directors is currently comprised of three directors, Peter F. Bernardoni, Paul D. Quadros, and Victor W. Schmitt, two of whom are non-employee directors. The Compensation Committee is responsible for establishing the policies and programs which determine the compensation of GenStar’s officers. The Compensation Committee sets base cash compensation and bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of GenStar. In addition, the Compensation Committee has exclusive authority to grant stock options to executive officers. The Compensation Committee considers both internal data, including corporate goals and individual performance, as well as external data from outside compensation consultants and independent executive compensation data from comparable high technology companies, in determining officers’ compensation.

Compensation Philosophy

When creating policies and making decisions concerning executive compensation, the Compensation Committee:

•	ensures that the executive team has clear goals and accountability with respect to corporate performance;

•	establishes pay opportunities that are competitive, based on prevailing practices for the industry, the stage of growth of GenStar, and the labor markets in which GenStar operates;

•	independently assesses operating results on a regular basis in light of GenStar’s expected performance; and

•	aligns pay incentives with the long-term interests of the GenStar’s stockholders.

Compensation Program

GenStar’s executive compensation program has three major components, which are intended to attract, retain and motivate highly effective executives:

1.
Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local (San Diego Area) and national data are examined and taken into account, along with the skills and performance of the individual and the needs of GenStar.

2.
GenStar believes that executive performance may be maximized via a system of annual incentive awards. The incentive bonus opportunity of each executive is expressed as a percentage of his or her base salary and reflects the relative capacity of each executive to affect the results of GenStar. The actual incentive awards earned depend on the extent to which GenStar and individual performance objectives are achieved. Due to cash constraints, the Compensation Committee deferred the payment of any bonuses to GenStar’s executive officers for services during the fiscal year ended December 31, 2001 until a significant financing event of GenStar. GenStar has accrued $130,000 relating to the potential payment of bonuses for fiscal 2001.

3.
Equity-based incentive compensation has been provided to employees and management through GenStar’s stock incentive plans. Under these plans, officers, employees and certain consultants to GenStar are eligible to be granted stock options based on competitive market data, as well as their responsibilities and position in GenStar. These options allow participants to purchase shares of GenStar stock at the market price on the date of the grant, subject to vesting during the participant’s employment with GenStar. The purpose of these stock plans is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. GenStar’s stock option plans utilize vesting periods to encourage employees and executives to remain with GenStar and to focus on longer-term results.

Chief Executive Officer Compensation

In determining Dr. Robert E. Sobol’s compensation for the fiscal year ended December 31, 2001, the Compensation Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Diego Area, and evaluated achievement of corporate individual objectives for the fiscal year. We believe it is critical to GenStar’s long-term success to continue to tie the Chief Executive Officer’s incentive to GenStar’s performance and to align individual financial interests closely with those of stockholders.

Other Executive Compensation

GenStar provides certain compensation programs to executives that are also available to other GenStar employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs.

GenStar does not provide executive perquisites such as club memberships or company-owned autos. In fiscal year 1998 GenStar introduced a Deferred Compensation Program for executives.

Deductibility of Executive Compensation

Beginning in 1994, the Internal Revenue Code of 1986, as amended (the “Code”), limited the federal income tax deductibility of compensation paid to GenStar’s chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. GenStar may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering GenStar’s current compensation plans and policy, GenStar and the Compensation Committee believe that, for the near future, there is little risk that GenStar will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, GenStar compensation plans and policy will be modified to maximize deductibility if GenStar and the Compensation Committee determine that such action is in the best interests of GenStar.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Peter F. Bernardoni
Paul D. Quadros
Victor W. Schmitt

Report of the Audit Committee of the Genstar Board of Directors

The Audit Committee oversees GenStar’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Two of the three members of the Audit Committee, Mr. Bernardoni and Mr. Royston, are considered to be “independent” under Section 121 (A) of the American Stock Exchange listing standards.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report of Form 10-KSB for the year ended December 31, 2001 with management. During 2001, the Audit Committee reviewed and adopted a written charter for the committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of GenStar’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and GenStar, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence. The Audit Committee discussed with GenStar’s independent auditors the overall scope and plans for their audits of GenStar’s financial statements. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of GenStar’s internal controls, and the overall quality of GenStar’s financial reporting. In addition, the Audit Committee has discussed with GenStar’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2001 for filing with the SEC. The Audit Committee and the board have also recommended, subject to stockholder approval, the selection of GenStar’s independent auditors.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Peter F. Bernardoni
Ivor Royston
Victor W. Schmitt

THE FOREGOING COMPENSATION COMMITTEE REPORT AND AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT GENSTAR SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of GenStar’s common stock with the cumulative return of the AMEX Composite Index and of the AMEX Biotech Index for the period commencing February 10, 1998, the date GenStar’s common stock first began trading on the over-the-counter market, and ending on December 16, 2002. GenStar’s common stock first began trading on the AMEX on April 18, 2000. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

CUMULATIVE TOTAL RETURN (1)

	Fiscal Year Ending
Company/Index	02/10/98	12/31/98	12/31/99	12/31/00	12/31/01	12/16/02
GenStar	$100.00	$660.00	$1,200.00	$19,500.00	$4,940.00	$680.00
AMEX Biotech Index	100.00	111.13	234.97	380.77	348.51	207.62
AMEX Composite Index	100.00	100.43	127.83	130.86	123.55	120.19

(1)
The graph assumes that $100 was invested on February 10, 1998 in GenStar common stock, in the AMEX Composite Index and in the AMEX Biotech Index and that all dividends were reinvested. No dividends have been declared or paid on GenStar common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT GENSTAR SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As a result of the merger agreement entered into on September 12, 2002, GenStar will acquire the net assets of Vascular Genetics, and all of the outstanding common and preferred stock of Vascular Genetics will be converted into GenStar stock. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 and the unaudited pro forma condensed combined balance sheet as of September 30, 2002 are based on the historical financial statements of GenStar and Vascular Genetics, after giving effect to the merger as a purchase of the net assets of Vascular Genetics by GenStar using the purchase method of accounting, as required under the rules of the Securities and Exchange Commission, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred on January 1, 2001. Both GenStar and Vascular Genetics have a fiscal year ended December 31. Accordingly, the unaudited pro forma combined statement of operations for the year ended December 31, 2001 combines GenStar’s and Vascular Genetics’s fiscal year then ended. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2002 combines GenStar’s and Vascular Genetics’s historical operating results for the nine months then ended.

The acquisition will be accounted for using the purchase method of accounting, pursuant to the Emerging Issues Task Force’s Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business,” and Statement of Financial Accounting Standards No. 141, “Business Combinations,” and accordingly, the purchase price will be allocated to the tangible and amortizable intangible assets of Vascular Genetics acquired, and the liabilities of Vascular Genetics assumed, on the basis of their fair values as of the acquisition date, with the excess of the purchase price over those fair values as in-process research and development. The portion of the purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed.

The allocation of the purchase price reflected in the unaudited pro forma combined condensed financial information is preliminary. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon management’s evaluation of such assets and liabilities upon completion of the merger. Accordingly, the adjustments included here will change based upon the final allocation of the total purchase price, as adjusted to reflect the actual assets and liabilities in existence at the date upon which the merger is completed, stock values, the value of the stock options assumed and transaction costs incurred. That allocation may differ significantly from the preliminary allocation included in this statement.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have actually occurred had the merger been completed at the beginning of the periods indicated, nor is it necessarily indicative of future financial position or operating results.

The unaudited pro forma combined condensed financial information should be read in conjunction with the audited consolidated financial statements and related notes of GenStar and GenStar Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited financial statements and related notes of Vascular Genetics and Vascular Genetics Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus.

Unaudited Pro Forma Combined Balance Sheet
September 30, 2002

	GenStar	Vascular Genetics	Recap Adjustments (A)				Vascular Genetics Pro Forma	Total	Pro Forma Adjustments (B)				Pro Forma Combined
			Dr.		Cr.				Dr.		Cr.
ASSETS
Cash and cash equivalents	$1,745,751	$254,122	$1,248,633	(5)	$—		$1,982,755	$3,728,506	$—		$—		$3,728,506
			480,000	(7)	—
Short-term investments	5,858,397	—	—		—		—	5,858,397	—		—		5,858,397
Other current assets	567,260	2,478	—		—		2,478	569,738	—		—		569,738
Fixed assets	3,242,702	19,926	—		—		19,926	3,262,628	—		—		3,262,628
Other assets	2,005,523	—	—		—		—	2,005,523	—		619,000	(a)	1,386,523

Total Assets	$13,419,633	$276,526	$1,728,633		$—		$2,005,159	$15,424,792	$—		$619,000		$14,805,792

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities	$2,250,416	$1,003,629	$—		$550,000	(1)	$1,553,629	$3,804,045	$—		$565,000	(a)	$4,369,045
Other liabilities	1,478,051	18,444,817	12,867,096	(2)	1,248,633	(5)	1,716,884	3,194,935	1,248,633	(b)			1,946,302
			5,514,470	(3)	405,000	(7)
Stockholders’ equity:
Common Stock	23,950	8,810	—		3,676	(3)	15,904	39,854	15,904	(c)	37,194	(d)	61,157
					931	(4)					13	(g)
					2,487	(6)
Preferred Stock	21	4,514	—		—		4,514	4,535	4,514	(c)			8
									13	(g)
Additional paid-in capital	51,197,488	24,062,678	—		5,510,794	(3)	44,829,639	96,027,127	44,829,639	(c)	24,502,702	(d)	75,700,190
			—		12,867,096	(2)	—	—					—
			—		1,396,229	(4)	—	—
			—		917,842	(6)
					75,000	(7)
Accumulated other comprehensive income	29,799	—	—		—		—	29,799	—		—		29,799
Retained earnings (deficit)	(41,560,092)	(43,247,922)	1,397,160	(4)	—		(46,115,411)	(87,675,503)	25,740,617	(e)	46,115,411	(e)(b)	(67,300,709)
			550,000	(1)	—		—
			920,329	(6)	—		—

Total stockholders’ equity (deficit)	9,691,166	(19,171,920)	2,867,489		20,774,055		(1,265,354)	8,425,812	70,590,687		70,655,320		8,490,445

Total Liabilities & Stockholders’ Equity	$13,419,633	$276,526	$21,249,055		$22,977,688		$2,005,159	$15,424,792	$71,839,320		$71,220,320		$14,805,792

See accompanying Notes to the Unaudited Pro Forma Combined Condensed Pro Forma Financial Information.

Unaudited Pro Forma Combined Statement of Operations
Nine Months Ended September 30, 2002

	GenStar	Vascular Genetics	Total	Pro Forma Adjustments			Combined
				Dr.	Cr.
Revenues	$862,802	$—	$862,802	$—	$—		$862,802
Expenses
Research and development	7,016,987	515,616	7,532,603	—	—		7,532,603
General and administrative	2,393,637	1,648,533	4,042,170	—	560,000	(8)	3,482,170
In-process research and development	—	—	—	—	—		—

Total operating expenses	9,410,624	2,164,149	11,574,773	—	560,000		11,014,773
Operating loss	(8,547,822)	(2,164,149)	(10,711,971)	—	—		(10,151,971)
Interest income (expense)	162,826	(426,595)	(263,769)	—	—		(263,769)
Other income (expense)	53,844	—	53,844	—	—		53,844

Income (loss) from continuing operations (before extraordinary item)*	$(8,331,152)	$(2,590,744)	$(10,921,896)	$—	$560,000		$(10,361,896)

Basic and diluted loss per share	$(0.35)	$(0.33)					$(0.17)

Number of shares used in the computation of basic and diluted loss per share	23,806,708	7,896,502					61,000,638 (f)

*
In accordance with the Securities and Exchange Commission’s rules and regulations for preparing pro forma financial statements, pro forma operating results exclude cumulative effects of accounting changes, extraordinary items, and discontinued operations. Accordingly, the extraordinary gain associated with debt forgiveness of $279,000 reported by Vascular Genetics is not presented.

See accompanying notes to Unaudited Pro Forma Combined
Pro Forma Financial Information.

Unaudited Pro Forma Combined Statement of Operations
Year Ended December 31, 2001

	GenStar	Vascular Genetics	Total	Pro Forma Adjustments			Combined
				Dr.		Cr.
Revenues	$300,900	$—	$300,900	$—		$—	$300,900
Expenses
Research and development	8,624,082	2,759,397	11,383,479	—		—	11,383,479
General and administrative	3,538,641	549,477	4,088,118	—		—	4,088,118

Total operating expenses	12,162,723	3,308,874	15,471,597	—		—	15,471,597
Operating loss	(11,861,823)	(3,308,874)	(15,170,697)	—		—	(15,170,697)

Interest income (expense)	768,289	(761,501)	6,788	(30,000	)(9)	—	(98,212)
				(75,000	)(10)
Other income (expense)	(1,476)	—	(1,476)	—		—	(1,476)

Net loss	$(11,095,010)	$(4,070,375)	$(15,165,385)	$(105,000)		$—	$(15,270,385)

Basic and diluted loss per share	$(0.48)	$(0.52)					$(0.25)

Number of shares used in the computation of basic and diluted loss per share	23,107,593	7,776,851					60,301,523 (f)

See accompanying notes to Unaudited Pro Forma Combined
Pro Forma Financial Information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Under the terms of the merger agreement, the exchange ratio is based upon the capital structure of GenStar five days prior to the effective time of the merger and the capital structure of Vascular Genetics immediately prior to the effective date of the merger. In connection with preparing the following unaudited pro forma financial information, based on an assumed closing date of December 16, 2002, GenStar estimates that it will issue 1.39 shares of common stock in exchange for each outstanding share of Vascular Genetics common stock. Accordingly, GenStar would issue 37,193,930 shares of its common stock and assume options and warrants to purchase 1,748,114 equivalent shares of GenStar common stock.

GenStar estimates the purchase price to be approximately $27,746,000, which is comprised of the value of the 37,193,930 shares of GenStar Common Stock to be issued of approximately $23,804,000 (based on the average closing price of GenStar common stock for the two days before, the day of, and the two days after announcement of the merger), the fair value of options and warrants assumed of $736,000, estimated costs to complete the acquisition of approximately $1,184,000 and the assumption of approximately $2,022,000 of liabilities of Vascular Genetics (assuming the conversion of $1,248,633 of Vascular Genetics convertible debt which occurs at the date of the merger). It is estimated that the purchase price will be principally allocated to cash and cash equivalents $(2,005,000) and in-process research and development of $25,741,000.

GenStar has engaged a third party valuation group to perform a valuation of the Vascular Genetics tangible and intangible assets to be acquired by GenStar in connection with the merger in order to allocate the purchase price. The merger will be accounted for as an asset acquisition pursuant to the guidance under Emerging Issues task Force’s Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business,” and FAS No. 141, “Business Combinations,” as such no goodwill will result from the recording of the acquisition. The valuation is in process and the pro forma adjustments included herein related to these assets to be acquired were based upon management’s best estimate of the tangible and intangible assets, including acquired in-process research and development, and may change based on the results of the valuation.

Adjustments to the purchase price may include changes in the value of GenStar common stock and changes in the value of the assets and liabilities of Vascular Genetics between September 30, 2002 and the date the acquisition is completed.

GenStar and Vascular Genetics tax net operating loss carry forwards will be subject to limitations under change in ownership provisions of Internal Revenue Code Section 382 and, as a result, the ability to recognize the tax net operating losses will be dependent upon future earnings of the combined company.

(A)    Vascular Genetics Recapitalization

(1)
To reflect the estimated $550,000 of additional transaction related costs expected to be incurred by Vascular Genetics for costs such as investment banking, legal, accounting, registration and miscellaneous fees.

(2)	To reflect the contributions of capital, or write-off, of 70% of the indebtedness to three creditors of Vascular Genetics.

(3)	To reflect the conversion of the remaining 30% of the indebtedness to three creditors of Vascular Genetics into 3,676,312 shares of Vascular Genetics common stock at $1.50 per share.

(4)
To reflect the issuance of 931,440 shares of Vascular Genetics common stock ($.001 par value) at $1.50 per share as a result of the Vascular Genetics Recapitalization due to anti dilution rights of a stockholder.

(5)	To reflect the sale in November 2002 of $1,248,633 of convertible debt instruments through a private placement to existing Vascular Genetics stockholders and other accredited investors.

(6)
To reflect the issuance of 2,487,375 shares of Vascular Genetics common stock ($.001 par value) at $0.37 per share as a result of the issuance of convertible debt instruments (adjustment 5) due to anti-dilution rights of certain stockholders.

(7)
To reflect the borrowing of $480,000 in November 2002 through loans from existing stockholders and new accredited investors and to record the fair value of 96,000 warrants to purchase shares of Vascular Genetics common stock ($75,000 using the Black-Scholes Model) issued in connection with the loans and treated as a debt discount in accordance with APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.

(8)	To remove the transaction related costs paid or accrued and expensed by Vascular Genetics for the nine months ended September 30, 2002.

(9)	To record interest expense associated with the $480,000 of borrowings (adjustment 7) at a stated rate of prime plus 2% (6.25%).

(10)
To reflect the amortization into interest expense of the debt discount for the fair value of the warrants associated with the $480,000 of borrowings (Adjustment 7) with a maturity date of less than twelve months.

(B)    Pro Forma Adjustments

(a)
To accrue the estimated $565,000 of additional transaction related costs to be incurred by GenStar related to the purchase of the net assets of Vascular Genetics such as investment banking, legal, accounting, registration and miscellaneous fees and to reclassify the $619,000 of previously capitalized transaction related costs paid or accrued as of September 30, 2002 which has been included as a component of the purchase price.

(b)	To reflect the conversion of $1,248,633 of convertible debt into an estimated 3,397,665 shares of Vascular Genetics common stock just prior to consummation of the merger.

(c)	To eliminate Vascular Genetics historical equity accounts.

(d)	To reflect the GenStar common stock to be issued in connection with the merger.

(e)	To eliminate the historical accumulated deficit of Vascular Genetics and to reflect $25,741,000 write-off of in-process research and development.

(f)
To reflect the number of shares of GenStar common stock expected to be issued in exchange for the outstanding shares of Vascular Genetics. The weighted average common shares do not include unexercised stock options and warrants as such securities are antidilutive for the periods presented.

(g)	To reflect the conversion of GenStar Series B preferred stock to common stock upon closing of the merger.

DESCRIPTION OF GENSTAR CAPITAL STOCK

Upon the closing of the merger, the authorized capital stock of GenStar, after giving effect to the amendment and restatement of GenStar’s Restated Certificate of Incorporation, will consist of 105,000,000 share, of which 100,000,000 shares will be designated as common stock having a par value of $0.001 per share, and 5,000,000 shares will be designated as preferred stock having a par value of $0.001 per share. As of December 16, 2002, the authorized capital stock of GenStar consists of 55,000,000 shares of capital stock, of which 50,000,000 shares are designated as common stock, having a par value of $0.001 per share, and 5,000,000 shares are designated as preferred stock. Of the preferred stock: 40,000 shares have been designated as Series A preferred stock, having a par value of $0.001 per share; 13,000 shares have been designated as Series B preferred stock; having a par value of $0.001 per share and; 17,000 shares have been designated as Series C preferred stock, having a par value of $0.001 per share.

The following summary assumes the conversion of all outstanding shares of Series B preferred stock into common stock and the amendment and restatement of GenStar’s Restated Certificate of Incorporation immediately prior to the closing of the merger. The following description of GenStar’s capital stock does not purport to be complete and is subject to and qualified by its entirety by GenStar’s certificate of incorporation and bylaws, which are available upon request of GenStar, and by the provisions of applicable Delaware law.

GenStar Common Stock

As of December 16, 2002, there were 24,020,584 shares of common stock outstanding. Holders of GenStar common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the Series A preferred stock and the Series C preferred stock described below and any preferred stock that may be issued in the future, the holders of common stock are entitled to receive dividends on a pro rata basis, if any, declared and paid from time to time by the board of directors out of funds legally available for that purpose.

If there occurs a liquidation, dissolution or winding up of GenStar, subject to the prior rights of holders of Series A and Series C preferred stock described below, the holders of shares of common stock are entitled to receive on a pro rata basis all of the remaining assets of GenStar available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the common stock. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of GenStar common stock are fully paid and non-assessable, and the shares of GenStar common stock to be issued in the merger will be fully paid and non-assessable.

GenStar Preferred Stock

GenStar has 5,000,000 shares of preferred stock authorized. GenStar’s board of directors is expressly authorized by the certificate of incorporation to provide for the issuance of any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, limitations or restrictions thereof, including dividend rights, terms of redemption, redemption prices and liquidation preferences, as will be stated and expressed in resolutions adopted by the board of directors and without any vote or action by the stockholders. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until GenStar’s board of directors determines the specific rights of the holders of GenStar preferred stock. The effects, however, might include, among other things: restricting dividends on common stock; diluting the voting power of common stock; impairing the liquidation rights of common stock; or delaying or preventing a change in control of GenStar without further action by stockholders.

GenStar Series A Preferred Stock

As of December 16, 2002, 40,000 shares of preferred stock have been designated as Series A preferred stock, having a par value of $0.001 per share. As of December 16, 2002, there were 5,830 shares of

Series A preferred stock outstanding, all of which are held by Baxter Healthcare Corporation. The Series A preferred stock has the following rights and preferences:

Voting Rights

The holder of each share of Series A preferred stock does not possess any voting rights, unless their vote is otherwise required by law or the certificate of designation for the Series A preferred stock. Holders of Series A preferred stock are entitled to receive the same notice of any stockholder’s meeting provided to holders of common stock and all reports and communications from GenStar that are generally mailed to holders of common stock.

Dividends

The holders of the Series A preferred stock are not entitled to receive any dividends on their shares of Series A preferred stock.

Terms of Conversion

Each share of Series A preferred stock is convertible without payment of additional consideration at the option of the holder, and at any time into 1,000 shares of common stock. The board of directors has approved of an amendment to the certificate of designation for the Series A preferred stock to also permit GenStar to convert the Series A preferred stock into common stock. That amendment will be effective upon stockholder approval and a filing of the amendment and restatement of the certificate of designation for the Series A preferred stock with the Secretary of State of the State of Delaware.

Liquidation Preference

The liquidation preference of the Series A preferred stock ranks senior to the common stock but junior to the Series C preferred stock. The liquidation preference of the Series A preferred stock will be equal to $10.00 per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) plus an amount equal to all declared but unpaid dividends on each share of Series A preferred stock as of the liquidation date. After payment of the liquidation preference, no further amounts will be paid with respect to the Series A preferred stock. Any sale of all or substantially all of GenStar’s assets or the acquisition of the company by another entity by means of a merger or consolidation resulting in GenStar stockholders immediately before the transaction owning less than 50% of the voting securities of the acquiring corporation will not be treated as a liquidation.

Protective Provisions

GenStar will at all times reserve and keep available out of its authorized but unissued shares of common stock a number of shares of common stock sufficient to effect the conversion of all outstanding shares of Series A preferred stock.

Other Terms

There are no redemption or sinking fund provisions applicable to the common stock. There are no restrictions on the repurchase or redemption by GenStar while there is any arrearage in the payment of dividends or sinking fund installments. For a description of proposed amendments to the Series A preferred stock, please refer to the section entitled, “Matters To Be Submitted To a Vote of GenStar Stockholders—Proposal No. 4 Approval of the Amended and Restated Certificate of Designations of Preferences and Rights of Series A Preferred Stock” on page 100.

GenStar Series B Preferred Stock

Immediately prior to the closing of the merger, all 12,890 outstanding shares of Series B preferred stock, which are all held by Baxter Healthcare Corporation, will be converted into 2,010,920 shares of common stock. Upon the conversion of the Series B preferred stock into common stock, the board of directors has no intention to issue Series B preferred stock in the future and will eliminate the certificate of designation for the Series B preferred stock.

GenStar Series C Preferred Stock

As of December 16, 2002, 17,000 shares of preferred stock have been designated as Series C preferred stock, having a par value of $0.001 per share. As of December 16, 2002, there were 2,000 shares of Series C preferred stock outstanding, all of which are held by Baxter Healthcare Corporation. The Series C preferred stock has the following rights and preferences:

Voting Rights

The holder of each share of Series C preferred stock does not possess any voting rights with respect to those shares unless their vote is otherwise required by law or the certificate of designation for the Series C preferred stock. Holders of Series C preferred stock are entitled to receive the same notice of any stockholder’s meeting provided to holders of common stock and all reports and communications from GenStar that are generally mailed to holders of common stock.

Dividends

The holders of the Series C preferred stock are not entitled to receive any dividends with respect to their shares of Series C preferred stock.

Terms of Conversion

Each share of Series C preferred stock becomes convertible without payment of additional consideration into shares of common stock upon the earlier of (i) the first business day following the approval by the United States Food and Drug Administration of the right to market, sell or distribute any product using the MAXIMUM-AD Vector Technology for treatment of blood clotting disorders in humans relating to Hemophilia A, which has been developed pursuant to the Developmental Collaboration Agreement, dated July 8, 1998, between Baxter Healthcare Corporation and GenStar and (ii) the date which is seven years after the achievement of the most recently achieved milestone specified in the certificate of designation for the Series C preferred stock. Upon stockholder approval of the amendment to the certificate of designations of the Series C preferred stock, this latter event will be replaced with the date June 13, 2010. Each share of Series C preferred stock is convertible into shares of common stock equaling (i) $1,000 (adjusted for recapitalizations) divided by (ii) one hundred and ten percent of the per share fair market value of the company’s common stock at the conversion date.

Liquidation Preference

The liquidation preference of the Series C preferred stock ranks senior to the Series A preferred stock and the common stock. The liquidation preference of the Series C preferred stock will be equal to $1,000 per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) plus an amount equal to all declared but unpaid dividends on each share of Series C preferred stock as of the date of the liquidation. After payment of the liquidation preference, no further amounts will be paid with respect to the Series C preferred stock. Any sale of all or substantially all of GenStar’s assets or the acquisition of the company by another entity by means of a merger or consolidation resulting in GenStar stockholders immediately before the transaction owning less than 50% of the voting securities of the acquiring corporation will not be treated as a liquidation.

Protective Provisions

GenStar must obtain the written consent of the holders of a majority of the Series C preferred stock prior to issuing any additional shares of Series C preferred stock. GenStar must obtain the written consent of the holders of a majority of the outstanding shares of Series B preferred stock and Series C preferred stock, voting as a single class, prior to redeeming, purchasing or otherwise acquiring any capital stock, except for the purchase of common stock held by employees, directors or consultants pursuant to agreements under which GenStar has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment. GenStar must at all times reserve and keep available out of its authorized but unissued shares of common stock a number of shares of common stock sufficient to effect the conversion of all outstanding shares of Series C preferred stock.

Other Terms

There are no redemption or sinking fund provisions applicable to the common stock. There are no restrictions on the repurchase or redemption by GenStar while there is any arrearage in the payment of dividends or sinking fund installments. For a description of proposed amendments to the Series C preferred stock, please refer to the section entitled, “Matters To Be Submitted To a Vote of GenStar Stockholders—Proposal No. 6 Approval of the Amended and Restated Certificate of Designation of Preferences and Rights Series C Preferred Stock” on page 103.

Registration Rights

In July 1998, GenStar, Baxter Healthcare Corporation and certain founding stockholders entered into the Investor Rights Agreement under which Baxter Healthcare Corporation was granted registration rights in connection with entering into the Asset Purchase Agreement dated February 28, 1998 with GenStar. Baxter Healthcare Corporation has the right to request that GenStar register common stock issuable upon conversion of the Series A preferred stock, the Series B preferred stock and the Series C preferred stock and common stock issued pursuant to the Asset Purchase Agreement, with an aggregate offering price of at least $5.0 million. Baxter Healthcare Corporation is entitled to two such demand registrations. GenStar is not required to make more than one demand registration requested by Baxter Healthcare Corporation in any twelve-month period. In addition, if GenStar proposes to register any of its securities for its own account or the account of any of its stockholders (other than registrations relating solely to an employee benefit plan or a merger), Baxter Healthcare Corporation will have the right, upon a timely request and subject to a right of priority in favor of GenStar, to include the registrable securities in such company registration. Also, Baxter Healthcare Corporation may request that GenStar file a registration statement on Form S-3 for a public offering of registrable securities with an aggregate offering price of at least $1.0 million. Baxter Healthcare Corporation is entitled to two S-3 registrations. GenStar is not required to make more than one S-3 registration requested by Baxter Healthcare Corporation in any twelve-month period. The number of securities requested to be included in a demand or company registration are subject to a reduction to the extent that the managing underwriter advises that marketing factors require a limitation of the number of shares to be underwritten. The expenses of registration will be borne by GenStar, but any underwriters’ discounts or commissions will be borne by Baxter Healthcare Corporation. The registration rights terminate upon the earlier of (i) July 8, 2003 or (ii) such time as Baxter Healthcare Corporation may sell under Rule 144 in a three-month period all registrable securities then held by Baxter Healthcare Corporation.

Warrants

As of December 16, 2002, GenStar has warrants outstanding for the purchase of an aggregate of 2,672,435 shares of common stock.

In June 2002, GenStar issued two warrants to purchase 100,000 shares of common stock and 50,000 shares of common stock, respectively, to a service provider, which are fully vested and exercisable until June 2005 and December 2002, respectively, at an exercise price of $0.45 per share. The holder of these warrants was granted registration rights for the common stock issuable upon exercise of the warrants, which entitle the common stock to be included in any company registration, subject to GenStar’s determination not to register the securities or a managing underwriter’s determination that the public offering would be materially and adversely affected by the inclusion of these shares of common stock issuable upon the exercise of this warrant. The exercise price is subject to standard adjustments to reflect stock splits, stock dividends, reorganizations and reclassifications. The warrants were valued at $31,500 and were recorded to general and administrative expense.

In May 2002, GenStar issued a warrant to purchase 55,000 shares of common stock to a service provider. The warrant is fully vested and is exercisable until May 2005 at an exercise price of $0.05 per share. The holder of this warrant was granted registration rights for the common stock issuable upon exercise of the warrant, which entitle the common stock to be included in any company registration, subject to GenStar’s determination not to register the securities or a managing underwriter’s determination that the public offering would be materially and adversely affected by the inclusion of these shares of common stock issuable upon the exercise of this warrant. The exercise price is subject to standard adjustments to reflect stock splits, stock dividends, reorganizations and reclassifications. The warrant was issued in satisfaction of legal invoices totaling approximately $60,000.

In October 2001, GenStar issued a warrant to purchase 89,500 shares of common stock to a service provider. The warrant is fully vested and is exercisable until October 2006 at an exercise price of $2.35 per share. The holder of this warrant was granted registration rights for the common stock issuable upon exercise of the warrant, which entitle the common stock to be included in any company registration, subject to GenStar’s determination not to register the securities or a managing underwriter’s determination that the public offering would be materially and adversely affected by the inclusion of the shares of common stock issuable upon the exercise of this warrant. The exercise price is subject to standard adjustments to reflect stock splits, stock dividends, reorganizations and reclassifications. The warrant was valued at $134,250 and was recorded to general and administrative expense.

In August 2000, GenStar issued a warrant to purchase 100,000 shares of common stock to Baxter Healthcare Corporation in exchange for Baxter Healthcare Corporation’s guarantee of a note payable. The warrant is fully vested and is exercisable until February 2005 at an exercise price of $2.00 per share. The exercise price is subject to standard adjustments to reflect stock splits, stock dividends, reorganizations and reclassifications. The warrant, valued at $687,000, was classified as a deferred loan fee and is being amortized over the remaining term of the note.

In January 2000, the GenStar completed an equity offering in which warrants for 1,773,899 shares of common stock were issued. Additionally, warrants for 360,000 shares of common stock were issued to the underwriter as part of the underwriter’s commission. The warrants are exercisable at $0.75 per share and expire in 2005. Of these warrants, warrants to purchase 1,059,604 remain outstanding as of December 16, 2002.

In April 1999, GenStar received $400,000 representing proceeds from the sale of unsecured convertible notes payable. Each note holder received a warrant to purchase a number of shares of common stock of GenStar equal to one share for each $0.30 of principal under the purchased note. The warrants are exercisable for an aggregate of 1,364,166 shares of common stock. The warrants are exercisable for seven years from issuance and have an exercise price of $0.30 per share. The warrants were valued at an aggregate value of $266,667 and recorded to interest expense. Of these warrants, warrants to purchase 880,831 shares of common stock remain outstanding as of December 16, 2002.

In July 1998, GenStar received $1,030,000 representing proceeds from the sale of unsecured convertible notes payable. Each note holder received a warrant to purchase a number of shares of common stock of GenStar equal to one share for each $2.00 of principal under the purchased note. The warrants are exercisable for an aggregate of 515,000 shares of common stock. The warrants are exercisable for seven years from issuance and have an exercise price of $0.74 per share. The warrants were valued at an aggregate value of $305,910 and recorded to interest expense. Of these warrants, warrants to purchase 337,500 shares of common stock remain outstanding as of December 16, 2002.

Restrictions on the Transfer of Series A Preferred Stock and Series C Preferred Stock

In July 1998, GenStar, Baxter Healthcare Corporation and certain founding stockholders entered into the Investor Rights Agreement under which the capital stock held by these entities may not be sold or transferred, except under certain situations, until July 8, 2003.

Anti-Takeover Effects of GenStar’s Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and GenStar’s certificate of incorporation and bylaws could make acquisition by means of a tender offer, acquisition by means of a proxy contest or removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control to first negotiate with the board of directors. The benefits of increased protection give GenStar’s board of directors the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure GenStar and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies

GenStar’s bylaws provide that the board of directors may fix the number of directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in the board of directors resulting from resignation will be filled by the vote of the remaining directors in office.

Special Meetings of Stockholders

Neither GenStar’s certificate of incorporation nor its bylaws authorize anyone to call a special meeting of stockholders other than the board of directors.

Amendment of Bylaws

The GenStar certificate of incorporation authorizes the board of directors to amend its bylaws, in addition to the power of stockholders to amend its bylaws provided by Delaware law.

Section 203 of the Delaware General Corporation Law.

GenStar is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

Undesignated Preferred Stock

The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of GenStar.

Transfer Agent and Registrar

The transfer agent and registrar for GenStar’s common stock is US Stock Transfer Corporation.

AMEX Listing

The shares of our common stock are expected to be approved for listing on the AMEX under the symbol “CAQ.”

COMPARISON OF RIGHTS OF HOLDERS OF
VASCULAR GENETICS CAPITAL STOCK
AND GENSTAR COMMON STOCK

This section of the proxy statement/prospectus describes certain differences between Vascular Genetics capital stock and GenStar common stock. After the merger, the holders of Vascular Genetics capital stock who receive GenStar common stock will become stockholders of GenStar. Because GenStar and Vascular Genetics are both Delaware incorporated corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of Vascular Genetics stockholders. The Vascular Genetics certificate of incorporation and the Vascular Genetics bylaws currently govern the rights of the stockholders of Vascular Genetics. As stockholders of GenStar, the GenStar certificate of incorporation, as amended and restated, and the GenStar bylaws, as amended and restated, will instead govern their rights following the merger. The following paragraphs summarize certain differences between the rights of GenStar stockholders and Vascular Genetics stockholders under the certificates of incorporation and bylaws of GenStar and Vascular Genetics, as applicable. While GenStar believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you.

Amendment of Bylaws

The GenStar certificate of incorporation authorizes the board of directors to amend its bylaws, in addition to the power of stockholders to amend its bylaws, which is granted by Delaware law.

The Vascular Genetics certificate of incorporation authorizes its board of directors to amend its bylaws, to the extent permitted in the bylaws, in addition to the power of stockholders to amend its bylaws, which is granted by Delaware law. Vascular Genetics’s board of directors may only amend the bylaws with the consent of the holders of a majority of the outstanding shares of Vascular Genetics preferred stock.

Voting Rights of Common Stock

The holders of GenStar common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. GenStar’s certificate of incorporation does not permit its stockholders to cumulate their votes for the election of directors.

The holders of Vascular Genetics common stock are entitled to one vote for each share held of record on all matters submitted to a vote of common stockholders. Vascular Genetics’s certificate of incorporation does not permit its stockholders to cumulate their votes for the election of directors.

Special Meetings of Stockholders

Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws.

Neither GenStar’s certificate of incorporation nor its bylaws authorize anyone to call a special meeting of stockholders other than the board of directors; therefore, only the board of directors of GenStar may call a special meeting of stockholders.

Vascular Genetics’s bylaws provide that a special meeting of stockholders may be called by the president, the chief executive officer, the chairman of the board of directors or at least two members of the board of directors. A special meeting of Vascular Genetics must be called by the president or secretary when (i) requested in writing by two or more directors or (ii) requested in writing by stockholders owning at least ten percent of all votes entitled to be cast at a special meeting.

Record Date for Determining Stockholders

The GenStar bylaws provide that the board of directors may fix, in advance, a record date not more than sixty days nor less than ten days prior to the date of any stockholder meeting and not more than sixty days prior to any other action. If no record date is fixed for the purpose of a stockholder meeting, the record date will be the close of business on the day next preceding the day on which notice to stockholders is given. If no record date is fixed for all other purposes, the record date will be the close of business on the day on which the board of directors adopts the resolution relating to the action to be voted on.

The Vascular Genetics bylaws provide that the board directors may fix, in advance, a record date not more than sixty nor less than ten days prior to the date of any stockholder meeting. If no record date is fixed for that purpose, the record date will be the close of business on the day next preceding the day on which notice to stockholders is given. For the purpose of determining stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which date shall not precede the date upon which the resolution fixing the record date is adopted and shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the directors. If no record date is fixed for that purpose, and prior action by the board of directors is required, the record date will be the close of business day on which the board of directors adopt the resolution taking such prior action. If no record date is fixed for that purpose, and prior action by the board of directors is not required, the record date will be the first date on which a signed consent is received by Vascular Genetics. For the purpose of determining the stockholders entitled to receive payment of any dividend or other distribution, the board of directors may fix a record date, which date shall not precede the date upon which the resolution fixing the record date is adopted and shall not be more than sixty days prior to such action. If no record date is fixed for that purpose, the record date will be the close of business day on which the board of directors adopts the resolution relating to the action to be voted on.

Additionally, pursuant to Vascular Genetics’s certificate of incorporation, if any reorganization or merger of Vascular Genetics occurs, Vascular Genetics must provide the holders of Series A preferred stock and Series B preferred stock with twenty days notice of any record date, the date the merger or reorganization is expected to become effective and the date holders of common stock can exchange their common stock for securities or property of the acquiror.

Indemnification

The GenStar bylaws provide for the indemnification of directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

The Vascular Genetics bylaws provide for the indemnification of directors or officers against:

•
reasonable expenses (including attorneys’ fees) actually and necessarily incurred by the indemnitee in connection with any threatened, pending or complete action, suit or proceeding, whether civil, criminal administrative or investigative, seeking to hold the indemnitee liable by reason of the fact that he was acting in such capacity; and

•	reasonable payments made by an indemnitee in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding.

The Vascular Genetics bylaws also permit these expenses to be paid by Vascular Genetics in advance of the final disposition of any action, suit or proceeding. Moreover, the bylaws provide for the indemnification against liability or litigation expense for any person who acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Number of Directors

The GenStar bylaws provide that the board of directors will consist of five members. This number may be changed from time to time, by a duly adopted amendment to the bylaws adopted by the directors or the stockholders. On November 21, 2002, the board of directors adopted a resolution that immediately prior to the effectiveness of the merger, the size of the board of directors will be increased to nine.

The Vascular Genetics bylaws provide that the number of board of directors will not be less than eight nor more than twelve directors, the actual number of directors to be fixed from time to time by the board of directors. Currently, the number of directors is set at eight.

Voting by Written Ballots

GenStar’s certificate of incorporation and bylaws provide that the election of directors need not be done by written ballot.

Vascular Genetics’s certificate of incorporation provides that the election of directors need not be done by written ballot.

Board of Directors Vacancies

The GenStar bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors that are in office, although less than a quorum, or by a sole remaining director.

The Vascular Genetics’s bylaws provide that vacancies will be filled by the board of directors of the corporation. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a vote of the stockholders. In the event of a vacancy created by the death, resignation or removal of a director who was nominated by a stockholder group pursuant to a stockholders’ agreement, the board of directors will fill such vacancy with a replacement nominated by the same stockholder group.

Notice of Special Meetings of the Board of Directors

The GenStar bylaws provide that special meetings of the board of directors may be called by the chairman of the board, the president, any vice president, the secretary or any two directors. Notice of the time and place of special meeting will be delivered personally, by telephone, by first-class mail or telegram. If by mail, the notice must be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram, it must be delivered at least 48 hours before the time of the holding of the meeting.

The Vascular Genetics bylaws provide that special meetings of the board of directors may be called by the chairman of the board, the chief executive officer, the president or any two directors. Notice of the time and place of special meeting will be delivered by usual means of communication at least twenty-four hours and not more than thirty days in advance.

Approval of Loans to Officers

Under the Sarbanes-Oxley Act of 2002, effective as of July 30, 2002, subject to certain limited exceptions, it is unlawful for a public company, and thus GenStar, directly or indirectly, to extend or maintain credit, or to arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer.

All loans by Vascular Genetics must be authorized by a resolution of the board of directors. Moreover, pursuant to the Third Amended and Restated Shareholders’ Agreement dated February 28, 2001, Vascular Genetics will not, without the approval of the disinterested members of the board of directors, engage in any loans, leases, contracts or other transactions with any director, officer or key employee of Vascular Genetics, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, or with any entity of which any such person beneficially owns more than ten percent of the equity interests, on terms less favorable than Vascular Genetics would obtain in a transaction with an unrelated party, as determined in good faith by the board of directors.

Appraisal Rights

Under Delaware law, a stockholder has a right to an appraisal by the Court of Chancery of the fair value of such stockholder’s shares of stock in connection with certain mergers or consolidations. However, no appraisal rights are available for the shares of any class or series of stock that at the record date were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or NASD, or held of record by more than 2,000 holders (the “Market Shares”). Notwithstanding, appraisal rights are available for the Market Shares if the holders are required by the terms of the merger to accept for the Market Shares anything except (i) shares of the surviving corporation; (ii) shares of any other corporation which shares of stock at the effective date of the merger will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i) through (iii).

GenStar common stock is currently listed on the American Stock Exchange; therefore, GenStar common stockholders have appraisal rights only if they are required to accept by the terms of a merger anything other than the consideration listed in (i) through (iv) above. GenStar stockholders are not receiving any consideration in the merger and, therefore, are not entitled to appraisal rights with respect to the merger.

No class of shares of Vascular Genetics common stock are currently listed on a national securities exchange or designated as a national market system security or qualify as Market Shares, and thus the holders of Vascular Genetics common stock have appraisal rights under Delaware law. ANY HOLDER OF VASCULAR GENETICS COMMON STOCK WHO EXCHANGES ITS SHARES OF VASCULAR GENETICS COMMON STOCK FOR SHARES OF GENSTAR COMMON STOCK IN THE MERGER WILL BE DEEMED TO HAVE WAIVED ITS APPRAISAL RIGHTS.

Redemption, Purchase or Acquisition by GenStar of Common Stock

GenStar may not redeem, purchase or otherwise acquire any of its capital stock without the vote or written consent by holders of a majority of the then-outstanding shares of Series B preferred stock and Series C preferred stock, voting together as a single class, other than the repurchase of shares of common stock from employees, officers, directors consultants or other persons performing services to GenStar pursuant to agreements under which GenStar has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

Vascular Genetics may not redeem, purchase or otherwise acquire any of its common stock or Series A preferred stock without the vote or written consent by holders of a majority of the then-outstanding shares of Series B preferred stock, voting as a single class, other than the repurchase of shares of common stock from employees, officers, directors consultants or other persons performing services to Vascular Genetics pursuant to agreements under which Vascular Genetics has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

Special Voting Requirements

Pursuant to GenStar’s Investor Rights Agreement, GenStar agreed not to take any significant corporate actions, including recapitalizations, reorganizations or liquidations, without obtaining the consent or approval of the majority of the board of directors and the director nominated by Baxter Healthcare Corporation. Prior to the completion of the merger, the Investor Rights Agreement will be amended to eliminate this supermajority voting requirement.

Under Vascular Genetics’s Third Amended and Restated Certificate of Incorporation, the approval of the holders of a majority of the common stock of Vascular Genetics is required prior to the designation of a new series or class of stock, the amendment of the certificate of incorporation, the sale of all or substantially all of Vascular Genetics’s assets, the merger of Vascular Genetics into another corporation (except where Vascular Genetics is the surviving entity and not more than 50% of its voting power has been transferred) and the dissolution of the company.

Pursuant to Vascular Genetics’s Third Amended and Restated Certificate of Incorporation, unless otherwise specified therein, the Vascular Genetics preferred stock may vote with the common stock at any special or annual meeting of stockholders. Additionally, the approval of the holders of a majority of the Series A and Series B preferred stock, voting together as a group, is required for:

•	any amendment to the certificate of incorporation that would materially adversely alter their rights, preferences or privileges;

•	the authorization or issuance of any securities that would have preferences or priorities superior to or on parity with the Series A and Series B preferred stock; and

•
the consummation of an acquisition or merger of Vascular Genetics, or the sale of substantially all the assets of Vascular Genetics, unless the stockholders will retain at least 50% of the voting power of the surviving or acquiring entity.

The approval of the holders of a majority of the Series A preferred stock is required for:

•	a voluntary liquidation of Vascular Genetics;

•	payment of a dividend or other distribution to other classes or series of stock; or

•	a material change in the nature of Vascular Genetics’s business.

The approval of the holders of a majority of the Series B preferred stock is required for:

•	a merger or acquisition of Vascular Genetics where the stockholders do not retain at least 50% of the voting power of the surviving or acquiring entity;

•	the increase or decrease of the authorized Series B preferred stock;

•	the redemption or acquisition of common stock or Series A preferred stock; and

•	the payment or declaration of a distribution to the common stock or Series A preferred stock.

Pursuant to Vascular Genetics’s Third Amended and Restated Shareholders’ Agreement dated February 28, 2001, Vascular Genetics will not, without the approval of the disinterested members of the board of directors, engage in any loans, leases, contracts or other transactions with any director, officer or key employee of Vascular Genetics, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, or with any entity of which any such person beneficially owns more than ten percent of the equity interests, on terms less favorable than Vascular Genetics would obtain in a transaction with an unrelated party, as determined in good faith by the board of directors.

Also pursuant to the same agreement, Vascular Genetics stockholders may be retained as clinical investigators for Vascular Genetics only with the unanimous consent of the board of directors.

Involvement in Operations

Pursuant to Vascular Genetics’s Third Amended and Restated Shareholders’ Agreement dated February 28, 2001, stockholders may identify and offer new technologies that are not directly related to Vascular Genetics’s products to the board of directors for review and evaluation. If any such technologies are presented to the board of directors, the board of directors will determine whether to seek acquisition, license or other arrangement of the offered technologies and will determine acceptable terms under which the technology may be acquired, licensed or otherwise used by Vascular Genetics. The board of directors will determine what, if any, consideration will be paid to the stockholder offering any such new technology.

GenStar stockholders do not have such rights.

Duties of Directors and Stockholders

Pursuant to Vascular Genetics’s Third Amended and Restated Shareholders’ Agreement dated February 28, 2001, stockholders authorize and consent to all present and future business ventures of directors, officer, employees and stockholders, whether or not such activities conflict with the interests of Vascular Genetics or any of its stockholders. The agreement further provides that no directors or stockholders will have any obligation or responsibility to disclose or refer any investment, financing, acquisition or disposition opportunities to Vascular Genetics.

GenStar stockholders do not have such rights.

Liquidation Preferences

The holders of Vascular Genetics preferred stock have a liquidation preference. In the event of any liquidation, dissolution or winding up of Vascular Genetics, the holders of Vascular Genetics preferred stock are entitled to receive, prior to any distribution or payment to the holders of the common stock, an amount per share equal to the original purchase price for such share when originally issued by Vascular Genetics. In the event the proceeds from such liquidation, dissolution or winding up are insufficient to pay the purchase price for each share of preferred stock, the proceeds must be distributed ratably among the holders of Vascular Genetics preferred stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. After payment of the preferences discussed immediately above, the Vascular Genetics preferred stock share in the remaining assets with the common stock.

The holders of GenStar common stock do not have any liquidation preferences.

Antidilution Rights

The holders of Vascular Genetics’s preferred stock have certain antidilution rights. Vascular Genetics’s certificate of incorporation and certification of designation for its Series C preferred stock provide for a reduction in the conversion price of Vascular Genetics preferred stock that in the event Vascular Genetics issues common stock, or securities convertible or otherwise exercisable into common stock, with an issue price less than the then current conversion price of the preferred stock. The amount of the reduction in the conversion price is equal to the product of the conversion price times a fraction, the numerator of which is the number of shares of common stock outstanding prior to the issuance plus the number of shares of common stock which the consideration received for the total shares of common stock to be issued would purchase at the then current conversion price, and the denominator is the number of shares of common stock outstanding prior to the issuance plus the number of shares of common stock to be issued. All antidilution rights held by Vascular Genetics stockholders will terminate upon completion of the merger.

The holders of GenStar common stock do not have any antidilution rights.

Other Shareholder Agreement Rights

The majority of Vascular Genetics’s stockholders have special rights under Vascular Genetics’s Third Amended and Restated Shareholders’ Agreement dated February 28, 2001. These rights include the preemptive right to purchase a pro rata portion of certain securities issued by Vascular Genetics. Upon the closing of the merger with GenStar, Vascular Genetics’s Third Amended and Restated Shareholders’ Agreement will be terminated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF GENSTAR

The following table sets forth information regarding the beneficial ownership of GenStar’s common stock as of December 16, 2002, the most recent practicable date on which information was available prior to the date of mailing this proxy statement prospectus, by the following individuals or groups:

•	each person, or group of affiliated persons, whom GenStar knows beneficially owns more than 5% of GenStar’s common stock;

•	each of GenStar’s Pre-Merger Named Executive Officers;

•	each of GenStar’s directors; and

•	all of GenStar’s directors and Pre-Merger Named Executive Officers as a group.

Unless otherwise indicated, the address for each stockholder in this table is c/o GenStar Therapeutics, 10865 Altman Row, San Diego, CA 92121. Except as otherwise noted, and dependent on applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

This table sets forth percentage ownership based on 24,020,584 shares of common stock outstanding as of December 16, 2002, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of such date, as adjusted to reflect the 34,693,517 shares of common stock which would be issued in the merger if such merger had been completed as of December 16, 2002 and the conversion of GenStar’s Series B preferred stock into 2,010,920 shares of GenStar common stock upon the closing of the merger. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Beneficial Owner(1)	Amount and Nature of Beneficial Ownership Before Merger	Percent of Common Stock Before Merger	Amount and Nature of Beneficial Ownership After Merger	Percent of Common Stock After Merger(1)
Baxter Healthcare Corporation(2) 1627 Lake Cook Road Deerfield, Illinois	7,771,219	25.9%	9,782,139	14.2%
Aries Select, Ltd.(3) 787 Seventh Avenue, 48th Floor New York, NY 10019	3,578,850	14.7%	3,578,850	5.9%
Aries Select I LLC(3) 787 Seventh Avenue, 48th Floor New York, NY 10019	1,675,026	6.9%	1,675,025	2.8%
Directors:
Peter F. Bernardoni(4)	790,032	3.3%	790,032	1.3%
Paul D. Quadros(5)	488,763	2.0%	487,721	*
Ivor Royston(6)	950,713	3.9%	950,713	1.6%
Victor W. Schmitt(7)	89,669	*	89,669	*
Robert E. Sobol(8)	928,399	3.8%	926,212	1.5%
Pre-Merger Named Executive Officers:
Connie J. Kohne(9)	115,521	*	115,521	*
Lee R. McCracken(10)	23,500	*	22,000	*
William C. Raschke(11)	492,406	2.0%	681,572	*
Other Executive Officers:
Yawen L. Chiang, Ph.D.(12)	163,542	*	141,875	*
Carin D. Sandvik(10)(13)	242,104	1.0%	241,166	*
All directors and Pre-Merger Named Executive Officers as a group (8 persons)	3,879,003	15.2%	3,874,274	6.2%

*	Less than 1% of the outstanding shares of common stock.
(1)
The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of December 16, 2002, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)
Increase in amount of beneficial ownership after the merger is as a result of the conversion of GenStar’s Series B preferred stock, all of which is held by Baxter, into 2,010,920 shares of GenStar common stock upon the closing of the merger.

(3)
Paramount Capital Asset Management, Inc. (“PCAM”) is the general partner of the parent entity of each of the Aries Select I LLC Aries Select II LLC funds and serves as investment manager of Aries Select, Ltd. Dr. Lindsay A. Rosenwald is the chairman and sole stockholder of PCAM. As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of GenStar owned by Aries Select I LLC, Aries Select II LLC and Aries Select, LTD under Rule 13d-3 of the Securities Act of 1934. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, except to the extent of its pecuniary interest therein. Includes currently exercisable warrants to purchase 374,703 and 170,045 shares of common stock by Aries Select, Ltd and Aries Select I LLC, respectively.

(4)
Includes 438,365 shares of common stock held by Technology Funding and 291,667 shares issuable upon exercise of presently outstanding warrants held by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding, Inc. and Technology Funding Ltd, of which Peter Bernardoni is an officer and a partner, are the managing general partners of Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Technology Funding and Mr. Bernardoni are entitled to exercise voting and investment power with respect to all shares owned by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., and therefore are deemed to be beneficial owners of these shares. Mr. Bernardoni also holds options to purchase 60,000 shares, all of which are exercisable within sixty days of December 16, 2002.

(5)	Includes options to purchase 117,320 shares of common stock exercisable within 60 days of December 16, 2002.
(6)	Includes warrants to purchase 108,333 shares of common stock which are currently exercisable and options to purchase 30,000 shares of common stock within 60 days of December 16, 2002.
(7)	Includes warrants to purchase 16,556 shares of common stock which are currently exercisable and options to purchase 40,000 shares of common stock exercisable within 60 days of December 16, 2002.
(8)	Includes options to purchase 614,952 shares of common stock exercisable within 60 days of December 16, 2002.
(9)	Includes options to purchase 115,521 shares of common stock exercisable within 60 days of December 16, 2002.
(10)	Includes options to purchase 22,500 shares of common stock exercisable within 60 days of December 16, 2002.
(11)	Includes warrants to purchase 189,166 shares of common stock which are currently exercisable and options to purchase 130,785 shares of common stock exercisable within 60 days of December 16, 2002.
(12)	Includes options to purchase 133,542 shares of common stock which are exercisable within 60 days of December 16, 2002.
(13)	Includes warrants to purchase 16,667 shares of common stock which are currently exercisable and options to purchase 186,563 shares of common stock exercisable within 60 days of December 16, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF VASCULAR GENETICS

The following table sets forth information regarding the beneficial ownership of Vascular Genetics common stock and each individual class of Vascular Genetics preferred stock as of December 16, 2002, the most recent practicable date on which information was available prior to the date of mailing this proxy statement/prospectus by the following individuals or groups:

•	each person, or group of affiliated persons, whom Vascular Genetics knows beneficially owns more than 5% of Vascular Genetics outstanding stock;

•	each of Vascular Genetics’s executive officers;

•	each of Vascular Genetics’s directors; and

•	all of Vascular Genetics’s directors and executive officers as a group.

Unless otherwise indicated, the address for each stockholder in this table is c/o Vascular Genetics, 430 Tenth Street, NW, Suite S-204, Atlanta, Georgia 30318. Except as otherwise noted, and dependent on applicable community property laws, to the best of Vascular Genetics’s knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock and/or preferred stock held by them.

As of December 16, 2002, the issued and outstanding classes of Vascular Genetics voting securities and the common share equivalents of the preferred stock were as follows:

	Before Merger
	Shares Outstanding	Common Shares Equivalent (1)
Common stock	12,945,070	12,945,070
Series A preferred stock	1,885,750	3,186,913
Series B preferred stock	699,427	1,213,811
Series C preferred stock	1,929,064	2,473,159

Total voting securities		19,818,953

(1)
The Common Shares Equivalent for the Vascular Genetics Series A, Series B and Series C preferred stock as of December 16, 2002 includes adjustments to their applicable conversion prices based on the maximum number of shares of common deemed issuable on such date for the conversion of Vascular Genetics’s outstanding convertible debentures. These adjustments and therefore the Common Shares Equivalent are subject to change upon changes in the maximum number of shares deemed issuable for the conversion of such convertible debentures.

Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted immediately after the close of business on the record date.

	Shares Beneficially Owned (1)
Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership Before Merger (18)	Percent of Class Before Merger (18)	Amount and Nature of Beneficial Ownership After Merger (19)	Percent of Common Stock After Merger (19)
Cato Holding Company(4) 4364 South Alston Avenue 200 Westpark Corporate Center Durham, North Carolina 27713	Common stock Series C preferred stock	5,346,666 1,535,901	36.3% 57.2%	7,423,442 —	12.0% —

Estate of Dr. Jeffrey Isner(5) 34 Brenton Road Weston, Massachusetts 02493	Common stock	1,186,000	9.2%	2,006,844	3.3%

Human Genome Sciences, Inc.(6) 9410 Key West Avenue Rockville, Maryland 20850	Common stock	6,302,487	48.7%	11,074,690	18.2%

Vical Incorporated(7) 4510 Executive Drive Suite 215 San Diego, California 92121	Common stock Series B preferred stock	1,213,811 699,427	8.6% 100%	1,685,285 —	2.8% —

St. Elizabeth’s Medical Center of Boston, Inc. 736 Cambridge Street Boston, MA 02135	Common stock	1,542,149	11.9%	2,141,157	3.5%

Societe Innovatech du Grande Montreal(8) 2020 University Street Suite 1527 Montreal, Quebec H3A2A5	Common stock Series C preferred stock	1,522,662 1,334,256	10.5% 51.4%	2,704,615 —	4.4% —

Robert T. Atwood(3)(9)	Common stock	160,700	1.2%	651,977	1.1%

Janet Campbell(2)(10)	Common stock	12,500	*	17,355	*

Allen Cato(2)(11)	Common stock Series C preferred stock	5,346,666 1,535,901	36.3% 57.2%	7,423,422 —	12.0% —

John R. Larson(2)(12)	Common stock Series A preferred stock	152,849 25,417	1.2% 1.4%	412,544 —	* —

Richard Otto(2)(3)(13)	Common stock Series A preferred stock	233,274 14,073	1.8% *	752,740 —	1.2% —

Daniel Pharand(2)(14)	Common stock	12,500	*	17,355	*

Craig Rosen(2)(15)	Common stock	37,000	*	51,371	*

Richard Schatz(2)(16)	Common stock Series A preferred stock Series C preferred stock	546,793 158,781 232,283	4.1% 8.4% 11.4%	1,097,605 — —	1.8% — —

Lynda Sutton(2)(17)	Common stock	47,500	*	65,950	*

All directors and executive officers as a group (9 persons)	Common stock Series A preferred stock Series C preferred stock	6,549,782 198,271 1,768,184	41.3% 10.5% 63.2%	10,490,339 — —	16.6% — —

*	Less than 1% of the outstanding shares of common stock
(1)
The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares the individual has the right to acquire within sixty days of December 16, 2002, though the exercise of any stock option or other right. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	Director of Vascular Genetics.
(3)	Executive Officer of Vascular Genetics.
(4)
Includes 35,000 shares of common stock held directly by Allen Cato, options to purchase 12,500 shares of common stock that Mr. Cato may exercise within 60 days of December 16, 2002, 179,900 shares of common stock for which Mr. Cato holds the proxy on behalf of each of 24 individual shareholders, 998,172 shares of common stock issuable upon the conversion of 778,574 shares of Series C preferred stock and 757,327 shares of common stock issuable upon the exercise and subsequent conversion of warrants to purchase 757,327 shares of Series C preferred stock exercisable within 60 days of December 16, 2002. Mr. Cato is the Chief Executive Officer and majority stockholder of Cato Holding Company.

(5)
The ownership of common stock after the merger includes the conversion of $95,302 in principal of outstanding convertible debentures into 259,411 shares of Vascular Genetics common stock immediately prior to the merger if the merger had been completed on December 16, 2002.

(6)
The ownership of common stock after the merger includes 1,673,957 shares of Vascular Genetics common stock issuable pursuant to Human Genome Science’s special antidilution right upon conversion of outstanding convertible debentures immediately prior to the merger if the merger had been completed on December 16, 2002.

(7)	Includes 1,213,811 shares of common stock issuable upon the conversion of 699,427 shares of Series B preferred stock.
(8)
Includes 856,389 shares of common stock issuable upon the conversion of 667,983 shares of Series C preferred stock and 666,273 shares of common stock issuable upon the exercise and subsequent conversion of warrants to purchase 666,273 of Series C preferred stock exercisable within 60 days of December 16, 2002. The ownership of common stock after the merger includes the conversion of $156,250 in principal of outstanding convertible debentures into 425,312 shares of Vascular Genetics common stock immediately prior to the merger if the merger had been completed on December 16, 2002.

(9)
Includes options to purchase 158,700 shares of common stock and warrants to purchase 2,000 shares of common stock exercisable within 60 days of December 16, 2002. The ownership of common stock after the merger includes options to purchase 200,000 shares of Vascular Genetics common stock that vest upon the merger and the conversion of $40,000 in principal of outstanding convertible debentures into 108,880 shares of Vascular Genetics common stock immediately prior to the merger if the merger had been completed on December 16, 2002.

(10)	Includes options to purchase 12,500 shares of common stock exercisable within 60 days of December 16, 2002.
(11)
Includes 35,000 shares of common stock held directly by Mr. Cato, options to purchase 12,500 shares of common stock that Mr. Cato may exercise within 60 days of December 16, 2002, 179,900 shares of common stock for which Mr. Cato holds the proxy on behalf of each of 24 individual shareholders, 998,172 shares of common stock issuable upon the conversion of 778,574 shares of Series C preferred stock held by Cato Holding Company and 757,327 shares of common stock issuable upon the exercise and subsequent conversion of warrants held by Cato Holding Company to purchase 757,327 shares of Series C preferred stock exercisable within 60 days of December 16, 2002. Mr. Cato is the Chief Executive Officer and majority stockholder of Cato Holding Company.

(12)
Includes options to purchase 87,500 shares of common stock and warrants to purchase 2,000 shares of common stock exercisable within 60 days of December 16, 2002, 24,223 shares of common stock issuable upon the conversion of 14,417 shares of Series A preferred stock, 19,126 shares of common stock issuable upon the conversion of 11,000 shares of Series A preferred stock held by Clique Capital, LLC, and warrants held by Clique Capital to purchase 20,000 shares of common stock exercisable within 60 days of December 16, 2002. The ownership of common stock after the merger includes the conversion of $1,705 in principal of outstanding convertible debentures held by Mr. Larson and $51,301 in principal of outstanding convertible debentures held by Clique Capital into 4,641 and 139,641 shares of Vascular Genetics common stock, respectively, immediately prior to the merger if the merger had been completed on December 16, 2002. Mr. Larson is the Managing Director of Clique Capital, LLC.

(13)
Includes options to purchase 207,500 shares of common stock and warrants to purchase 2,000 shares of common stock exercisable within 60 days of December 16, 2002 and 23,774 shares of common stock issuable upon the conversion of

14,073 shares of Series A preferred stock. The ownership of common stock after the merger includes options to purchase 200,000 shares of Vascular Genetics common stock that vest upon the merger and the conversion of $40,000 in principal of outstanding convertible debentures into 108,880 shares of Vascular Genetics common stock immediately prior to the merger if the merger had been completed on December 16, 2002.

(14)	Includes options to purchase 12,500 shares of common stock exercisable within 60 days of December 16, 2002.
(15)	Includes options to purchase 12,500 shares of common stock exercisable within 60 days of December 16, 2002.
(16)
Includes options to purchase 12,500 shares of common stock exercisable within 60 days of December 16, 2002, 202,451 shares of common stock issuable upon the conversion of 120,952 shares of Series A preferred stock, 65,774 shares of common stock issuable upon the conversion of 37,829 shares of Series A preferred stock held by Bentley Investments, LLC, 46,540 shares of common stock issuable upon the conversion of 36,301 shares of Series C preferred stock, 107,028 shares of common stock issuable upon the conversion of 83,482 shares of Series C preferred stock held by Bentley Investments, LLC, 34,309 shares of common stock issuable upon the exercise and subsequent conversion of warrants to purchase 34,309 shares of Series C preferred stock exercisable within 60 days of December 16, 2002, and 78,191 shares of common stock issuable upon the exercise and subsequent conversion of warrants held by Bentley Investments, LLC to purchase 78,191 shares of Series C preferred stock exercisable within 60 days of December 16, 2002. The ownership of common stock after the merger includes the conversion of $17,565, $25,000, $11,982, and $35,000 in principal of outstanding convertible debentures held by Dr. Schatz, the Richard A. Schatz Revocable Trust, Bentley Investments and Jinda Singh-Schatz, respectively, into 47,812 shares, 68,050 shares, 32,615 shares, and 95,270 shares, respectively, of Vascular Genetics common stock immediately prior to the merger if the merger had been completed on December 16, 2002. Dr. Schatz is the beneficial owner of Bentley Investments, LLC and the Richard A. Schatz Revocable Trust. Jinda Singh-Schatz is the spouse of Dr. Schatz.

(17)	Includes options to purchase 12,500 shares of common stock exercisable within 60 days of December 16, 2002.
(18)
The calculation of the shares of common stock issuable upon conversion of the Vascular Genetics Series A, Series B and Series C preferred stock as of December 16, 2002 includes adjustments to their applicable conversion prices based on the maximum number of shares of common stock deemed issuable on such date for the conversion of Vascular Genetics’s outstanding convertible debentures. These adjustments are subject to change upon changes in the maximum number of shares deemed issuable for the conversion of such convertible debentures.

(19)
Based on 24,020,584 shares of GenStar common stock outstanding as of December 16, 2002, 34,693,517 shares of GenStar common stock which would be issued in the merger if such merger had been completed on December 16, 2002, and the conversion of GenStar’s Series B preferred stock into 2,010,920 shares of GenStar common stock upon the closing of the merger. Includes the conversion of outstanding convertible debentures of Vascular Genetics, if the merger would have been completed on December 16, 2002, using the average of the closing prices of GenStar common stock during December 3-6 and December 9, 2002 (i.e., $0.378).

LEGAL OPINION

The validity of the shares of GenStar common stock offered by this proxy statement/prospectus will be passed upon for GenStar by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The consolidated financial statements of GenStar, a development stage company, at December 31, 2001 and 2000, for each of the three years in the period ended December 31, 2001 and for the period from July 1, 1991 (inception) to December 31, 2001 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about GenStar’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Vascular Genetics at December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 included in this proxy statement/prospectus have been so included in reliance on the report of Perelson Weiner LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Such report contains an explanatory paragraph describing conditions that raise substantial doubt about Vascular Genetics’s ability to continue as a going concern as described in Note 2 to the financial statements.

The financial statements of Vascular Genetics, a development stage company, for the year ended December 31, 1999 and for the period from October 31, 1997 (inception) through December 31, 1999, included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Vascular Genetics’s ability to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, GenStar stockholders may present proper proposals for inclusion in GenStar’s proxy statement and for consideration at the annual meeting of its stockholders by submitting such proposals to GenStar in a timely manner. In order to be so included for the annual meeting, stockholder proposals must have been received by GenStar no later than a reasonable time before GenStar begins to print and mail its proxy materials, and must have otherwise complied with the requirements of Rule 14a-8.

If GenStar stockholders intend to submit proposals at the annual meeting that are not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, GenStar must be notified within a reasonable time of those proposals before GenStar mails its proxy materials. If the foregoing notice provision is not complied with, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement related to the annual meeting. All stockholder proposals should be marked for the attention of the Corporate Secretary, GenStar Therapeutics Corporation, 10865 Altman Row, San Diego, California 92121.

WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other information concerning GenStar may be inspected at:

The National Association of
Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

Requests for documents relating to GenStar should be directed to:

GenStar Therapeutics Corporation
Attn: Corporate Secretary
10865 Altman Row
San Diego, CA 92121
(858) 450-5949

GenStar files reports, proxy statements and other information with the SEC. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding GenStar. The address of the SEC website is http://www.sec.gov.

GenStar has filed a registration statement under the Securities Act with the SEC with respect to GenStar’s common stock to be issued to Vascular Genetics stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of GenStar filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE GENSTAR COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN ITS AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

You should rely only on (i) the information contained in this proxy statement/prospectus or (ii) information to which GenStar has referred you. GenStar has not authorized anyone else to provide you with any information. GenStar provided the information concerning GenStar. Vascular Genetics provided the information concerning Vascular Genetics.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
GenStar Therapeutics Corporation

We have audited the accompanying consolidated balance sheets of GenStar Therapeutics Corporation (a development stage company) (the Company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001 and the period from July 1, 1991 (inception) to December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GenStar Therapeutics Corporation (a development stage company) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 and the period from July 1, 1991 (inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    ERNST & YOUNG LLP

San Diego, California
March 1, 2002,
except for the fifth and sixth paragraphs of Note 1 and
Note 13, as to which the date is
November 26, 2002

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,		September 30, 2002
	2000	2001
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,294,655	$2,437,291	$1,745,751
Short-term investments	16,060,771	13,923,884	5,858,397
Accounts receivable	13,177	535,259	276,566
Investments underlying deferred compensation, current portion	69,481	—	—
Other current assets	129,972	274,714	290,694

Total current assets	21,568,056	17,171,148	8,171,408
Property and equipment, net	2,185,786	2,346,098	3,242,702
Restricted cash	—	438,271	447,361
Deferred loan fee	585,639	315,344	112,623
Deferred merger expenses	—	—	619,082
Other assets	104,990	830,710	826,457

	$24,444,471	$21,101,571	$13,419,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$449,264	$607,452	$589,734
Accrued employee benefits	172,879	201,436	227,979
Other accrued liabilities	250,972	302,243	558,262
Deferred revenue	—	—	102,632
Capital lease obligation, current portion	79,886	381,191	217,604
Notes payable, current portion	272,002	299,335	554,205

Total current liabilities	1,225,003	1,791,657	2,250,416
Capital lease obligation, net of current portion	84,955	469,767	575,848
Notes payable, net of current portion	524,492	225,157	85,095
Other long-term liabilities	33,862	328,289	544,103
Deferred compensation	417,324	502,006	273,005
Advance from related party	1,975,597	—	—

Commitments

Stockholders’ equity:
Convertible Preferred Stock—$0.001 par value, 5,000,000 shares authorized:
Series A Preferred Stock, 5,830 shares, all periods presented issued and outstanding, liquidation preference of $58,300	6	6	6
Series B Preferred Stock, 7,041, 12,890 and 12,890 shares, respectively, issued and outstanding, liquidation preference of $12,890,000 prior to any distribution to holders of Series A preferred stock and holders of Common Stock	7	13	13
Series C Preferred Stock, 0, 2,000 and 2,000 shares issued and outstanding, liquidation preference of $2,000,000 prior to any distribution to holders of Series A preferred stock and holders of common stock	—	2	2
Common Stock—$0.001 par value, 40,000,000 shares authorized; 22,726,052, 23,738,990 and 23,949,804 shares, respectively issued and outstanding	22,726	23,739	23,950
Additional paid-in capital	41,933,843	50,703,975	51,197,488
Deficit accumulated during development stage	(22,133,930)	(33,228,940)	(41,560,092)
Accumulated other comprehensive income	360,586	285,900	29,799

Total stockholders’ equity	20,183,238	17,784,695	9,691,166

	$24,444,471	$21,101,571	$13,419,633

See accompanying notes.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,			Nine Months Ended September 30,		July 1, 1991 (inception) to September 30, 2002
	1999	2000	2001	2001	2002
				(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$117,867	$161,763	$300,900	$162,332	$862,802	$2,284,712
Costs and expenses:
Cost of sales	—	—	—	—	—	821,878
Research and development	2,710,921	6,414,553	8,624,082	6,687,924	7,016,987	30,201,211
General and administrative	817,111	2,373,597	3,538,641	2,504,087	2,393,637	10,469,939
Write-off of acquired in-process technology	—	1,654,924	—	—	—	7,110,429

Total costs and expenses	3,528,032	10,443,074	12,162,723	9,192,011	9,410,624	48,603,457

Loss from operations	(3,410,165)	(10,281,311)	(11,861,823)	(9,029,679)	(8,547,822)	(46,318,745)
Other income (expense), net	(71,749)	(11,975)	(1,476)	(1,522)	53,844	32,720
Interest expense	(360,417)	(229,476)	(458,998)	(364,293)	(350,431)	(1,705,428)
Interest income	23,504	913,222	1,227,287	858,643	513,257	2,705,568

Net loss	$(3,818,827)	$(9,609,540)	$(11,095,010)	$(8,536,851)	$(8,331,152)	$(45,285,885)

Basic and diluted loss per share	$(0.35)	$(0.46)	$(0.48)	$(0.37)	$(0.35)

Number of shares used in the computation of basic and diluted loss per share	10,762,787	21,006,279	23,107,593	22,931,846	23,806,708

See accompanying notes.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the period July 1, 1991 (inception) to September 30, 2002

	Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable From Stockholder	Deficit Accumulated During Development Stage	Advances From Milestone	Divisional Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Number of Shares	Amount	Number of Shares	Amount
Advances and contributions from Medstone July 1, 1991 to December 31, 1997	—	—	—	—	—	—	—	$4,388,875	$—	—	$4,388,875
Distribution of stock dividend and net assets February 9, 1996	—	—	5,616,528	$5,617	$657,465	—	—	(4,388,875)	3,725,793	—	—
Distribution of common stock for Services at $0.05 per share	—	—	363,000	363	17,787	—	—	—	—	—	18,150
Issuance of common stock for cash upon exercise of options at $0.05 per share			1,410,000	1,410	69,090	—	—	—	—	—	70,500
Issuance of common stock for cash and note receivable at $0.05 per share			147,791	148	7,242	$(7,242)	—	—	—	—	148
Net loss and comprehensive loss July 1, 1991 to December 31, 1997	—	—	—	—	—	—	$(743,175)	—	(3,725,793)	—	(4,468,968)

Balance at December 31, 1997	—	—	7,537,319	7,538	751,584	(7,242)	(743,175)	—	—	—	8,705

Issuance of preferred and common stock for equipment and acquired in-process technology at $0.63 and $630 per share, respectively, net of issuance costs of $83,366	5,830	$6	1,841,219	1,841	5,714,228	—	—	—	—	—	5,716,075
Issuance of warrants for common stock valued at $0.59 per share	—	—	—	—	305,910	—	—	—	—	—	305,910
Interest and other related to note receivable from stockholder	—	—	—	—	11,250	(13,280)	—	—	—	—	(2,030)
Net loss and comprehensive loss	—	—	—	—	—	—	(7,962,388)	—	—	—	(7,962,388)

Balance at December 31, 1998	5,830	$6	9,378,538	9,379	$6,782,972	(20,522)	(8,705,563)	—	—	—	(1,933,728)

Issuance of preferred stock from conversion of advance from related party at $1,000 per share	2,998	3	—	—	2,997,997	—	—	—	—	—	2,998,000
Issuance of common stock upon conversion of notes payable plus accrued interest at $1.00 and $0.30 per share	—	—	2,460,811	2,461	1,509,958	—	—	—	—	—	1,512,419
Collection of note receivable	—	—	—	—	—	20,522	—	—	—	—	20,522
Issuance of common stock for cash upon exercise of options at $0.05 per share	—	—	36,319	36	1,475	—	—	—	—	—	1,511
Issuance of warrants valued at $0.18 and $0.20 per share	—	—	—	—	311,667	—	—	—	—	—	311,667
Issuance of common stock for cash upon exercise of warrants at $.001 per share	—	—	218,433	218	—	—	—	—	—	—	218

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)
For the period July 1, 1991 (inception) to September 30, 2002

	Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable From Stockholder	Deficit Accumulated During Development Stage	Advances From Milestone	Divisional Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Number of Shares	Amount	Number of Shares	Amount
Issuance of common stock for services at $0.29 per share	—	$—	10,000	$10	$2,890	$—	$—	$—	$—	$—	$2,900
Net loss and comprehensive loss	—	—	—	—	—	—	(3,818,827)	—	—	—	(3,818,827)

Balance at December 31, 1999	8,828	9	12,104,101	12,104	11,606,959	—	(12,524,390)	—	—	—	(905,318)

Issuance of preferred stock from conversion of advance from related party at $1,000 per share	4,043	4	—	—	4,043,075	—	—	—	—	—	4,043,079
Issuance of common stock, net of offering costs	—	—	8,362,801	8,363	23,416,026	—	—	—	—	—	23,424,389
Issuance of common stock for cash upon exercise of options	—	—	560,917	561	125,539	—	—	—	—	—	126,100
Issuance of common stock for cash upon exercise of warrants	—	—	408,281	408	268,178	—	—	—	—	—	268,586
Net exercises of warrants for common stock	—	—	991,952	992	(992)	—	—	—	—	—	—
Issuance of options at less than Fair Market Value	—	—	—	—	217,200	—	—	—	—	—	217,200
Issuance of common stock for purchase of technology	—	—	288,000	288	1,458,432	—	—	—	—	—	1,458,720
Issuance of common stock for services	—	—	10,000	10	64,990	—	—	—	—	—	65,000
Issuance of stock options to consultant	—	—	—	—	47,436	—	—	—	—	—	47,436
Issuance of warrants valued at $2.00 per share in connection with a loan agreement	—	—	—	—	687,000	—	—	—	—	—	687,000
Comprehensive loss:
Net loss	—	—	—	—	—	—	(9,609,540)	—	—	—	(9,609,540)
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	—	360,586	360,586

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(9,248,954)

Balance at December 31, 2000	12,871	13	22,726,052	22,726	41,933,843	—	(22,133,930)	—	—	360,586	20,183,238

Issuance of common stock for cash upon exercise of options	—	—	304,565	305	74,282	—	—	—	—	—	74,587
Issuance of common stock for cash upon exercise of warrants	—	—	494,355	494	346,344	—	—	—	—	—	346,838
Issuance of Series B preferred stock from conversion of advance from related party at $1,000 per share	5,849	6	—	—	5,848,355	—	—	—	—	—	5,848,361

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)
For the period July 1, 1991 (inception) to September 30, 2002

	Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable From Stockholder	Deficit Accumulated During Development Stage	Advances From Milestone	Divisional Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Number of Shares	Amount	Number of Shares	Amount
Issuance of Series C preferred stock for cash at $1,000 per share	2,000	$2	—	$—	$1,999,998	$—	$—	$—	$—	$—	$2,000,000
Net exercises of warrants for common stock	—	—	193,435	193	(193)	—	—	—	—	—	—
Proceeds from investor’s short-swing profit	—	—	—	—	123,820	—	—	—	—	—	123,820
Extension of stock option exercise period for terminated employees	—	—	—	—	35,504	—	—	—	—	—	35,504
Repurchase of restricted stock	—	—	(10,417)	(10)	(2,802)	—	—	—	—	—	(2,812)
Stock grants to employees	—	—	31,000	31	94,119	—	—	—	—	—	94,150
Issuance of options and warrants for services	—	—	—	—	250,705	—	—	—	—	—	250,705
Comprehensive loss:
Net loss	—	—	—	—	—	—	(11,095,010)	—	—	—	(11,095,010)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	—	(74,686)	(74,686)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(11,169,696)

Balance at December 31, 2001	20,720	21	23,738,990	23,739	50,703,975	—	(33,228,940)	—	—	285,900	17,784,695

Issuance of common stock for cash upon exercise of options (unaudited)	—	—	150,064	150	45,170	—	—	—	—	—	45,320
Net exercise of warrants (unaudited)	—	—	11,250	11	(11)	—	—	—	—	—	—
Issuance of stock, options and warrants for services and other (unaudited)	—	—	49,500	50	448,354	—	—	—	—	—	448,404
Comprehensive loss (unaudited):
Net loss (unaudited)	—	—	—	—	—	—	(8,331,152)	—	—	—	(8,331,152)
Unrealized loss on short-term investments (unaudited)	—	—	—	—	—	—	—	—	—	(256,101)	(256,101)

Comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(8,587,253)

Balance at September 30, 2002 (unaudited)	20,720	$21	23,949,804	$23,950	$51,197,488	$—	$(41,560,092)	$—	$—	$29,799	$9,691,166

See accompanying notes.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,			Nine Months Ended September 30,		July 1, 1991 (inception) to September 30, 2002
	1999	2000	2001	2001	2002
				(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,818,827)	$(9,609,540)	$(11,095,010)	$(8,536,851)	$(8,331,152)	$(45,285,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of in-process technology acquired with stock	—	1,519,500	—	—	—	6,975,005
Expenses satisfied via advances from related party	—	—	—	—	—	695,557
Depreciation and amortization	130,525	363,161	694,965	515,647	698,859	2,407,837
Stock, warrants and options issued for services and other	43,145	370,889	380,359	166,108	448,404	1,366,947
Gain (loss) on disposal of property and equipment	—	363	11,866	11,866	9,623	(59,955)
Amortization of debt discount and loan fee	308,656	101,361	270,295	202,721	202,723	1,148,675
Deferred rent	—	33,863	294,426	244,147	175,478	503,767
Change in operating assets and liabilities:
Accounts receivable	(114,208)	101,031	(522,082)	(55,841)	258,693	(276,566)
Other current assets	10,712	(120,511)	(144,742)	75,630	(15,980)	(290,694)
Other assets	(182,077)	37,658	(1,094,511)	(773,455)	(623,921)	(1,892,903)
Accounts payable	7,024	49,779	158,188	207,677	(17,718)	589,734
Amounts due to stockholder	(315,000)	—	—	—	—	—
Other current liabilities	(60,529)	207,300	79,828	(21,884)	385,196	870,791
Other long term liabilities	—	—	—	—	40,332	40,332
Deferred compensation	177,975	210,362	84,682	42,583	(229,001)	273,005

Net cash used in operating activities	(3,812,604)	(6,734,784)	(10,881,736)	(7,921,652)	(6,998,464)	(32,934,353)

Cash flows from investing activities:
Purchase of short-term investments	—	(15,700,185)	(22,122,369)	(16,969,690)	(5,451,003)	(43,273,557)
Sale of short-term investments	—	—	24,184,570	14,809,515	13,260,390	37,444,960
Purchase of property and equipment	(169,919)	(1,684,454)	(719,536)	(829,670)	(1,361,300)	(4,514,208)

Net cash provided by (used in) investing activities	(169,919)	(17,384,639)	1,342,665	(2,989,845)	6,448,087	(10,342,805)

Cash flows from financing activities:
Advances from related party	4,178,446	4,142,669	3,872,768	3,872,768	—	12,193,883
Repayment of note receivable from stockholder	20,000	—	—	—	—	20,000
Proceeds from investor’s short-swing profit	—	—	123,820	123,820	—	123,820
Proceeds from notes payable and capital lease	400,000	750,000	806,774	653,233	428,519	3,415,293
Repayment of capital lease and notes payable	(10,641)	(219,661)	(540,267)	(386,045)	(615,003)	(1,385,572)
Proceeds from issuance of common stock upon exercise of options and warrants	1,729	393,098	421,425	419,963	45,321	932,073
Proceeds from sale of common stock, net of issuance costs	—	23,425,978	—	—	—	23,342,760
Proceeds from issuance of Series C preferred stock	—	—	2,000,000	2,000,000	—	2,000,000
Repurchase of restricted shares of common stock	—	—	(2,813)	(2,813)	—	(2,813)
Net advances from Medstone	—	—	—	—	—	3,883,465
Capital contribution by Medstone	—	—	—	—	—	500,000

Net cash provided by (used in) financing activities	4,589,534	28,492,084	6,681,707	6,680,926	(141,163)	45,022,909

Net increase (decrease) in cash and cash equivalents	607,011	4,372,661	(2,857,364)	(4,230,571)	(691,540)	1,745,751
Cash and cash equivalents, beginning of period	314,983	921,994	5,294,655	5,294,655	2,437,291	—

Cash and cash equivalents, end of period	$921,994	$5,294,655	$2,437,291	$1,064,084	$1,745,751	$1,745,751

See Note 12 for supplemental cash flow information

See accompanying notes.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information Subsequent to December 31, 2001 and pertaining to  September 30, 2002 and the nine months ended September 30, 2002  and 2001 is unaudited)

1.    Organization and Summary of Significant Accounting Policies

Organization

GenStar Therapeutics Corporation (the “Company”) is a biotechnology company dedicated to the development of innovative gene therapy products for the treatment of hemophilia, cancer, HIV/AIDS and other serious medical disorders.

The Company was incorporated as UroGen Corp. in Delaware on June 30, 1995, as a wholly owned subsidiary of Medstone International, Inc. On December 29, 1995, Medstone declared a dividend of all of the stock of UroGen Corp. to be distributed to all Medstone stockholders. In March 2000, the Company’s name was changed to GenStar Therapeutics Corporation.

Basis of Presentation

The consolidated financial statements include the accounts of GenStar Therapeutic Corporation and its wholly owned subsidiary, UroGen Acquisition Corp. All significant intercompany transactions and balances have been eliminated in consolidation. As the Company is devoting its efforts to research and the development of its products and there has been no revenue generated from product sales as yet, the Company’s financial statements are presented as statements of a development stage company.

The unaudited financial information furnished herein, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, which are necessary to state fairly the consolidated financial position, results of operations, and cash flows of GenStar Therapeutics Corporation as of and for the periods ended September 30, 2001 and 2000. The financial information herein is not necessarily representative of a full year’s operations.

The Company’s consolidated financial statements for the year ended December 31, 2001 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business for the foreseeable future.

The Company incurred net losses of $11,095,000 and $8,331,000 for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively, and had accumulated deficits of $33,229,000 at December 31, 2001 and $41,560,000 at September 30, 2002. The ability of the Company to continue as a going concern is dependent upon its ability to achieve profitable operations and to obtain additional capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In November 2002, the Company reduced its operating expenses through a reorganization of its operations by reducing its headcount by approximately 30%. As the reduction of the headcount alone will not prevent future operating losses, the Company is aggressively seeking further funding in order to satisfy its projected cash needs for at least the next twelve months. The Company will continue to rely on outside sources of financing to meet its capital needs beyond next year. The outcome of these matters cannot be predicted at this time. Further, there can be no assurance, assuming the Company successfully raises additional funds, that the Company will achieve positive cash flows. If the Company is not able to secure additional funding, it will be required to further scale back its research and development programs, preclinical studies and clinical trials, and general, and administrative activities and may not be able to continue in business. These consolidated financial statements do not include any

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjustments to the specific amounts and classifications of assets and liabilities which might be necessary should the Company be unable to continue in business.

Revenue Recognition

Grant revenue is recognized as the research expenses related to the grants are incurred. All amounts received under the research grants are not refundable, regardless of the success of the underlying research.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Short-term Investments

In accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, management determines the appropriate classification of short-term investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. Securities classified as available-for-sale are carried at fair value, with gains and losses, if any, reported as a separate component of stockholders’ equity and included in comprehensive loss. Realized gains and losses are calculated on the specific identification method and are recorded as interest income. For the year ended December 31, 2001, realized gains were $365,977 and realized losses were $47,450. There were no realized gains or losses for the year ended December 31, 2000. Prior to 2000, the Company did not have any short-term investments, only cash and cash equivalents.

At December 31, 2001, short-term investments consisted of the following:

	Amortized Cost	Market Value	Unrealized Gain
Corporate debt securities	$9,598,746	$9,838,840	$240,094
Obligations of U.S. government agencies	2,503,221	2,521,219	17,998
Other short-term investments	1,536,017	1,563,825	27,808

Total short-term investments	$13,637,984	$13,923,884	$285,900

At December 31, 2000, short-term investments consisted of the following:

	Amortized Cost	Market Value	Unrealized Gain
Corporate debt securities	$12,554,480	$12,811,040	$256,560
Obligations of U.S. government agencies	1,003,904	1,044,378	40,474
Obligations of foreign government agencies	699,801	740,870	41,069
Other short-term investments	1,442,000	1,464,483	22,483

Total short-term investments	$15,700,185	$16,060,771	$360,586

Approximately 63% and 37% of these securities mature within one and two years of December 31, 2001, respectively. At December 31, 2000, approximately 74% and 26% of these securities had maturities within one and two years of December 31, 2000.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment is stated on the basis of cost. Depreciation and amortization is computed using the straight-line method over the useful lives of the assets, estimated at three to five years, or the term of the lease. Depreciation and amortization expense for the years ended December 31, 2001, 2000 and 1999 was $694,965, $363,161 and $130,525, respectively.

Patents

Costs related to filing and pursuing patent applications are expensed as incurred as recoverability of such expenditures is uncertain.

Stock Based Compensation

The Company grants stock options for a fixed number of shares to employees in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants to employees provided that the option exercise price is not less than the fair market value of the underlying stock on the date of the grant. The value of options or stock awards issued to non-employees have been determined in accordance with SFAS No. 123, Accounting for Stock Based Compensation, and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically remeasured as the options vest.

In March 2000, the FASB issued Interpretation No. 44, (“FIN 44”), Accounting for Certain Transactions Involving Stock Compensation—An Interpretation of APB 25. This interpretation clarifies the definition of employee for purposes applying APB 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective and the Company adopted the interpretation on July 1, 2000. The adoption did not have a material impact on the Company’s consolidated results of operations.

Segment Reporting

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires the use of a management approach in identifying segments of an enterprise. Management has determined that the Company operates in one business segment, which is scientific research and development activities.

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for by the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separate intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS No. 142 effective January 1, 2002. The Company does not expect the adoption of these pronouncements to have an effect on the consolidated financial statements as the Company has not recorded any goodwill or other intangible assets as a result of a business combination.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, addresses financial reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30. While earlier application is encouraged, SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe the adoption of SFAS No. 144 will have a material impact on its financial statements.

Net Loss Per Share

Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the periods presented. Loss per share assuming dilution is computed on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all common stock equivalents and convertible securities. Net loss per share assuming dilution for the years ended December 31, 2001, 2000 and 1999 is equal to net loss per share due to the fact that the effect of common stock equivalents outstanding during the periods, including stock options, warrants and convertible debt, are antidilutive.

Income Taxes

The Company provides for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires that provision be made for taxes currently due and for the expected future tax effects of temporary differences between book and tax bases of assets and liabilities.

Research and Development

Research and development costs are expensed as incurred.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income or loss, including net income or loss, be reported in the financial statements in the period in which they are recognized. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive loss for the three years ended December 31, 2001 consisted of the following:

	2001	2000	1999
Net loss	$(11,095,010)	$(9,609,540)	$(3,818,827)
Other comprehensive loss:
Unrealized (loss) gain on short-term investments	(74,686)	360,586	—

Comprehensive loss	$(11,169,696)	$(9,248,954)	$(3,818,827)

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform with current year presentation.

2.    Property and Equipment

Property and equipment are comprised of the following:

	December 31,
	2001	2000
Equipment	$1,685,989	$1,756,787
Equipment under capital lease	1,182,477	232,163
Furniture and fixtures	146,649	235,959
Leasehold improvements	534,941	481,297

	3,550,056	2,706,206
Accumulated depreciation	(1,203,958)	(520,420)

	$2,346,098	$2,185,786

3.    Capital Lease Obligation

During 1999, the Company entered into capital lease agreement under which up to $250,000 in equipment could be leased. In connection with this capital lease agreement the Company issued a warrant for 250,000 shares of common stock to the lessor (Note 6). The warrant was exercised in July 2000. Additionally, in February 2001, the Company entered into a capital lease agreement under which up to $2,325,000 in equipment may be leased. During 2001, the Company financed $860,115 of equipment under this lease. Under the original terms of the lease, the lease expired in February 2002, however the company was granted an extension of the lease term through June 2002. During 2001, the company also entered into a capital lease agreement with one of our vendors, under which equipment valued at $94,266 was financed.

At December 31, 2001 and 2000, the Company had equipment acquired under capital leases of $1,182,477 and $232,163, respectively, with related accumulated depreciation of $219,523 and $50,712, respectively. Equipment under capital leases as of September 30, 2002 was $1,534,000. Total depreciation expense on assets under capital lease for the three years ended December 31, 2001, 2000 and 1999 was $201,255, $39,982 and $10,730, respectively.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments at December 31, 2001 are as follows:

2002	$456,613
2003	378,081
2004	130,465
2005	—

Total minimum obligations	965,159
Interest	114,201

Present value of minimum lease obligations	850,958
Current portion	(381,191)

Long-term lease obligations at December 31, 2001	$469,767

4.    Notes Payable

During 2000, the Company entered into a note payable in the amount of $750,000. The note payable is secured by equipment and carries an average effective interest rate of approximately 9.6%. In addition, the Company issued a warrant for 100,000 shares of common stock to a Baxter Healthcare Corporation in exchange for Baxter Healthcare Corporation’s guarantee of this note payable.

Additionally, during 2000, the Company entered into a note payable in the amount of $200,000 to finance the construction of leasehold improvements. The note payable carries an interest rate of 10%.

The scheduled maturities of notes payable at December 31, 2001 are as follows: $337,268 in 2002, $163,260 in 2003, $50,993 in 2004 and $33,995 in 2005, including interest. The notes mature from 2003 through 2005.

5.    Acquisition of Technology and Related Agreements

In May 2000, the Company acquired all of the outstanding shares of Allegro Cell Systems, Inc. (Allegro) in exchange for 288,000 shares of GenStar common stock, and an obligation to issue an additional 12,000 shares of common stock. Allegro’s sole asset was a license to certain technologies for the treatment and prevention of AIDS and for lentiviral gene therapy. Allegro had no products, revenues, employees, facilities or other assets. The shares issued to acquire the technologies were valued at $1,519,500 based on the fair value of the common stock on the date of the agreement which was charged to acquired in-process technology due to the early stage of development of the technology and the lack of alternative future uses for it. The Company anticipates that it will take at least five years to complete the Allegro product and obtain regulatory approvals, if approvals are obtained.

In July 1998, the Company executed various agreements with Baxter Healthcare Corporation pursuant to which the Company acquired certain rights and assets from Baxter Healthcare Corporation. Under the terms of the agreements, the Company obtained the rights to Baxter Healthcare Corporation’s adenoviral-based gene transfer technologies and certain equipment in exchange for 5,830 shares of non-voting convertible Series A preferred stock and 1,841,219 shares of common stock of the Company. The shares issued to acquire the gene transfer technologies were valued at $5,455,505 based upon a discounted cash flow analysis with a discount rate of 50%, estimated research and development costs for six years and product revenues commencing in year seven, after the assumed completion of clinical trials and product approval by the Food and Drug Administration

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(“FDA”). The value of the technology was charged to acquired in-process technology because technological feasibility had not been achieved nor had alternative future uses of the technology been identified. The value of the stock issued for property and equipment was $343,937 based upon the fair value of those assets.

Under the terms of the Company’s Developmental Collaboration Agreement and Credit Agreement (the “Credit Agreement”) with Baxter Healthcare Corporation, Baxter Healthcare Corporation was required to provide funding for pre-clinical development of the hemophilia product and when the Company treated the first patient in a Phase I Clinical Trial for the hemophilia product, a milestone payment of $2,000,000 was due from Baxter Healthcare Corporation. On June 13, 2001, the first patient was treated using the hemophilia product and Baxter Healthcare Corporation paid the $2,000,000 milestone payment in exchange for 2,000 shares of Series C preferred stock. Additionally, the remaining balance under the Credit Agreement of approximately $5,848,000 was converted to Series B preferred stock in August, 2001. The Series B preferred stock is convertible at Baxter Healthcare Corporation’s option into 2,010,920 shares of common stock.

The Company entered into a Distribution Agreement with Baxter Healthcare Corporation whereby Baxter Healthcare Corporation will have an exclusive, worldwide right to market, sell and distribute all products which may be developed under the Developmental Collaboration Agreement. The term of the Distribution Agreement is the longer of ten years from the date of regulatory approval of the first product or the expiration of the last to expire of any related patents issued on or before ten years from the date of regulatory approval.

The Company, Baxter Healthcare Corporation and certain founding stockholders (the “Founders”) entered into the Investor Rights Agreement under which the shares held by these entities are subject to certain restrictions on transferability of the shares until July 8, 2003 and have certain registration rights. Additionally, under this agreement, Baxter Healthcare Corporation has the right to purchase up to twenty percent of any new securities issued and has the obligation to purchase Series C preferred stock at a price of $1,000 per share upon the Company’s achievement of the following milestones: (i) $2,000,000 upon treatment of the first patient in a Phase I clinical trial for a product developed under the Developmental Collaboration Agreement; (ii) $5,000,000 upon commencement of Phase III clinical trials of a product developed under the Developmental Collaboration Agreement; and (iii) $10,000,000 upon approval by the Food and Drug Administration of a product developed under the Developmental Collaboration Agreement. See related discussion in Note 6.

6.    Stockholders’ Equity

Convertible Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.001 par value. As of December 31, 2001, 40,000, 13,000 and 17,000 shares were designated Series A, Series B, and Series C, respectively.

As of December 31, 2001, there were 5,830 shares of Series A preferred stock issued and outstanding. Holders of the Series A preferred stock are not entitled to receive dividends, have a liquidation preference amount of ten dollars ($10.00) per share and have no voting rights. The Series A preferred stock is convertible into common stock on a 1,000 to 1 basis; provided, however, that no shares were convertible prior to July 8, 2001.

As of December 31, 2001, there were 12,890 shares of Series B preferred stock issued and outstanding. The Company anticipates that Series B preferred stock will be issued only to Baxter Healthcare Corporation in payment for amounts funded by Baxter Healthcare Corporation under the Credit Agreement. Total funding under

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Development Collaboration Agreement and Credit Agreement was $12,890,000. Holders of the Series B preferred stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Series A preferred stock and holders of common stock and have no voting rights, except for a vote as to whether the Company may issue additional Series B preferred stock. The Series B preferred stock is convertible into common stock upon the earlier of (i) the first business day following the treatment of the first patient under an Initial New Drug Application for a Collaboration Product (as defined) commences in a Phase I Clinical Trial (the “IND Milestone Date”), (ii) the date five years after the last advance of funds by Baxter Healthcare Corporation under the Credit Agreement between Baxter Healthcare Corporation and the Company through and including the IND Milestone Date and (iii) automatic conversion pursuant to the terms of the Credit Agreement. The IND Milestone Date occurred on June 13, 2001, thus the Series B preferred stock is convertible at Baxter Healthcare Corporation’s option. The Series B preferred stock is convertible into common stock in an amount equal to (a) the quotient of (i) the Liquidation Value (adjusted for recapitalizations), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company’s common stock (as defined), multiplied by (b) the number of shares of Series B Preferred converted. The Fair Market Value was set as of June 13, 2002 at $6.41, or 2,010,920 shares of common stock.

As of December 31, 2001, there were 2,000 shares of Series C preferred stock issued and outstanding. The Company anticipates that Series C preferred stock will be sold only to Baxter Healthcare Corporation upon GenStar meeting certain specified milestones (the “Series C Milestones”). Holders of the Series C preferred stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share prior to any distribution to holders of Series A preferred stock and to holders of common stock and have no voting rights, except as to the issuance of additional Series C preferred stock. Each share of Series C preferred stock becomes convertible into common stock upon the earlier of (i) the first business day following the approval by the FDA of the right to market, sell or distribute any product using the MAXIMUM-AD Vector Technology for treatment of blood clotting disorders in humans relating to Hemophilia A, which product has been developed pursuant to the Developmental Collaboration Agreement between Baxter Healthcare Corporation and the Company and (ii) the date seven years after the achievement of the most recently achieved Series C Milestone. The Series C preferred stock is convertible into common stock in an amount equal to (a) the quotient of (i) the Liquidation Value (adjusted for Recapitalizations), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company’s common stock (as defined), multiplied by (b) the number of shares of Series C Preferred converted.

In October 2001, the Company issued a warrant to purchase 89,500 shares of common stock to a service provider. The warrant is fully vested and is exercisable for five years at an exercise price of $2.35 per share. The warrant was valued at $134,250 and was recorded to general and administrative expense.

In August 2000, the Company issued a warrant to purchase 100,000 shares of common stock to Baxter Healthcare Corporation in exchange for a guarantee of the Company’s note payable. The warrant is fully vested and is exercisable for five years at an exercise price of $2.00 per share. The warrant, valued at $687,000, was classified as a deferred loan fee and is being amortized over the remaining term of the note.

In January 2000, the Company completed an equity offering in which warrants for 1,773,899 shares of common stock were issued. Additionally, warrants for 360,000 shares of common stock were issued to the underwriter as part of the underwriter’s commission. The warrants are exercisable at $0.75 per share and expire in 2005. As of December 31, 2001, warrants for 1,076,112 remain outstanding.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 1999, the Company issued a warrant to purchase 250,000 shares to a leasing company related to a lease line for capital equipment (Note 3). The warrant was exercisable for seven years at an exercise price of $0.30 per share. The warrant was valued at $45,000 and was amortized to interest expense over the term of the lease. The warrant was exercised in July 2000.

Holders of the convertible notes payable issued in 1998 and 1999 also hold warrants to purchase 515,000 and 1,364,166 shares of common stock at an exercise price of $0.74 per share and $0.30 per share, respectively. As of December 31, 2001, warrants to purchase 337,500 and 883,335 shares of common stock, respectively, remain outstanding.

In 1997 the Company issued warrants to purchase 200,000 shares of common stock to an officer of the Company. These warrants, which were exercisable at $.05 per share and subject to expiration on July 31, 2001, were exercised in February 2000.

Employee Stock Purchase Plan

In May 2001, GenStar adopted an Employee Stock Purchase Plan, which was approved by the stockholders in July 2001. A total of 1,000,000 shares of common stock have been authorized and reserved for issuance under this Purchase Plan. The Purchase Plan permits all eligible employees to purchase common stock through payroll deductions (which cannot exceed 15% of each employee’s compensation) at the lower of 85% of fair market value at the beginning or the end of a 24 month offering period.

Stock Options

The 1995 Director Option Plan (the “Director Plan”) was adopted by the board and approved by the stockholders in 1995 and amended in February 2000 to provide automatic, nondiscretionary grants of options to non-employee directors of the Company. A total of 550,000 shares of common stock have been reserved for issuance under the Director Plan. The Director Plan provides that each non-employee director is automatically granted an option to purchase 45,000 shares of GenStar common stock upon his or her initial election or appointment as a non-employee director. Subsequently, each non-employee director who has served for at least six months will be granted an additional option to purchase 15,000 shares of GenStar common stock on December 31 of each year so long as he or she remains a non-employee director. The exercise price of options granted to non-employee directors must be the fair market value of GenStar common stock on the date of grant.

Options granted to non-employee directors have a ten-year term, subject to a non-employee director’s continued service as a director. The initial options granted to non-employee directors vest over three years at the rate of one-third per year and the annual options vest one year from the date of grant. As of December 31, 2001, options to purchase 140,000 shares of common stock had been granted under The Director Option Plan and options to purchase 85,000 shares were vested.

The 1995 Stock Plan, which was adopted by the board of directors and authorized by the Stockholders in 1995, authorizes the board, or one or more committees which the board may appoint from among its members (the “Committee”), to grant options and rights to purchase common stock to officers, employees, consultants and certain advisors to the Company. Options granted under the 1995 Stock Plan may be either “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options, as determined by the board or the Committee. The 1995 Stock Plan initially reserved 1,850,000 shares for issuance under the Plan, to be increased the first day of each year by the number of shares

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equal to two percent of the Company’s total outstanding common shares. Options granted pursuant to the 1995 Stock Plan above have exercise periods of ten years and vest over one to four years.

The 1999 Stock Plan, which was adopted by the board in 1999 and approved by the Stockholders in February 2000, authorizes the board or the Committee to grant options and rights to purchase common stock to officers, key employees, consultants and certain advisors to the Company. Options granted under the 1999 Stock Plan may be either incentive stock options or nonstatutory stock options, as determined by the board or the Committee. The 1999 Stock Plan initially reserved 4,000,000 shares for issuance under the Plan to be increased the first day of each year by the number of shares equal to two percent of the Company’s total outstanding common shares. Options granted pursuant to the 1999 Stock Plan have exercise periods of ten years and generally vest over four years.

The following table summarizes the activity of the Company’s stock options:

	Employee Stock Options	Director Stock Options	Weighted Average Exercise Price
Balance at December 31, 1998	350,000	35,000	$0.06
Granted	3,021,183	15,000	$0.30
Exercised	(30,217)	—	$0.05
Canceled	(114,783)	—	$0.15
Expired	—	—	—

Balance at December 31, 1999	3,226,183	50,000	$2.60
Granted	1,883,016	45,000	$5.96
Exercised	(555,917)	(5,000)	$0.22
Canceled	(80,000)	—	$0.20
Expired	—	—	—

Balance at December 31, 2000	4,473,282	90,000	$2.66
Granted	726,500	45,000	$3.39
Exercised	(289,150)	(5,000)	$0.24
Canceled	(348,311)	—	$4.24
Expired	—	—	—

Balance at December 31, 2001	4,562,321	130,000	$2.82

Options outstanding as of December 31, 2001:

Exercise Price	Options Outstanding	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$0.05 – $1.00	2,265,433	6.79	$0.31	1,850,147	$0.31
$1.01 – $5.00	1,225,126	9.04	$3.13	297,772	$3.61
$5.01 – $10.75	1,201,762	8.53	$7.20	447,044	$7.06

$0.05 – $10.75	4,692,321			2,594,963

As disclosed in Note 1, the Company has elected to follow APB 25 and related interpretations in accounting for its employee and director stock options and warrants, because, as discussed below, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

use in valuing employee and director stock options and warrants. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price or fair value of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: a risk-free interest rate of 4.5%, 6.5% and 6%, respectively, a dividend yield of 0% for all periods, a volatility factor of the expected market price of the Company’s common stock of 90%, 95% and 70%, respectively, and an expected life of the option of two to five years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

	For the year ended December 31,
	2001	2000	1999
Pro forma net loss	$(11,700,000)	$(9,949,000)	$(3,846,000)
Pro forma net loss per share	$(0.51)	$(0.47)	$(0.36)

The following common stock is reserved for future issuance at December 31, 2001:

Stock option:
Granted and outstanding	4,692,321
Reserved for future grants	1,263,509
Warrants	2,486,447
Series A Preferred Stock	5,830,000
Series B Preferred Stock	2,010,920

16,283,197

The number of shares of common stock into which Series C preferred stock will be converted will not be known until the date of conversion because the conversion factor is based on fair value at the date the Series C preferred stock becomes convertible.

7.    Income Taxes

Prior to the distribution of GenStar common stock by Medstone, income taxes had been allocated to the Company on a “separate return” basis whereby such amounts were determined as if the Company were a separate taxable entity. However, the Company’s net operating losses and research and development credits incurred through December 31, 1995 were included in the consolidated tax returns of Medstone and were fully utilized. As a result, the Company’s available net operating losses and research and development credits to offset future taxable income are limited to amounts incurred subsequent to 1995. The Company has established a valuation allowance to fully offset its deferred tax assets as it is more likely then not these amounts will not be realized.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets are comprised of the following:

	December 31,
	2001	2000
Loss carryforwards	$10,823,000	$6,213,000
Research and development and other state credit carryforwards	1,514,000	821,000
Capitalized research and development	2,334,000	2,467,000
Other, net	215,000	82,000

Total deferred tax assets	14,886,000	9,583,000
Valuation allowance	(14,886,000)	(9,583,000)

Net deferred tax assets	$—	$—

As of December 31, 2001, the Company has Federal and state net operating loss carryforwards of approximately $26,600,000 and $26,318,000, respectively, which will begin to expire in 2011 and 2004, respectively, unless previously utilized. The company has Federal and state research and development credit carryforwards of approximately $1,012,000 and $711,000, respectively. The Federal research and development credit carryforwards will begin to expire in 2011 unless previously utilized. The Company has a California manufacturer’s investment credit of approximately $60,000 that will begin to expire in 2008 unless previously utilized.

Under Internal Revenue Code Sections 382 and 383, the Company’s use of its net operating loss and tax credit carryforwards could be limited in the event of certain cumulative changes in the Company’s stock ownership.

8.    Revenues

For the three years ended December 31, 2001 all revenue was from research grants from the National Institutes of Health.

9.    Related Party Balances and Transactions

In 2000, the Company entered into a facility lease and a note payable with a research organization in the amount of $200,000 to finance leasehold improvements on the facility. The research organization is a related party due to a common director. During 2001, 2000 and 1999, the Company paid the research organization $1,121,106, $555,399 and $308,972, respectively, for rent, common area charges, license fees and services (Note 10).

During 2001, the Company entered into a consulting agreement with a former Director and Officer of the Company who continues to be a stockholder. The Company accrued expenses of $23,000 associated with this agreement, but no payments were made until January 2002. Additionally, the Company extended the stock option exercise period for options held by this individual, resulting in a charge to consulting expense of $49,000 during 2001.

During 2001, the Company entered into a note receivable with an Officer and stockholder of the company in the amount of $37,000. The note will be repaid over a four year period.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Commitments

Facilities

During 2000, the Company entered into a lease agreement with an affiliated research organization for approximately 22,000 square feet of office and laboratory space. The research organization is affiliated due to a common director. The Company also leases approximately 8,600 square feet of office and laboratory space for our manufacturing facility. This lease expires in August 2004, with two options to extend the lease for an additional three years. Additionally, the Company leases approximately 43,000 square feet of office, laboratory and clean room space which will be used for manufacturing operations. This lease expires in 2011 with one option to extend for five years.

For the years ended December 31, 2001, 2000 and 1999, rent expense was approximately $1,753,000, $722,000 and $303,000, respectively.

Future minimum lease payments under all of these leases as of December 31, 2001 are as follows:

2002	$2,350,726
2003	2,431,382
2004	2,430,890
2005	2,089,984
2006	1,650,602
Thereafter	8,265,087

Total	$19,218,671

Licenses

In May 2000, GenStar acquired the rights to a license agreement between Allegro and the University of California Regents (“UC Regents”) to license certain technologies for the treatment and prevention of AIDS and for lentiviral gene therapy. Under the license agreement, the Company is obligated to issue 12,000 shares of common stock to the UC Regents in the name of Shellwater & Co. Additionally, beginning in May 2003 the Company is required to pay an annual license fee of $10,000 until May 2006, or until sales of licensed product commence, whichever occurs first. The Company is also required to make milestone payments of $15,000 upon filing an Investigative Device Exemption Application incorporating any licensed product, $25,000 upon the initiation of the first Phase II efficacy study for licensed product, $50,000 for each licensed product regulatory approval and $15,000 for each Drug Master File for gene therapy delivery of a third party product. A minimum annual royalty of $25,000 is payable beginning with the year of first commercial sale of licensed product, but no later than 2006. If clinical trials have not commenced by 2008, the minimum annual royalty will increase to $100,000.

The Company was obligated to make a milestone payment to Immune Response Corporation (IRC) of $200,000 upon the approval by the Food and Drug Administration or the governing health authority of any other country of its first product related to the licensed technology. This fee can be offset against future royalty payments. The Company is obligated to pay royalties on its net sales revenue and a percentage of all revenues received from sublicenses relating to the tumor radiosensitization gene therapy technology. Additionally, the Company agreed in the January 1999 amendment to reimburse IRC for past patent expenses relating to the licensed technology in the amount of $59,400 which was paid in February 2000. In February 2002, GenStar and IRC entered into an Assignment and Assumption Agreement under which the license agreement between

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GenStar and IRC was terminated and IRC’s rights under its license agreement with the UC Regents for the related intellectual property were transferred to GenStar. GenStar paid IRC $100,000 as compensation for the transfer of such rights. Under the agreement with the UC Regents, GenStar has rights related to all forms of cancer for the tumor radiosensitization technology and is obligated to pay an annual license maintenance fee of $10,000 until the commencement of sales of the licensed product. GenStar must also pay royalties to the UC Regents on its net sales revenues of licensed products or royalties from sublicenses.

In September 1996, the Company entered into a license agreement with the UC Regents to license rights to certain patents and continuing applications thereof in the field of diagnosis of metastases by nucleic acid amplification. The Company is required to pay an annual license maintenance fee of $10,000 until the Company is selling licensed product. The Company is also required to pay milestone fees of $25,000 upon filing an Initial New Drug Application on a licensed product or method with the Food and Drug Administration and $50,000 upon marketing approval of a licensed product or method by the FDA. The Company will pay royalties on its net sales revenues of licensed products or methods. A minimum annual royalty of $50,000 is payable beginning with the year of first commercial sale of licensed product, but no later than the fifth year of the agreement. The minimum annual royalty will be credited against earned royalty due for the year in which the annual minimum payment was made.

11.    Profit Sharing Plan and Deferred Compensation Plan

In 1998, the Company established a savings plan which covers all employees working more than 1,000 hours per year which has been established pursuant to the provisions of Section 401(k) of the Internal Revenue Code. Contributions to the plan are discretionary and vest over a four-year period. Employer contributions during the years ended December 31, 2001, 2000 and 1999 were $238,988, $170,201 and $105,064, respectively.

In 1998, the Company established a deferred compensation plan. Certain employees are allowed to defer up to 100% of their salaries and bonuses under this plan. Additionally, the Company allows certain employees approximately 18% of their salaries for employee benefits and employer payroll taxes. A portion of the employer allocation for employee benefits may be allocated to the deferred compensation plan. During the years ended December 31, 2001, 2000 and 1999, the Company’s contributions to the deferred compensation plan were $66,613, $122,650 and $71,488, respectively. Employer contributions vest over a four-year period.

12.    Supplemental Cash Flow Information

During 2000, a warrant for 100,000 shares of common stock was issued to Baxter Healthcare Corporation in conjunction with Baxter Healthcare Corporation’s guarantee of a note payable. The warrant was valued at $687,000 and classified as deferred loan fees and is being amortized to interest expense over the term of the note payable. Additionally, the Company acquired $200,000 of leasehold improvements under a note payable to a related party.

During the years ended December 31, 2001 and 2000, the Company financed equipment valued at $954,381 and $95,735, respectively, under capital lease agreements. A warrant for 250,000 shares related to the capital lease was valued at $45,000. The warrant was exercised in 2000.

During 2000, the Company issued 288,000 shares of common stock valued at $1,519,500 to acquire the license for technologies for the treatment and prevention of AIDS and for lentiviral gene therapy (Note 3).

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2001 and 2000, amounts due Baxter Healthcare Corporation under the credit agreement of $5,848,361 and $4,043,079 were converted into 5,849 and 4,043 shares of Series B preferred stock, respectively. Additionally, during 2001, 2,000 shares of Series C preferred stock was issued to Baxter Healthcare Corporation in exchange for a $2,000,000 milestone payment (Note 5).

As more fully described in Note 5, in 1998 the Company acquired certain technology and equipment in exchange for 5,830 shares of Series A preferred stock and 1,841,219 shares of common stock of the Company valued at $5,799,442. The equipment acquired was valued at $343,937 based on an appraisal.

Cash paid for income taxes was $1,600, $1,600 and $2,465 for the three years ended December 31, 2001, 2000 and 1999, respectively. Cash paid for interest was $234,978, $78,867 and $8,177 for the three years ended December 31, 2001, 2000 and 1999, respectively. Cash paid for interest expense for the nine months ended September 30, 2002 and September 30, 2001 was $115,000 and $149,000, respectively.

13.    Recent Events

Merger Agreement with Vascular Genetics Inc.

On September 12, 2002, the Company entered into a definitive merger agreement, whereby a wholly-owned subsidiary of the Company will be merged with and into Vascular Genetics Inc. (VGI), a privately-held development stage company, with VGI surviving the merger and becoming a wholly owned subsidiary of the Company. In connection with the merger, VGI stockholders will exchange all shares of common and preferred stock of VGI for common stock of the Company, and all options and warrants for the purchase of shares of VGI stock will be exchanged for options and warrants for the purchase of shares of the Company’s stock.

The shares of the Company’s common stock, and the options and warrants to purchase the Company’s common stock, to be issued to VGI stockholders in connection with the merger will represent approximately 50% of the outstanding common stock of the combined company after the merger on a fully diluted basis. As VGI does not meet the definition of a business under accounting principles generally accepted in the United States, the merger will be accounted for as an asset acquisition rather than a business combination, with the purchase price being allocated to identifiable tangible and intangible assets acquired and liabilities assumed, with the remainder being expensed as in-process research and development in the period the merger is consummated.

The transaction will be subject to the approval of the Company’s and VGI’s stockholders, regulatory approval, and other customary closing conditions. If the merger is completed, the combined company will be named CorAutus Genetics, Inc.

Stock Split

In connection with the proposed merger discussed above, the Company is also proposing an amendment to its certificate of incorporation to effect a reverse stock split of the Company’s common stock in the ratio of 1-for-2, 1-for 3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9 or 1-for-10, the final ratio to be chosen by the sole discretion of the Company’s board of directors. As it is not currently known at which ratio a reverse stock split of the Company’s common stock might be effected, if at all, the share and per share amounts presented herein have not been restated to reflect a potential reverse stock split.

GENSTAR THERAPEUTICS CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reduction in Force

In November 2002, the Company reduced its research and administrative staff by approximately thirty percent to conserve resources. Included in the reduction in staff were three former executive officers, all of which may be entitled to accelerated vesting of certain options to purchase common stock of the Company. Two of the three executive officers have been offered short-term consulting agreements with the Company.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Vascular Genetics Inc.

We have audited the accompanying balance sheets of Vascular Genetics Inc. (a development stage company) as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying financial statements of Vascular Genetics Inc. for the periods ended through December 31, 1999 were audited by other auditors whose report, dated February 29, 2000, on those statements included an explanatory paragraph that described the recurring losses and working capital deficiency the Company was experiencing as discussed in Note 2 to those financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 financial statements referred to above present fairly, in all material respects, the financial position of Vascular Genetics Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, and as discussed in Note 2, the Company has suffered recurring losses and has a net capital deficiency. Those factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans are also described in Note 2.

/s/    PERELSON WEINER LLP

February 28, 2002

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Vascular Genetics Inc.

We have audited the accompanying statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 1999 and for the period from October 31, 1997 (inception) through December 31, 1999 of Vascular Genetics Inc. (a development stage company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Vascular Genetics Inc. (a development stage company) for the year ended December 31, 1999 and for the period from October 31, 1997 (inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Vascular Genetics, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    ERNST & YOUNG LLP

Raleigh, North Carolina
February 29, 2000

VASCULAR GENETICS INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31,		September 30, 2002
	2000	2001
			(Unaudited)

ASSETS
Current assets:
Cash	$7,157	$265,096	$254,122
Prepaid expenses	—	—	2,478
Equipment, net of accumulated depreciation of $4,235 (2000), $9,857 (2001) and $13,472 (2002)	21,964	16,342	19,926

Total assets	$29,121	$281,438	$276,526

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts and accrued expenses	$1,148,777	$1,207,471	$519,629
Note payable to related party	—	500,000	—
Accrued liabilities to related party	12,714,275	13,625,282	484,000

Total current liabilities	13,863,052	15,332,753	1,003,629

Note payable to related party	500,000	—	63,250
Accrued liabilities to related parties	600,000	—	18,381,567
Promissory note payable to related party	50,000	—	—
Subordinated liabilities to related parties	3,600,000	3,600,000	—

Total liabilities	18,613,052	18,932,753	19,448,446

Contingencies (Note 8)

Stockholders’ deficit
Preferred stock	2,585	3,951	4,514
Common stock	7,179	7,897	8,810
Additional paid-in capital	18,272,428	22,273,335	24,062,678
Deficit accumulated during the development stage	(36,866,123)	(40,936,498)	(43,247,922)

Total stockholders’ deficit	(18,583,931)	(18,651,315)	(19,171,920)

	$29,121	$281,438	$276,526

See accompanying notes.

VASCULAR GENETICS INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,			Nine Months Ended September 30,		October 31, 1997 (inception) to September 30,
	1999	2000	2001	2001 (unaudited)	2002 (unaudited)	2002 (unaudited)
Revenue	$—	$—	$—	$—	$—	$—

Operating expenses:
Research and development	13,619,015	8,021,834	2,759,397	2,231,262	515,616	29,989,817
General and administrative	1,276,056	1,721,409	549,477	343,088	1,648,533	5,662,589
Impairment loss	—	6,781,618	—	—	—	6,781,618

Total operating expenses	14,895,071	16,524,861	3,308,874	2,574,350	2,164,149	42,434,024
Loss from operations	(14,895,071)	(16,524,861)	(3,308,874)	(2,574,350)	(2,164,149)	(42,434,024)

Other income	—	—	—	—	—	100,000
Interest (expense) income, net	44,906	(30,058)	(761,501)	(544,330)	(426,595)	(1,193,218)

Net loss before extraordinary gain	$(14,850,165)	$(16,554,919)	$(4,070,375)	$(3,118,680)	$(2,590,744)	$(43,527,242)

Extraordinary gain—modification of payables	—	—	—	—	279,320	279,320

Net loss	$(14,850,165)	$(16,554,919)	$(4,070,375)	$(3,118,680)	$(2,311,424)	$(43,247,922)

Basic and diluted net loss per share	$(2.13)	$(2.32)	$(0.52)	$(0.40)	$(0.29)

Weighted average shares outstanding	6,974,704	7,137,056	7,776,851	7,736,968	7,896,502

See accompanying notes.

VASCULAR GENETICS INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the period October 31, 1997 (inception) to September 30, 2002

	Preferred Stock								Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Deficit
	Series A		Series B		Series C		Common Stock
	Shares Issued and Outstanding (a)	Amount	Shares Issued and Outstanding (b)	Amount	Shares Issued and Outstanding (c)	Amount	Shares Issued and Outstanding (d)	Amount
Inception, October 31, 1997
Issuance of common stock							1,000,000	$1,000	$9,000		$10,000
Net loss										$(14,119)	(14,119)

Balance, December 31, 1997	—	$—	—	$—	—	$—	1,000,000	1,000	9,000	(14,119)	(4,119)
Equity redistribution									190,000		190,000
Stock split							6,000,000	6,000	(6,000)		—
Warrant exercise							476,000	476	749,524		750,000
Net loss										(5,446,920)	(5,446,920)

Balance, December 31, 1998	—	—	—	—	—	—	7,476,000	7,476	942,524	(5,461,039)	(4,511,039)
Issuance of preferred stock, net of issuance costs	1,345,145	1,345							7,204,335		7,205,680
Warrant exercise	485,053	485							3,499,562		3,500,047
Return of common stock							(546,650)	(547)	547		—
Net loss										(14,850,165)	(14,850,165)

Balance, December 31, 1999	1,830,198	1,830	—	—	—	—	6,929,350	6,929	11,646,968	(20,311,204)	(8,655,477)
Issuance of stock, net of issuance costs	55,552	56	699,427	699			249,247	250	6,625,460		6,626,465
Net loss										(16,554,919)	(16,554,919)

Balance, December 31, 2000	1,885,750	1,886	699,427	699	—	—	7,178,597	7,179	18,272,428	(36,866,123)	(18,583,931)
Issuance of stock, net of issuance costs					1,365,457	1,366	717,905	718	4,000,907		4,002,991
Net loss										(4,070,375)	(4,070,375)

Balance, December 31, 2001	1,885,750	1,886	699,427	699	1,365,457	1,366	7,896,502	7,897	22,273,335	(40,936,498)	(18,651,315)
Issuance of stock, net of issuance costs (unaudited)					563,606	563	913,413	913	1,783,343		1,790,819
Net loss (unaudited)										(2,311,424)	(2,311,424)

Balance, September 30, 2002 (unaudited)	1,885,750	$1,886	699,427	$699	1,929,063	$1,929	8,809,915	$8,810	$24,062,678	$(43,247,922)	$(19,171,920)

See accompanying notes.

VASCULAR GENETICS INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Nine Months Ended September 30,		Period from October 31, 1997 (inception) through September 30, 2002 (unaudited)
	1999	2000	2001	2001 (unaudited)	2002 (unaudited)
Cash flows from operating activities:
Net loss	$(14,850,165)	$(16,554,919)	$(4,070,375)	$(3,118,680)	$(2,311,424)	$(43,247,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	—	6,781,618	—	—	—	6,781,618
Depreciation and amortization	4,611	2,335	5,622	4,216	3,615	21,440
(Increase) decrease in assets:
Other receivable	(81,053)	77,987	—	—	—	—
Prepaid expenses	—	8,066	—	—	(2,478)	(2,478)
Other assets	—	10,319	—	—	—	(7,968)
Increase in liabilities:
Accounts and accrued expenses payable	254,534	872,022	58,694	120,918	(587,842)	619,629
Liabilities to related parties	5,830,730	7,013,497	2,582,988	2,017,134	1,203,534	20,700,797
Debentures	—	—	156,957	2,928	—	156,957

Net cash used in operating activities	(8,841,343)	(1,789,075)	(1,266,114)	(973,484)	(1,694,595)	(14,977,927)

Investing activities:
Purchases of equipment	—	(23,347)	—	—	(7,199)	(33,398)

Net cash used in investing activities	—	(23,347)	—	—	(7,199)	(33,398)

Financing activities:
Proceeds from issuance of debentures	—	—	1,567,433	1,457,955	—	1,567,433
Proceeds from promissory notes	—	50,000	50,000	50,000	—	100,000
Stock issuance costs	—	(155,153)	(93,380)	(74,114)	—	(248,533)
Proceeds from issuance of preferred stock	10,705,727	—	—	—	1,690,820	12,396,547
Proceeds from issuance of common stock	—	—	—	—	—	760,000
Proceeds from note payable to related party	—	—	—	—	—	500,000
Proceeds from equity redistribution	—	—	—	—	—	190,000

Net cash provided by (used in) financing activities	10,705,727	(105,153)	1,524,053	1,433,841	1,690,820	15,265,447

Net (decrease) increase in cash	1,864,384	(1,917,575)	257,939	460,357	(10,974)	254,122
Cash and cash equivalents, beginning of period	60,348	1,924,732	7,157	7,157	265,096	—

Cash and cash equivalents, end of period	$1,924,732	$7,157	$265,096	$467,514	$254,122	$254,122

Supplemental cash flow information:
Cash paid for interest	$33,472	$11,812				$71,508

Non-cash investing and financing activities:
Issuance of capital stock to licensors		$6,781,618				$6,781,618

Conversion of accounts and accrued expenses payable into common stock					$100,000	$100,000

Conversion of related party accrued liabilities and promissory notes into convertible debentures			$2,371,981	$1,371,981		$2,371,981

See accompanying notes.

VASCULAR GENETICS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2001

1.    General and Summary of Significant Accounting Policies

Description of Business

Vascular Genetics Inc. (“Vascular Genetics”) was formed on October 31, 1997. The founders were Human Genome Sciences, Inc., (“HGSI”), a leader in the discovery and development of human and microbial genes, Cato Holding Company (“CATO”), the parent of Cato Research, Ltd., a prominent contract research organization, and St. Elizabeth’s Medical Center of Boston, Inc. (“SEMC”), a medical center affiliated with Tufts University School of Medicine and the Caritas Christi Health Care System.

Vascular Genetics is dedicated to the discovery, development and rapid commercialization of innovative gene therapies that alleviate or cure serious and life-threatening diseases of the vascular system.

Activities to date have been focused on the development of the vascular endothelial growth factor 2 gene (“VEGF-2”); discovered by HGSI, VEGF-2 is a novel growth factor that has been shown in pre-clinical studies to stimulate the formation of new blood vessels, a process known as angiogenesis. Vascular Genetics has an exclusive license from HGSI for the use of VEGF-2 in the gene therapy treatment of vascular diseases, and an exclusive license from another stockholder for the use of certain delivery methods in conjunction with VEGF-2 (Note 5). Vascular Genetics is developing VEGF-2 as a treatment for a number of diseases including critical limb ischemia and coronary artery disease.

As of December 31, 2001, Vascular Genetics has not earned any revenue and continues to be in the development stage.

Cash

Cash approximating $200,000 was in excess of Federal Deposit Insurance Corporation coverage as of December 31, 2001.

Depreciation

Equipment is recorded at cost and depreciated by the straight-line method over an estimated useful life of five years.

Income Taxes

Income taxes are accounted for using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities and disclosure of contingent assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

VASCULAR GENETICS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.    Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements reflect significant losses since inception, negative working capital, negative cash flows from operating activities and deficits in stockholders’ equity. These factors, among others, may indicate the inability to continue as a going concern. During 2000, the FDA placed Vascular Genetics on clinical hold which precluded Vascular Genetics from conducting clinical trial testing. On October 18, 2001 the Food and Drug Administration released Vascular Genetics from clinical hold.

The financial statements do not include adjustments relating to the classification of liabilities that might be necessary in the event Vascular Genetics is unable to continue as a going concern. Continuation as a going concern is dependent upon the ability to obtain additional financing or refinancing as may be required, to generate sufficient cash flow to meet obligations on a timely basis, to comply with the terms of its financing agreements, and ultimately to obtain profitability through successful future operations.

The release by the Food and Drug Administration will permit Vascular Genetics to continue in its quest to develop and commercialize its products. Vascular Genetics is actively pursuing financing through discussions with potential investors.

3.    Note Payable to Related Party

As of December 31, 2001 and 2000, a note payable of $500,000 is due to Human Genome Sciences, Inc. The note will mature not later than August 28, 2002 and bears interest at 1% above prime. Interest expense related to this note approximated $41,000 and $45,000 for the years ended December 31, 2001 and 2000, respectively.

4.    Related Party Transactions

Vascular Genetics has business relationships with its three major stockholders, as described in Note 1. Several members of the board of directors have either direct or indirect ownership interests in and are employed in executive level positions with these stockholders.

As of December 31, 2001 and 2000, there was an obligation to pay $17,225,282 and $16,914,275, respectively to its major stockholders for services and expenses related to work performed, and for accrued interest. Vascular Genetics is contesting certain of these amounts (See Note 8). Effective February 1, 2001 the portion of the obligation owed HGSI commenced bearing interest at 9.5% per annum; interest recognized during 2001 approximated $571,000. Research and development expenses of $2,199,005 (2001) and $7,617,279 (2000) have been recognized to these stockholders.

5.    Stockholders’ Deficit

Preferred Stock

During 2001, Vascular Genetics issued 1,365,457 shares of Series C preferred stock. The shares were issued in connection with the conversion of debentures issued throughout 2001. The debentures/shares provided proceeds of $1,567,433 and refinanced certain accrued related party liabilities, promissory notes and accrued interest aggregating $2,528,937.

VASCULAR GENETICS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

On February 24, 2000, in connection with the license to use certain gene therapy delivery methods, the licensor was issued 699,427 shares of Series B preferred stock, valued at $5,000,000 and recorded as deferred license fees that were to be amortized against future related revenues. Because of the substantial doubt about the realization of such revenues (see Note 2), the $5,000,000 was charged to operations as an impairment loss during 2000.

Preferred shares are convertible at the option of the holder, at any time, into common shares on a one-for-one basis, subject to adjustment. Furthermore, the preferred shares will automatically convert into common shares upon the closing of a public offering resulting in gross proceeds of at least $10,000,000. Each preferred share is entitled to vote equally with each share of common. Upon liquidation, dissolution, or winding up, holders of the preferred shares are entitled to receive, prior to and in preference to any distribution to the holders of common shares, per share amounts ranging from $5.27—$7.22 (Series A), $7.15 (Series B) and $3 (Series C), plus declared but unpaid cash dividends.

Under certain conditions, shares of Series B preferred stock are redeemable by Vascular Genetics.

Common Stock

As an inducement to HGSI, the licensor for the use of VEGF-2, to enter into in a licensing agreement with the developer of gene therapy delivery methods (Series B preferred stockholder), 249,247 common shares were issued to HGSI on February 24, 2000. The shares were valued at $1,781,618 and charged to deferred license fees to be amortized against future related revenues. An impairment loss on the deferred license fees of $1,781,618 was recognized in 2000, similar to the Series B preferred shares (see Note 5).

Warrants and Options

Compensation cost has not been recognized upon the issuance of the following warrants and options because management has deemed it impracticable to determine the value, if any, of these securities when granted.

Series A Preferred Stock Warrants

On February 26, 2000, warrants to purchase 18,044 shares of Series A preferred stock were issued. The warrants are exercisable at prices ranging from $5.27 – $7.22 through 2004.

Series C Preferred Stock Warrants

The debentures issued throughout 2001 included detachable warrants (1 warrant for each $3 of debentures). Through 2004, each warrant is exercisable into one share of Series C preferred at $.01 per warrant. As of December 31, 2001, 1,314,114 warrants were issued and outstanding; none has been exercised.

VASCULAR GENETICS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Stock Options

Options to purchase 240,000 shares were granted during 2001; 25,000 are exercisable at $3.66 per share and expire July 2002; the remaining 215,000 are exercisable at $1.50 through 2011. None of the options has been exercised as of December 31, 2001.

As of December 31, 2001, Vascular Genetics committed to issue an additional 60,000 options which will be exercisable at $7.75 per share through June 29, 2002.

6.    Income Taxes

Net operating loss carryforwards approximating $41,000,000 are available to reduce future taxable income; the carryforwards expire during 2018-2021. There may be limitations on the use of net operating losses in the event there are changes in ownership. Deferred income taxes arise from the future benefit associated with the net operating loss carryforwards.

Components of the deferred tax asset are as follows:

	December 31,
	2001	2000
Deferred tax asset	$16,000,000	$13,000,000
Less: valuation allowance	(16,000,000)	(13,000,000)

Net deferred tax asset	$0	$0

The benefit of the net deferred tax asset as of December 31, 2001 and 2000 has been fully reduced by a valuation allowance which will continue to be assessed unless it is determined it is no longer required.

7.    Subordination Agreement

HGSI, CATO and SEMC have each agreed to subordinate up to $1,200,000 of obligations due them in favor of the preferred stockholders.

8.    Contingencies

Related Party Liabilities

Vascular Genetics is contesting certain liabilities included in accrued liabilities to related parties. While the liabilities will be reduced if Vascular Genetics prevails, since, at this time, there is no assurance as to the outcome, no reduction has been recorded as of December 31, 2001.

Records/Data Collection

A related party is in control of certain clinical data, and until it is paid certain amounts included in accrued liabilities to related parties, will only grant Vascular Genetics access to such data with specific permission. Vascular Genetics is challenging this action in order to gain control over the data which will be needed to complete the development and commercialization of certain products.

VASCULAR GENETICS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS—(Continued)

9.    Subsequent Events

Sale of stock

On January 22, 2002, approximately $1,700,000 of Series C preferred stock was sold.

Geographic Spending Commitment

On January 18, 2002 Vascular Genetics entered into a commitment to spend in the future $2,000,000 in research and development or other operational costs in the greater Montreal (Canada) area.

10.    Recent Event (unaudited)

Plan of Reorganization

On September 12, 2002, Vascular Genetics entered into a merger agreement with GenStar Therapeutics Corporation (GenStar). Among other conditions, the merger requires shareholder approval—Cato, HGSI and SEMC have agreed to vote for approval—and will result in the shareholders of each company owning approximately 50% of a newly combined company on a fully diluted basis named “CorAutus Genetics, Inc.” The board of directors believe GenStar’s portfolio of patents and manufacturing/research facilities make it an attractive partner. Members of each company’s management will constitute the CorAutus management team. A wholly owned subsidiary of GenStar will merge with and into Vascular Genetics, thereby making Vascular Genetics a wholly owned subsidiary of GenStar. In exchange for all the outstanding stock of Vascular Genetics, its stockholders will receive newly issued shares of GenStar common stock. If approved, the transaction is expected to close during the first quarter of 2003.

Annex A1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GENSTAR THERAPEUTICS CORPORATION

GENESIS ACQUISITION CORPORATION

AND

VASCULAR GENETICS INC.

Dated as of September 12, 2002

-i-

(continued)

-ii-

(continued)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Company Affiliate Agreement

Exhibit B	Form of Company Stockholder Agreement

Exhibit C	Form of Parent Stockholder Agreement

-iii-

INDEX OF SCHEDULES

Company Schedules	Parent Schedules	Description
1.6(e)		Assumed Warrants
2.2(a)		Stockholder List
2.2(b)	3.2(b)	Option and Warrant List
	3.3	Subsidiaries
2.4	3.4	Governmental and Third Party Consents
2.5	3.5	Financial Statements
2.6		Undisclosed Liabilities
2.7	3.7	No Changes
2.8	3.8	Tax Returns and Audits
2.9	3.9	Restrictions on Business Activities
2.10(a)	3.10(a)	Company Leases/Parent Leases
2.10(b)	3.10(b)	Liens on Property
2.11(a)	3.11(a)	Intellectual Property
2.11(b)	3.11(b)	Intellectual Property Licenses
2.11(c)	3.11(c)	Intellectual Property Claims
2.12(a)	3.12(a)	Agreements, Contracts and Commitments
2.12(b)	3.12(b)	Breaches
2.13	3.13	Interested Party Transactions
2.15		Litigation
2.16	3.16	Insurance
	3.18	Hazardous Materials
2.19		Brokers/Finders Fees; Expenses of Transaction
2.20(b)	3.20(b)	Employee Benefit Plans and Employee Agreements
2.20(d)	3.20(d)	Employee Plan Compliance
2.20(g)	3.20(g)	Post Employment Obligations
2.20(h)(i)	3.20(h)	Effect of Transaction
2.20(h)(ii)	3.20(h)	Excess Parachute Payments
2.20(j)	3.20(j)	Labor
2.22(a)	3.22(a)	FDA Matters
2.22(c)	3.22(c)	FDA Adverse Reaction Reports
2.23	3.23	Studies
2.25	3.24	Indebtedness
4.1(a)(vii)	4.1(b)(vii)	Exercised Options and Warrants
4.1(a)(xii)	4.1(b)(xii)	Severance Agreements
5.13		Company Affiliate List
5.23		Acceleration of Vesting
5.30		Permitted Indebtedness
6.3(c)	6.2(c)	Third Party Consents
6.3(j)	6.2(j)	Permitted Liens
7.2(a)		Company Stockholders

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of September 12, 2002 among GenStar Therapeutics Corporation, a Delaware corporation (“Parent”), Genesis Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Vascular Genetics Inc., a Delaware corporation (the “Company”).

RECITALS

A.    The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent and the Company combine through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company (“Company Capital Stock”) and all outstanding options, Assumed Warrants (as defined in Section 1.6(e)), convertible securities or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of Common Stock of Parent (“Parent Common Stock”) or options or warrants therefore, as applicable.

C.    A portion of the shares of Parent Common Stock otherwise issuable to the holders of Company Capital Stock in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

D.    Additional shares of Parent Common Stock shall be reserved for issuance to stockholders of the Company after the Effective Time of the Merger, the distribution of which shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

E.    The Company, Parent and Merger Sub intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and that the Merger described herein shall qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2    Effective Time.    Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by

A1-1

Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the “Effective Time”).

1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Certificate of Incorporation; Bylaws.

(a)    Unless otherwise determined by Parent, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub (except that the name of the Surviving Corporation shall be “Vascular Genetics Inc.”, which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

(b)    Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5    Directors and Officers.    The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

1.6    Shares to Be Issued; Effect on Capital Stock.    Subject only to the potential distribution of additional shares of Parent Common Stock as provided in Sections 1.7 and 7.3 herein, the number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance after the Merger upon exercise of any of the Company’s options, warrants and other convertible securities to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised options (whether vested or unvested), Assumed Warrants (as defined in Section 1.6(e)), convertible securities or other rights to acquire Company Capital Stock shall be equal to the Fully-Diluted Parent Capital Stock, as defined in subsection 1.6(j) below, as of the Share Assessment Date (as defined in Section 1.6(f) below), less the sum of that number of shares of Company Capital Stock, if any, to be cancelled and extinguished pursuant to subsection 1.6(c) multiplied by the Exchange Ratio (as defined in Section 1.6(j) below) and the number of Appraisal Shares (as defined in Section 1.8), if any, multiplied by (i) the product of the Series B Factor (as defined in subsection 1.6(b) below) multiplied by the Exchange Ratio, if such Appraisal Shares are Company Series B Preferred Stock, or (ii) the Exchange Ratio, if such Appraisal Shares are any other securities of the Company (the “Merger Consideration”). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

(a)    Conversion of Company Common Stock.    Each share of Common Stock of the Company, including all shares of Company Common Stock issued upon conversion of all Series A Preferred Stock and Series C Preferred Stock of the Company (collectively, the “Company Series A&C Preferred Stock”) immediately prior to the Closing and all shares of Common Stock issued in connection with the Recapitalization (as defined in Section 5.30), (collectively, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), if any, and any Appraisal Shares (as defined and to the extent provided in Section 1.8(a)) will be canceled and extinguished and be converted automatically into the right

A1-2

to receive that number of shares of Parent Common Stock equal to the Exchange Ratio (as defined in Section 1.6(j) below), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.9.

(b)    Conversion of Company Series B Preferred Stock.    Each share of Series B Preferred Stock of the Company (the “Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock which are to be canceled pursuant to Section 1.6(c), if any, or which are Appraisal Shares (as defined and to the extent provided in Section 1.8(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the product of the following formula: (a) 1.4926933 (“Series B Factor”) multiplied by (b) the Exchange Ratio.

(c)    Cancellation of Parent-Owned and Company-Owned Stock.    Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)    Stock Options.    At the Effective Time, all options to purchase Company Common Stock then outstanding under the Vascular Genetics Inc. Stock Option Plan (the “Option Plan”) or otherwise shall be assumed by Parent in accordance with provisions described below.

(i)    At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a “Company Option”) under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (assuming such Company Option is fully vested, but understanding that the vesting schedule of such Company Option will be preserved) multiplied by the Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan or otherwise) to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(ii)    It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

(iii)    Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

(e)    Warrants.    At the Effective Time, certain warrants to purchase Company Common Stock or the Company’s Series A Preferred Stock or Series C Preferred Stock, each listed on Schedule 1.6(e) (the “Assumed Warrants”), shall be assumed by Parent. Each Assumed Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as provided in the respective Assumed Warrant immediately prior to the Effective Time, except that (A) such Assumed Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock or the Company’s Series A Preferred Stock or Series C Preferred Stock, as applicable, that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of

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shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock or the Company’s Series A Preferred Stock or Series C Preferred Stock, as applicable, at which such Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(f)    Share Assessment Date.    On the date that is five (5) days prior to the Closing Date (the “Share Assessment Date”), Parent shall deliver to the Company a report that provides satisfactory detail of the Fully-Diluted Parent Capital Stock as of such Share Assessment Date.

(g)    Capital Stock of Merger Sub.    Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(h)    Adjustments to Exchange Ratio.    The Exchange Ratio shall reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(i)    Fractional Shares.    No fraction of a share of Parent Common Stock shall be issued. The number of shares of Parent Common Stock received by a holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be rounded down to the nearest whole number of shares of Parent Common Stock.

(j)    Certain Definitions.

(i)    Aggregate Common Number.    The “Aggregate Common Number” shall mean the aggregate number of shares of Company Common Stock (including all shares of Company Common Stock issued upon conversion of the Company Series A&C Preferred Stock immediately prior to the Closing and all shares of Common Stock issued in connection with the Recapitalization (as defined in Section 5.30)) outstanding immediately prior to the Effective Time, including any shares of Company Capital Stock which will be canceled in accordance with Section 1.6(c).

(ii)    Aggregate Option Number.    The “Aggregate Option Number” shall mean the aggregate number of shares of Company Common Stock (or the shares of Company Series A&C Preferred Stock, as applicable) issuable upon the exercise of all outstanding Company Options, Assumed Warrants (as defined in Section 1.6(e)), convertible securities (expressly excluding the outstanding Company Series A&C Preferred Stock and the Company Series B Preferred Stock) and other rights to acquire shares of Company Common Stock immediately prior to the Effective Time.

(iii)    Aggregate Series B Preferred Number.    The “Aggregate Series B Preferred Number” shall mean the number obtained by multiplying the number of shares of Company Series B Preferred Stock times the Series B Factor (as defined in Section 1.6(b) above).

(iv)    Company Aggregate Share Number.    The “Company Aggregate Share Number” shall mean the sum of the Aggregate Common Number, Aggregate Option Number, and the Aggregate Series B Preferred Number.

(v)    Company Escrow Amount.    The “Company Escrow Amount” shall be a number of shares of Parent Common Stock obtained by multiplying (x) the Parent Aggregate Share Number by (y) 0.10.

(vi)    Exchange Ratio.    The “Exchange Ratio” shall mean the quotient obtained by dividing the Parent Aggregate Share Number by the Company Aggregate Share Number.

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(vii)    Merger Consideration.    The “Merger Consideration” shall be as defined in Section 1.6 above.

(viii)    Parent Aggregate Share Number.    The “Parent Aggregate Share Number” shall be that number of shares of Parent Common Stock which is equal to the Fully-Diluted Parent Capital Stock as of the Share Assessment Date.

(ix)    Fully-Diluted Parent Capital Stock.    The “Fully-Diluted Parent Capital Stock” shall mean the aggregate issued and outstanding shares of capital stock of Parent (expressly excluding any issued and outstanding shares of Series C Preferred Stock of Parent) on a fully-diluted basis, including all unexpired and unexercised options (whether vested and unvested), warrants (expressly excluding any warrants that terminate in connection with the Merger), convertible securities or other rights to acquire or receive shares of capital stock of Parent (expressly excluding any outstanding rights to acquire or receive shares of Series C Preferred Stock of Parent) plus an additional 500,000 shares of capital stock of Parent in lieu of the issued and outstanding, or any rights to acquire, shares of Series C Preferred Stock of Parent.

(x)    Parent Indemnification Amount.    The “Parent Indemnification Amount” shall be a number of shares of Parent Common Stock obtained by multiplying (x) the Parent Aggregate Share Number by (y) 0.10.

1.7    Parent Indemnification Fund.    As provided in Section 7.3, Parent shall reserve for issuance to stockholders of Company a number of shares of Parent Common Stock equal to the Parent Indemnification Amount, the distribution of which shall be contingent upon the events and conditions set forth in Article VII. Such shares shall remain in the treasury account of Parent and shall only become beneficially owned by the stockholders of Company Capital Stock in the event that the distribution of the shares, or a portion thereof, is required to indemnify or otherwise compensate such stockholders as provided in Article VII.

1.8    Appraisal Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Appraisal Shares”) shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

(b)    Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c)    The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

1.9    Surrender of Company Stock Certificates

(a)    Exchange Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the “Exchange Agent”) in the Merger.

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(b)    Parent to Provide Common Stock.    Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Company Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Company Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

(c)    Exchange Procedures.    Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Company Stock Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund on such holder’s behalf pursuant to Article VII hereof), rounded down to nearest number of whole shares in accordance with Section 1.6(i), to which such holder is entitled pursuant to Section 1.6, and the Company Stock Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Company Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Company Stock Certificate will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted, in accordance with Section 1.6.

(d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

(e)    Transfers of Ownership.    If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by

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reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.9, none of the Parent, the Exchange Agent, the Surviving Corporation, or other any party hereto, or any officer, agent or representative thereof, shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10    No Further Ownership Rights in Company Common Stock.    Subject to the provisions of Article VII, all shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11    Lost, Stolen or Destroyed Company Stock Certificates.    In the event any Company Stock Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

1.12    Tax.    It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that this Agreement is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

1.13    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed herein or in the disclosure letter (referencing the appropriate section number) supplied by the Company to Parent (the “Company Schedules”) and dated as of the date hereof, as follows:

2.1    Organization of the Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations and results of operations, taken as a whole (hereinafter referred to as a “Material Adverse Effect”), of the Company. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

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2.2    Company Capital Structure.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of authorized Common Stock, of which 8,809,915 shares are issued and outstanding, and 20,000,000 shares of authorized Preferred Stock, of which 1,885,750 shares are issued and outstanding and designated Series A Preferred Stock. 699,427 shares are issued and outstanding and designated as Series B Preferred Stock, and 1,929,063 shares are issued and outstanding and designated as Series C Preferred Stock. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound at the time of issuance, except for preemptive rights which have been waived. All offers for sale, sales and issuances of the capital stock of the Company have been in compliance with all applicable agreements and all applicable laws, including applicable federal and state securities laws.

(b)    The Company has reserved 1,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 733,000 shares are subject to outstanding, unexercised options and 267,000 shares remain available for future grant. The Company shall reserve 18,044 shares of Series A Preferred Stock and has reserved 1,877,729 shares of Series C Preferred Stock for issuance upon exercise of outstanding warrants. The Company has reserved 5,932,041 shares of Common Stock for issuance upon conversion of the Preferred Stock now outstanding and shall reserve an additional 1,877,720 shares of Common Stock for issuance upon the conversion of the Series C Preferred Stock issued in connection with the exercise of warrants. Additionally, the Company shall reserve 3,868,036 shares of Common Stock for issuance in connection with the Recapitalization. Schedule 2.2(b) sets forth for each outstanding Company Option or warrant the name of the holder of such option or warrant, the number of shares of Common Stock subject to such option or warrant, the exercise price of such option or warrant and the vesting schedule for such option or warrant, including the extent vested to date and whether the exercisability of such option or warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except for the Company Options and warrants described in Schedule 2.2(b) or otherwise as described in Schedule 2.2(b), there are no options, warrants, subscriptions, calls, preemptive rights, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger. All warrants other than the Assumed Warrants shall have been terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the record and the sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

(c)    The Series B Factor (as defined in Section 1.6(b)) represents the current conversion rate of the Series B Preferred Stock into Company Common Stock.

2.3    Subsidiaries.    The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.4    Authority.    Subject only to the requisite approval of the Merger, this Agreement and the Conversion Amendment (as defined in Section 4.1(a)(viii)) by the Company’s stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Assuming the Company’s stockholders of record as constituted immediately prior to the Merger will hold at least (50%) of the voting power of Parent immediately after the Effective Time, the vote required of the Company’s stockholders to duly approve the Merger and this Agreement is a majority of the Company Common

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Stock and the majority of the Company Capital Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger, this Agreement and the Conversion Amendment by the Company’s stockholders. The Company’s Board of Directors has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, subject only to the approval of the Merger, this Agreement and the Conversion Amendment by the Company’s stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. The execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

2.5    Company Financial Statements.    Schedule 2.5 sets forth (i) the Company’s audited balance sheets as of December 31, 2001 and the related audited statements of operations and cash flows for the twelve-month period then ended (ii) and the Company’s unaudited balance sheet as of July 31, 2002 (the “Current Company Balance Sheet”) and the related unaudited statement of operations and cash flows for the seven-month period then ended (collectively, the “Company Financials”). Except as disclosed in Schedule 2.5, the Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other. Except as disclosed in Schedule 2.5, the Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which such adjustments will not be material in amount or significance.

2.6    No Undisclosed Liabilities.    Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected in the Current Company Balance Sheet, or (ii) has not arisen in the ordinary course of the Company’s business since the date of the Current Company Balance Sheet, consistent with past practices.

2.7    No Changes.    Except as set forth in Schedule 2.7, since the date of the Current Company Balance Sheet, there has not been, occurred or arisen any:

(a)    transaction by the Company except in the ordinary course of business as conducted on the date of the Current Company Balance Sheet and consistent with past practices;

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(b)    amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

(c)    capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $25,000;

(d)    destruction of, damage to or loss of any assets, business or customers of the Company (whether or not covered by insurance);

(e)    labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(g)    revaluation by the Company of any of its assets;

(h)    declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

(i)    increase in the salary or other compensation payable or to become payable (whether in cash, stock, equity securities, or otherwise) to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

(j)    sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

(k)    amendment or termination of any contract, agreement or license to which the Company is a party or by which it is bound;

(l)    loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(m)    waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(n)    commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

(o)    notice to the Company of any claim of ownership by a third party of the Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party’s intellectual property rights;

(p)    issuance or sale by the Company of any of its shares of capital stock, or any options, warrants or other securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(q)    change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(r)    event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company;

(s)    creation of any mortgage, lien, security interest, restriction, charge or other encumbrance to which the assets of the Company may be subject, except for permitted liens as provided in Section 6.3(j) herein; or

(t)    negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

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2.8    Tax and Other Returns and Reports.

(a)    Definition of Taxes.    For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)    Tax Returns and Audits.    Except as set forth in Schedule 2.8:

(i)    The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii)    The Company as of the Effective Time: (A) will have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(iii)    The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)    The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, and there is no basis for the assertion of any such liability attributable to the Company, its assets or operations. Since the date of the Current Company Balance Sheet, the Company has not incurred any liabilities for Taxes other than in the ordinary course of business.

(vi)    The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Company’s incorporation.

(vii)    There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of the Company relating to or attributable to Taxes.

(viii)    There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(ix)    None of the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(x)    As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code.

(xi)    The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(xii)    The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income tax Return (other than a group the common parent of which was Company), (b) never been a party to a tax sharing, indemnification or allocation

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agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii)    The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv)    No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

(xv)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

2.9    Restrictions on Business Activities.    Except as set forth in Schedule 2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, except as set forth in Schedule 2.9, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.10    Title to Properties; Absence of Liens and Encumbrances.

(a)    The Company owns no real property, is not obligated to purchase any real property and has never owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased or otherwise occupied by the Company, the name of the lessor, the date of the lease or other occupancy agreement and each amendment thereto (each a “Company Lease”) and, with respect to any current Company Lease, the aggregate annual rental and/or other fees payable under any such Company Lease. All such current Company Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Company Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has delivered true, correct and complete copies of all such current Company Leases to the Parent.

(b)    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

(c)    The facilities, plants, structures and equipment owned or leased by the Company are structurally sound with no known material defects, except for reasonable wear, and are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

2.11    Intellectual Property

(a)    To the Company’s knowledge, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any

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applications therefor, technology, know-how, clinical data, patient records, computer software programs or applications (in both source code and object code form), any information provided to any regulatory agency in support of any regulatory filings relating to the business of the Company as currently conducted or as proposed to be conducted (as contemplated in its filings with the FDA or other regulatory authority) by the Company, and all other tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (the “Company Intellectual Property Rights”). Schedule 2.11(a) sets forth a complete list of all patents, registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b)    Schedule 2.11(b) sets forth a complete list of all licenses, sublicenses and other agreements (with the exception of all commercial off-the-shelf software licenses, label licenses, “shrink wrap” licenses, “click through” licenses, or any other similar publicly available end-user licenses) to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right or trade secret of the Company, and includes the identity of all parties thereto. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedule 2.11(a) and except for the terms and conditions of the agreements listed on Schedule 2.11(b), and further with the exception of commercial off-the-shelf software licenses, label licenses, “shrink wrap” licenses, “click through” licenses, or any other similar publicly available end-user licenses, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used by the Company as of the date of this Agreement.

(c)    Except as set forth in Schedule 2.11(c), no claims with respect to the Company Intellectual Property Rights have been asserted or are threatened by any person, nor, to the knowledge of the Company, are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or as proposed to be conducted (as contemplated in its filings with the FDA or other regulatory authority) by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company has not, to its knowledge, infringed any valid copyright, patent, trademark, service mark, trade secret, or other proprietary right of any third party, and to the Company’s knowledge the business of the Company as is currently conducted or as proposed to be conducted does not infringe, any valid copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. To the Company’s knowledge, no Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement. All software included in the Company Intellectual Property Rights is original with the Company and has been either created by

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employees of the Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to the Company.

2.12    Agreements, Contracts and Commitments.

(a)    Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

(i)    any collective bargaining agreements,

(ii)    any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii)    any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv)    any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company,

(v)    any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi)    any fidelity or surety bond or completion bond,

(vii)    any lease of personal property having a value individually in excess of $25,000,

(viii)    any agreement of indemnification or guaranty,

(ix)    any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

(x)    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000,

(xi)    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business,

(xii)    any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

(xiii)    any purchase order or contract for the purchase of raw materials involving $25,000 or more,

(xiv)    any construction contracts,

(xv)    any distribution, joint marketing or development agreement,

(xvi)    any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code,

(xvii)    any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days,

(xviii)    any licenses of intellectual property to or from any person, except for any commercial off-the-shelf software licenses, label licenses, “shrink wrap” or “click through” licenses or any other similar publicly available end user license agreements,

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(xix)    any agreement containing registration rights with respect to any of its securities or pursuant to which the Company may be obligated to register any securities,

(xx)    any contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of the Company or requiring any payments or other distributions based on such profits, revenues or cash flows, or

(xxi)    any contracts or agreements with any director, officer or material stockholder of the Company, or with any person related to any such person or with any company or other organization in which any director, officer, or material stockholder of the Company, or anyone related to any such person, has a direct or indirect financial interest (for purposes hereof, the term “material stockholder” shall mean any person or entity that owns, beneficially or of record, more than five percent (5%) of any class or series of the Company’s capital stock).

(b)    Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) and Schedule 2.11(b) (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder by any party obligated to the Company pursuant thereto.

2.13    Interested Party Transactions.    Except as set forth on Schedule 2.13, to the Company’s knowledge, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) and Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.13.

2.14    Compliance with Laws.    The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.15    Litigation.    Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof. Further, except as set forth in Schedule 2.15, there are no judgments, orders, writs, injunctions, decrees, indictments or information against or relating to the Company or involving any of its properties or businesses.

2.16    Insurance.    Except as disclosed in Schedule 2.16, with respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The liability coverage

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under all such policies and bonds is adequate for any potential liability to the Company, its properties or any of its directors or officers in any potential or threatened action, suit, proceeding or investigation set forth in Schedule 2.15. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is not any threatened termination of, or premium increase with respect to, any of such policies.

2.17    Minute Books.    The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

2.18    Environmental Matters.

(a)    Hazardous Material.    The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”). No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b)    Hazardous Materials Activities.    The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    Permits.    The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

(d)    Environmental Liabilities.    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

2.19    Brokers’ and Finders’ Fees; Third Party Expenses.    Except as set forth in Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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2.20    Employee Matters and Benefit Plans.

(a)    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Company ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(ii)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(iii)    “Company Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company ERISA Affiliate for the benefit of any “Company Employee” (as defined below), and pursuant to which the Company or any Company ERISA Affiliate has or may have any liability contingent or otherwise;

(iv)    “Company Employee” shall mean any current, former, or retired employee, officer, or director of the Company or any Company ERISA Affiliate;

(v)    “Company Employee Agreement” shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Company ERISA Affiliate and any Company Employee or consultant;

(vi)    “IRS” shall mean the Internal Revenue Service;

(vii)    “Company Multiemployer Plan” shall mean any “Company Pension Plan” (as defined below) which is a “multiemployer plan”, as defined in Section 3(37) of ERISA; and

(viii)    “Company Pension Plan” shall refer to each Company Employee Plan which is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA.

(b)    Schedule.    Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Company Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Company Employee Agreement, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Company Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

(c)    Documents.    The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Company Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of

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Labor (“DOL”) with respect to any Company Employee Plan; (vii) all communications to any Company Employee or Company Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(d)    Company Employee Plan Compliance.    Except as set forth on Schedule 2.20(d), (i) the Company has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no “prohibited transaction”, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Company ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Company ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

(e)    Company Pension Plans.    The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Company Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)    Company Multiemployer Plans.    At no time has the Company contributed to or been requested to contribute to any Company Multiemployer Plan.

(g)    No Post-Employment Obligations.    Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Company Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) that such Company Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(h)    Effect of Transaction.

(i)    Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit which will or may be made by the Company or Parent, or any or Company ERISA Affiliate or Parent ERISA Affiliate (as defined in Section 3.20 herein), with respect to any Company Employee (or to any other “disqualified individual”) as a result of the transactions contemplated by this Agreement will be characterized as an “excess parachute payment”, within the meaning of Section 280G(b)(1) of the Code.

(i)    Employment Matters.    The Company (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for

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failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(j)    Labor.    No work stoppage or labor strike against the Company is pending or threatened. The Company is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by the Company.

2.21    Registration Statement; Parent Proxy Statement; Company Proxy Statement.

(a)    None of the information supplied or to be supplied by the Company for inclusion in the S-4 (as defined in Section 5.1), including the prospectus forming part of the registration statement and the proxy statement to be sent to the stockholders of Parent (the “Parent Proxy Statement”) in connection with the meeting of the stockholders of Parent to consider the adoption of this Agreement and the approval of the Merger, the Shares Issuance and the Name Change (the “Parent Stockholders’ Meeting”), shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are were made, not misleading as of each of the following times: (i) at the time the S-4 becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), (ii) on the date the Parent Proxy Statement is first mailed to the stockholders of Parent, (iii) at the time of the Parent Stockholders’ Meeting, and (iv) at the Effective Time.

(b)    Assuming for the purposes of this representation only that the prospectus contained in the S-4 does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of the times specified below, none of the information supplied or to be supplied by the Company for inclusion in the Company Proxy Statement (as defined in Section 5.1) to be sent to the stockholders of Company in connection with the meeting or written consent of the Company’s stockholders to consider the adoption of this Agreement and the approval of the Merger (the “Company Stockholders Meeting”), shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of each of the following times: (i) on the date the Company Proxy Statement is first mailed to the stockholders of the Company, (ii) at the time of the Company Stockholders’ Meeting, and (iii) at the Effective Time.

(c)    If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Parent Proxy Statement or Company Proxy Statement (as defined in Section 5.1), the Company shall promptly inform Parent. Any such information provided by Company to Parent shall qualify the representations and warranties made by the Company in this Section 2.21. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

2.22    FDA Matters.

(a)    Except as set forth on Schedule 2.22(a), the Company is, and to the Company’s knowledge the Company’s agents are, in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental

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authority (the “FDA”) and, to the extent applicable, other foreign governmental authority (“Foreign Authorities”) with respect to the manufacture, collection, labeling, storing, testing, or distribution of the Company’s products, including, without limitation, the record keeping, reporting of adverse events, filing of reports, Company’s investigational gene therapy products (the “Company Products”). The Company has, and to the Company’s knowledge the Company’s agents have, adhered to, in all material respects, applicable regulations in the manufacture of the Company’s products, including current Good Manufacturing Practice, or CGMP, regulations, and, “Good Clinical Practice,” regulations “Informed Consent” and “Institutional Review Board” regulations, and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and any applicable corresponding requirements of the Foreign Authorities. The Company has all requisite FDA and Foreign Authorities permits, approvals, registration, licenses or the like to conduct Company’s business as it is currently conducted. The Company has previously delivered or made available to Parent and Merger Sub an index of all applications, approvals, registration or licenses obtained by the Company from the FDA or Foreign Authorities or required in connection with the conduct of the Company’s business as it is currently conducted, and has made all such information available to Parent and Merger Sub. The Company is in compliance with all applicable registration and listing requirements set forth in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 360 and all similar applicable laws and regulations, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)    The Company has made available to Parent and Merger Sub all written communications and oral communications reduced to written form between the Company and the FDA or Foreign Authorities. The Company shall promptly deliver or make available to Parent copies of all written communications and information and records regarding all oral communications reduced to written form or otherwise recorded, between the Company and the FDA or Foreign Authorities from the date hereof through the Effective Time, but in no event shall such delivery take place later than one day prior to the Effective Time. Except as described in Schedule 2.22(a), the Company is not in receipt of notice of, and not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, notices of adverse findings, warning letters, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any Company Products or to the facilities in which the Company Products are manufactured, collected or handled, by the FDA or Foreign Authorities. Except as set forth in Schedule 2.22(a), there are no pending or, to the knowledge of the Company, threatened actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of the Company’s business as it is currently conducted.

(c)    Schedule 2.22(c) sets forth all Adverse Reaction Reports filed by the Company and the Company’s agents with the FDA and any applicable Foreign Authorities.

(d)    To the knowledge of the Company, the Company and the Company’s agents have not made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to Company Products that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e)    The Company has not received any notification, written or oral, that remains unresolved, from the FDA, Foreign Authorities, or other authorities indicating that any Company Product is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

(f)    No Company Product has been recalled, suspended or discontinued as a result of any action by the FDA or any foreign authority, by the Company or, to the knowledge of the Company, any licensee or distributor of any Company Product, in the United States.

(g)    The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to

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“Fraud, Untrue Statements of Material Facts; Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor to the knowledge of the Company any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

2.23    Studies.    Except as set forth in Schedule 2.23, the clinical, pre-clinical, safety and other studies and tests conducted by or on behalf of or sponsored by the Company or its agents or in which the Company’s product candidates under development have participated, were and, if still pending, are being conducted in accordance with medical and scientific research procedures. The Company and it’s agents have operated within, and currently are in compliance with, all applicable rules, regulations and policies of the FDA and other applicable foreign authorities. Except as set forth in Schedule 2.23, neither the Company nor its agents have received any notices or other correspondence from the FDA, other foreign authority, or any other governmental entity requiring the termination, suspension, or modification of any clinical, pre-clinical, safety or other studies or tests.

2.24    Securities Matters.    Neither the Company nor any of its directors or officers has violated any provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated under the Securities Act and the Exchange Act with respect to any securities of the Company.

2.25    Indebtedness.    Schedule 2.25 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Company, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Company (other than those set forth on Schedule 2.12), other than regular trade payables. The Company has made available to Parent a true, correct and complete copy of each of the items required to be listed on Schedule 2.25.

2.26    Representations Complete.    None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a fact, or omits or will omit at the Effective Time to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed herein or in the disclosure letter (referencing the appropriate section number) supplied by Parent and Merger Sub to the Company (the “Parent Schedules”) and dated as of the date hereof, as follows:

3.1    Organization, Standing and Power.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Each of Parent and Merger Sub has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to the Company.

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3.2    Parent Capital Structure.

(a)    The authorized stock of Parent consists of 50,000,000 shares of Common Stock, of which 23,927,806 shares were issued and outstanding as of July 31, 2002, and 5,000,000 shares of Preferred Stock, of which 5,830 shares are issued and outstanding and designated as Series A Preferred Stock as of the date hereof, which are convertible into 5,830,000 shares of Common Stock, 12,890 shares are issued and outstanding and designated as Series B Preferred Stock as of the date hereof, which are convertible into 2,010,920 shares of Common Stock, and 2,000 shares are issued and outstanding and designated as Series C Preferred Stock as of the date hereof. Parent has reserved 1,000,000 shares of Common Stock for issuance under its Employee Stock Purchase Plan. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. All outstanding shares of Parent capital stock were not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which the Parent is a party or by which it is bound at the time of issuances, except those preemptive rights that were waived. All offers for sale, sales and issuances of the capital stock of Parent have been in compliance with all applicable agreements and all applicable laws, including applicable federal and state securities laws. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and applicable state securities laws.

(b)    As of the date hereof, Parent has reserved 6,695,514 shares of Common Stock for issuance to officers, employees, non-employee directors, consultants and certain advisors pursuant to the 1995 Stock Plan, the 1995 Director Option Plan and the 1999 Stock Plan, of which 4,720,201 shares are subject to outstanding, unexercised options and 1,975,313 shares remain available for future grant. Parent has reserved 2,672,435 shares of Common Stock for issuance upon exercise of warrants. Schedule 3.2(b) sets forth for each outstanding option or warrant the name of the holder of such option or warrant, the number of shares of Common Stock subject to such option or warrant, the exercise price of such option or warrant and the vesting schedule for such option or warrant, including the extent vested to date and whether the exercisability of such option or warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except for the options and warrants described in Schedule 3.2(b), there are no options, warrants, subscriptions, calls, preemptive rights, rights, commitments or agreements of any character, written or oral, to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating the Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of options and warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be terminated at or prior to the Effective Time.

3.3    Subsidiaries.    Other than Merger Sub and as disclosed in Schedule 3.3, Parent does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

3.4    Authority.    Subject only to the requisite approval of this Agreement, the Merger and the Share Issuance and the Name Change (as defined in Section 5.27) by the stockholders of Parent and Merger Sub, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of Parent’s stockholders to duly approve this Agreement, the Merger, the Share Issuance and the Name Change is a majority of the Parent Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent’s Board

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of Directors has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument to which Parent is a party or by which it or any of its properties are bound, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets. The execution and delivery of this Agreement by Parent and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of Parent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a S-4 (as defined in Section 5.1) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Parent Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth in Schedule 3.4.

3.5    Parent Financial Statements.    Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the SEC under the Exchange Act since January 1, 2002, all in the form so filed, including Parent’s annual report on Form 10-KSB for the year ended December 31, 2001 and Parent’s quarterly report on Form 10-Q for the quarter ended June 30, 2002 (all of the foregoing being collectively referred to as the “SEC Documents”). The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”), are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. Except as disclosed in Schedule 3.5, the Parent Financial Statements present fairly the financial condition and operating results of Parent as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements in Form 10-Q, to normal year-end adjustments, which such adjustments will not be material in amount or significance.

3.6    No Undisclosed Liabilities.    Each of Parent and Merger Sub does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected on Parent’s consolidated balance sheet as of June 30, 2002 included in Parent’s most recently filed report on Form 10-Q or Form 10-KSB (the “Current Parent Balance Sheet”), or (ii) has not arisen in the ordinary course of Parent’s business since the date of the Current Parent Balance Sheet, consistent with past practices.

3.7    No Changes.    Except as set forth in Schedule 3.7, since the date of the Current Parent Balance Sheet, there has not been, occurred or arisen any:

(a)    transaction by Parent or Merger Sub except in the ordinary course of business as conducted on the date of the Current Parent Balance Sheet and consistent with past practices;

(b)    amendments or changes to the Certificate of Incorporation or Bylaws of Parent or Merger Sub;

(c)    capital expenditure or commitment by Parent or Merger Sub, either individually or in the aggregate, exceeding $25,000;

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(d)    destruction of, damage to or loss of any assets, business or customers of Parent or Merger Sub (whether or not covered by insurance);

(e)    labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or Merger Sub;

(g)    revaluation by Parent or Merger Sub of any of its assets;

(h)    declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of Parent or Merger Sub, or any direct or indirect redemption, purchase or other acquisition by Parent or Merger Sub of any of its capital stock;

(i)    increase in the salary or other compensation payable or to become payable (whether in cash, stock, equity securities, or otherwise) to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

(j)    sale, lease, license or other disposition of any of the assets or properties of Parent or Merger Sub, except in the ordinary course of business as conducted on that date and consistent with past practices;

(k)    amendment or termination of any material contract, agreement or license to which Parent or Merger Sub is a party or by which it is bound;

(l)    loan by Parent or Merger Sub to any person or entity, incurring by Parent or Merger Sub of any indebtedness, guaranteeing by Parent or Merger Sub of any indebtedness, issuance or sale of any debt securities of Parent or Merger Sub or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(m)    waiver or release of any right or claim of Parent or Merger Sub, including any write-off or other compromise of any account receivable of Parent or Merger Sub;

(n)    commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Parent or Merger Sub or its affairs;

(o)    notice to Parent of any claim of ownership by a third party of Parent Intellectual Property Rights (as defined in Section 3.11 below) or of infringement by Parent or Merger Sub of any third party’s intellectual property rights;

(p)    issuance or sale by Parent or Merger Sub of any of its shares of capital stock, or any options, warrants or other securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(q)    change in pricing or royalties set or charged by Parent or Merger Sub to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Parent or Merger Sub;

(r)    event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on Parent or Merger Sub;

(s)    creation of any mortgage, lien, security interest, restriction, charge or other encumbrance to which any assets of Parent or Merger Sub may be subject, except for permitted liens as provided in Section 6.2(i) herein; or

(t)    negotiation or agreement by Parent or Merger Sub or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Parent or Merger Sub and its representatives regarding the transactions contemplated by this Agreement).

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3.8    Tax and Other Returns and Reports.

(a)    Tax Returns and Audits.    Except as set forth in Schedule 3.8:

(i)    Parent as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Parent or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii)    Parent as of the Effective Time: (A) will have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(iii)    Parent has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Return of Parent is currently in progress, nor has Parent been notified of any request for such an audit or other examination.

(v)    Parent does not have any liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and there is no basis for the assertion of any such liability attributable to Parent, its assets or operations. Since the date of the Current Parent Balance Sheet, Parent has not incurred any liabilities for Taxes other than in the ordinary course of business.

(vi)    Parent has provided to the Company copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Parent’s incorporation.

(vii)    There are (and as of immediately following the Effective Time there will be) no Liens (as defined in Section 2.8(a)(vii)) on the assets of Parent relating to or attributable to Taxes.

(viii)    There is not any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Parent.

(ix)    None of Parent’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(x)    As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(xi)    Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

(xii)    Parent has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income tax Return (other than a group the common parent of which was Parent), (b) never been a party to a tax sharing, indemnification or allocation agreement, nor does Parent owe any amount under any such agreement (c) no liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii)    Parent is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

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(xiv)    No adjustment relating to any Return filed by Parent has been proposed formally or, to the knowledge of Parent, informally by any tax authority to Parent or any representative thereof.

(xv)    Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

3.9    Restrictions on Business Activities.    Except as set forth in Schedule 3.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Parent or Merger Sub are a party or otherwise binding upon Parent or Merger Sub which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub, any acquisition of property (tangible or intangible) by Parent or Merger Sub or the conduct of business by Parent or Merger Sub. Without limiting the foregoing, except as set forth in Schedule 3.9, Parent and Merger Sub have not entered into any agreement under which Parent or Merger Sub are restricted from selling, licensing or otherwise distributing any of their products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.10    Title to Properties; Absence of Liens and Encumbrances.

(a)    Except as reflected in Schedule 3.10(a), each of Parent and Merger Sub own no real property, is not obligated to purchase any real property and has never owned any real property. Schedule 3.10(a) sets forth a list of all real property currently leased or otherwise occupied by Parent and Merger Sub, the name of the lessor, the date of the lease or other occupancy agreement and each amendment thereto (each, a “Parent Lease”) and, with respect to any current Parent Lease, the aggregate annual rental and/or other fees payable under any such Parent Lease. All such current Parent Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Parent Leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Parent has made available to the Company true, correct and complete copies of all such current Parent Leases to the Company.

(b)    Each of Parent and Merger Sub have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Parent Financial Statements and in Schedule 3.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

(c)    The facilities, plants, structures and equipment owned or leased by Parent are structurally sound with no known material defects, except for reasonable wear, and are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

3.11    Intellectual Property.

(a)    To Parent’s knowledge, each of Parent and Merger Sub owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, clinical data, patient records, computer software programs or applications (in both source code and object code form), any information provided to any regulatory agency in support of any regulatory filings relating to the business of Parent and Merger Sub as currently conducted or as proposed to be conducted (as contemplated in its filings with the FDA or other regulatory authority) by Parent and Merger Sub, and all other tangible or intangible proprietary information or material that are used in the business of Parent and Merger Sub as currently conducted or as proposed to be conducted by Parent and Merger Sub (the “Parent Intellectual Property Rights”). Schedule 3.11(a) sets

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forth a complete list of all patents, registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in Parent Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Parent Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b)    Schedule 3.11(b) sets forth a complete list of all licenses, sublicenses and other agreements (with the exception of all commercial off-the-shelf software licenses, label licenses, “shrink wrap” licenses, “click through” licenses, or any other similar publicly available end-user licenses) to which each of Parent and Merger Sub is a party and pursuant to which Parent or any other person is authorized to use any Parent Intellectual Property Rights or trade secret of Parent or Merger Sub, and includes the identity of all parties thereto. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby, will neither cause Parent or Merger Sub to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedule 3.11(a) and except for the terms and conditions of the agreements listed on Schedule 3.11(b), and further with the exception of all commercial off-the-shelf software licenses, label licenses, “shrink wrap” licenses, “click through” licenses, or any other similar publicly available end-user licenses, Parent is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Parent Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Parent Intellectual Property Rights are being used by Parent as of the date of this Agreement.

(c)    Except as set forth in Schedule 3.11(c), no claims with respect to Parent Intellectual Property Rights have been asserted or are threatened by any person, nor are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent or Merger Sub infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by Parent or Merger Sub of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Parent’s business as currently conducted or as proposed to be conducted (as contemplated in its filings with the FDA or other regulatory authority) by Parent, or (iii) challenging the ownership by Parent or Merger Sub, validity or effectiveness of any of Parent Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent and Merger Sub are valid and subsisting. Each of Parent and Merger Sub, to its knowledge, has not infringed any valid copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, and to the knowledge of Parent and Merger Sub the business of Parent and Merger Sub as is currently conducted or as proposed to be conducted does not infringe, any valid copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To the knowledge of each of Parent and Merger Sub, there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent. To the knowledge of each of Parent and Merger Sub, no Parent Intellectual Property Right or product of Parent or any of its subsidiaries (including Merger Sub) is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or Merger Sub. Each employee, consultant or contractor of Parent and Merger Sub have executed a proprietary information and confidentiality agreement. All software, if any, included in Parent Intellectual Property Rights is original with Parent and has been either created by employees of Parent on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to Parent.

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3.12    Agreements, Contracts and Commitments.

(a)    Except as set forth in Schedule 3.12, each of Parent and Merger Sub do not have, is not a party to nor is it bound by:

(i)    any collective bargaining agreements,

(ii)    any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii)    any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv)    any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to Parent or Merger Sub,

(v)    any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi)    any fidelity or surety bond or completion bond,

(vii)    any lease of personal property having a value individually in excess of $25,000,

(viii)    any agreement of indemnification or guaranty,

(ix)    any agreement, contract or commitment containing any covenant limiting the freedom of Parent or Merger Sub to engage in any line of business or to compete with any person,

(x)    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000,

(xi)    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise with a value in excess of $25,000,

(xii)    any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

(xiii)    any purchase order or contract for the purchase of raw materials involving $25,000 or more,

(xiv)    any construction contracts,

(xv)    any distribution, joint marketing or development agreement,

(xvi)    any agreement pursuant to which Parent or Merger Sub has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code,

(xvii)    any other agreement, contract or commitment that involves $25,000 or more and is not cancelable without penalty within thirty (30) days,

(xviii)    any licenses of intellectual property to or from any person, except for any commercial off-the-shelf software licenses, label licenses, “shrink wrap” or “click through” licenses or any other similar publicly available end user license agreements,

(xix)    any agreement containing registration rights with respect to any of its securities or pursuant to which Parent may be obligated to register any securities,

(xx)    any contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of Parent or requiring any payments or other distributions based on such profits, revenues or cash flows, or

(xxi)    any contracts or agreements with any director, officer or material stockholder of Parent, or with any person related to any such person or with any company or other organization in which any

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director, officer, or material stockholder of Parent, or anyone related to any such person, has a direct or indirect financial interest (for purposes hereof, the term “material stockholder” shall mean any person or entity that owns, beneficially or of record, more than five percent (5%) of any class or series of Parent’s capital stock).

(b)    Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 3.12(b), each of Parent and Merger Sub have not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 3.12(a) and Schedule 3.11(b) (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 3.12(b), is not subject to any default thereunder by any party obligated to Parent or Merger Sub pursuant thereto.

3.13    Interested Party Transactions.    Except as set forth in Schedule 3.13, no officer, director or stockholder of each of Parent and Merger Sub (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that Parent or Merger Sub furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, Parent or Merger Sub, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 3.12(a) and Schedule 3.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.13.

3.14    Compliance with Laws.    Each of Parent and Merger Sub has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.15    Litigation.    There is no action, suit or proceeding of any nature pending or threatened against each of Parent and Merger Sub, its properties or any of its officers or directors, in their respective capacities as such. There is no investigation pending or threatened against each of Parent and Merger Sub, its properties or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of each of Parent and Merger Sub to manufacture, offer or sell any of its products in the present manner or style thereof. Further, there are no judgments, orders, writs, injunctions, decrees, indictments or information against or relating to Parent or involving any of its properties or business.

3.16    Insurance.    Except as disclosed in Schedule 3.16, with respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent and Merger Sub, there is no claim by Parent or Merger Sub pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The liability coverage under all such policies and bonds is adequate for any potential liability to each of Parent and Merger Sub, its properties or any of its directors or officers in any potential or threatened action, suit, proceeding or investigation set forth in Schedule 3.16. All premiums due and payable under all such policies and bonds have been paid and each Parent and Merger Sub is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is not any threatened termination of, or premium increase with respect to, any of such policies.

3.17    Minute Books.    The minute books of Parent made available to counsel for the Company are the only minute books of Parent and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Parent.

3.18    Environmental Matters.

(a)    Hazardous Material.    Except as set forth in Schedule 3.18, each of Parent and Merger Sub has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any

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underground storage tank (or related piping or pumps), at any property that Parent or Merger Sub has at any time owned, operated, occupied or leased. Each of Parent and Merger Sub has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”). No Hazardous Materials are present as a result of the actions or omissions of Parent or Merger Sub, or to the knowledge of Parent and Merger Sub, as a result of any actions of any third party or otherwise in, on or under any property, including the land and the improvements, ground water and surface water thereof, that each of Parent and Merger Sub has at any time owned, operated, occupied or leased.

(b)    Hazardous Materials Activities.    Each of Parent or Merger Sub has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time and has not disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)    Permits.    Each of Parent or Merger Sub currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of Parent’s Hazardous Material Activities and other businesses of Parent or Merger Sub as such activities and businesses are currently being conducted.

(d)    Environmental Liabilities.    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent and Merger Sub, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activities of Parent or Merger Sub Parent and Merger Sub is not aware of any fact or circumstance which could involve Parent or Merger Sub in any environmental litigation or impose upon Parent or Merger Sub any environmental liability.

3.19    Brokers’ and Finders’ Fees; Third Party Expenses.    Each of Parent and Merger Sub has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.20    Employee Matters and Benefit Plans.

(a)    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Parent ERISA Affiliate” shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(ii)    “ERISA” shall be as defined in Section 2.20(a)(ii) above.

(iii)    “Parent Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or

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any Parent ERISA Affiliate for the benefit of any “Parent Employee” (as defined below), and pursuant to which Parent or any Parent ERISA Affiliate has or may have any liability contingent or otherwise;

(iv)    “Parent Employee” shall mean any current, former, or retired employee, officer, or director of Parent or any Parent ERISA Affiliate;

(v)    “Parent Employee Agreement” shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Parent ERISA Affiliate and any Parent Employee or consultant;

(vi)    “IRS” shall be as defined in Section 2.20(a)(vi) above;

(vii)    “Parent Multiemployer Plan” shall mean any “Parent Pension Plan” (as defined below) which is a “multiemployer plan”, as defined in Section 3(37) of ERISA; and

(viii)    “Parent Pension Plan” shall refer to each Parent Employee Plan which is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA.

(b)    Schedule.    Schedule 3.20(b) contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Parent Employee Plan or Parent Employee Agreement. Parent does not have any plan or commitment, whether legally binding or not, to establish any new Parent Employee Plan or Parent Employee Agreement, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any Parent Employee Plan or Parent Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

(c)    Documents.    Parent has provided to the Company (i) correct and complete copies of all documents embodying or relating to each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of modifications, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination letters and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any Parent Employee Plan; (vii) all communications to any Parent Employee or Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Parent; and (viii) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

(d)    Parent Employee Plan Compliance.    Except as set forth on Schedule 3.20(d), (i) Parent has performed all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no “prohibited transaction”, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Parent Employee Plan; (iii) there are no actions, suits or claims pending, or threatened or anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; and (iv) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Parent ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vi) neither Parent nor any Parent ERISA

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Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

(e)    Parent Pension Plans.    Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Parent Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)    Parent Multiemployer Plans.    At no time has Parent contributed to or been requested to contribute to any Parent Multiemployer Plan.

(g)    No Post-Employment Obligations.    Except as set forth in Schedule 3.20(g), no Parent Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Parent Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) that such Parent Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(h)    Effect of Transaction.

(i)    Except as set forth on Schedule 3.20(h), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

(ii)    Except as set forth on Schedule 3.20(h), no payment or benefit which will or may be made by Parent or the Company, or any Company ERISA Affiliate (as defined in Section 2.20) and Parent ERISA Affiliate, with respect to any Parent Employee (or to any other “disqualified individual”) as a result of the transactions contemplated by this Agreement will be characterized as an “excess parachute payment”, within the meaning of Section 280G(b)(1) of the Code.

(i)    Employment Matters.    Parent (i) is in compliance respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(j)    Labor.    No work stoppage or labor strike against Parent is pending or threatened. Parent is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Parent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to Parent. Except as set forth in Schedule 3.20(j), Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent.

3.21    Registration Statement; Parent Proxy Statement; Company Proxy Statement.

(a)    None of the information supplied or to be supplied by Parent for inclusion in the S-4 (as defined in Section 5.1), including the prospectus forming part of the registration statement and the Parent Proxy

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Statement (as defined in Section 2.21) to be sent to the stockholders of Parent in connection with the meeting Parent Stockholders’ Meeting (as defined in Section 2.21), shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are were made, not misleading as of each of the following times: (i) at the time the S-4 becomes effective under the Securities Act, (ii) on the date the Parent Proxy Statement is first mailed to the stockholders of Parent, (iii) at the time of the Parent Stockholders’ Meeting, and (iv) at the Effective Time.

(b)    Assuming for the purposes of this representation only that the prospectus contained in the S-4 does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of the times specified below, none of the information supplied or to be supplied by Parent for inclusion in the Company Proxy Statement (as defined in Section 5.1) to be sent to the stockholders of Company in connection with the Company Stockholders’ Meeting, shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are were made, not misleading as of each of the following times: (i) on the date the Company Proxy Statement is first mailed to the stockholders of the Company, (ii) at the time of the Company Stockholders’ Meeting, and (iii) at the Effective Time.

(c)    If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the S-4 or a supplement to the Parent Proxy Statement or Company Proxy Statement, Parent shall promptly inform the Company. Any such information provided by Parent to Company shall qualify the representations and warranties made by Parent in this Section 3.21. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied the Company that is contained in any of the foregoing documents.

3.22    FDA Matters.

(a)    Except as set forth on Schedule 3.22, Parent is, and to Parent’s knowledge Parent’s agents are, in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authority (the “FDA”) and, to the extent applicable, other foreign governmental authority (“Foreign Authorities”) with respect to the manufacture, collection, record keeping, reporting of adverse events, filing of reports, labeling, storing, testing, or distribution of Parent’s products, including, without limitation, Parent’s investigational gene therapy products (the “Parent Products”). Parent has, and to Parent’s knowledge Parent’s Agents have, adhered to, in all material respects, applicable regulations in the manufacture of Parent’s products, including current Good Manufacturing Practice, or CGMP, regulations, and, “Good Clinical Practice,” regulations “Informed Consent” and “Institutional Review Board” regulations, and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and any applicable corresponding requirements of the Foreign Authorities. Parent has all requisite FDA and Foreign Authorities permits, approvals, registration, licenses or the like to conduct Parent’s business as it is currently conducted. Parent has previously delivered or made available to the Company an index of all applications, approvals, registration or licenses obtained by Parent from the FDA or Foreign Authorities or required in connection with the conduct of Parent’s business as it is currently conducted, and has made all such information available to the Company. Parent is in compliance with all applicable registration and listing requirements set forth in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 360 and all similar applicable laws and regulations, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)    Parent has made available to the Company all written communications and oral communications reduced to written form between Parent and the FDA or Foreign Authorities. Parent shall promptly deliver or make available to the Company copies of all written communications and information and records

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regarding all oral communications reduced to written form or otherwise recorded, between Parent and the FDA or Foreign Authorities from the date hereof through the Effective Time, but in no event shall such delivery take place later than one day prior to the Effective Time. Except as described in Schedule 3.22, Parent is not in receipt of notice of, and not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, notices of adverse findings, warning letters, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any Parent Products or to the facilities in which Parent Products are manufactured, collected or handled, by the FDA or Foreign Authorities. Except as set forth in Schedule 3.22, there are no pending or, to the knowledge of Parent, threatened actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of Parent’s business as it is currently conducted.

(c)    Schedule 3.22 sets forth all Adverse Reaction Reports filed by Parent and Parent’s agents with the FDA and any applicable Foreign Authorities.

(d)    To the knowledge of Parent, Parent has, and Parent’s agents have, not made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to Parent Products that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(e)    Parent has not received any notification, written or oral, that remains unresolved, from the FDA, Foreign Authorities, or other authorities indicating that any Parent Product is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

(f)    No Parent Product has been recalled, suspended or discontinued as a result of any action by the FDA or any foreign authority, by Parent or, to the knowledge of Parent, any licensee or distributor of any Parent Product, in the United States.

(g)    Parent has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts; Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Parent, nor to the knowledge of Parent any officer, key employee or agent of Parent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

3.23    Studies.    Except as set forth in Schedule 3.23, the clinical, pre-clinical, safety and other studies and tests conducted by or on behalf of or sponsored by Parent or its agents or in which Parent’s product candidates under development have participated, were and, if still pending, are being conducted in accordance with medical and scientific research procedures. Parent and it’s agents have operated within, and currently are in compliance with, all applicable rules, regulations and policies of the FDA and other applicable foreign authorities. Except as set forth in Schedule 3.23, neither Parent nor its agents have received any notices or other correspondence from the FDA, other foreign authority, or any other governmental entity requiring the termination, suspension, or modification of any clinical, pre-clinical, safety or other studies or tests.

3.24    No Prior Activities.    Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub will not incur any obligation or liability nor engage in any business or activity of any type or kind whatsoever or enter into any agreement or arrangement with any other Person. At the Effective Time, all of the outstanding capital stock of Merger Sub will be directly owned by Parent.

3.25    Indebtedness.    Schedule 3.25 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of Parent, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in

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extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Parent (other than those set forth on Schedule 3.12), other than regular trade payables. Parent has made available to the Company a true, correct and complete copy of each of the items required to be listed on Schedule 3.25.

3.26    Representations Complete.    None of the representations or warranties made by each of Parent and Merger Sub (as modified by the Parent Schedules), nor any statement made in any schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of Parent in connection with soliciting their consent to this Agreement, the Merger and the Share Issuance, contains or will contain at the Effective Time, any untrue statement of a fact, or omits or will omit at the Effective Time to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business of the Company.

(a)    Company Conduct.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any event involving or adversely affecting the Company or its business or assets. Except as expressly contemplated by this Agreement, including the consummation of the Recapitalization (as defined in Section 5.30) and the conversion of the Company Series A&C Preferred Stock into Company Common Stock, the Company shall not, without the prior written consent of Parent:

(i)    Enter into any commitment, activity or transaction not in the ordinary course of business;

(ii)    Transfer to any person or entity any rights to any Company Intellectual Property Rights (other than pursuant to end-user licenses in the ordinary course of business);

(iii)    Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

(iv)    Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

(v)    Commence any litigation;

(vi)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(vii)    Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or warrants or except as agreed prior to the date of this

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Agreement and disclosed on the applicable Schedule 4.1(a)(vii), issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(viii)    Cause or permit any amendments to its Certificate of Incorporation or Bylaws, except for an amendment to its Certificate of Incorporation to increase the authorized common stock and to provide for the conversion of the Company Series A&C Preferred Stock into Company Common Stock immediately prior to the Closing (the “Conversion Amendment”);

(ix)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(x)    Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

(xi)    Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, except for indebtedness to the Walters Group or other lenders (on terms substantially similar as provided in Schedule 2.7) not to exceed (x) $350,000 if the Effective Time occurs on or prior to January 15, 2003, and (y) $500,000 if the Effective Time occurs or is reasonably expected to occur after January 15, 2003;

(xii)    Grant any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 4.1(a)(xii));

(xiii)    Adopt or amend any employee benefit plan, program, policy or arrangement, amend any employment or consulting agreement or enter into any employment or consulting contract (except as contemplated in Section 5.21 herein), extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, officer, employee or consultant, or increase the salaries or wage rates of its directors, officers and employees;

(xiv)    Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

(xv)    Take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

(xvi)    Pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $100,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

(xvii)    Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xviii)    Enter into any strategic alliance, joint venture, collaboration, joint development or joint marketing arrangement or agreement, except in the ordinary course;

(xix)    Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

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(xx)    Waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $100,000, in the aggregate;

(xxi)    Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xxii)    Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

(xxiii)    Amend any agreements or governing documents with respect to the indemnification of the Company’s directors or officers; or

(xxiv)    Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a)(i) through (xxiii) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

(b)    Parent and Merger Sub Conduct.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Parent and Merger Sub agrees (except to the extent that the Company shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Each of Parent and Merger Sub shall promptly notify the Company of any event or occurrence or emergency not in the ordinary course of its business, and any event involving or adversely affecting Parent or Merger Sub, as the case may be, or its business or assets. Except as expressly contemplated by this Agreement, each of Parent and Merger Sub shall not, without the prior written consent of the Company:

(i)     Enter into any commitment, activity or transaction not in the ordinary course of business;

(ii)    Transfer to any person or entity any rights to any Parent Intellectual Property Rights (other than pursuant to end-user licenses in the ordinary course of business);

(iii)    Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of Parent;

(iv)    Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Parent Schedules, except the amendment of the Investor Rights Agreement, dated July 8, 1998, as contemplated in Section 5.31 of this Agreement;

(v)    Commence any litigation;

(vi)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent or Merger Sub, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(vii)    Except for the issuance of shares of capital stock of Parent upon exercise or conversion of presently outstanding options or warrants or except as agreed prior to the date of this Agreement and disclosed on Schedule 4.1(b)(vii), issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or

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securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(viii)    Cause or permit any amendments to its Certificate of Incorporation or Bylaws, except for such amendments required to effect the Share Issuance, the Name Change, the conversion of Parent’s Series B Preferred Stock into Parent Common Stock, the modification of the conversion rights of Parent’s Series A Preferred Stock to allow Parent, in its sole discretion, to convert Parent’s Series A Preferred Stock into Parent Common Stock, and the authorization of eight (8) directors of Parent, each as contemplated by this Agreement

(ix)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent;

(x)    Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

(xi)    Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Parent or Merger Sub or guarantee any debt securities of others;

(xii)    Grant any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 4.1(b)(xii));

(xiii)    Adopt or amend any employee benefit plan, program, policy or arrangement, amend any employment or consulting agreement or enter into any employment or consulting contract (except as contemplated in Section 5.21 hereunder), extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, officer, employee or consultant, or increase the salaries or wage rates of its directors, officers and employees;

(xiv)    Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

(xv)    Take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

(xvi)    Pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $100,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Parent Financial Statements;

(xvii)    Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xviii)    Enter into any strategic alliance, joint venture, collaboration, joint development or joint marketing arrangement or agreement, except in the ordinary course;

(xix)    Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(xx)    Waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $100,000, in the aggregate;

(xxi)    Cancel, amend or renew any insurance policy other than in the ordinary course of business;

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(xxii)    Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which Parent or Merger Sub directly or indirectly holds any interest on the date hereof;

(xxiii)    Amend any agreements or governing documents with respect to the indemnification of Parent’s directors or officers; or

(xxiv)    Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through (xxiii) above, or any other action that would prevent Parent or Merger Sub from performing or cause the Company not to perform its covenants hereunder.

4.2    No Solicitation.

(a)    Until the earlier of the Effective Time, the date of termination of this Agreement or the termination of this Section 4.2(a) under the terms of Section 4.2(b), each of Parent and the Company will not (nor will Parent and the Company permit any of its respective officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party except for the other party and its designees: (i) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of it or any of its respective subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries, (ii) provide information with respect to it to any person, other than the other party, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of it or its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries, (iii) enter into an agreement with any person, other than the other party, providing for the acquisition of it (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of it or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any of its or their capital stock or assets or any equity interest in it or any of its subsidiaries by any person, other than by the other party. Each of Parent and Merger Sub shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if either party receives prior to the Effective Time, the termination of this Agreement or the termination of this Section 4.2, any offer or proposal relating to any of the above, such party shall immediately notify the other party thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the other party may reasonably request. Except as contemplated by this Agreement, disclosure by either Parent or the Company of the terms hereof (other than as required by any Government Entity, including the SEC and disclosures to Parent’s or the Company’s attorneys, accountants and advisors or to Parent’s or the Company’s board members and their respective attorneys, accountants and advisors) shall be deemed to be a violation of this Section 4.2.

(b)    Each of the Company and Parent may, at its option and upon delivery of written notice to the other party, terminate Section 4.2(a), with or without terminating this Agreement, upon the occurrence of any a Material Adverse Change (as defined in Section 6.2(f) below) to the other party.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1     Parent Proxy Statement; S-4; Company Proxy Statement; Other Filings; Board Recommendations

(a)    As promptly as practicable after the execution of this Agreement, Parent and Merger Sub shall prepare and Parent shall file with the SEC, and pay all fees associated therewith, the Form S-4 Registration Statement (the “S-4”), which shall include a document or documents that will constitute (i) the prospectus

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forming part of the registration statement on the S-4 and (ii) the Parent Proxy Statement to be distributed to the stockholders of Parent in connection with the Parent Stockholders’ Meeting. Each of the parties hereto shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and each of the parties hereto shall, prior to the effective date of the S-4, take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Parent Proxy Statement and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Parent Proxy Statement and the S-4. As promptly as practicable after the effective date of the S-4, the Parent Proxy Statement shall be mailed to the stockholders of Parent. Parent shall cause the S-4 and Parent Proxy Statement to comply as to form and substance with respect to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the American Stock Exchange (“AMEX”).

(b)    As promptly as practicable after the date of this Agreement, Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related securities laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”) and pay all fees associated therewith. Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff or the receipt of notice that the S-4 has become effective, of the issuance of any stop order, of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff or any other Governmental Entity for amendments or supplements to the S-4, the Parent Proxy Statement or any Other Filing or for additional information and, except as may be prohibited by any Governmental Entity or by any legal requirement, will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other Governmental Entity, on the other hand, with respect to the S-4, the Parent Proxy Statement, the Merger or any Other Filing. Each of Company and Parent will cause all documents that Parent is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(b) to comply in all material respects with all applicable requirements of securities law and the rules and regulations promulgated thereunder.

(c)    The Parent Proxy Statement shall, among other things, (i) solicit the approval of this Agreement and the Merger and include the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of this Agreement and the Merger, (ii) solicit the approval of the Share Issuance and include the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of the Share Issuance and (iii) solicit the approval of the amendment to Parent’s Certificate of Incorporation to accomplish the Name Change (as defined in Section 5.27).

(d)    At or prior to the effective time of the S-4, the parties shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and McKenna Long & Aldridge, LLP, tax counsel to Parent and the Company, respectively, tax representation letters in form and substance reasonably satisfactory to such counsel, and shall confirm the accuracy and completeness as of the Effective Time of the tax representation letters. In rendering such opinions, tax counsel shall be entitled to rely on such tax representation letters.

(e)    As promptly as practicable after the effective date of the S-4, the Company shall prepare, with Parent’s assistance, a proxy statement (the “Company Proxy Statement”) for distribution to the stockholders of the Company in connection with the Company Stockholders’ Meeting (as defined in Section 2.21). Parent and the Company shall provide for inclusion in the Company Proxy Statement, such material as the other may reasonably request. Each of Parent and the Company shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed or delivered to the Company’s stockholders at the earliest practicable time. The Company Proxy Statement and all other materials to be submitted to the stockholders shall have been subject to review and approval by Parent and the Company and include information

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regarding Parent and the Company, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. The Company Proxy Statement shall comply with all applicable requirements of securities law and the rules and regulations promulgated thereunder.

(f)    Each of Parent and the Company shall promptly inform the other of any event which is required to be set forth in an amendment or supplement to the Parent Proxy Statement, the Company Proxy Statement, the S-4 or any Other Filing, and each of Parent and the Company shall amend or supplement such documents to the extent required by law to do so.

(g)    Each of Parent and the Company agrees to comply with any request made by the SEC or its staff or any other Governmental Entity for amendments or supplements to the S-4, the Parent Proxy Statement, the Company Proxy Statement or any Other Filing, as promptly as practicable after the receipt of such request.

(h)    No amendment or supplement to the Parent Proxy Statement, the Company Proxy Statement or the S-4 shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed.

5.2    Stockholder Consent; Board Recommendation.

(a)    Promptly after the effectiveness of the S-4, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call the Company Stockholders’ Meeting (as defined in Section 2.21) for the purpose of voting on, or soliciting written consents from its stockholders in favor of, the adoption and approval of this Agreement and the approval of the Merger. Nothing herein shall prevent the Company from adjourning or postponing any Company Stockholders’ Meeting if there are insufficient shares of Company Common Stock necessary to conduct business at the meeting. The Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approval.

(b)    Parent shall call and hold the Parent Stockholders’ Meeting (as defined in Section 3.21) as promptly as practicable after the date on which the S-4 becomes effective, for the purpose of voting upon the adoption and approval of this Agreement, and the approval of the Merger, Share Issuance and Name Change (as defined in Section 5.27), pursuant to the Parent Proxy Statement. Nothing herein shall prevent Parent from adjourning or postponing the Parent Stockholders’ Meeting if there are insufficient shares of Parent Common Stock necessary to conduct business at the meeting. Parent shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of (i) the approval and adoption of this Agreement and the approval of the Merger, (ii) the approval of the Share Issuance, and (iii) the approval of the Name Change, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval.

(c)    The Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger, and the Company Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger. Provided that no Material Adverse Change in Parent has occurred, neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(d)    The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger, and the Parent Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger. Provided that no Material Adverse Change in the

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Company has occurred, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

5.3    Access to Information.    Each of the parties hereto shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request, subject to reasonable limits on access to its nonpublic information. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or, the conditions to the obligations of the parties to consummate the Merger.

5.4    Confidentiality.    Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential other than disclosures to such persons permitted by the last sentence of Section 4.2(a); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

5.5    Expenses.    Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided, however, that the obligations of the Company to pay reasonable expenses of the Company in connection with the Merger shall, by virtue of the Merger, become obligations of the Surviving Corporation, and provided further that Parent shall pay all Third Party Expenses incurred by the Company in connection with any Transaction Proceeding (as defined in subsection 7.2(a)), and any Third Party Expenses paid by Parent shall be in addition to, and shall not be deducted from, the Parent Indemnification Fund. Third Party Expenses of each party accrued prior to Closing shall be paid at or prior to Closing. Each of Parent and the Company shall promptly notify the other party when its Third Party Expenses exceed $250,000. Each of Parent and Company agrees to use reasonable efforts to minimize Third Party Expenses. Other than the engagement of Duff & Phelps, LLC, by Parent, neither Parent nor the Company will engage the services of an investment banking firm in connection with this transaction without the prior consent of the other party.

5.6    Public Disclosure.    Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of AMEX, prior to the Effective Time, no public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

5.7    Consents.    The Company and Parent shall use their respective reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Company Schedules and the Parent Schedules) so as to preserve all rights of and benefits to the Company thereunder.

5.8    FIRPTA Compliance.    On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

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5.9    Reasonable Efforts.    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.10    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.11    Certain Benefit Plans.    Parent shall provide benefits to the employees of the Company in a manner substantially equal in the aggregate to those provided to similarly-situated employees of Parent by permitting the employees of the Company to participate in the benefit programs of Parent, or by establishing alternative benefits programs substantially comparable to those applicable to similarly situated employees of Parent on similar terms, as soon as practicable after the Effective Time.

5.12    Termination of Company Benefit Plans.     Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

5.13    Affiliate Agreements.     Schedule 5.13 sets forth those persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 (each such person an “Affiliate”) promulgated under the Securities Act (“Rule 145”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent prior to the Closing from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit A. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

5.14    Additional Documents and Further Assurances.    Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

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5.15    Form S-8.    Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly after the Effective Time.

5.16    AMEX.    Parent shall authorize for listing on the AMEX the shares of Parent Common Stock issuable, and those required to be reserved for issuance (including the Parent Indemnification Amount), in connection with the Merger and all deposited in the Company Escrow Fund pursuant hereto, upon official notice of issuance.

5.17    Stockholder Agreements.    Concurrently with the execution of this Agreement, the Company will cause the persons listed in the preamble to Exhibit B hereto to execute Stockholder Agreements in the form attached hereto as Exhibit B, except for St. Elizabeth’s Medical Center Of Boston, Inc., Janet Campbell, and Daniel Pharand (the “Remaining Stockholders”), agreeing, among other things, to vote in favor of the Merger and against any competing proposals as well as certain Market Standoff (as defined in Section 5.18) provisions. The Company shall use reasonable efforts to secure executed Stockholder Agreements from the Remaining Stockholders in the form attached hereto as Exhibit B. Parent shall use reasonable efforts to secure executed Stockholder Agreements from the persons listed in the preamble to Exhibit C hereto in the form attached hereto as Exhibit C, agreeing, among other things, to vote in favor of the Merger and against any competing proposals as well as certain Market Standoff provisions.

5.18    Lock-Up Agreements.    The shares of Parent Common Stock issued in connection with the Merger to each of the directors and officers of the Company and their respective affiliates, along with shares of Parent Common Stock held by the directors and officers of Parent and their respective affiliates, shall be subject to a 270-day lock-up agreement (the “Lock-Up”) whereby such director, officer and affiliate agrees that he, she or it shall not sell or otherwise transfer or dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Parent Common Stock (or other securities) during the 270-day period following the Effective Time, and each such director, officer and affiliate shall execute a Stockholder Agreement providing for such Lock-Up in the applicable forms attached hereto as Exhibit B and Exhibit C. As of the date hereof, the Company shall deliver, the Lock-Up from the persons or entities identified in the preamble to Exhibit B hereto, except for the Remaining Stockholders. Each of Parent and the Company shall use reasonable efforts to secure the Lock-Up from the persons or entities identified in the preamble to Exhibit C and the Remaining Stockholders, respectively.

5.19    Stockholder Disclosure Letters.    Prior to Closing, certain stockholders of the Company, including Human Genome Science, Inc., Cato Holding Company (or its subsidiaries), St. Elizabeth’s Medical Center of Boston, Inc. and Societe Innovatech du Grande Montreal, shall each execute and deliver a disclosure letter (each, a “Stockholder Disclosure Letter”) to Parent confirming the accuracy of certain representations and other disclosures made by the Company as to such stockholder in form reasonably satisfactory to Parent and Company. Prior to Closing, Baxter Healthcare Corporation shall execute and deliver a Stockholder Disclosure Letter to the Company confirming the accuracy of certain representations and other disclosures made by Parent as to such stockholder in form reasonably satisfactory to Parent and the Company.

5.20    Transaction Proceedings.    In the event that Parent or the Company becomes aware of any Transaction Proceeding (as defined in Section 7.2(a)), Parent or the Company shall immediately notify the other party and such other party shall be entitled to participate in the defense of such Transaction Proceeding. Any Third Party Expenses of Parent and the Company in connection with any Transaction Proceeding shall be paid by Parent in accordance with Section 5.5 herein. Parent shall have the right in its sole discretion to settle any Transaction Proceeding; provided, however, that, the Company must consent in writing to such settlement by Parent, which consent will not be unreasonably withheld.

5.21    Executives and Employment.    Upon and after the Effective Time, the Chief Executive Officer of Parent shall be Richard Otto, who will report to the Board of Directors of Parent and will serve in such office until a successor is duly appointed by the Board of Directors of Parent. Upon and after the Effective Time, the

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Chairman of Parent shall be Paul Quadros, who will report to the Board of Directors of Parent and will serve in such office until a successor is duly appointed by the Board of Directors of Parent. Upon and after the Effective Time, the President of Parent shall be Robert E. Sobol and the Interim Chief Financial Officer of Parent shall be Robert T. Atwood, which executive officers shall report to the Chief Executive Officer. At the Closing, Parent shall enter into executive employment agreements with the CEO, President and CFO on terms and conditions reasonably satisfactory to Parent, the Company and such officers; provided, the compensation of such officers shall be subject to approval by the Compensation Committee established pursuant to Section 5.22 below. The Chairman shall receive such compensation as established by the Compensation Committee (with the exception of obligations under the current Chairman’s Consulting and Employment Agreement, dated April 23, 1997, and the modifications to the severance terms of such Agreement approved by the Compensation Committee of Parent’s Board of Directors on August 29, 2002, as provided in Schedule 4.1(b)(xii)), and the Chairman shall not be an employee of the Parent after December 31, 2003. All existing employment and consulting agreements of such officers and the chairman with either Parent or the Company shall be terminated as of the Effective Time; provided, however, nothing herein shall be construed to modify or terminate any compensation, severance or similar benefits to which any such officer or the Chairman is entitled under such existing employment agreements, subject to the terms of such agreements, unless otherwise agreed by all of the parties.

5.22    Board of Directors of Parent.

(a)    Upon and after the Effective Time, and subject to the provisions of Delaware Law, the Board of Directors of Parent shall consist of eight (8) directors established and maintained pursuant to and in accordance with the requirements of (i) this Section 5.22 and (ii) the rules and regulations of the SEC and the American Stock Exchange (“AMEX”) from time to time, and any more stringent requirements of NASDAQ or the NYSE from time to time relating to companies’ boards of directors to the extent not inconsistent therewith (collectively, the “Exchange Rules”). A majority of the directors, or such greater number as required by the Exchange Rules, shall be “independent” as defined or construed in accordance with the Exchange Rules. Parent’s nominees to the Board of Directors of Parent shall be Victor W. Schmidt, M.D. Ivor Royston, Paul Quadros, and Robert E. Sobol (“Parent’s Board Nominees”). The Company’s nominees to the Board of Directors of Parent shall be Richard Otto, John Larson, Daniel Pharand, and James Gilstrap (“Company’s Board Nominees”). Parent and the Company agree to take all actions necessary and appropriate to cause the Board of Directors of Parent to be composed of Parent’s Board Nominees and the Company’s Board Nominees immediately upon and after the Effective Time until their successors have been duly appointed. If, prior to the Effective Time, Parent and the Company conclude, after reasonable inquiry, that the majority of the proposed directors are not “independent” as defined or construed in accordance with the Exchange Rules, then the Board of Directors of Parent shall be expanded to consist of nine (9) directors immediately upon and after the Effective Time, and, subject to approval of Parent’s Board of Directors (which approval shall not be unreasonably withheld or delayed), the additional director shall be Eric Falkenberg, or if such person is unable to serve or is not approved by Parent’s Board of Directors, such other person who shall be independent and jointly nominated by Parent and the Company. If, after the Effective Time, the Board of Directors of Parent concludes, after reasonable inquiry, that the majority of the directors are not “independent” as defined or construed in accordance with the Exchange Rules, then such Board of Directors shall be expanded to consist of nine (9) directors, and, subject to approval of Parent’s Board of Directors (which approval shall not be unreasonably withheld or delayed), the additional director shall be Eric Falkenberg, or if such person is unable to serve or is not approved by Parent’s Board, such other person who shall be independent and jointly nominated by the Parent Board Nominees and the Company Board Nominees.

(b)    Upon and after the Effective Time, the Board of Directors of Parent shall have the following three (3) committees, and such other committees as may be required by the Exchange Rules, established and maintained pursuant to and in accordance with the requirements of this Section 5.22 and the Exchange Rules: (1) Nominating and Governance Committee; (2) Audit Committee; and (3) Compensation Committee. Each such committee shall be comprised of five (5) directors, or such lesser number determined by the Board of Directors of Parent after the Effective Time subject to the requirements of the Exchange

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Rules, all of whom shall be “independent” as defined or construed in accordance with the Exchange Rules. The composition of the Audit Committee shall comply with all other requirements of the Exchange Rules. The Board of Directors of the Parent in effect after the Effective Time shall appoint the initial members of each committee.

(c)    A representative of Human Genome Sciences, Inc. shall be permitted, at its own expense, to be a non-voting observer at all meetings of the Board of Directors of Parent and all committees of the Board of Directors of Parent for so long as Human Genome Sciences, Inc. holds at least five percent (5%) of the fully-diluted Parent Capital Stock after the Effective Time, unless prohibited by law or the Exchange Rules.

5.23    Acceleration of Vesting.    Prior to Closing, all agreements or plans relating to options, warrants, restricted stock and other securities of Parent and the Company which contain general change of control provisions that will result in the acceleration of vesting or repurchase rights in connection with the Merger and the transactions contemplated herein shall be modified to eliminate such provisions, except for those agreements of the Company set forth on Schedule 5.23.

5.24    Warrants.    Except for certain Assumed Warrants set forth in Schedule 1.6(e), immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding warrants to purchase Company Capital Stock shall terminate unexercised by virtue of the Merger and without any action on the part of the holder thereof.

5.25    Company’s Auditors.    The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, and (ii) the review of the Company’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.26    Reorganization Status.    None of the parties hereto shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.27    Name Change.    Parent agrees to recommend to its stockholders that the Certificate of Incorporation of Parent be amended to change the name of Parent to Autus Genetics Corp. (the “Name Change”).

5.28    Conversion of Parent Preferred Stock.    Parent shall use commercially reasonable effort to cause its outstanding shares of Series B Preferred Stock to be converted into shares of Parent Common Stock prior to the Closing.

5.29    Conversion of Company Series A&C Preferred Stock.    The Company shall use commercially reasonable efforts to cause the conversion of all shares of Company Series A&C Preferred Stock into Company Common Stock in accordance with the Company’s Certificate of Incorporation, as amended by the Conversion Amendment, prior to Closing.

5.30    Recapitalization.    Prior to Closing, the Company shall use commercially reasonable efforts to satisfy the conditions of closing in (i) the Recapitalization Agreement, dated as of September 5, 2002, by and between the Company and Human Genome Sciences, Inc. (“HGS”), (ii) the Recapitalization Agreement, dated as of September 6, 2002, by and between the Company and Cato Holding Company and Cato Research Ltd. (collectively, “CATO”), and (iii) the Recapitalization Agreement, dated as of August 22, 2002, by and between the Company and St. Elizabeth’s Medical Center of Boston, Inc. (“St. Elizabeth”) ((i), (ii) and (iii) collectively referred to as the “Recapitalization Agreements”), and to consummate all of the transactions contemplated in the Reorganization Agreements, including (but not limited to) the contribution to capital or forgiveness and thereafter conversion into capital stock of the Company of the outstanding indebtedness of Company to such stockholders as set forth in the Recapitalization Agreement; the execution of the First Amendment to the HGS

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Agreement and the First Amendment to the Amended and Restated License Agreement by and between the Company and HGS; and the execution of the Settlement Agreement by and between the Company and Cato (all such transactions, collectively referred to as the “Recapitalization”). Notwithstanding the foregoing, the parties hereto agree that the indebtedness set forth in Schedule 5.30 shall survive Closing and be assumed by the Surviving Corporation.

5.31    Modification of Investor Rights Agreement.    Parent agrees to use commercially reasonable efforts to cause Sections 4.1, 4.2 and 5.8 of the Investor Rights Agreement, dated July 8, 1998, and all rights referenced in such Sections, to be terminated prior to the Closing. Further, Parent agrees to cause Section 4.5 of such agreement to be modified to provide that Parent is not obligated to accept any subscription for Series C Preferred Stock or to issue any additional shares of Parent’s Series C Preferred Stock.

5.32    Parent Supplemental Retirement Income Plan.    Parent agrees to use commercially reasonable efforts to cause all eligible participants in the GenStar Therapeutics Supplemental Retirement Income Plan (the “Retirement Plan”) to waive any payments they may be entitled to under the terms of the Retirement Plan as a result of this Agreement, the Merger and the transactions contemplated herein.

5.33    Tax Liabilities.    Each of Parent and the Company shall use their best efforts to minimize any material tax liability that may accrue to either party from actions or inactions between the date hereof until the Effective Time. To the extent that either Parent or the Company are not reasonably satisfied (with advice from its respective legal counsel) prior to October 15, 2002 that the Company will not incur material tax liability from such actions or inactions, either Parent or the Company may terminate this Agreement in accordance with the terms and conditions of Section 8.1(f) herein.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    Stockholder Approval.    (i) This Agreement, the Merger and the Conversion Amendment (as defined in Section 4.1(a)(viii) shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company’s Certificate of Incorporation and (ii) this Agreement, the Merger, the Share Issuance and the Name Change shall have been approved and adopted by the requisite vote under applicable law, Parent’s Certificate of Incorporation and the rules and regulations of AMEX.

(b)    S-4 Effective; Parent Proxy Statement.    The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Parent Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(c)    No Injunctions or Restraints; Illegality     No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d)    AMEX Listing.    The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Parent Indemnification Amount) or required to be deposited in the Company Escrow Fund shall have been authorized for listing on the AMEX upon official notice of issuance.

(e)    Insurance.    Each of the Company and Parent shall have adequate liability coverage, to the satisfaction of the other party, under their respective insurance policies and fidelity bonds to cover any

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potential liability to the Company, Parent, their respective properties or any of their respective directors or officers, in any potential or threatened action, suit, proceeding, claim, arbitration or investigation.

6.2    Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to amount to a Material Adverse Change (as defined in Section 6.2(f) below) on Parent and Merger Sub as a whole; and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of each.

(b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

(c)    Third Party Consents.    The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

(d)    Legal Opinion.    The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to Parent, in a form satisfactory to the parties hereto.

(e)    Certificate of Good Standing.    The Company shall have received a certificate of good standing for Parent from the Secretary of State for the State of Delaware, dated within a reasonable period prior to Closing.

(f)    Material Adverse Change.    There shall not have occurred any material adverse change in the business or financial condition, when taken as a whole (a “Material Adverse Change”), of Parent, since the date of the Current Parent Balance Sheet. For the purpose of this condition, the commencement of Transaction Proceeding shall not constitute a Material Adverse Change.

(g)    Average Trading Price of Parent Common Stock.    The average trading price for shares of Parent Common Stock, as reported on AMEX, for the fifteen (15) day period ending on the third day prior to Closing shall be equal to or greater than $0.30.

(h)    Litigation.    Any pending or threatened action, suit, proceeding, claim, arbitration or investigation initiated by or against Parent or any of its respective subsidiaries, directors and officers (in their capacity as such) shall have reached final adjudication or settlement, or adequate provision shall have been made by Parent to the satisfaction of the Company, that Parent and its directors and officers will be protected against any potential liabilities in any such pending action, suit, proceeding, claim, arbitration or investigation; provided, however, that any Transaction Proceeding (as defined in Section 7.2(a)) shall not be subject to terms of this subsection 6.2(h).

(i)    Tax Opinion.    The Company shall have received an opinion of McKenna Long & Aldridge, LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. In connection with such opinion, the parties hereto shall deliver to such tax counsel the tax representation letters referred to in Section 5.1(d) of this Agreement, upon which tax counsel shall be entitled to rely.

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(j)    Absence of Liens.    As of the Closing, Parent shall have good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests in or licenses to, all of its Parent Intellectual Property Rights, free and clear of any Liens, except as reflected in Schedule 6.2(j).

(k)    Parent Preferred Stock.    All shares of Parent’s Series B Preferred Stock have been converted into Parent Common Stock. and the Certificate of Designations setting forth the rights and preferences of Parent’s Series A Preferred Stock has been amended to allow Parent, in its sole discretion, to convert Parent’s Series A Preferred Stock into Parent Common Stock.

(l)    Modification of Investor Rights Agreement.    Parent shall have amended the Investor Rights Agreement, dated July 8, 1998, with Baxter Healthcare Corporation to expressly provide that Parent is not obligated to accept any subscription for Series C Preferred Stock or to issue any additional shares of Series C Preferred Stock. Further, Sections 4.1, 4.2 and 5.8 of such agreement, and all rights referenced in such Sections, shall have been terminated.

(m)    Amendment of Bylaws.    Parent shall have amended its Bylaws to authorize eight (8) directors as contemplated by this Agreement.

(n)    Adoption of 2002 Stock Option Plan.    Parent shall have submitted to its stockholders for approval, and Parent’s stockholders shall have approved, the 2002 Stock Option Plan in form reasonably satisfactory to Parent and the Company

(o)    Parent Supplemental Retirement Income Plan.    All eligible participants in the Retirement Plan shall have waived any payments they may be entitled to under the terms of the Retirement Plan as a result of this Agreement, the Merger and the transactions contemplated herein.

6.3    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases,for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

(b)    Agreements and Covenants.    The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

(c)    Third Party Consents.    Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

(d)    Legal Opinion.    Parent shall have received a legal opinion from McKenna Long & Aldridge, LLP, legal counsel to the Company, in a form satisfactory to the parties hereto.

(e)    Certificate of Good Standing.    Parent shall have received a certificate of good standing for the Company from the Secretary of State for the State of Delaware, dated within a reasonable period prior to Closing.

(f)    Material Adverse Change.    There shall not have occurred any Material Adverse Change in the Company since the date of the Current Company Balance Sheet. For the purpose of this condition, the commencement of Transaction Proceeding shall not constitute a Material Adverse Change.

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(g)    Litigation.    Any pending or threatened action, suit, proceeding, claim, arbitration or investigation initiated by or against the Company or any of its respective subsidiaries, directors and officers (in their capacity as such) shall have reached final adjudication or settlement, or adequate provision shall have been made by the Company to the satisfaction of Parent, that Parent and the Company and their respective directors and officers will be protected against any potential liabilities in any such pending or threatened action, suit, proceeding, claim, arbitration or investigation; provided, however, that any Transaction Proceeding (as defined in Section 7.2(a)) shall not be subject to terms of this subsection 6.3(g).

(h)    Exercise of Warrants.    All warrants other than the Assumed Warrants (as defined in Section 1.6(e) shall have been exercised for Company Common Stock in full or otherwise terminated.

(i)    No Dissenters.    Holders of more than ten percent (10%) of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Merger.

(j)    Absence of Liens.    As of the Closing, the Company shall have good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests in or licenses to, all of its Company Intellectual Property Rights (as defined in Section 2.11(a)) free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in Schedule 6.3(j).

(k)    Recapitalization Agreements.    The Company shall have consummated the transactions contemplated in the Recapitalization Agreements in order to effect the Recapitalization, and the terms of such Recapitalization Agreements shall not have been materially altered from the form previously provided to Parent prior to the execution of this Agreement.

(l)    Tax Opinion.    Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax counsel to Parent, in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date, to the effect that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. In connection with such opinion, the parties hereto shall deliver to such tax counsel the tax representation letters referred to in Section 5.1(d) of this Agreement, upon which tax counsel shall be entitled to rely.

(m)    Termination of Company Agreements.    At or upon the Closing, the Company shall have terminated, on terms reasonably satisfactory to Parent, the following agreements: (a) Second Amended and Restated Registration Rights Agreement dated February 28, 2001; (b) Second Amended and Restated Subordination Agreement dated February 18, 2001; (c) Third Amended and Restated Shareholders’ Agreement dated February 28, 2001; (d) Restricted Stock Purchase Agreement with Todd Keiller dated November 17, 1997; and (e) Restricted Stock Purchase Agreement with Jeffrey Isner dated November 17, 1997.

(n)    Affiliate Agreements.    Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Parent an executed Affiliate Agreement which shall be in full force and effect.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1    Survival of Representations and Warranties.    All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) and all covenants of the Company shall survive the Merger and continue until 5:00 p.m., California time, on the date which is two (2) years following the date of this Agreement (the “Expiration Date”). All of Parent’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Parent Schedules) and all covenants of the Parent shall survive the Merger and continue until 5:00 p.m., California time, on the Expiration Date.

7.2    Escrow Arrangements

(a)    Escrow Fund.    At the Effective Time, the Company’s stockholders will be deemed to have received, for federal income tax purposes and otherwise, and then deposited with the Escrow Agent (as

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defined below) the Company Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Company Escrow Amount, without any act of any stockholder, will be deposited with an escrow agent acceptable to Parent and Securityholder Agent (or other institution acceptable to such parties), as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and at Parent’s sole cost and expense. The portion of the Company Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). No portion of the Company Escrow Amount shall be contributed in respect of any Company Options. The Escrow Fund shall be to indemnify and hold harmless Parent and its affiliates from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty made by the Company in this Agreement (as modified by the Company Schedules), (ii) any failure by the Company to perform or comply with any of its covenants contained herein binding on the Company and not excused hereunder, (iii) the pending litigation styled Susan Darke, et al v. Estate of Dr. Jeffrey M. Isner, et al, in the Superior Court of Suffolk County for the Commonwealth of Massachusetts, and (iv) any action, suit, proceeding, claim, arbitration or investigation initiated by or against the Company or any of its respective subsidiaries, directors and officers (in their capacity as such) relating to any matter whatsoever that is alleged to have occurred (irrespective of when asserted) on or prior to the Effective Time; provided, however, that Losses relating to any action, suit, proceeding or claim initiated by a Company Stockholder listed on Schedule 7.2(a) against Parent or the Company, or any of their respective subsidiaries, directors or officers (in their capacity as such) relating to this Agreement, the Merger, the other transactions contemplated herein or actions taken by the Company in contemplation of the Merger (including any such action, suit, proceeding or claim relating to the perfection of appraisal rights under Section 262 of the Delaware General Corporation Law) (each, a “Transaction Proceeding”) shall not be subject to indemnification from the Escrow Fund by reason of this subsection (iv). Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Merger Consideration (as defined in Section 1.6(j)) in an amount equal to the entire Losses. Except for liability of the Company for fraud or willful breach of a covenant, this Section 7.2 and the rights and restrictions set forth herein shall be the exclusive and sole remedy of Parent in connection with this Agreement, the Merger and the transactions contemplated herein. However, nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close. Parent may not receive any shares from the Escrow Fund unless and until Officer’s Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $100,000 (the “Threshold Amount”), have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may recover from the Escrow Fund the total of its Losses, excluding the first $100,000 (the “Deductible”), except for Losses relating to breaches of representations and warranties contained in Section 2.2 (Company Capital Structure) or Section 2.8 (Tax and Other Returns and Reports), which shall not be subject to the Deductible or the Threshold Amount.

(b)    Notice of Claim; Right to Cure.    Promptly after discovery by Parent of an alleged Loss or receipt of notice (a “Parent Notice”) of the assertion of a claim of a Loss by a third party against Parent, Parent shall, if a claim for indemnification is to be made against the Company or the Company stockholders, give notice to the Securityholder Agent of such alleged Loss or asserted claim, but the delay in notifying or failure to notify the Securityholder Agent will not relieve the Company and the Company stockholders of any liability that they may have to Parent hereunder, except to the extent that the Securityholder Agent demonstrates that the defense of such claim is prejudiced by the Parent’s delay or failure to give such notice. The Securityholder Agent, on behalf of the Company stockholders, shall have a period of ten days (the “Company Cure Period”) to attempt to cure any breach or failure resulting in any alleged Loss, unless such

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Loss cannot by its nature be cured, and the cost of such attempted cure shall be borne out of the Escrow Fund but shall be subject to Securityholder Agent Reimbursement Limit. A Parent Notice must be delivered on or before the last day of the Escrow Period.

(c)    Escrow Period; Distribution upon Termination of Escrow Periods.    Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”), at which time all shares and other property in the Escrow Fund, after payment to (x) the Securityholder Agent of any fees and expenses to which it is entitled hereunder, but which have not been paid because of the limitations on such payment imposed by the Securityholder Agent Reimbursement Limit, and (y) Parent of $20,000 as reimbursement for fees payable to the Securityholder Agent in accordance with subsection (i) herein, shall be distributed to the Company stockholders on a pro rata basis based upon such stockholders initial contribution to the Escrow Fund; provided, further that the Escrow Period shall also terminate with respect to such amount (or some portion thereof) remaining in the Escrow Fund which, subject to the objection of Parent and the Securityholder Agent, is transferred by the Escrow Agent to the registry of a court of competent jurisdiction and the prior arbitration of the matter in the manner provided in Section 7.2(g) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. At the end of the Escrow Period, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Company Escrow Amounts to the stockholders of the Company (i) pursuant to this Section 7.2(c) or (ii) by the court to which some or all of the Escrow Fund has been transferred and has rendered a final judgment as to the proper disposition of such portion of the Escrow Fund, shall be made in proportion to their respective original contributions to the Escrow Fund.

(d)    Protection of Escrow Fund.

(i)    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(ii)    Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Any and all cash dividends paid by Parent to the Escrow Agent in respect of Parent Common Stock held in the Escrow Fund shall be distributed by the Escrow Agent to the record holders thereof as promptly as possible after payment by Parent.

(iii)    Each stockholder shall have voting rights with respect to the shares of Parent Common Stock deemed contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). In the event that Parent takes any action where such stockholder shall have voting rights, the Escrow Agent shall be responsible for the distribution of proxy materials or any other information distributed to Parent’s stockholders in connection with such action.

(e)    Claims Upon Escrow Fund.    Regardless of whether the Securityholder Agent has effected a cure of a breach or failure specified in a Parent Notice during the applicable Company Cure Period, Parent may deliver to the Escrow Agent, within five (5) days after the expiration of the Cure Period, a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

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(f)    Objections to Claims; Distributions.    At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Company Escrow Amounts unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses (valued as determined in Section 7.2(g) below), provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(g)    Parent Common Stock Valuation.    For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(f) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent’s Common Stock on the AMEX or principal securities exchange on which Parent’s Common Stock is then traded, for the five (5) consecutive trading days ending on the date that is one (1) trading day prior to the date of the (A) the Officer’s Certificate, if there is no objection to the claim, (B) the date of resolution of the claim if the claim is resolved in accordance with Section 7.2(h), or (C) the payment to the Securityholder Agent of any amount paid out of the Escrow Fund pursuant to this Agreement. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

(h)    Resolution of Conflicts; Arbitration.

(i)    In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

(ii)    If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii)    Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(h), in any arbitration

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hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent any amounts not in dispute plus one-half (1/2) or less of the disputed amount; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. If the Securityholder Agent is deemed to be the Non-Prevailing Party to an arbitration, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys’ fees and costs (collectively, “Arbitration Costs”), incurred by the Securityholder Agent and Parent shall be paid out of the Escrow Fund prior to payment of any Loss, such payment to be in shares of Parent Common Stock held in the Escrow Fund (valued as provided in Section 7.2(g)); provided, however, that such Arbitration Costs may not exceed the greater of (i) $230,000, or (ii) the value of the number of shares in the Escrow Fund equal to 20% of the aggregate number of shares initially placed in the Escrow Fund (valued as provided in Section 7.2(g)) which value shall not to exceed $600,000, in the aggregate for all reimbursements to the Securityholder Agent pursuant to terms of Sections 7.2 and 7.3 herein (the “Securityholder Agent Reimbursement Limit”). If Parent is deemed to be the Non-Prevailing Party to any arbitration, it shall pay the Arbitration Costs incurred by the Securityholder Agent.

(iv)    Prior to any payment subject to the Securityholder Agent Reimbursement Limit herein, the Securityholder Agent shall provide Parent a detailed memorandum setting forth in sufficient detail the Arbitration Costs incurred by the Securityholder Agent. Following the receipt of such memorandum, Parent shall have the right to object in writing to any and all such Arbitration Costs. In the event of an objection by Parent, Securityholder Agent and Parent shall attempt in good faith to agree upon the amount of Arbitration Costs. If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter in accordance with this Section 7.

(i)    Securityholder Agent of the Stockholders; Power of Attorney.

(i)    In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Century Capital Associates LLC, a Delaware limited liability company, shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal rights under Delaware Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund and the Parent Indemnification Fund (as defined below) in satisfaction of claims by Parent, to object to such deliveries, to attempt to and effect cures, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. The stockholders of the Company shall, in approving this Agreement and adopting the Merger, shall expressly approve the appointment of Century Capital Associates LLC, as Securityholder Agent and the grant of authority hereunder. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent. The Securityholder Agent shall be paid an annual fee of $10,000 as compensation for its services performed during the applicable year aggregating fifty (50) hours or less, which amounts shall be paid by Parent and reimbursed from the Escrow Fund prior to the distribution of the shares in the Escrow Fund at the termination of the Escrow Period (as contemplated in subsection (c) herein), such reimbursement valued as provided in Section 7.2(g). The Securityholder Agent shall be compensated an additional amount for each hour worked in excess of fifty (50) hours in one year at an hourly rate of $250 per hour, which amounts shall also be paid from the Escrow Fund, valued as provided in Section 7.2(g), and shall be subject to the Securityholder Agent Reimbursement

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Limit. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company.

(ii)    The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the Company Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent, with such indemnity to be funded out of the Escrow Fund prior to the payment of any Loss subject to the Securityholder Agent Reimbursement Limit, such payment to be in the form of shares of Parent Common Stock (valued as provided in Section 7.2(g)).

(j)    Actions of the Securityholder Agent.    A decision, act, consent or instruction of the Securityholder Agent, in each case in a writing signed by the Securityholder Agent, shall constitute a decision of all the stockholders for whom a portion of the Company Escrow Amount and the Parent Indemnification Fund otherwise issuable to them are deposited in the Escrow Fund and the Indemnification Fund, as the case may be, and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(k)    Third-Party Claims.    In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim pursuant to Section 7.2(b), and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled to participate in any defense of such claim, with the expense of such participation to be paid out of the Escrow Fund subject to the Securityholder Agent Reimbursement Limit, such payment to be in the form of shares of Parent Common Stock (valued as provided in Section 7.2(g)). Parent shall have the right in its sole discretion to settle any such claim; provided, however, that, except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

(l)    Escrow Agent’s Duties.

(i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii)    The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

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(iii)    In the absence of gross negligence or willful misconduct, the Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)    In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)    Parent and the Company and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

(viii)    The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(m)    Fees.    All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the

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conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

(n)    Duties of Parent Board of Directors.    Notwithstanding any other provision in this Section 7.2, any and all decisions made by Parent regarding the Escrow Fund, including, but not limited to, whether to proceed with a claim against the Escrow Fund for Losses or the resolution or settlement of any such claims, shall be made by resolution of the Board of Directors of Parent.

(o)    Escrow Tax Matters.    In the parties’ efforts to satisfy the IRS advance ruling requirements set forth in Section 5.03 of IRS Revenue Procedure 77-37, as it has been amplified and interpreted by the IRS, the parties agree that: (i) all shares of Parent Common Stock, whether originally deposited in or subsequently added to the Escrow Fund, shall be issued to and registered in the names of the stockholders who would be entitled to such shares under Section 1.6(a) and will appear as issued and outstanding on Parent’s balance sheet and will be legally outstanding under Delaware law at the Effective Time of the Merger; (ii) the rights of the Company stockholders set forth in this Agreement to such Parent Common Stock held in the Escrow Fund shall not be assignable except that such rights may be transferred by the laws of descent and distribution or by a deceased stockholder’s will; (iii) none of the Parent Common Stock held in the Escrow Fund will be subject to return to Parent on account of a Company stockholder’s death, failure to continue employment with Parent or similar restrictions; and (iv) the release of Parent Common Stock for the Escrow Fund to Company stockholders will not be triggered by the payment of additional or less taxes by Parent or such stockholders as a result of an IRS audit.

7.3    Parent Indemnification for Certain Losses.

(a)    Parent Indemnification Fund.    At the Effective Time and until the Expiration Date (as defined in Section 7.1), Parent shall reserve for issuance to stockholders of Company a number of shares of Parent Common Stock equal to the Parent Indemnification Amount (as defined in Section 1.6) (the “Parent Indemnification Fund”). The Parent Indemnification Fund shall be used to indemnify and hold each stockholder of the Company (collectively, the “Company Stockholder Indemnified Persons”) harmless, on a pro rata basis, from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses (including reasonable attorneys’ fees and expenses, and expenses of investigation and defense) (hereinafter individually a “Company Loss” and collectively “Company Losses”) incurred by Parent or the Company Stockholder Indemnified Persons, directly or indirectly, as a result of (i) any inaccuracy or breach of a representation or warranty made by Parent herein, (ii) any failure by Parent to perform or comply with any of its covenants contained herein, binding on Parent and not excused hereunder, (iii) any action, suit, proceeding, claim, arbitration or investigation initiated by or against Parent or any of its respective subsidiaries, directors and officers (in their capacity as such) relating to any matter whatsoever that is alleged to have occurred (irrespective of when asserted) on or prior to the Effective Time; provided, however, that Company Losses relating to any action, suit, proceeding or claim initiated by a Company Stockholder listed on Schedule 7.2(a) against Parent or the Company, or any of their respective subsidiaries, directors or officers (in their capacity as such) relating to any Transaction Proceeding (as defined in subsection 7.2(a)) shall not be subject to indemnification from the Parent Indemnification Fund by reason of this subsection (iii), or (iv) any litigation, claim or investigation against Parent or any of its officers, directors or employees relating to any alleged violation of the Securities Act or Exchange Act or state or common law securities fraud, which violation is alleged to have occurred, irrespective of when asserted, on or prior to the Effective Time. Parent and the Company each acknowledge that such Company Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to an increase in the Merger Consideration (as defined in Section 1.6(j)) in an amount equal to the entire Company Losses. Notwithstanding anything to the contrary contained herein, Parent shall not have any liability or obligation under this Section 7.3 to indemnify the Company

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Stockholder Indemnified Persons for any Company Losses unless and until such Company Losses exceed the Threshold Amount (as defined in Section 7.2 above); in such case, Company Stockholder Indemnified Persons may recover from the Parent Indemnification Fund the total of their Company Losses, on a pro rata basis, excluding the Deductible (as defined in paragraph 7.2 above), except for Company Losses relating to breaches of representations and warranties contained in Section 3.2 (Parent Capital Structure) or Section 3.8 (Tax and Other Returns and Reports), which shall not be subject to the Deductible or the Threshold Amount. Except for liability of Parent for fraud or willful breach of a covenant, this Section 7.3 and of the rights and restrictions set forth herein shall be the exclusive and sole remedy of the Company Stockholder Indemnified Persons in connection with this Agreement, the Merger and the transactions contemplated herein. However, nothing herein shall limit the liability of Parent for any breach of any representation, warranty or covenant if the Merger does not close.

(b)    Notice of Claim; Right to Cure.    Promptly after discovery by the Securityholder Agent of an alleged Company Loss or receipt of notice (a “Company Notice”) of the assertion of a claim of a Company Loss by a third party against the Company, the Securityholder Agent shall, if a claim for indemnification is to be made against Parent, give notice to Parent of such alleged Company Loss or asserted claim, but the delay in notifying or failure to notify Parent shall not relieve Parent of any liability that they may have to the Company Stockholder Indemnified Persons hereunder, except to the extent that Parent demonstrates that the defense of such claim is prejudiced by the Securityholder Agent’s delay or failure to give such notice. Parent shall have a period of ten (10) days (the “Parent Cure Period”) to attempt to cure any breach or failure resulting in any alleged Company Loss, unless such Company Loss by its nature cannot be cured. To the extent the Company Stockholder Indemnified Persons suffer a Company Loss in connection with such attempted cure by Parent, such Company Stockholder Indemnified Persons may assert a claim for indemnification in accordance with this Section 7.3. A Company Notice must be delivered on or before the last day of the Indemnification Period.

(c)    Indemnification Period; Distribution upon Indemnification Claims.    Subject to the following requirements, the Parent Indemnification Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Indemnification Period”), at which time Parent shall have no further obligation to reserve and maintain the registration of shares of Parent Common Stock in the Parent Indemnification Fund for distribution to the Company Stockholder Indemnified Persons under the terms and conditions of this Section 7.3; provided that the Indemnification Period shall not terminate with respect to such amount (or some portion thereof) remaining in the Indemnification Fund that is necessary in the reasonable judgment of the Securityholder Agent, subject to the objection of Parent and the subsequent arbitration of the matter in the manner provided in Section 7.3(h) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Indemnification Period specified in any Securityholder Agent’s Certificate (as defined in 7.3(e)) delivered to Parent prior to termination of such Indemnification Period. Any distribution to Company Stockholder Indemnified Persons from the Parent Indemnification Fund pursuant to this Section 7.3 shall be made on a pro rata basis based on the number of shares of Parent Common Stock issued to such stockholder in relation to the Parent Aggregate Share Number (as defined in Section 1.6(i)) excluding the Aggregate Option Number (as defined in Section 1.6(i)). Parent shall take all reasonable actions necessary to ensure that the shares in the Parent Indemnification Fund shall be freely tradable immediately upon distribution to Company Stockholder Indemnified Persons in the event that such shares are distributed to Company Stockholder Indemnified Persons pursuant to an indemnification claim. Without limiting the generality of the foregoing sentence, Parent shall at its cost maintain the registration of all of the shares in the Parent Indemnification Fund until such shares are distributed to the Company Stockholder Indemnified Persons or until Parent shall have no further obligation to reserve such shares pursuant to the terms hereof, whichever first occurs.

(d)    Protection of Parent Indemnification Fund.

(i)    The shares of Parent Common Stock comprising the Parent Indemnification Fund shall remain in the treasury account of Parent and shall only become beneficially owned by the Company

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Stockholder Indemnified Persons in the event that the distribution of such shares, or a portion thereof, is required to indemnify or otherwise compensate such stockholders as provided in this Section 7.3. The Company Stockholder Indemnified Persons are intended third party beneficiaries of the Parent Indemnification Fund for purposes of this Section 7.3. Parent shall hold and dispose of the Parent Indemnification Fund only in accordance with the terms hereof.

(ii)    Any New Shares issued or distributed by Parent in respect of Parent Common Stock in the Parent Indemnification Fund which have not been distributed to Company Stockholder Indemnified Persons shall be added to the Parent Indemnification Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been distributed to Company Stockholder Indemnified Persons from the Parent Indemnification Fund shall not be added to the Parent Indemnification Fund but shall be distributed to the record holders thereof.

(iii)    Company Stockholder Indemnified Persons shall only have voting rights with respect to the shares of Parent Common Stock in the Parent Indemnification Fund in the event that such shares are distributed to Company Stockholder Indemnified Persons pursuant to an indemnification claim under the provisions of this Section 7.3.

(e)    Claims Upon Parent Indemnification Fund.    Regardless of whether Parent has effected a cure of a breach or failure specified in a Company Notice during the applicable Parent Cure Period, the Securityholder Agent may deliver to Parent, within five (5) days after the expiration of the Parent Cure Period, if applicable, a certificate signed by the Securityholder Agent (a “Securityholder Agent’s Certificate”): (A) stating that the Company Stockholder Indemnified Persons or Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Company Losses, and (B) specifying in reasonable detail the individual items of Company Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty to which such item is related.

(f)    Objections to Claims; Distributions.    For a period of thirty (30) days after the delivery of any Securityholder Agent’s Certificate to Parent, Parent shall have the right to object in a written statement to the claims made in the Securityholder’s Certificate. After the expiration of such thirty (30) day period, Parent shall distribute to the Securityholder Agent shares of Parent Common Stock registered under the Securities Act held in the Parent Indemnification Fund in an amount equal to the applicable Company Losses (valued as determined in Section 7.3(g)) as promptly as practicable.

(g)    Parent Common Stock Valuation.    For the purposes of determining the number of shares of Parent Common Stock to be delivered to the Securityholder Agent out of the Parent Indemnification Fund pursuant to Section 7.3(f) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent’s Common Stock on the AMEX or principal securities exchange on which Parent’s Common Stock is then traded, for the five (5) consecutive trading days ending on the date that is one (1) trading day prior to the date of (A) the Securityholder Agent’s Certificate, if there is no objection to the claim, or (B) the date of resolution of the claim, if the claim is resolved in accordance with Section 7.3(h). Parent shall certify such fair market value in a certificate signed by Parent to the Securityholder Agent, subject to objection in accordance with the provisions of Section 7.3(f).

(h)    Resolution of Conflicts; Arbitration.

(i)    In case Parent shall so object in writing to any claim or claims made in any Securityholder’s Certificate, Parent and the Securityholder Agent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Parent and the Securityholder Agent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and Parent shall thereafter be obligated to distribute shares of Parent Common Stock from the Parent Indemnification Fund in accordance with the terms thereof.

(ii)    If no such agreement can be reached after good faith negotiation, than either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is

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at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Securityholder Agent’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(h) hereof, Parent shall be entitled to act in accordance with such decision and make or withhold payments out of the Parent Indemnification Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii)    Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.3(h), in any arbitration hereunder in which any claim or the amount thereof stated in the Securityholder’s Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent any amounts not in dispute plus one-half (1/2) or less of the disputed amount; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. If the Securityholder Agent is deemed to be the Non-Prevailing Party to an arbitration, the Arbitration Costs incurred by Parent and the Securityholder Agent shall be paid out of the Escrow Fund prior to payment of any Company Loss, such payment to be in shares of Parent Common Stock held in the Escrow Fund (valued as provided Section 7.3(g)); provided, however, that such Arbitration Costs will be subject to the Securityholder Agent Reimbursement Limit. If Parent is deemed to be the Non-Prevailing Party to any arbitration, it shall pay any Arbitration Costs incurred by the Securityholder Agent.

(i)    Third-Party Claims.    In the event that the Securityholder Agent becomes aware of a third-party claim which the Securityholder Agent believes may result in a demand against the Parent Indemnification Fund, the Securityholder Agent shall notify Parent of such claim, and Parent shall be entitled, at its expense, to participate in any defense of such claim. The Securityholder Agent shall have the right in its sole discretion to settle any such claim; provided, however, that, except with the consent of Parent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Parent Indemnification Fund. In the event that Parent has consented to any such settlement, Parent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by the Securityholder Agent against the Parent Indemnification Fund with respect to such settlement.

(j)    Duties of Parent Board of Directors.    Notwithstanding any other provision in this Section 7.3, any and all decisions made by Parent regarding the Parent Indemnification Fund, including, but not limited to, whether to distribute shares of Parent Common Stock from the Parent Indemnification Fund for alleged Company Losses or the resolution or settlement of any such claims, shall be made by resolution of the Board of Directors of Parent.

(k)    Tax-Treatment for Indemnification.    Parent, Merger Sub and Company expressly agree that any distribution of shares in the Parent Indemnification Fund to Company Stockholder Indemnified Persons pursuant to this Section 7.3 shall be treated by the parties hereto as a non-taxable purchase price adjustment in the consideration received by the Company stockholders in the Merger.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.    Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    by mutual consent of the Company and Parent;

(b)    by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on February 15, 2003 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; or (v) a Material Adverse Change to the other party has occurred.

(c)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

(d)    by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within twenty (20) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

(e)    by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) such breach has not been cured within twenty (20) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied;

(f)    by Parent or the Company if either Parent or the Company are not reasonably satisfied (with advice from its respective legal counsel) prior to October 15, 2002 that the Company will not incur material tax liability from its actions or inactions between the date hereof until the Effective Time; provided, however, that the right to terminate this Agreement under this clause 8.1(f) shall only be available until the earlier of November 15, 2002 or the date that is one day prior to the date on which the Parent Proxy Statement is mailed to the stockholders of Parent.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5 and 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

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8.3    Amendment.    Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4    Extension; Waiver.    At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California 92121
Attention: Robert E. Sobol
Telephone No.: (858) 450-5949
Facsimile No.: (858) 450-0425

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Herbert Fockler, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

Vascular Genetic, Inc.
3350 Peachtree Road, NE
Suite 1050
Atlanta, Georgia 30326
Attention: Robert T. Atwood
Telephone No.: (678) 420-3810
Facsimile No.: (678) 420-2126

with a copy to:

McKenna Long & Aldridge, LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: Robert E. Tritt, Esq.
Telephone No.: (404) 527-8130
Facsimile No.: (404) 527-4198

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(c)	if to the Securityholder Agent:

Century Capital Associates LLC
215 Morris Avenue
Spring Lake, New Jersey 07762
Telephone No.: (732) 285-1055
Facsimile No.: (732) 282-0210

9.2    Interpretation.    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4    Entire Agreement; Assignment.    This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Mutual Non-Disclosure Agreement between Parent and the Company dated April 25, 2002, which shall survive; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

9.5    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to

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prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Agent (as to Article VII only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

VASCULAR GENETICS INC.		GENSTAR THERAPEUTICS CORPORATION

By:	/S/ RICHARD E. OTTO	By:	/S/ ROBERT E. SOBOL M.D.
	Name: Richard E. Otto Title: President/CEO		Name: Robert E. Sobol M.D. Title: CEO

CENTURY CAPITAL ASSOCIATES LLC		GENESIS ACQUISITION CORPORATION

By:	/s/ CENTURY CAPITAL ASSOCIATES, LLC	By:	/S/ ROBERT E. SOBOL M.D.
	Name: Title:		Name: Robert E. Sobol M.D. Title: CEO

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EXHIBIT A

AFFILIATE LETTER

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California 92121

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Vascular Genetics Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of September 3, 2002 (the “Agreement”) by and among GenStar Therapeutics Corporation, a Delaware corporation (“GenStar”), Genesis Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of GenStar (“Merger Sub”) and the Company, Merger Sub will merge with and into the Company (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement.

As a result of the Merger, the undersigned will receive common stock of GenStar (the “GenStar Common Stock”) in exchange for the undersigned’s shares of common stock and/or preferred stock of the Company. In connection therewith, the undersigned represents, warrants and covenants to GenStar as follows:

A.    The undersigned will not make any sale, transfer or other disposition of any GenStar Common Stock the undersigned receives in the Merger in violation of the Act or the rules and regulations of the Securities and Exchange Commission (“SEC”) under the Act.

B.    The undersigned has carefully read this letter and the Agreement and discussed with counsel, to the extent the undersigned felt necessary, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of the GenStar Common Stock.

C.    The undersigned has been advised that the issuance of GenStar Common Stock to the undersigned pursuant to the Merger will be registered pursuant to an effective registration statement on Form S-4. The undersigned has also been advised that, because the undersigned may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may not sell, transfer or otherwise dispose of any GenStar Common Stock issued to the undersigned pursuant to the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 under the Act, (iii) in the opinion of counsel reasonably acceptable to GenStar, such sale, transfer or other disposition is otherwise exempt from registration under the Act or (iv) an authorized representative of the SEC takes a position in writing to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position is delivered to GenStar. In addition, the undersigned understands and acknowledges that the undersigned may not sell, transfer or otherwise dispose of any GenStar Common Stock held by the undersigned unless such sale, transfer or other disposition is in conformity with the terms of the Stockholders Agreement dated as of September 3, 2002 by and among GenStar, Merger Sub, the Company and the Stockholders (all as defined therein).

D.    Notwithstanding any other provision contained herein, this letter and all of the undersigned’s obligations hereunder shall terminate if the Agreement terminates without the Merger becoming effective.

The undersigned’s execution of this letter should not be considered to be an admission on the undersigned’s part that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter or to be a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Name:
Signature:
Name of Signatory, if applicable:
Title of Signatory, if applicable:

Agreed to and accepted this
         day of August, 2002

GENSTAR THERAPEUTICS CORPORATION

Signature:
Name of Signatory:
Title of Signatory:

EXHIBIT B

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of September 3, 2002, by and among GenStar Therapeutics Corporation, a Delaware corporation (“GenStar”), Genesis Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of GenStar (“Merger Sub”), Vascular Genetics Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Exhibit A to this Agreement (individually, a “Stockholder”, and collectively, the “Stockholders”).

RECITALS

A.    Each Stockholder is, as of the date of this Agreement, the record and beneficial owner of that number and class of shares of capital stock of the Company (the “Company Capital Stock”) set forth opposite the name of such Stockholder on Exhibit A hereto.

B.    Concurrently with the execution of this Agreement, GenStar, Merger Sub and the Company have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, (i) for all issued and outstanding Company Capital Stock to be exchanged into the right to receive shares of GenStar Common Stock, and (ii) for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.    As a condition to the willingness of GenStar and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

D.    Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to those terms in the Merger Agreement to the extent such terms are not otherwise modified by this Agreement.

AGREEMENT

In consideration of the terms hereof, the parties, intending to be legally bound, agree as follows:

Section 1.    Representations and Warranties of the Stockholders.

Each Stockholder hereby represents and warrants to GenStar and Merger Sub, severally and not jointly, as follows:

(a)    Such Stockholder is, as of the date of this Agreement, the record and beneficial owner of that number and class of shares of Company Capital Stock set forth opposite such Stockholder’s name on Exhibit A hereto (such Company Capital Stock, together with any Company Capital Stock acquired by such Stockholder after the date of this Agreement, whether by transfer from any other Stockholder, upon the exercise of options, warrants or otherwise, the “Shares”).

(b)    Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(c)    In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(d)    This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(e)    The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not result in a violation of or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or his, her or its assets are bound. The consummation by such Stockholder of the transactions contemplated by this Agreement will not violate, or require any consent, approval or notice under, any provision of any law applicable to such Stockholder.

(f)    The Shares owned by such Stockholder are now, and at all times during the term of this Agreement will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all encumbrances.

Section 2.    Transfer of the Shares.

(a)    Except pursuant to the Merger or as otherwise contemplated by this Agreement, each of the Stockholders agrees that, until the Termination Date (as defined in Section 8 of this Agreement), such Stockholder shall not, directly or indirectly:

(i)    sell, grant any option or other right to acquire, acquire any option to dispose of, assign, donate, gift, pledge or otherwise transfer or dispose of any Shares beneficially owned or controlled by such Stockholder or any right or interest therein, or enter into any contract, option or other agreement, arrangement or understanding with respect to any of the foregoing (including, without limitation, any short sale) (each, a “Transfer”), provided, however, the Stockholders may exercise any options or warrants for shares of Company Capital Stock;

(ii)    grant any proxy, power of attorney or other authorization or consent with respect to any of the Shares inconsistent with such Stockholder’s obligations under this Agreement;

(iii)    deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares inconsistent with such Stockholder’s obligations under this Agreement; or

(iv)    take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

Notwithstanding the foregoing, any Stockholder may Transfer such Shares, (i) either during the Stockholder’s lifetime or, on death, by will or intestacy to members of the Stockholder’s immediate family or to trusts exclusively for the benefits of members of the undersigned’s immediate family, (ii) to any entity which is under common management with or related to such Stockholder, (iii) to any partners, or retired partners, or to the estate of any partners or retired partners of such Stockholder if such Stockholder is a partnership, (iv) to any stockholder, parent or subsidiary corporation of such Stockholder if such Stockholder is a corporation, (v) pursuant to private sale to any of the other Stockholders in accordance with applicable federal and state securities laws, or (vi) exclusive to St. Elizabeth’s Medical Center of Boston, Inc., in the event the Company conducts its business in a manner or undertakes activities that result in public embarrassment to the Roman Catholic Archdiocese of Boston or the Roman Catholic Archbishop of Boston, as determined in the sole discretion of the Roman Catholic Archbishop of Boston; provided, however that in each such case, other than a transfer to the Company, prior to such Transfer, the transferee executes an agreement or an amendment to an existing agreement, reasonably satisfactory to GenStar, to be bound by the terms of, and to hold the Shares subject to, this Agreement.

Section 3.    Voting Arrangements.

Each Stockholder covenants and agrees as follows:

(a)    Agreement to Vote.    Until the Termination Date, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof (a “Company Stockholders’ Meeting”), such Stockholder shall:

(i)    appear at such Company Stockholders’ Meeting or otherwise cause his, her or its Shares to be counted as present at such Company Stockholders’ Meeting for purposes of establishing a quorum;

(ii)    vote or execute consents with respect to his, her or its Shares, or cause his, her or its Shares to be voted or consents to be executed with respect to his, her or its Shares, in favor of the approval of the Merger and the Merger Agreement;

(iii)    vote or execute consents with respect to his, her or its Shares, or cause his, her or its Shares to be voted or consents to be executed with respect to his, her or its Shares, against any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction (except for the Recapitalization and the Conversion Amendment as such terms are defined in the Merger Agreement and except as otherwise specifically contemplated in the Merger Agreement) involving the Company or any of the Stockholders presented to stockholders (regardless of any recommendation of the Company Board of Directors) or with respect to which vote or consent of the Stockholders is requested or sought, which amendment or other proposal, action or transaction could reasonably be expected to
(1) prevent or materially impede or delay the consummation of the Merger or the consummation of the transactions contemplated by the Merger Agreement or this Agreement, or (2) change the voting rights of any class of Company Capital Stock in a manner that would result in the number of Shares held by the Stockholders not being sufficient to authorize the Merger (each, a “Frustrating Transaction”).

(b)    Irrevocable Proxy.    As security for such Stockholder’s obligations under subsection (a) of this Section 3, such Stockholder hereby irrevocably constitutes and appoints GenStar as his, her or its attorney and proxy in accordance with Section 212 of the Delaware General Corporation Law (“DGCL”), with full power of substitution and resubstitution, to cause such Stockholder’s shares to be counted as present at any Company Stockholders’ Meeting, to vote his, her or its Shares at any Company Stockholders’ Meeting and to execute consents in respect of his, her or its Shares, all of the foregoing as and to the extent provided in subsection (a) of this Section 3. Such Stockholder hereby revokes all other proxies and powers of attorney that he, she or it may have heretofore appointed or granted with respect to his, her or its Shares to the extent inconsistent with such Stockholder’s obligations under this Agreement, and such Stockholder shall grant no subsequent proxy or power of attorney inconsistent with such Stockholder’s obligations under this Agreement.

(c)    Such Stockholder represents that any proxies given before the date of this Agreement with respect to his, her or its Shares are, to the extent inconsistent with such Stockholder’s obligations under this Agreement, revocable.

(d)    Such Stockholder hereby affirms that the irrevocable proxy granted by such Stockholder pursuant to this Section 3 (the “Irrevocable Proxy”) is given in connection with the execution of the Merger Agreement, and that the Irrevocable Proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the Irrevocable Proxy is coupled with an interest and, except as otherwise provided herein, is intended to be irrevocable in accordance with Section 212 of the DGCL. If for any reason the Irrevocable Proxy is not irrevocable, then such Stockholder agrees to vote his, her or its Shares in accordance with Section 3(a) as instructed by GenStar in writing.

(e)    The Irrevocable Proxy shall not be terminated by any act of such Stockholder or by operation of law, whether by the death or incapacity of such Stockholder or by the occurrence of any other event or events (including the termination of any trust or estate for which such Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership or other entity). If at any time during the term of this Agreement (i) such Stockholder should die or become incapacitated, (ii) any trust or estate holding the Shares should be terminated, (iii) any corporation or partnership or other entity holding the Shares should be dissolved or liquidated, or (iv) any other such similar event or events shall occur, certificates representing the Shares shall be delivered by or on behalf of such Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and any and all actions taken by GenStar pursuant to the terms of this Agreement shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not GenStar has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Section 4.    No Frustrating Transactions.

Each of the Stockholders agrees that, until the Termination Date, such Stockholder shall not, directly or indirectly, between the date of this Agreement and the Effective Time, through any representative or otherwise, solicit, initiate, encourage the submission of any proposal or offer from any person or entity relating to any Frustrating Transaction, or participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any Frustrating Transaction or any effort or attempt by any other person or entity to make any such proposal or offer relating to a Frustrating Transaction. Such Stockholder shall notify GenStar promptly if any such proposal or offer, or any inquiry or contact with any person or entity with respect thereto, is made and shall, in any such notice to GenStar, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

Section 5.    Lockup Agreement.

Each Stockholder hereby agrees that he, she or it shall not, without the prior written consent of GenStar, sell or otherwise transfer or dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any GenStar Common Stock (or other securities) owned by such Stockholder prior to the Effective Time (as defined in the Merger Agreement) or received by such Stockholder pursuant to the terms of the Merger Agreement during the two hundred and seventy (270) day period following the Effective Time.

Each Stockholder acknowledges that GenStar may impose stop-transfer instructions with respect to the shares of GenStar Common Stock (or other securities) owned by such Stockholder prior to the Effective Time or received by such Stockholder pursuant to the terms of the Merger Agreement subject to the foregoing restrictions until the end of such applicable two hundred and seventy (270) day period. Each Stockholder agrees to execute a market standoff agreement with said underwriter in customary form consistent with the provisions of this Section 5.

Notwithstanding the foregoing, if the Company or GenStar as a result of the Merger conducts its business in a manner or undertakes activities that result in public embarrassment to the Roman Catholic Archdiocese of Boston or the Roman Catholic Archbishop of Boston, as determined in the sole discretion of the Roman Catholic Archbishop of Boston, St. Elizabeth’s Medical Center of Boston, Inc. may sell, transfer, or otherwise dispose of all of the GenStar Common Stock owned by it, including prior to the end of such 270 day period.

GenStar shall, or GenStar shall cause the transfer agent for GenStar to, place on any and all certificates evidencing any GenStar Common Stock (or other securities) received by the Stockholders pursuant to the terms of the Merger Agreement a legend substantially similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF 270 DAYS AFTER ISSUANCE, AS SET FORTH IN A STOCKHOLDERS AGREEMENT, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

Section 6.    Waiver of Appraisal Rights.

Each Stockholder hereby waives any appraisal rights with respect to his, her or its Company Capital Stock or any other rights to dissent from the Merger (including, without limitation, under Section 262 of the DGCL), that he, she or it has or may have with respect to the Merger or the transactions contemplated thereby.

Section 7.    Further Assurances.

Each Stockholder shall, upon request of GenStar or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by GenStar or Merger Sub to be necessary or desirable to carry out the provisions hereof and to vest in GenStar the power to vote the Shares as contemplated by Section 3 of this Agreement.

Section 8.    Termination.

This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement (the “Termination Date”); provided, however, that Section 5 and Section 9 shall survive any termination of this Agreement.

Section 9.    Expenses.

Each party will pay his, her or its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including legal fees and accounting expenses).

Section 10.    Public Announcements.

Each of the Stockholders agrees that he, she or it will not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby without the prior written consent GenStar and the Company; provided, however, that such disclosure may be made without obtaining such prior consent if required by law and if the Stockholder making such disclosure has first used his, her or its best efforts to consult with GenStar and the Company about the form and substance of such disclosure.

Section 11.    Miscellaneous.

(a)    Amendment and Waiver.    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party or his, her or its permitted successors and assigns. Any amendment or waiver effected in accordance with this Section 11(a) shall be binding upon the parties and their respective successors and assigns.

(b)    Notices.    Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Section 11(b) and with all charges prepaid.

TO ANY OF THE STOCKHOLDERS: at the address set forth opposite the name of such Stockholder on Exhibit A hereto:

TO GENSTAR OR MERGER SUB:

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California 92121
Fax: (858) 450-0425
Attention: Chief Executive Officer

With a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Fax: (650) 493-6811
Attention: Herbert P. Fockler, Esq.

TO COMPANY:

Vascular Genetics Inc.
3350 Peachtree Road, NE
Suite 1050
Atlanta, Georgia 30326
Fax: (678) 420-2126
Attention: Chief Executive Officer

With a copy to:

McKenna Long & Aldridge, LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Fax: (404) 527-4198
Attention: Robert E. Tritt, Esq.

(c)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)    Specific Performance.    Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

(e)    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(g)    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)    Waiver of Jury Trial.    EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(j)    Representation by Counsel; Construction.    Each party to this Agreement was represented by his, her or its own counsel in connection with this Agreement and had the opportunity to discuss with such counsel the terms of this Agreement. This Agreement has been drafted with the joint participation of each of the parties and shall be construed to be neither against nor in favor of any party.

(k)    Capacity as Stockholder.    All representations and covenants made by a Stockholder hereunder are made solely in his, her or its capacity as a stockholder of the Company and shall not in any way affect or limit his, her or its, or his, her or its affiliates’ ability to act in accordance with such person’s obligations or duties as an officer or director of the Company.

IN WITNESS WHEREOF, GenStar, Merger Sub, the Company and the each of the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

GENSTAR THERAPEUTICS CORPORATION

By:
Name:
Title:

GENESIS ACQUISITION CORPORATION

By:
Name:
Title:

VASCULAR GENETICS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

STOCKHOLDERS: CATO HOLDING COMPANY

By:
Name:
Title:
Address:
Fax:

HUMAN GENOME SCIENCES, INC.

By:
Name:
Title:
Address:
Fax:

SOCIETE INNOVATECH DU GRANDE MONTREAL

By:
Name:
Title:
Address:
Fax:

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

STOCKHOLDERS: ST. ELIZABETH’S MEDICAL CENTER OF BOSTON, INC.

By:
Name:
Title:
Address:
Fax:

Richard E. Otto
Address:
Fax:

Robert T. Atwood
Address:
Fax:

Janet Campbell
Address:
Fax:

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

STOCKHOLDERS:

John R. Larson
Address:
Fax:

Allen Cato
Address:
Fax:

Daniel Pharand
Address:
Fax:

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

STOCKHOLDERS:

Craig Rosen
Address:
Fax:

Richard Schatz
Address:
Fax:

Lynda Sutton
Address:
Fax:

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

EXHIBIT C

GENSTAR STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is effective as of September 12, 2002, by and among GenStar Therapeutics Corporation, a Delaware corporation (“GenStar”), Genesis Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of GenStar (“Merger Sub”), Vascular Genetics, Inc., a Delaware corporation (the “Company”), and the stockholders of GenStar listed on Exhibit A to this Agreement (individually, a “Stockholder”, and collectively, the “Stockholders”).

RECITALS

A.    Each Stockholder is, as of the date of this Agreement, the record and beneficial owner of that number and class of shares of capital stock of GenStar (the “GenStar Capital Stock”) set forth opposite the name of such Stockholder on Exhibit A hereto.

B.    Concurrently with the execution of this Agreement, GenStar, Merger Sub and the Company have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, (i) for all issued and outstanding capital stock of the Company to be exchanged into the right to receive shares of GenStar Common Stock, and (ii) for Merger Sub to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.    As a condition to the willingness of the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

D.    Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to those terms in the Merger Agreement to the extent such terms are not otherwise modified by this Agreement.

AGREEMENT

In consideration of the terms hereof, the parties, intending to be legally bound, agree as follows:

Section 1.    Representations and Warranties of the Stockholders.

Each Stockholder hereby represents and warrants to the Company, severally and not jointly, as follows:

(a)    Such Stockholder is, as of the date of this Agreement, the record and beneficial owner of that number and class of shares of GenStar Capital Stock set forth opposite such Stockholder’s name on Exhibit A hereto (such GenStar Capital Stock, together with any GenStar Capital Stock acquired by such Stockholder after the date of this Agreement, whether upon the exercise of options, warrants or otherwise, the “Shares”).

(b)    Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(c)    In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(d)    This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(e)    The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not result in a violation of or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or his, her or its assets are bound. The consummation by such Stockholder of the transactions contemplated by this Agreement will not violate, or require any consent, approval or notice under, any provision of any law applicable to such Stockholder.

(f)    The Shares owned by such Stockholder are now, and at all times during the term of this Agreement will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all encumbrances.

Section 2.    Transfer of the Shares.

(a)    Except pursuant to the Merger or as otherwise contemplated by this Agreement, each of the Stockholders agrees that, until the Termination Date (as defined in Section 8 of this Agreement), such Stockholder shall not, directly or indirectly:

(i)    sell, grant any option or other right to acquire, acquire any option to dispose of, assign, donate, gift, pledge or otherwise transfer or dispose of any Shares beneficially owned or controlled by such Stockholder or any right or interest therein, or enter into any contract, option or other agreement, arrangement or understanding with respect to any of the foregoing (including, without limitation, any short sale) (each, a “Transfer”);

(ii)    grant any proxy, power of attorney or other authorization or consent with respect to any of the Shares inconsistent with such Stockholder’s obligations under this Agreement;

(iii)    deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares inconsistent with such Stockholder’s obligations under this Agreement; or

(iv)    take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)    Notwithstanding the foregoing, any Stockholder may Transfer such Shares (i) either during the Stockholder’s lifetime or, on death, by will or intestacy to members of the Stockholder’s immediate family or to trusts exclusively for the benefits of members of the undersigned’s immediate family, (ii) to any entity which is under common management with or related to such Stockholder, (iii) to any partners, or retired partners, or to the estate of any partners or retired partners of such Stockholder if such Stockholder is a partnership or (iv) to any stockholder, parent or subsidiary corporation of such Stockholder if such Stockholder is a corporation; provided, however that in each such case, prior to such Transfer, the transferee executes an agreement, reasonably satisfactory to the Company, to be bound by the terms of, and to hold the Shares subject to, this Agreement.

Section 3.    Options and Warrants

Each of the Stockholders agrees that, until the Termination Date, such Stockholder shall not, directly or indirectly, exercise any stock option or warrant granted to such Stockholder by GenStar to purchase any GenStar Capital Stock.

Section 4.    Voting Arrangements.

Each Stockholder covenants and agrees as follows:

(a)    Agreement to Vote.    Until the Termination Date, at any meeting of the stockholders of GenStar, however called, and at every adjournment or postponement thereof (a “GenStar Stockholders’ Meeting”), such Stockholder shall:

(i)    appear at such GenStar Stockholders’ Meeting or otherwise cause his, her or its Shares to be counted as present at such GenStar Stockholders’ Meeting for purposes of establishing a quorum;

(ii)    vote or execute consents with respect to his, her or its Shares, or cause his, her or its Shares to be voted or consents to be executed with respect to his, her or its Shares, in favor of the approval of the Merger, the Merger Agreement, the Share Issuance and the Name Change;

(iii)    except as set forth in Section 11(k) herein, vote or execute consents with respect to his, her or its Shares, or cause his, her or its Shares to be voted or consents to be executed with respect to his, her or its Shares, against any amendment of GenStar’s Certificate of Incorporation or Bylaws (except for the conversion of all shares of GenStar’s Series B Preferred Stock into GenStar Common Stock and an amendment to the Certificate of Designations of GenStar’s Series A Preferred Stock to allow GenStar, in its sole discretion, to convert such Series A Preferred Stock into GenStar Common Stock, as contemplated in Section 6.2(k) of the Merger Agreement) or other proposal, action or transaction involving GenStar or any of the Stockholders presented to stockholders (regardless of any recommendation of the GenStar Board of Directors) or with respect to which vote or consent of the Stockholders is requested or sought, which amendment or other proposal, action or transaction could reasonably be expected to (1) prevent or materially impede or delay the consummation of the Merger or the consummation of the transactions contemplated by the Merger Agreement or this Agreement, or (2) change the voting rights of any class of GenStar Capital Stock in a manner that would result in the number of Shares held by the Stockholders not being sufficient to authorize the Merger (each, a “Frustrating Transaction”).

(b)    Irrevocable Proxy. Until the Termination Date, as security for such Stockholder’s obligations under subsection (a) of this Section 4, such Stockholder hereby irrevocably constitutes and appoints the Company as his, her or its attorney and proxy in accordance with Section 212 of the Delaware General Corporation Law (“DGCL”), with full power of substitution and resubstitution, to cause such Stockholder’s shares to be counted as present at any GenStar Stockholders’ Meeting, to vote his, her or its Shares at any GenStar Stockholders’ Meeting and to execute consents in respect of his, her or its Shares, all of the foregoing as and to the extent provided in subsection (a) of this Section 4. Such Stockholder hereby revokes all other proxies and powers of attorney that he, she or it may have heretofore appointed or granted with respect to his, her or its Shares to the extent inconsistent with such Stockholder’s obligations under this Agreement, and such Stockholder shall grant no subsequent proxy or power of attorney inconsistent with such Stockholder’s obligations under this Agreement.

(c)    Such Stockholder represents that any proxies given before the date of this Agreement with respect to his, her or its Shares are, to the extent inconsistent with such Stockholder’s obligations under this Agreement, revocable.

(d)    Such Stockholder hereby affirms that the irrevocable proxy granted by such Stockholder pursuant to this Section 4 (the “Irrevocable Proxy”) is given in connection with the execution of the Merger Agreement, and that the Irrevocable Proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the Irrevocable Proxy is coupled with an interest and, except as otherwise provided herein, is intended to be irrevocable in accordance with Section 212 of the DGCL. If for any reason the Irrevocable Proxy is not irrevocable, then such Stockholder agrees to vote his, her or its Shares in accordance with Section 4(a) as instructed by the Company in writing.

(e)    The Irrevocable Proxy shall not be terminated by any act of such Stockholder or by operation of law, whether by the death or incapacity of such Stockholder or by the occurrence of any other event or events (including the termination of any trust or estate for which such Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership or other entity). If at any time during the term of this Agreement (i) such Stockholder should die or become incapacitated, (ii) any trust or estate holding the Shares should be terminated, (iii) any corporation or partnership or other entity holding the Shares should be dissolved or liquidated, or (iv) any other such similar event or events shall occur, certificates representing the Shares shall be delivered by or on behalf of such Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and any and all actions taken by the Company pursuant to the terms of this Agreement shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Company has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Section 5.    No Frustrating Transactions.

Except as set forth in Section 11(k) herein, each of the Stockholders agrees that, until the Termination Date, such Stockholder shall not, directly or indirectly, between the date of this Agreement and the Effective Time, through any representative or otherwise, solicit, initiate, encourage the submission of any proposal or offer from any person or entity relating to any Frustrating Transaction, or participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any Frustrating Transaction or any effort or attempt by any other person or entity to make any such proposal or offer relating to a Frustrating Transaction. Such Stockholder shall notify the Company promptly if any such proposal or offer, or any inquiry or contact with any person or entity with respect thereto, is made and shall, in any such notice to the Company, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

Section 6.    Lockup Agreement.

Each Stockholder hereby agrees that he, she or it shall not sell or otherwise transfer or dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any GenStar Common Stock (or other securities) owned by such Stockholder prior to the Effective Time during the two hundred and seventy (270) day period following the Effective Time.

Each Stockholder acknowledges that GenStar may impose stop-transfer instructions with respect to the shares of GenStar Common Stock (or other securities) owned by such Stockholder prior to the Effective Time subject to the foregoing restrictions until the end of such applicable two hundred and seventy (270) day period. Each Stockholder agrees to execute a market standoff agreement with said underwriter, in a form negotiated between such Stockholder and said underwriter, consistent with the provisions of this Section 6.

Section 7.    Further Assurances.

Each Stockholder shall, upon request of the Company, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Company to be necessary or desirable to carry out the provisions hereof and to vest in the Company the power to vote the Shares as contemplated by Section 4 of this Agreement.

Section 8.    Termination.

This Agreement, and all rights and obligations of the parties hereunder, shall terminate (the “Termination Date”) immediately upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement; provided, however, that Section 6 and Section 9 shall survive any termination of this Agreement.

Section 9.    Expenses.

Each party will pay his, her or its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including legal fees and accounting expenses).

Section 10.    Public Announcements.

Each of the Stockholders agrees that he, she or it will not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby without the prior written consent GenStar and the Company; provided, however, that such disclosure may be made without obtaining such prior consent if required by law and if the Stockholder making such disclosure has first used his, her or its reasonable efforts to consult with GenStar and the Company about the form and substance of such disclosure.

Section 11.    Miscellaneous.

(a)    Amendment and Waiver.    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party or his, her or its permitted successors and assigns. Any amendment or waiver effected in accordance with this Section 11(a) shall be binding upon the parties and their respective successors and assigns.

(b)    Notices.    Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Section 11(b) and with all charges prepaid.

TO ANY OF THE STOCKHOLDERS: at the address set forth below the signature of such Stockholder to this Agreement:

TO GENSTAR OR MERGER SUB:

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California 92121
Fax: (858) 450-0425
Attention: Chief Executive Officer

With a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Fax: (650) 493-6811
Attention: Herbert P. Fockler, Esq.

TO COMPANY:

Vascular Genetics Incorporated
3350 Peachtree Road, NE
Suite 1050
Atlanta, Georgia 30326
Fax: (678) 420-2126
Attention: Chief Executive Officer

With a copy to:

McKenna Long & Aldridge, LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Fax: (404) 527-4198
Attention: Robert E. Tritt, Esq.

(c)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)    Specific Performance.    Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

(e)    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(g)    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)    Waiver of Jury Trial.    EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(j)    Representation by Counsel; Construction.    Each party to this Agreement was represented by his, her or its own counsel in connection with this Agreement and had the opportunity to discuss with such counsel the terms of this Agreement. This Agreement has been drafted with the joint participation of each of the parties and shall be construed to be neither against nor in favor of any party.

(k)    Capacity as Stockholder.    All representations and covenants made by a Stockholder hereunder are made solely in his, her or its capacity as a stockholder of GenStar and shall not in any way affect or limit his, her or its, or his, her or its affiliates’ ability to act in accordance with such person’s obligations or duties as an officer or director of GenStar.

IN WITNESS WHEREOF, GenStar, Merger Sub, the Company and the each of the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

GENSTAR THERAPEUTICS CORPORATION

By:
Name:
Title:

GENESIS ACQUISITION CORPORATION

By:
Name:
Title:

VASCULAR GENETICS, INC.

By:
Name:
Title:

STOCKHOLDERS: BAXTER HEALTHCARE CORPORATION

By:
Name:
Title:
Address:	One Baxter Parkway
Deerfield, IL 60015
Attention: General Counsel

Fax:	847-948-2450

Peter F. Bernardoni
Address:	1035 Suncast Lane, Suite 122
El Dorado Hills, CA 95762

Fax:

Yawen L. Chiang
Address:	10865 Altman Row
San Diego, CA 95762

Fax:

Connie J. Kohne
Address:	10865 Altman Row
San Diego, CA 95762

Fax:

STOCKHOLDERS:

Creighton Lawhead

Address:	10865 Altman Row San Diego, CA 92121

Fax:

Paul D. Quadros

Address:	10865 Altman Row
San Diego, CA 92121

Fax:

William C. Raschke

Address:	10865 Altman Row
San Diego, CA 92121

Fax:

Ivor Royston

Address:	9255 Towne Centre Dr.
San Diego, CA 92121

Fax:

STOCKHOLDERS:

Carin D. Sandvik

Address:	10865 Altman Row
San Diego, CA 92121

Fax:

Victor W. Schmitt

Address:	One Baxter Parkway
Deerfield, IL 60015

Fax:

Robert E. Sobol

Address:	10865 Altman Row
San Diego, CA 92121

Fax:

TECHNOLOGY FUNDING

By:
Name:
Title:
Address:	1035 Suncast Lane, Suite 122
El Dorado Hills, CA 95762

Fax:

Annex A2

AMENDMENT TO THE AGREEMENT AND
PLAN OF REORGANIZATION

This AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”), dated as of November 26, 2002, is entered into by and among GenStar Therapeutics Corporation, a Delaware corporation (“Parent”), Genesis Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Vascular Genetics Inc., a Delaware corporation (the “Company”).

BACKGROUND

A.    Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Reorganization, dated as of September 12, 2002 (the “Merger Agreement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

B.    Parent, Merger Sub and the Company wish to make certain amendments to the Merger Agreement.

C.    Section 8.3 of the Merger Agreement permits the Merger Agreement to be amended by a writing executed by Parent, Merger Sub and the Company.

D.    Parent seeks the prior written consent of the Company for certain actions to be completed prior to the Effective Time, and the Company seeks the prior written consent of the Parent for certain actions to be completed prior to the Effective Time.

E.    Parent, Merger Sub and the Company wish to make a certain amendment to the Stockholders Agreement, dated September 12, 2002 (the “GenStar Stockholders Agreement”), entered into by Parent, Merger Sub, the Company and certain stockholders of GenStar listed on Exhibit A to the GenStar Stockholders Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendment to Section 1.6(b).    Section 1.6(b) of the Merger Agreement is hereby amended and restated as follows:

“Each share of Series B Preferred Stock of the Company (the “Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock which are to be canceled pursuant to Section 1.6(c), if any, or which are Appraisal Shares (as defined and to the extent provided in Section 1.8(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the product of the following formula: (a) the “Conversion Rate” of the Company Series B Preferred Stock, as defined in the Certificate of Incorporation of the Company, immediately before the Effective Time (“Series B Factor”) multiplied by (b) the Exchange Ratio. The Company shall calculate and provide the Series B Factor to Parent before the Closing.”

A2-1

2.    Amendment to Section 2.2(b).    Section 2.2(b) of the Merger Agreement is hereby amended by deleting the number “5,932,041” and replacing it with the number “5,989,031.”

3.    Amendment to Section 2.21(a).    Section 2.21(a) of the Merger Agreement is hereby amended by deleting the words “the adoption of this Agreement and the approval of the Merger,”.

4.    Amendment to Section 3.4.    Section 3.4 of the Merger Agreement is hereby amended by deleting the following sentences,

“Subject only to the requisite approval of this Agreement, the Merger and the Share Issuance and the Name Change (as defined in Section 5.27) by the stockholders of Parent and Merger Sub, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of Parent’s stockholders to duly approve this Agreement, the Merger, the Share Issuance and the Name Change is a majority of the Parent Common Stock.”

and replacing such sentences with the following sentences,

“Subject only to the requisite approval of the Share Issuance and the Name Change (as defined in Section 5.27) by the stockholders of Parent, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of Parent’s stockholders to duly approve the Share Issuance and the Name Change is a majority of the Parent Common Stock. The vote of Parent’s stockholders is not required to approve this Agreement and the Merger.”

5.    Amendment to Section 3.26. Section 3.26 of the Merger Agreement is hereby amended and restated as follows:

“None of the representations or warranties made by each of Parent and Merger Sub (as modified by the Parent Schedules), nor any statement made in any schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of Parent in connection with soliciting their consent to the Share Issuance and the Name Change, contains or will contain at the Effective Time, any untrue statement of a fact, or omits or will omit at the Effective Time to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.”

6.    Amendment to Section 5.1(c).    Section 5.1(c) of the Merger Agreement is hereby amended and restated as follows:

“The Parent Proxy Statement shall, among other things, (i) solicit the approval of the Share Issuance and include the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of the Share Issuance, (ii) solicit the approval of the amendment to Parent’s Certificate of Incorporation to accomplish the Name Change (as defined in Section 5.27), and (iii) solicit the approval of the election of the Board Nominees effective upon the Effective Time and include the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote for the election of each of the Board Nominees.”

7.    Amendment to Section 5.2(b).    The first sentence of Section 5.2(b) of the Merger Agreement is hereby amended and restated as follows:

“Parent shall call and hold the Parent Stockholders’ Meeting (as defined in Section 3.21) as promptly as practicable after the date on which the S-4 becomes effective, for the purpose of voting upon the approval of the Share Issuance and Name Change (as defined in Section 5.27), pursuant to the Parent Proxy Statement. Nothing herein shall prevent Parent from adjourning or postponing the Parent Stockholders’ Meeting if there are insufficient shares of Parent Common Stock necessary to conduct

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business at the meeting. Parent shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of (i) the approval of the Share Issuance, (ii) the approval of the Name Change, and (iii) the approval of the election of the Board Nominees effective upon the Effective Time, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval.

8.    Amendment to Section 5.21.    Section 5.21 of the Merger Agreement is hereby amended by deleting the sentence,

“At the Closing, Parent shall enter into executive employment agreements with the CEO, President and CFO on terms and conditions reasonably satisfactory to Parent, the Company and such officers; provided the compensation of such officers shall be subject to approval by the Compensation Committee established pursuant to Section 5.22 below.”

and replacing it with the sentence,

“After the Closing, Parent shall enter into executive employment agreements with the CEO, President and CFO on terms and conditions reasonably satisfactory to the board of directors of Parent, as constituted after the Effective Time, and such officers; provided the compensation of such officers shall be subject to approval by the Compensation Committee established pursuant to Section 5.22 below.”

9.    Amendment to Section 5.22(a).    Section 5.22(a) of the Merger Agreement is hereby amended and restated as follows:

“Upon and after the Effective Time, and subject to the provisions of Delaware Law, the Board of Directors of Parent shall consist of nine (9) directors established and maintained pursuant to and in accordance with the requirements of (i) this Section 5.22 and (ii) the rules and regulations of the SEC and the American Stock Exchange (“AMEX”) from time to time, and any more stringent requirements of NASDAQ or the NYSE from time to time relating to companies’ boards of directors to the extent not inconsistent therewith (collectively, the “Exchange Rules”). A majority of the directors, or such greater number as required by the Exchange Rules, shall be “independent” as defined or construed in accordance with the Exchange Rules. Parent’s nominees to the Board of Directors of Parent shall be Victor W. Schmidt, Ivor Royston, Paul Quadros, and Robert E. Sobol, or such other person nominated by Parent (“Parent’s Board Nominees”). Parent’s Board Nominees shall not exceed four (4) persons. The Company’s nominees to the Board of Directors of Parent shall be Richard Otto, John Larson, Daniel Pharand, and James Gilstrap, or such other person nominated by the Company (“Company’s Board Nominees”). The Company’s Board Nominees shall not exceed 4 persons. The ninth director (the “Independent Board Member,” and together with Parent’s Board Nominees and the Company’s Board Nominees, the “Board Nominees”) shall be Eric N. Falkenberg or such other person who is independent and jointly nominated by Parent and the Company within thirty (30) days from the date of this Amendment. Parent shall, in the Parent Proxy Statement, solicit the approval of the election of the Board Nominees effective upon the Effective Time and include the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote for the election of each of the Board Nominees. Parent and the Company agree to take all further actions, before and after the Closing, necessary and appropriate to cause the Board of Directors of Parent to be composed of the Board Nominees upon and after the Effective Time until their successors have been duly appointed.”

10.    Amendment to Section 5.27.    Section 5.27 of the Merger Agreement is hereby amended by deleting “Autus Genetics Corp.” and replacing it with “CorAutus Genetics, Inc.”

11.    Deletion of Section 5.33.    Section 5.33 of the Merger Agreement is hereby deleted in its entirety.

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12.    Amendment to Section 6.1(a).    Section 6.1(a) of the Merger Agreement is hereby amended and restated as follows:

“(i) This Agreement, the Merger and the Conversion Amendment (as defined in Section 4.1(a)(viii) shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company’s Certificate of Incorporation, and (ii) the Share Issuance and the Name Change shall have been approved and adopted by the stockholders of Parent by the requisite vote under applicable law, Parent’s Certificate of Incorporation and the rules and regulations of AMEX.”

13.    Amendment of Section 6.2(m).    Section 6.2(m) of the Merger Agreement is hereby amended and restated as follows:

“Parent shall have amended its Bylaws to authorize nine directors as contemplated by this Agreement and the Company’s Board Nominees and the Independent Board Nominee shall have been duly elected by Parent’s stockholders as five of the nine members of the Board of Directors of Parent effective upon the Effective Time.”

14.    Amendment to Section 8.1(b).    Section 8.1(b) of the Merger Agreement is hereby amended by deleting “February 15, 2003” and replacing it with “April 15, 2003.”

15.    Deletion of Section 8.1(f).    Section 8.1(f) of the Merger Agreement is hereby deleted in its entirety.

16.    Amendment to Section 9.1.    Section 9.1 of the Merger Agreement is hereby amended by replacing the address for notices to the Company therein with the address set forth in Section 20(a) of this Amendment.

17.    Consent to Certain Actions.

(a)  Parent acknowledges and agrees that, by letter dated October 28, 2002, a copy of which is attached as Exhibit A to this Amendment, Parent has provided prior written consent pursuant to Section 4.1(a) of the Merger Agreement for the actions taken, or to be taken, by the Company set forth in such letter.

(b)  Concurrently with the execution of this Amendment, Parent hereby agrees to provide prior written consent pursuant to Section 4.1(a) of the Merger Agreement for the actions to be taken by the Company set forth in the consent letter attached as Exhibit B to this Amendment (the “Parent Consent Letter”) by executing the Parent Consent Letter, which execution shall constitute Parent’s prior written consent to the actions set forth in the Parent Consent Letter.

(c)  Concurrently with the execution of this Amendment, the Company hereby agrees to provide prior written consent pursuant to Section 4.1(b) of the Merger Agreement for the actions to be taken by the Parent set forth in the consent letter attached as Exhibit C to this Amendment (the “Company Consent Letter”) by executing the Company Consent Letter, which execution shall constitute the Company’s prior written consent to the actions set forth in the Company Consent Letter.

18.    Agreement to Amend the GenStar Stockholders Agreement. Following the execution of this Amendment, Parent, Merger Sub and the Company hereby agree to execute an amendment to the GenStar Stockholders Agreement, substantially in the form attached hereto as Exhibit D, to provide that the prohibition against transfer in Section 6 (“Lockup Agreement”) of such agreement will be decreased from 270 days to 90 days solely with respect to Connie J. Kohn, Creighton W. Lawhead and William C. Raschke. The parties understand that the effectiveness of such amendment to the GenStar Stockholders Agreement is subject to the agreement of, and execution by, each of Ms. Kohn and Mssrs. Lawhead and Raschke. The remainder of the GenStar Stockholders Agreement will remain in full force and effect.

19.    No Other Amendments.    Except as it has been specifically amended pursuant to this Amendment, the Merger Agreement shall from and after the date hereof continue in full force and effect.

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20.    General Provisions.

(a)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent or Merger Sub, to:

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California 92121
Attention: Robert E. Sobol
Telephone No.: (858) 450-5949
Facsimile No.: (858) 450-0425

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Herbert Fockler, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(ii)	if to the Company, to:

Vascular Genetic Inc.
430 Tenth Street, N.W.
Suite S-204
Atlanta, Georgia 30318
Attention: Robert T. Atwood
Telephone No.: (404) 526-6200
Facsimile No.: (404) 526-6218

with a copy to:

McKenna Long & Aldridge, LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: Robert E. Tritt, Esq.
Telephone No.: (404) 527-8130
Facsimile No.: (404) 527-4198

(iii)	if to the Securityholder Agent:

Century Capital Associates LLC
215 Morris Avenue
Spring Lake, New Jersey 07762
Telephone No.: (732) 285-1055
Facsimile No.: (732) 282-0210

(b)  Interpretation.    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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(c)  Counterparts.    This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(d)  Entire Agreement; Assignment.    This Amendment, the exhibits attached to this Amendment, the Merger Agreement, the Schedules and Exhibits attached to the Merger Agreement and the documents, instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Mutual Non-Disclosure Agreement between Parent and the Company dated April 25, 2002, which shall survive; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

(e)  Severability.    In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)  Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g)  Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

(h)  Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i)  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their duly authorized respective officers, all as of the date first written above.

VASCULAR GENETICS INC.		GENSTAR THERAPEUTICS CORPORATION

By:	/s/ RICHARD E. OTTO	By:	/s/ ROBERT E. SOBOL, M.D.
Name:	Richard E. Otto	Name:	Robert E. Sobol, M.D.
Title:	President/CEO	Title:	CEO

GENESIS ACQUISITION CORPORATION

By:	/s/ ROBERT E. SOBOL, M.D.
Name:	Robert E. Sobol, M.D.
Title:	CEO

[SIGNATURE PAGE TO THE AMENDMENT TO THE
AGREEMENT AND PLAN OF REORGANIZATION]

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ANNEX B

[Duff & Phelps Letter Head]

September 12, 2002

To the Board of Directors of GenStar Therapeutics Corporation:

Duff & Phelps, LLC (“Duff & Phelps”) has been engaged by GenStar Therapeutics Corporation (“GenStar” or the “Company”), as financial advisor to the board of directors of the Company, in connection with a contemplated transaction (the “Transaction”), as described below. Specifically, Duff & Phelps has been engaged to provide an opinion (the “Opinion”) as to whether the terms of the Transaction are fair to the holders of the common stock of the Company from a financial point of view.

Transaction Overview

It is our understanding that GenStar and Vascular Genetics Inc. (“VGI”) are contemplating a merger whereby GenStar will issue new shares of its common stock in exchange for all of VGI’s outstanding capital stock. It is our further understanding that in the Transaction the maximum number of shares of GenStar common stock to be issued (including GenStar common stock to be reserved for issuance after the contemplated merger upon exercise of any of VGI’s options, warrants and other convertible securities to be assumed by GenStar) in exchange for the acquisition by GenStar of all outstanding VGI capital stock and all unexpired and unexercised options (whether vested or unvested), assumed warrants, convertible securities or other rights to acquire VGI capital stock shall be equal to the aggregate issued and outstanding shares of capital stock of GenStar on a fully-diluted basis, including all unexpired and unexercised options (whether vested or unvested), warrants, convertible securities or other rights to acquire or receive shares of capital stock of GenStar (expressly excluding any outstanding rights to acquire or receive shares of Series C preferred stock of GenStar) plus an additional 500,000 shares of capital stock of GenStar in lieu of the issued and outstanding, or any rights to acquire, shares of Series C preferred stock of GenStar.

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Our due diligence activities are summarized below.

With regards to our analysis of the Transaction, among other things, we preformed the following due diligence:

1.	Reviewed the Agreement and Plan of Reorganization dated September 12, 2002;

2.	Reviewed the final term sheet dated July 17, 2002;

3.	Reviewed certain financial information regarding GenStar and VGI prepared by GenStar management;

4.	Reviewed the Recapitalization Agreement dated September 5, 2002 (the “HGS Recapitalization Agreement”) between VGI and Human Genome Sciences, Inc. (“HGS”);

5.	Reviewed the Recapitalization Agreement dated September 6, 2002 between VGI, Cato Holding Company and Cato Research Ltd.;

6.	Reviewed the Recapitalization Agreement dated August 22, 2002 between VGI and St. Elizabeth’s Medical Center of Boston, Inc.;

7.	Reviewed the First Amendment to the HGS Agreement to be entered into between VGI and HGS in accordance with the terms of the HGS Recapitalization Agreement (the “Amended HGS Agreement”); and

8.
Reviewed the First Amendment to the Amended and Restated License Agreement to be entered into between VGI and HGS in accordance with the terms of the HGS Recapitalization Agreement (the “Amended License Agreement”).

With regards to our analysis of GenStar, among other things, we performed the following due diligence:

1.	Conducted meetings with members of senior management of GenStar at their corporate headquarters in San Diego, California;

2.
Reviewed GenStar’s financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2001, the quarterly report on Form 10-Q for the three months ended March 31, 2002, the quarterly report on Form 10-Q for the six months ended June 30, 2002, and the unaudited internally prepared financial statements for the eight months ended August 30, 2002;

3.	Reviewed certain other financial information regarding the Company prepared by GenStar management;

4.	Analyzed the historic trading price and trading volume of GenStar’s common stock;

5.
Reviewed various development, collaboration, distribution, royalty, licensing and other agreements between GenStar and third parties; and Reviewed other operating and financial information provided by GenStar management.

With regards to our analysis of VGI, among other things, we performed the following due diligence:

1	Conducted meetings with members of senior management of VGI;

2	Reviewed various licensing agreements between VGI and third parties;

3
Reviewed audited financial statements for VGI for fiscal years ended December 31, 2000 and 2001, audited financial statements which were in unissued draft form for fiscal years 1998 and 1999, and unaudited interim financial statements for the seven months ended July 31, 2002;

4	Reviewed the article published in Circulation, dated April 2002, regarding the results of the Phase ½ trail of the VEGF-2 gene;

5	Observed power point presentation by VGI management team prepared for potential investors; and

6	Reviewed other operating and financial information provided by VGI management.

Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as such conditions can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. Duff & Phelps has not previously provided financial advisory services to GenStar or VGI.

In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to GenStar, VGI and the Transaction, whether supplied by the Company, its subsidiary or affiliated companies or its advisors, VGI, or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. We have not made nor have we been provided with an independent valuation or appraisal of any of the properties, technologies, assets or liabilities (contingent or otherwise) of GenStar or VGI. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion. Furthermore, we have assumed that there has been mo material change in the assets, financial condition, business or prospects of GenStar or VGI since the date of the most recent financial statements made available to us.

In rendering this Opinion, we have assumed that the Transaction occurs on terms that are described in Agreement and Plan of Reorganization, that each of the Amended HGS Agreement and Amended License

Agreement will be duly executed and will be in full force and effect in accordance with their respective terms, and that GenStar and VGI have complied with all applicable federal, state, and local regulations and laws. We have also assumed, without independent verification, that VGI has no significant tax liability as of the date hereof and will not have any such liability prior to the effective time of the Transaction. It should be recognized that we are not making any recommendation as to whether the stockholders of the Company should vote in favor of the Transaction or any other matter.

Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to Duff & Phelps in connection with this Transaction, will in each instance be subject to Duff & Phelps’s prior review and written approval (which shall not be unreasonably withheld). The Opinion will not be included in, summarized or referred to in any manner in any materials distributed to the public or the security holders of the Company, or filed with or submitted to any governmental agency, without Duff & Phelps’s express, prior written consent (which shall not be unreasonably withheld).

The Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and our engagement letter, and subject to the understanding that the obligations of Duff & Phelps in the Transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Duff & Phelps shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of your affiliates.

Conclusion

Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of this date, the terms of the Transaction are fair to the holders of the common stock of GenStar from a financial point of view.

Respectfully submitted,

DUFF & PHELPS, LLC

ANNEX C

§ 262 of the Delaware General Corporation Law—Appraisal Rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX D

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GENSTAR THERAPEUTICS CORPORATION

GenStar Therapeutics Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.    The name of the Corporation is “GenStar Therapeutics Corporation.” The Corporation was originally incorporated under the name “UroGen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995.

B.    This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, GenStar has caused this Amended and Restated Certificate of Incorporation to be signed by Robert E. Sobol, a duly authorized officer of the Corporation, on [date].

Robert E. Sobol President and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GENSTAR THERAPEUTICS CORPORATION

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is

CorAutus Genetics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, in the city of Wilmington, County of New Castle, Delaware 19805. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”).

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law. Such authorization shall include, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

ARTICLE V

The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware,

this Certificate of Incorporation, and the Bylaws adopted by the stockholders; provided, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ARTICLE VI

Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide. Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VII

The directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper benefit.

No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Article VII nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment, adoption or modification or affect the liability of any director of the Corporation for any action taken or any omission that occurred prior to the time of such repeal, amendment, adoption or modification.

If the General Corporation Law of the State of Delaware shall be amended, after the Certificate of Incorporation of the Corporation is amended to include this Article VII, to authorize corporate action further eliminating or limiting the ability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

No holder of any shares of any class or series of capital stock of the Corporation shall be entitled to any preemptive rights to subscribe for or otherwise acquire any additional shares of any class or series of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of the Corporation, unless otherwise provided pursuant to any agreement with the Corporation.

Pursuant to a resolution of the Board of Directors of the Corporation, the foregoing amendment and restatement was submitted for consideration by the stockholder of the Corporation, and the holders of the necessary number of shares as required by statute and the Certificate of Incorporation of the Corporation were voted in favor of the adoption of said amendment and restatement.

ANNEX E

FORM OF
CERTIFICATE OF AMENDMENT
OF THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CORAUTUS GENETICS, INC.

CorAutus Genetics, Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST:    The name of the Corporation is CorAutus Genetics, Inc. The Corporation was originally incorporated under the name “UroGen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [Insert either 2, 3, 4, 5, 6, 7, 8, 9 or 10, depending on the exchange ratio of the Effective Reverse Stock Split selected by the Board.] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation; provided however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the closing prices of the Corporation’s Common Stock as reported on the American Stock Exchange for the five trading-day period ending on the last business day before the date this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law. Such authorization shall include, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

E-1

FOURTH:    This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

CORAUTUS GENETICS, INC.
Richard E. Otto Chief Executive Officer

E-2

ANNEX F

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

The undersigned, Robert E. Sobol, Chief Executive Officer, and Carin D. Sandvik, Secretary, of GenStar Therapeutics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”) in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

FIRST:    That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of the Company, the Board adopted the following resolutions at a meeting duly held on November 21, 2002, amending the preferences and rights of the series of Preferred Stock designated as Series A Preferred Stock:

“RESOLVED:    That pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, the Series A Preferred Stock of the Company is hereby amended, and that henceforth the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, shall be as attached as Exhibit A.

RESOLVED FURTHER:    That the appropriate officers of the Company are hereby authorized and directed to solicit and obtain the approval of the Company’s stockholders, as required by Delaware General Corporation Law, of the Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock (the “Amendment”) and, upon receipt of such approval, to take all such action as such officers deem necessary or desirable to file the Amendment with the Secretary of State of the State of Delaware and for the Amendment to become effective.

RESOLVED FURTHER:    That all actions previously taken by such officers consistent with the purpose and intent of the above resolutions are in all respects, ratified, approved, confirmed and adopted.”

SECOND:    That said amendment was duly adopted by the stockholders of the Company and by the holders of a majority of the outstanding shares of Series A Preferred Stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Company and that the facts stated herein are true as of this [        ] day of [                            ] 2002.

GENSTAR THERAPEUTICS CORPORATION

By:	/s/
Name:	Robert E. Sobol
Title:	Chief Executive Officer

ATTEST:

Carin D. Sandvik, Secretary

F-1

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION

1.    Designation.    This series of Preferred Stock shall be designated Series A Preferred Stock, $0.001 par value (the “Series A Preferred”).

2.    Authorized Number.    The number of shares constituting the Series A Preferred shall be Forty Thousand (40,000) shares.

3.    Dividends.    The holders of the Series A Preferred shall not be entitled to receive any dividends with respect to such Series A Preferred.

4.    Liquidation Preference.    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(a)    Subject to the prior payment in full of any liquidation preference of any outstanding Series B Preferred Stock, Series C Preferred Stock or any other securities of the Company which by their terms rank superior to the Series A Preferred as to liquidation preference (the “Senior Securities”), the holders of Series A Preferred shall be entitled to receive liquidation preferences based on their respective preference amounts (which shall include any amounts owing in respect of declared and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Common Stock, in the amount of Ten Dollars ($10.00) per share in cash for each share of Series A Preferred then held by such holders of Series A Preferred subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations (each a “Recapitalization”) plus an amount equal to all declared but unpaid dividends on such Series A Preferred as of the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution, after payment in full of liquidation preferences to all Senior Securities, shall be distributed ratably among the holders of the Series A Preferred. After payment has been made to the holders of the Series A Preferred of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series A Preferred, and the remaining assets of the Company shall be distributed among the holders of the Common Stock in accordance with the Certificate of Incorporation and applicable law.

(b)    For purposes of this Section 4, the sale of all or substantially all of the Company’s assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued or caused to be issued, by the acquiring entity in which the holders of capital stock of the Company hold less than 50% of the voting securities of the acquiring corporation (each a “Reorganization”) shall not be treated as a liquidation, dissolution or winding up of the Company (unless in connection therewith, the liquidation, dissolution or winding up of the Company is specifically approved), but shall be treated as provided in Section 6(d) hereof.

5.    Voting Rights.    Holders of Series A Preferred shall have no voting rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designation. Where such vote is required by law and the shares of Series A Preferred shall vote with the shares of Common Stock or any other class or series of securities, each holder of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A

F-2

Preferred held by such holder could be converted as of the record date. Holders of Series A Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. In addition, the Company will, or will cause the registrar, to transmit to the registered holders of the Series A Preferred all reports and communications from the Company that are generally mailed to holders of its Common Stock. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be disregarded.

6.    Conversion.    The Series A Preferred shall be subject to the following conversion provisions:

(a)    Right to Convert.    Each share of Series A Preferred outstanding shall be convertible, without the payment of additional consideration, at the option of the holder thereof or at the option of the Company, at any time into 1,000 fully paid and nonassessable shares of Common Stock (as adjusted for Recapitalizations of the Series A Preferred or the Common Stock).

(b)    Unpaid Dividends and Fractional Shares.

(i)    Any declared but unpaid dividends upon the Series A Preferred at the time of any conversion pursuant to Section 6(a) shall be paid or distributed upon such conversion or as soon thereafter as permitted by law.

(ii)    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the fair market value of a share of Common Stock as determined by the Board of Directors.

(c)    Mechanics of Conversion.    Conversion shall be effected by delivery of the certificate or certificates for the Series A Preferred to be converted, duly endorsed, to the office of the Company or of any transfer agent for the Series A Preferred. The Company shall, as soon as practicable after such delivery, issue and deliver to such holder of Series A Preferred (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable pursuant to Section 6(b). Notwithstanding any such delivery, such conversion shall be deemed to have been made immediately prior to either (i) the closing of business on the date of surrender of the certificate or certificates or (ii) the closing of business on the date the Company is deemed to have given notice under Section 9 to the holders of Series A Preferred of the exercise by the Company of its option under Section 6(a) to convert the Series A Preferred into Common Stock (the “Conversion Date”). The person or persons entitled, upon proper delivery, to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. All rights with respect to shares of Series A Preferred outstanding on the Conversion Date shall forthwith after the Conversion Date terminate, except the right of the holders of such shares to receive shares of Common Stock upon surrender of their certificates for the Series A Preferred and the right to receive any cash amounts payable pursuant to Section 6(b). Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing Series A Preferred are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement (and posts any requested bond or security) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates for shares of Common Stock issuable upon conversion of shares of Series A Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof, provided that the Company shall not be required to pay any additional tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred being converted.

F-3

(d)    Certain Reorganizations.    In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, whether pursuant to a Reorganization or otherwise, the shares of Series A Preferred shall, after such Reorganization or other transaction, be convertible thereafter pursuant to this Section 6 into the kind and amounts of stock or other securities or property of the Company or otherwise, to which such holder would have been entitled if immediately prior to such event the Series A Preferred had been converted into Common Stock pursuant to Section 6(a). The provisions of this Section 6(d) shall similarly apply to successive changes, reclassifications, conversions, exchanges or cancellations.

(e)    No Impairment.    Except in accordance with the amendment provisions of Section 10, the Company will not, by amendment of its Certificate of Incorporation or through any Reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment. This Section 6(e) shall not limit or otherwise affect the right of the Company to cause conversion of Series A Preferred pursuant to Section 6(a).

(f)    Calculation of Conversion Price.    All calculations under this Section 6 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

(g)    No Other Conversion Rights.    The holders of Series A Preferred shall have no rights of conversion other than as specifically set forth herein.

7.    Status of Converted Shares.    Shares of Series A Preferred converted pursuant to Section 6 shall be canceled and no longer constitute authorized shares.

8.    Covenants.    So long as any shares of Series A Preferred remain outstanding:

(a)    The Company shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series B Preferred and Series C Preferred, voting together as a single class, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking find for such purpose) any of the Company’s capital stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and

(b)    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred Stock and Series C Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred Stock and Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

9.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand; when deposited in the United States mail (certified or registered mail, postage prepaid) or with express courier; or when sent by telex or telecopier (with

F-4

receipt confirmed, provided a copy is also sent by first class mail), addressed (i) in the case of a holder of Series A Preferred, to such holder’s address of record, and (ii) in the case of the Company, to the Company’s principal executive office to the attention of the Company’s secretary.

10.    Amendments and Waivers.    Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred set forth herein may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of Series A Preferred.

F-5

ANNEX G

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF
PREFERENCES AND RIGHTS OF
SERIES B PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

The undersigned, Robert E. Sobol, Chief Executive Officer, and Carin D. Sandvik, Secretary, of GenStar Therapeutics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”) in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

FIRST:    That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of the Company, the Board adopted the following resolutions at a meeting duly held on November 21, 2002, amending the preferences and rights of the series of Preferred Stock designated as Series B Preferred Stock:

“RESOLVED:    That pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, the Series B Preferred Stock of the Company is hereby amended, and that henceforth the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, shall be as attached as Exhibit A.

RESOLVED FURTHER:    That the appropriate officers of the Company are hereby authorized and directed to solicit and obtain the approval of the Company’s stockholders, as required by Delaware General Corporation Law, of the Amended and Restated the Certificate of Designation of Preferences and Rights of Series B Preferred Stock (the “Amendment”) and, upon receipt of such approval, to take all such action as such officers deem necessary or desirable to file the Amendment with the Secretary of State of the State of Delaware and for the Amendment to become effective.

RESOLVED FURTHER:    That all actions previously taken by such officers consistent with the purpose and intent of the above resolutions are in all respects, ratified, approved, confirmed and adopted.”

SECOND:    That said amendment was duly adopted by the stockholders of the Company and by the holders of a majority of the outstanding shares of Series B Preferred Stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Company and that the facts stated herein are true as of this [        ] day of [                            ] 2002.

GENSTAR THERAPEUTICS CORPORATION

By:	/s/
Name:	Robert E. Sobol
Title:	Chief Executive Officer

ATTEST:

Carin D. Sandvik, Secretary

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF PREFERENCES AND RIGHTS OF
SERIES B PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION

1.    Designation.    This series of Preferred Stock shall be designated Series B Preferred Stock, $0.001 par value (the “Series B Preferred”).

2.    Authorized Number.    The number of shares constituting the Series B Preferred shall be Thirteen Thousand (13,000) shares.

3.    Dividends.    The holders of the Series B Preferred shall not be entitled to receive any dividends with respect to such Series B Preferred.

4.    Liquidation Preference.    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(a)    The holders of the Series B Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred Stock with Parity Rights (as defined in Section 5(a)) as to liquidation preferences based on their respective preference amounts (which, in the case of the Series B Preferred, shall include any amounts owing in respect of declared and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred or Common Stock (or any other securities of the Company ranking junior to the Series B Preferred as to liquidation preferences), the preference amount of One Thousand Dollars ($1,000) per share in cash for each share of Series B Preferred then held by such holders of Series B Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations (each a “Recapitalization”)), plus an amount equal to all declared but unpaid dividends on the Series B Preferred as of the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series B Preferred and the holders of any other series of Preferred Stock with Parity Rights as to liquidation preferences are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred and the holders of any other series of Preferred Stock with Parity Rights as to liquidation preferences in the proportion that the aggregate preferential amount of shares of Series B Preferred and shares of any other series of Preferred Stock with Parity Rights as to liquidation preferences held by each such holder bears to the aggregate preferential amount of all shares of Series B Preferred and shares of any other series of Preferred Stock with Parity Rights as to liquidation preferences. After payment has been made to the holders of the Series B Preferred and the holders of any other series of Preferred Stock with Parity Rights as to liquidation preferences of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series B Preferred, and the remaining assets of the Company shall be distributed among the holders of the Common Stock (and other junior securities with regard to liquidation preferences) in accordance with the Certificate of Incorporation and applicable law.

(b)    For purposes of this Section 4, the sale of all or substantially all of the Company’s assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring entity in which the holders of capital stock of the Company hold less than 50% of the voting securities of the acquiring corporation (each a “Reorganization”), shall not be treated as a liquidation, dissolution or winding up of the Company (unless in connection therewith, the liquidation, dissolution or winding up of the Company is specifically approved), but shall be treated as provided in Section 7(e) hereof.

5.    Provisions Generally Applicable to Dividends and Liquidation.

(a)    The term “Parity Rights,” as used in this Certificate of Designation, shall mean dividend rights and liquidation preferences of the Series B Preferred, the Company’s Series C Preferred Stock and of any other series of Preferred Stock of the Company which have preferences upon any liquidation, dissolution, or winding up of the Company or rights with respect to the declaration, payment and setting aside of dividends on a parity with those of the Series B Preferred and Series C Preferred Stock.

(b)    Except as provided in Section 8 or in accordance with the amendment provisions in Section 12, the Company will not, by amendment of its Certificate of Incorporation or through any Reorganization, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section 3 and 4 and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Series B Preferred against impairment; provided, however, that nothing herein will prevent the Company from creating any new series of Preferred Stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Series B Preferred.

6.    Voting Rights.    Holders of Series B Preferred shall have no voting rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designation. Where such vote is required by law and the shares of Series B Preferred shall vote with the shares of Common Stock or any other class or series of securities, each holder of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such holder could be converted as of the record date. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. In addition, the Company will, or will cause the registrar, to transmit to the registered holders of the Series B Preferred all reports and communications from the Company that are generally mailed to holders of its Common Stock. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) shall be disregarded.

7.    Conversion.    The Series B Preferred shall be subject to the following conversion provisions:

(a)    Terms of Conversion.    Each share of Series B Preferred outstanding shall be convertible, at the option of the holder, without the payment of additional consideration into fully paid and nonassessable shares of Common Stock pursuant to the provisions of Section 7(b) hereof at any time. If not already converted pursuant to the previous sentence, all shares of Series B Preferred outstanding shall automatically be converted into fully paid and nonassessable shares of Common Stock immediately prior to the closing of the merger between Genesis Acquisition Corporation, a wholly owned subsidiary of the Company, and Vascular Genetics Inc. pursuant to the Agreement and Plan of Reorganization dated September 12, 2002 by and among the Company, Genesis Acquisition Corporation and Vascular Genetics Inc., as amended (the “Merger”).

(b)    Conversion Price.    The number of shares of Common Stock which shall be deliverable upon conversion of each share of Series B Preferred shall be equal to the quotient of the Liquidation Value divided by $6.41 (as adjusted for Recapitalizations). The “Liquidation Value” shall initially be $1,000 per share of Series B Preferred.

(c)    Unpaid Dividends and Fractional Shares.

(i)    Any declared but unpaid dividends upon the Series B Preferred at the Conversion Date (as defined below) shall be paid or distributed upon such conversion or as soon thereafter as permitted by law.

(ii)    No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the

Company shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by $6.41 (as adjusted for Recapitalizations).

(d)    Mechanics of Conversion.    Conversion shall be effected by delivering the certificate or certificates for the Series B Preferred to be converted, duly endorsed, to the office of the Company or of any transfer agent for the Series B Preferred. The Company shall, as soon as practicable after such delivery, issue and deliver to such holder of Series B Preferred (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable pursuant to Section 7(c). Notwithstanding any such delivery, such conversion shall be deemed to have been made immediately prior to either (i) the closing of business on the date of surrender of the certificate or certificates or (ii) the closing of the Merger, as applicable (the “Conversion Date”). The person or persons entitled, upon proper delivery, to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. All rights with respect to shares of Series B Preferred outstanding on the Conversion Date shall forthwith after the Conversion Date terminate, except the right of the holders of such shares to receive shares of Common Stock upon surrender of their certificates for the Series B Preferred and the right to receive any cash amounts payable pursuant to Section 7(c). Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing Series B Preferred are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement (and posts any requested bond or security) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates for shares of Common Stock issuable upon conversion of shares of Series B Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof, provided that the Company shall not be required to pay any additional tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series B Preferred being converted.

(e)    Certain Reorganizations.    In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, whether pursuant to a Reorganization or otherwise, the shares of Series B Preferred shall, after such Reorganization or other transaction, be convertible thereafter pursuant to this Section 7 into the kind and amounts of stock or other securities or property of the Company or otherwise, to which such holder would have been entitled if immediately prior to such event the Series B Preferred had been converted into Common Stock pursuant to Section 7(a). The provisions of this Section 7(e) shall similarly apply to successive changes, reclassifications, conversions, exchanges or cancellations.

(f)    No Impairment.    Except in accordance with the amendment provisions of Section 12 or as provided in Section 8, the Company will not, by amendment of its Certificate of Incorporation or through any Reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

(g)    Calculation of Conversion Price.    All calculations under this Section 7 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

(h)    No Other Conversion Rights.    The holders of Series B Preferred shall have no rights of conversion other than as specifically set forth herein.

8.    Additional Voting Rights.

(a)    Class Voting upon Certain Events.    In addition to such other vote as may be required by law or provided by this Certificate of Designation, or the resolution creating this series of Preferred Stock, the consent of the holders of at least a majority of the shares of the Series B Preferred at the time outstanding, voting together as a single class, shall be necessary for effecting or validating any issuance of additional shares of Series B Preferred.

(b)    Written Consent.    Any action which may be taken by the holders of the Series B Preferred pursuant to this Section 8 at any annual or special meeting of such holders may be taken without a meeting if written consents setting forth such action are signed by the holders of shares of Series B Preferred entitled to vote on such matters having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

9.    Status of Converted Shares.    Shares of Series B Preferred converted pursuant to Section 7 shall be canceled and no longer constitute authorized shares.

10.    Covenants.    So long as any shares of Series B Preferred or Series C Preferred Stock remain outstanding:

(a)    The Company shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series B Preferred and Series C Preferred Stock, voting together as a single class, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Company’s capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and

(b)    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred and Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

11.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand; when deposited in the United States mail (certified or registered mail, postage prepaid) or with express courier; or when sent by telex or telecopier (with receipt confirmed, provided a copy is also sent by first class mail), addressed (i) in the case of a holder of Series B Preferred, to such holder’s address of record, and (ii) in the case of the Company, to the Company’s principal executive office to the attention of the Company’s secretary.

12.    Amendments and Waivers.    Subject to Section 8, any right, preference, privilege or power of, or restriction provided for the benefit of, the Series B Preferred set forth herein may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series B Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of Series B Preferred.

ANNEX H

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF
PREFERENCES AND RIGHTS OF
SERIES C PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

The undersigned, Robert E. Sobol, Chief Executive Officer, and Carin D. Sandvik, Secretary, of GenStar Therapeutics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”) in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

FIRST:    That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of the Company, the Board adopted the following resolutions at a meeting duly held on November 21, 2002, amending the preferences and rights of the series of Preferred Stock designated as Series C Preferred Stock:

“RESOLVED:    That pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, the Series C Preferred Stock of the Company is hereby amended, and that henceforth the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, shall be as attached as Exhibit A.

RESOLVED FURTHER:    That the appropriate officers of the Company are hereby authorized and directed to solicit and obtain the approval of the Company’s stockholders, as required by Delaware General Corporation Law, of the Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock (the “Amendment”) and, upon receipt of such approval, to take all such action as such officers deem necessary or desirable to file the Amendment with the Secretary of State of the State of Delaware and for the Amendment to become effective.

RESOLVED FURTHER:    That all actions previously taken by such officers consistent with the purpose and intent of the above resolutions are in all respects, ratified, approved, confirmed and adopted.”

SECOND:    That said amendment was duly adopted by the stockholders of the Company and by the holders of a majority of the outstanding shares of Series C Preferred Stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Company and that the facts stated herein are true as of this [        ] day of [                            ] 2002.

GENSTAR THERAPEUTICS CORPORATION

By:	/s/
Name:	Robert E. Sobol
Title:	Chief Executive Officer

ATTEST:

Carin D. Sandvik, Secretary

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF PREFERENCES AND RIGHTS OF
SERIES C PREFERRED STOCK OF
GENSTAR THERAPEUTICS CORPORATION

1.    Designation.    This series of Preferred Stock shall be designated Series C Preferred Stock, $0.001 par value (the “Series C Preferred”).

2.    Authorized Number.    The number of shares constituting the Series C Preferred shall be Seventeen Thousand (17,000) shares.

3.    Dividends.    The holders of the Series C Preferred shall not be entitled to receive any dividends with respect to such Series C Preferred.

4.    Liquidation Preference.    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(a)    The holders of the Series C Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred Stock with Parity Rights (as defined in Section 5(a)) as to liquidation preferences based on their respective preference amounts (which, in the case of the Series C Preferred, shall include any amounts owing in respect of declared and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred or Common Stock (or any other securities of the Company ranking junior to the Series C Preferred as to liquidation preferences), the preference amount of One Thousand Dollars ($1,000) per share in cash for each share of Series C Preferred then held by such holders of Series C Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations (each a “Recapitalization”)), plus an amount equal to all declared but unpaid dividends on the Series C Preferred as of the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Series C Preferred and the holders of any other series of Preferred Stock with Parity Rights as to liquidation preferences are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series C Preferred and the holders of any other series of Preferred Stock with Parity Rights as to liquidation preferences in the proportion that the aggregate preferential amount of shares of Series C Preferred and shares of any other series of Preferred Stock with Parity Rights as to liquidation preferences held by each such holder bears to the aggregate preferential amount of all shares of Series C Preferred and shares of any other series of Preferred Stock with Parity Rights as to liquidation preferences. After payment has been made to the holders of the Series C Preferred and the holders of any other series of Preferred Stock with Parity Rights as to liquidation preferences of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series C Preferred, and the remaining assets of the Company shall be distributed among the holders of the Common Stock (and other junior securities with regard to liquidation preferences) in accordance with the Certificate of Incorporation and applicable law.

(b)    For purposes of this Section 4, the sale of all or substantially all of the Company’s assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring entity in which the holders of capital stock of the Company hold less than 50% of the voting securities of the acquiring corporation (each a “Reorganization”), shall not be treated as a liquidation, dissolution or winding up of the Company (unless in connection therewith, the liquidation, dissolution or winding up of the Company is specifically approved), but shall be treated as provided in Section 7(e) hereof.

5.    Provisions Generally Applicable to Dividends and Liquidation.

(a)    The term “Parity Rights,” as used in this Certificate of Designation, shall mean dividend rights and liquidation preferences of the Company’s Series B Preferred Stock, the Series C Preferred and of any other series of Preferred Stock of the Company which have preferences upon any liquidation, dissolution, or winding up of the Company or rights with respect to the declaration, payment and setting aside of dividends on a parity with those of the Series B Preferred Stock and Series C Preferred.

(b)    Except as provided in Section 8 or in accordance with the amendment provisions in Section 12, the Company will not, by amendment of its Certificate of Incorporation or through any Reorganization, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section 3 and 4 and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Series C Preferred against impairment; provided, however, that nothing herein will prevent the Company from creating any new series of Preferred Stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Series C Preferred.

6.    Voting Rights.    Holders of Series C Preferred shall have no voting rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designation. Where such vote is required by law and the shares of Series C Preferred shall vote with the shares of Common Stock or any other class or series of securities, each holder of Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred held by such holder could be converted as of the record date (assuming for this purpose that if the Pricing Date has not yet occurred, the Pricing Date is such record date). In addition, the Company will, or will cause the registrar, to transmit to the registered holders of the Series C Preferred all reports and communications from the Company that are generally mailed to holders of its Common Stock. Holders of Series C Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred held by each holder could be converted) shall be disregarded.

7.    Conversion.    The Series C Preferred shall be subject to the following conversion provisions:

(a)    Terms of Conversion.    Each share of Series C Preferred outstanding shall be convertible, at the option of the holder and without the payment of additional consideration, into fully paid and nonassessable shares of Common Stock pursuant to the provisions of Section 7(b) hereof, upon or at any time after the earlier to occur of (i) the first business day following the approval by the United States Food and Drug Administration (“FDA”) of the right to market, sell or distribute any product using the Mini-Ad Vector Technology (the “Technology”) for the treatment of blood clotting disorders in humans relating to hemophilia A, which has been developed pursuant to that certain Developmental Collaboration Agreement between Baxter Healthcare Corporation and the Company dated June 30, 1998 (the “Development Agreement”), or (ii) the close of business on June 13, 2010 (whichever date to occur the earlier shall be hereinafter referred to as the “Pricing Date”).

(b)    Conversion Price.    Should the holder of Series C Preferred elect to convert to Common Stock pursuant to the conversion provisions of Section 7(a), the number of shares of Common Stock which shall be deliverable upon conversion of each share of Series C Preferred shall be equal to the quotient of (i) the Liquidation Value (as adjusted for Recapitalizations of the Series C Preferred), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value of the Company’s Common Stock as of the Pricing Date. The “Liquidation Value” shall initially be $1,000 per share of Series C Preferred. “Fair Market Value” of the Common Stock as of the Pricing Date shall mean the average Market Price of a share of the Common Stock (adjusted for Recapitalizations of the Common Stock occurring during such period) for the thirty (30) consecutive trading days ending two days prior to the Pricing Date. As used herein, the term

“Market Price” of a share of Common Stock on any date shall mean: (i) the last reported sales price of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (ii) if the Common Stock shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASDAQ National Market System or, if no such reported sale takes place on any such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (iii) if the Common Stock shall not be quoted on such NASDAQ National Market System nor listed or admitted to trading on a national securities exchange then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market. In the absence of an established trading market for the Company’s Common Stock, the Fair Market Value of the Common Stock as of the Pricing Date shall be as determined by a nationally recognized investment banking or appraisal firm and pursuant to a method of appraisal mutually agreeable to a majority of the holders of Series C Preferred and the Company. The cost of retaining any such firm shall be borne equally by the holders of Series C Preferred and the Company.

(c)    Unpaid Dividends and Fractional Shares.

(i)    Any declared but unpaid dividends upon the Series C Preferred at the Conversion Date (as defined below) shall be paid or distributed upon such conversion or as soon thereafter as permitted by law.

(ii)    No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the Fair Market Value of the Company’s Common Stock as of the Pricing Date, as adjusted for Recapitalizations.

(d)    Mechanics of Conversion.    Conversion shall be effected by delivery of the certificate or certificates for the Series C Preferred to be converted, duly endorsed, to the office of the Company or to any transfer agent for the Series C Preferred. The Company shall, as soon as practicable after such delivery, issue and deliver to such holder of Series C Preferred (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable pursuant to Section 7(c). Notwithstanding any such delivery, such conversion shall be deemed to have been made immediately prior to the closing of business on the date of surrender of the certificate or certificates (the “Conversion Date”), and the person or persons entitled, upon proper delivery, to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. All rights with respect to shares of Series C Preferred outstanding on the Conversion Date shall forthwith after the Conversion Date terminate, except the right of the holders of such shares to receive shares of Common Stock upon surrender of their certificates for the Series C Preferred and the right to receive any cash amounts payable pursuant to Section 7(c). Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing Series C Preferred are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement (and posts any requested bond or security) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates for shares of Common Stock issuable upon conversion of shares of Series C Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof, provided that the Company shall not be required to pay any additional tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series C Preferred being converted.

(e)    Certain Reorganizations.    In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, whether pursuant to a Reorganization or otherwise, the shares of Series C Preferred shall, after such Reorganization or other transaction, be convertible thereafter pursuant to this Section 7 into the kind and amounts of stock or other securities or property of the Company or otherwise, to which such holder would have been entitled, if immediately prior to such event the Series C Preferred had been converted into Common Stock pursuant to Section 7(a). The provisions of this Section 7(e) shall similarly apply to successive changes, reclassifications, conversions, exchanges or cancellations.

(f)    No Impairment.    Except as provided in accordance with the amendment provisions of Section 12 or as provided in Section 8, the Company will not, by amendment of its Certificate of Incorporation or through any Reorganization, other transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.

(g)    Calculation of Conversion Price.    All calculations under this Section 7 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

(h)    No Other Conversion Rights.    The holders of Series C Preferred shall have no rights of conversion other than as specifically set forth herein.

8.    Additional Voting Rights.

(a)    Class Voting upon Certain Events.    In addition to such other vote as may be required by law or provided by this Certificate of Designation, or the resolution creating this series of Preferred Stock, the consent of the holders of at least a majority of the shares of the Series C Preferred at the time outstanding, voting together as a single class, shall be necessary for effecting or validating any issuance of additional shares of Series C Preferred, other than as provided for in the Investor Rights Agreement by and among the Company, Baxter Healthcare Corporation and certain investors listed therein, dated July 8, 1998, as amended.

(b)    Written Consent.    Any action which may be taken by the holders of the Series C Preferred pursuant to this Section 8 at any annual or special meeting of such holders may be taken without a meeting if written consents setting forth such action are signed by the holders of shares of Series C Preferred entitled to vote on such matters having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

9.    Status of Converted Shares.    Shares of Series C Preferred converted pursuant to Section 7 shall be canceled and no longer constitute authorized shares.

10.    Covenants.    So long as any shares of Series B Preferred Stock or Series C Preferred remain outstanding:

(a)    The Company shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred, voting together as a single class, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Company’s capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; and

(b)    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

11.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand; when deposited in the United States mail (certified or registered mail, postage prepaid) or with express courier; or when sent by telex or telecopier (with receipt confirmed, provided a copy is also sent by first class mail), addressed (i) in the case of a holder of Series C Preferred, to such holder’s address of record, and (ii) in the case of the Company, to the Company’s principal executive office to the attention of the Company’s secretary.

12.    Amendments and Waivers.    Subject to Section 8, any right, preference, privilege or power of, or restriction provided for the benefit of, the Series C Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series C Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of Series C Preferred.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

GenStar’s bylaws and certificate of incorporation provide for the mandatory indemnification of its directors, officers, and to the extent authorized by the board of directors, employees and other agents, to the maximum extent permitted by DGCL, and GenStar has entered into agreements with certain of its officers and directors providing for their indemnification with respect to certain matters. GenStar carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
2.1	Asset Purchase Agreement, dated as of February 28, 1998, between UroGen and Baxter Healthcare Corporation Healthcare Corporation	8-K	07/23/98

2.2	Amendment to Asset Purchase Agreement, dated as of May 27, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

2.3	Acquisition Agreement and Plan of Merger, dated May 15, 2000, by and between GenStar Therapeutics Corporation and Allegro Cell Systems, Inc.	S-3	11/14/00

2.4	Second Amendment to Asset Purchase Agreement, dated July 20, 2001, between GenStar and Baxter Healthcare Corporation	10-KSB	03/29/02

2.5	Third Amendment to Asset Purchase Agreement, dated December 31, 2001, between GenStar and Baxter Healthcare Corporation	10-KSB	03/29/02

2.6	Agreement and Plan of Reorganization, dated as of September 12, 2002, by and among GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc. (1)	8-K	09/16/02

2.7	Fourth Amendment to Asset Purchase Agreement between GenStar and Baxter Healthcare Corporation				X

2.8	Amendment to Agreement and Plan of Reorganization, dated as of November 26, 2002, between GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc. (2)				X

2.9	Form of Escrow Agreement to be entered into between GenStar, Vascular Genetics, Century Capital Associates LLC and U.S. Bank Trust National Association				X

3.1	Restated Certificate of Incorporation	10-SB	02/09/96

3.2	Certificate of Amendment to the Restated Certificate of Incorporation	10-KSB	03/30/00

3.3	Certificate of Designation of Preferences and Rights of Series A Preferred Stock, as amended	10-KSB	03/29/02

3.4	Certificate of Designation of Preferences and Rights of Series B Preferred Stock, as amended	10-KSB	03/29/02

3.5	Certificate of Designation of Preferences and Rights of Series C Preferred Stock, as amended	10-KSB	03/29/02

3.6	Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series B Preferred Stock	10-KSB	03/29/02

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
3.7	Certificate of Amendment of the Amended and Restated Bylaws dated July 10, 1998	10-Q	08/14/02

3.8	Certificate of Amendment of the Amended and Restated Bylaws dated July 20, 2001	10-Q	08/14/02

3.9	GenStar’s Amended and Restated Bylaws, as currently in effect			X

3.10	Second Amended and Restated Certificate of Incorporation, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (3)				X

3.11	Form of Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split, to be approved by GenStar’s stockholders (4)				X

3.12
Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (5)
X

3.13
Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (6)
X

3.14
Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (7)
X

3.15	GenStar’s Amended and Restated Bylaws, effective immediately prior to the closing of the merger			X

4.1	Investor Rights Agreement, dated July 8, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

4.2	Amendment to the Investor Rights Agreement between GenStar and Baxter Healthcare Corporation				X

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation				X

8.1	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation				X

10.1	Form of Indemnification Agreement	10-SB	02/09/96

10.2	UroGen Corp. 1995 Stock Plan	10-SB	02/09/96

10.3	UroGen Corp. 1995 Director Stock Plan	10-SB	02/09/96

10.4	License Agreement, dated September 20, 1996 between UroGen and The Regents of the University of California	10-KSB/A	05/24/99

10.5	License Agreement, dated March 5, 1997, between UroGen and The Immune Response Corporation	10-KSB/A	05/24/99

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
10.6	Consulting and Employment Agreement, dated April 23, 1997, by and between UroGen Corp. and Paul D. Quadros				X

10.7	License Agreement, dated November 5, 1997, by and among UroGen, Sidney Kimmel Cancer Center and Daniel A. Mercola, M.D., Ph.D.	10-KSB/A	05/24/99

10.8	Distribution Agreement, dated July 8, 1998, by and among UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.9	Developmental Collaboration Agreement, dated July 8, 1998 between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.10	Credit Agreement, dated July 8, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.11	Technology License Agreement, dated July 8, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.12	Form of Note and Warrant Purchase Agreement, dated July 8, 1998, between UroGen and William C. Raschke, Ivor Royston and certain investors	10-KSB/A	05/24/99

10.13	Amendment to License Agreement, dated January 29, 1999, between UroGen and The Immune Response Corporation	10-KSB/A	05/24/99

10.14	Form of Note and Warrant Purchase Agreement, dated April 28, 1999 between UroGen and Carin D. Sandvik, William C. Raschke, Ivor Royston and certain investors	SB-1	06/22/99

10.16	UroGen Corp. 1999 Stock Plan	SB-1	06/22/99

10.17	Form of Common Stock and Warrant Purchase Agreement, dated January 21, 2000 between UroGen and Victor W. Schmitt and certain investors	SB-2/A	02/10/00

10.18	Form of Common Stock Purchase Agreement dated January 21, 2000 between UroGen and various investors	SB-2/A	02/10/00

10.19	Form of Common Stock Purchase Agreement dated February 17, 2000 between UroGen and various investors	SB-2/A	02/10/00

10.20	Warrant certificate dated February 25, 2000 between UroGen and Baxter Healthcare Corporation	10-KSB	03/29/02

10.21	Sub-Lease Agreement with Sidney Kimmel Cancer Center, dated April 12, 2000, for property located at 10835 Altman Row, San Diego, California				X

10.22	License Agreement dated May 8, 2000 between Allegro Cell Systems, Inc. and The Regents of the University of California	S-3	11/14/00

10.23	Assignment Agreement dated June 8, 2000 between GenStar and Baxter Healthcare Corporation	10-KSB	03/29/02

10.24	Employee Stock Purchase Plan	10-KSB	03/29/02

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
10.25	Lease Agreement with PMSI Barnes Canyon, LLC, dated January 22, 2001, for property located at 10030 Barnes Canyon Road, San Diego, California				X

10.26	Warrant certificate dated October 18, 2001 between GenStar and SCO Financial Group LLC	10-KSB	03/29/02

10.27	Assignment and Assumption Agreement dated February 25, 2002 between GenStar and the Immune Response Corporation	10-KSB	03/29/02

10.28	2002 Stock Plan, to be approved by the stockholders				X

10.29	Amendment to the Consulting and Employment Agreement, dated December 18, 2002, by and between GenStar and Paul D. Quadros				X

10.30	Master Services Agreement, dated December 18, 2002, by and between GenStar and Vascular Genetics				X

21.1	Subsidiaries of GenStar Therapeutics Corporation			X

23.1	Consent of Ernst & Young LLP, independent auditors (GenStar)				X

23.2	Consent of Ernst & Young LLP, independent auditors (Vascular Genetics)				X

23.3	Consent of Perelson Weiner, LLP, independent accountants (Vascular Genetics)				X

23.4	Consent of Wilson Sonsini Goodrich & Rosati (see Exhibit 5.1 and 8.1)				X

24.1	Power of Attorney (see page II-10)				X

99.1	Consent of Duff & Phelps, LLC			X

99.2	Form of Proxy Card for GenStar Therapeutics Corporation				X

99.3	Opinion of Duff & Phelps, financial advisor to GenStar Therapeutics Corporation (8)				X

99.4	Consent of Richard Otto to be named as director				X

99.5	Consent of James C. Gilstrap to be named as director				X

99.6	Consent of Daniel Pharand to be named as director				X

99.7	Consent of John R. Larson to be named as director				X

99.8	Consent of Eric N. Falkenberg to be named as director				X

99.9	Stockholders Agreement dated September 12, 2002, entered into by GenStar, GenStar Acquisition Corporation, Vascular Genetics and certain stockholders of Vascular Genetics (9)				X

99.10	GenStar Stockholders Agreement dated September 12, 2002, entered into by GenStar, GenStar Acquisition Corporation, Vascular Genetics Inc. and certain stockholders of GenStar (10)				X

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
99.11	Amendment to GenStar Stockholders Agreement dated November 26, 2002, entered into by GenStar, GenStar Acquisition Corporation, Vascular Genetics and certain stockholders of GenStar				X

(1)	Included as Annex A1 to this registration statement
(2)	Included as Annex A2 to this registration statement
(3)	Included as Annex D to this registration statement
(4)	Included as Annex E to this registration statement
(5)	Included as Annex F to this registration statement
(6)	Included as Annex G to this registration statement
(7)	Included as Annex H to this registration statement
(8)	Included as Annex B to this registration statement
(9)	Included as Exhibit B to Annex A1 to this registration statement
(10)	Included as Exhibit C to Annex A1 to this registration statement

ITEM 22.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)  (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(c)    That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(d)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to such request;

(e)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

(f)    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 19, 2002.

GENSTAR THERAPEUTICS CORPORATION

By:	/s/ ROBERT E. SOBOL, M.D.
Name:	Robert E. Sobol, M.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* Paul D. Quadros	Chairman of the Board of Directors, Chief Financial Officer and Director (Principal Financial Officer)	December 19, 2002

/s/ ROBERT E. SOBOL, M.D. Robert E. Sobol, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2002

* Carin D. Sandvik	Corporate Secretary and Chief Accounting Officer (Principal Accounting Officer)	December 19, 2002

* Peter F. Bernardoni	Director	December 19, 2002

* Ivor Royston	Director	December 19, 2002

* Victor W. Schmitt	Director	December 19, 2002

*By:	/s/ ROBERT E. SOBOL, M.D.
Robert E. Sobol, M.D. Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
2.1	Asset Purchase Agreement, dated as of February 28, 1998, between UroGen and Baxter Healthcare Corporation Healthcare Corporation	8-K	07/23/98

2.2	Amendment to Asset Purchase Agreement, dated as of May 27, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

2.3	Acquisition Agreement and Plan of Merger, dated May 15, 2000, by and between GenStar Therapeutics Corporation and Allegro Cell Systems, Inc.	S-3	11/14/00

2.4	Second Amendment to Asset Purchase Agreement, dated July 20, 2001, between GenStar and Baxter Healthcare Corporation	10-KSB	03/29/02

2.5	Third Amendment to Asset Purchase Agreement, dated December 31, 2001, between GenStar and Baxter Healthcare Corporation	10-KSB	03/29/02

2.6	Agreement and Plan of Reorganization, dated as of September 12, 2002, by and among GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc. (1)	8-K	09/16/02

2.7	Fourth Amendment to Asset Purchase Agreement between GenStar and Baxter Healthcare Corporation				X

2.8	Amendment to Agreement and Plan of Reorganization, dated as of November 26, 2002, between GenStar Therapeutics Corporation, Genesis Acquisition Corporation and Vascular Genetics Inc. (2)				X

2.9	Form of Escrow Agreement to be entered into between GenStar, Vascular Genetics, Century Capital Associates LLC and U.S. Bank Trust National Association				X

3.1	Restated Certificate of Incorporation	10-SB	02/09/96

3.2	Certificate of Amendment to the Restated Certificate of Incorporation	10-KSB	03/30/00

3.3	Certificate of Designation of Preferences and Rights of Series A Preferred Stock, as amended	10-KSB	03/29/02

3.4	Certificate of Designation of Preferences and Rights of Series B Preferred Stock, as amended	10-KSB	03/29/02

3.5	Certificate of Designation of Preferences and Rights of Series C Preferred Stock, as amended	10-KSB	03/29/02

3.6	Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series B Preferred Stock	10-KSB	03/29/02

3.7	Certificate of Amendment of the Amended and Restated Bylaws dated July 10, 1998	10-Q	08/14/02

3.8	Certificate of Amendment of the Amended and Restated Bylaws dated July 20, 2001	10-Q	08/14/02

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
3.9	GenStar’s Amended and Restated Bylaws, as currently in effect			X

3.10	Second Amended and Restated Certificate of Incorporation, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (3)				X

3.11	Form of Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split, to be approved by GenStar’s stockholders (4)				X

3.12
Amended and Restated Certificate of Designation of Preferences and Rights of Series A Preferred Stock, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (5)
X

3.13
Amended and Restated Certificate of Designation of Preferences and Rights of Series B Preferred Stock, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (6)
X

3.14
Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock, to be approved by GenStar’s stockholders and to be effective immediately prior to the closing of the merger (7)
X

3.15	GenStar’s Amended and Restated Bylaws, effective immediately prior to the closing of the merger			X

4.1	Investor Rights Agreement, dated July 8, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

4.2	Amendment to the Investor Rights Agreement between GenStar and Baxter Healthcare Corporation				X

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation				X

8.1	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation				X

10.1	Form of Indemnification Agreement	10-SB	02/09/96

10.2	UroGen Corp. 1995 Stock Plan	10-SB	02/09/96

10.3	UroGen Corp. 1995 Director Stock Plan	10-SB	02/09/96

10.4	License Agreement, dated September 20, 1996 between UroGen and The Regents of the University of California	10-KSB/A	05/24/99

10.5	License Agreement, dated March 5, 1997, between UroGen and The Immune Response Corporation	10-KSB/A	05/24/99

10.6	Consulting and Employment Agreement, dated April 23, 1997, by and between UroGen Corp. and Paul D. Quadros				X

10.7	License Agreement, dated November 5, 1997, by and among UroGen, Sidney Kimmel Cancer Center and Daniel A. Mercola, M.D., Ph.D.	10-KSB/A	05/24/99

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
10.8	Distribution Agreement, dated July 8, 1998, by and among UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.9	Developmental Collaboration Agreement, dated July 8, 1998 between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.10	Credit Agreement, dated July 8, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.11	Technology License Agreement, dated July 8, 1998, between UroGen and Baxter Healthcare Corporation	8-K	07/23/98

10.12	Form of Note and Warrant Purchase Agreement, dated July 8, 1998, between UroGen and William C. Raschke, Ivor Royston and certain investors	10-KSB/A	05/24/99

10.13	Amendment to License Agreement, dated January 29, 1999, between UroGen and The Immune Response Corporation	10-KSB/A	05/24/99

10.14	Form of Note and Warrant Purchase Agreement, dated April 28, 1999 between UroGen and Carin D. Sandvik, William C. Raschke, Ivor Royston and certain investors	SB-1	06/22/99

10.16	UroGen Corp. 1999 Stock Plan	SB-1	06/22/99

10.17	Form of Common Stock and Warrant Purchase Agreement, dated January 21, 2000 between UroGen and Victor W. Schmitt and certain investors	SB-2/A	02/10/00

10.18	Form of Common Stock Purchase Agreement dated January 21, 2000 between UroGen and various investors	SB-2/A	02/10/00

10.19	Form of Common Stock Purchase Agreement dated February 17, 2000 between UroGen and various investors	SB-2/A	02/10/00

10.20	Warrant certificate dated February 25, 2000 between UroGen and Baxter Healthcare Corporation	10-KSB	03/29/02

10.21	Sub-Lease Agreement with Sidney Kimmel Cancer Center, dated April 12, 2000, for property located at 10835 Altman Row, San Diego, California				X

10.22	License Agreement dated May 8, 2000 between Allegro Cell Systems, Inc. and The Regents of the University of California	S-3	11/14/00

10.23	Assignment Agreement dated June 8, 2000 between GenStar and Baxter Healthcare Corporation	10-KSB	03/29/02

10.24	Employee Stock Purchase Plan	10-KSB	03/29/02

10.25	Lease Agreement with PMSI Barnes Canyon, LLC, dated January 22, 2001, for property located at 10030 Barnes Canyon Road, San Diego, California				X

10.26	Warrant certificate dated October 18, 2001 between GenStar and SCO Financial Group LLC	10-KSB	03/29/02

10.27	Assignment and Assumption Agreement dated February 25, 2002 between GenStar and the Immune Response Corporation	10-KSB	03/29/02

Exhibit Number		Incorporated by Reference		Previously Filed on Form S-4	Filed Herewith
	Exhibit Description	Form	Date
10.28	2002 Stock Plan, to be approved by the stockholders				X

10.29	Amendment to the Consulting and Employment Agreement, dated December 18, 2002, by and between GenStar and Paul D. Quadros				X

10.30	Master Services Agreement, dated December 18, 2002, by and between GenStar and Vascular Genetics				X

21.1	Subsidiaries of GenStar Therapeutics Corporation			X

23.1	Consent of Ernst & Young LLP, independent auditors (GenStar)				X

23.2	Consent of Ernst & Young LLP, independent auditors (Vascular Genetics)				X

23.3	Consent of Perelson Weiner, LLP, independent accountants (Vascular Genetics)				X

23.4	Consent of Wilson Sonsini Goodrich & Rosati (see Exhibit 5.1 and 8.1)				X

24.1	Power of Attorney (see page II-10)				X

99.1	Consent of Duff & Phelps, LLC			X

99.2	Form of Proxy Card for GenStar Therapeutics Corporation				X

99.3	Opinion of Duff & Phelps, financial advisor to GenStar Therapeutics Corporation (8)				X

99.4	Consent of Richard Otto to be named as director				X

99.5	Consent of James C. Gilstrap to be named as director				X

99.6	Consent of Daniel Pharand to be named as director				X

99.7	Consent of John R. Larson to be named as director				X

99.8	Consent of Eric N. Falkenberg to be named as director				X

99.9	Stockholders Agreement dated September 12, 2002, entered into by GenStar, GenStar Acquisition Corporation, Vascular Genetics and certain stockholders of Vascular Genetics (9)				X

99.10	GenStar Stockholders Agreement dated September 12, 2002, entered into by GenStar, GenStar Acquisition Corporation, Vascular Genetics Inc. and certain stockholders of GenStar (10)				X

99.11	Amendment to GenStar Stockholders Agreement dated November 26, 2002, entered into by GenStar, GenStar Acquisition Corporation, Vascular Genetics and certain stockholders of GenStar				X

(1)	Included as Annex A1 to this registration statement
(2)	Included as Annex A2 to this registration statement
(3)	Included as Annex D to this registration statement
(4)	Included as Annex E to this registration statement
(5)	Included as Annex F to this registration statement
(6)	Included as Annex G to this registration statement
(7)	Included as Annex H to this registration statement
(8)	Included as Annex B to this registration statement
(9)	Included as Exhibit B to Annex A1 to this registration statement
(10)	Included as Exhibit C to Annex A1 to this registration statement